Exhibit 15.1

Swedish annual report for 2024
in English (adjusted version)

Remuneration Report

Introduction	1

Total remuneration 2024	2

Fixed remuneration	4

Variable remuneration	5

Information on guidelines for shareholdings by Executive Team	10

Comparative information on changes in remuneration and the Company’s performance	11

Ericsson Annual Report 2024
The legal Annual Report consists of three parts published as one pdf. The three parts can also be downloaded separately:
–	The Financial Report, including Board of Directors’ Report and the financial statements and notes
–	The Corporate Governance Report
–	The Remuneration Report
Ericsson’s annual accounts and consolidated accounts are included on pages 33–81 in the Financial Report and are reported on by Deloitte in the Auditor’s Report. The official version of the Annual Report is prepared in Swedish in the European single electronic format (Esef). The Corporate Governance Report and the Remuneration Report have also been subject to assurance procedures by Deloitte. Ericsson also files an Annual Report on Form
20-F
with the U.S. Securities and Exchange Commission (SEC). All parts of the legal Annual Report are available on Ericsson’s website.

Financial Report

Part of
Ericsson
Annual Report
2024

Annual Report 2024

Financial Report

Corporate Governance Report

Remuneration Report

ERICSSON

Part of Financial Ericsson Annual Report Report 2024 Annual Report 2024 Financial Corporate Remuneration Report Governance Report Report

 Financial Report 2024

Risk factors	83

Forward-looking statements	98

Alternative performance measures	100

The Ericsson share	105

Shareholder information	109

Financial terminology	110

Glossary	111

Comments in this report include alternative performance measures. “Adjusted” metrics are adjusted to exclude restructuring charges and are non-IFRS
measures. See information for “Alternative performance measures” on page 100 in the Financial Report.

1	Financial Report 2024 | This is Ericsson	Ericsson Annual Report on Form 20-F 2024

This is Ericsson
Ericsson is a leading provider of mobile connectivity solutions to communications service providers, enterprises and the public sector. We deliver high-performing, programmable and energy-efficient networks that enable greater service differentiation. Our enterprise solutions provide superior connectivity to businesses and advanced network capabilities to application developers.

1)
Effective March 15, 2025, two new Market Areas will be created, Market Area Americas and Market Area Europe, Middle East & Africa to replace Market Area North America, Market Area Europe and Latin America and Market Area Middle East and Africa.

2)	Market area Other primarily includes IPR licensing revenues and segment Enterprise sales.

2	Financial Report 2024 | CEO comment	Ericsson Annual Report on Form 20-F 2024

Unlocking future growth through
network innovation
We believe in a world where anything that can go wireless, will go wireless – and we are building our business around that vision. Ericsson’s aim is to extend the use of mobile connectivity beyond consumers and accelerate digitalization across industry and society. Our strategy harnesses the synergy of high-performing, programmable networks, together with developer innovation, to drive the next generation of digital services.

During 2024, we continued to execute on our strategy; strengthening our leadership in mobile networks, expanding our efforts in enterprise and continuing to foster an integrity-led
culture. Despite challenges in the market, we concluded 2024 with an adjusted gross margin
1
)
of nearly 45% and adjusted EBITA
1
)
of SEK 27.2 billion, corresponding to an EBITA margin
1
)
of 11.0%. We also reinforced our market leading position. As expected, our customers continued to exercise caution with their investments, but towards the end of the year we saw stabilization of investments. In the fourth quarter sales returned to growth for the first time in 8 quarters. Our solid financial performance underscores the competitiveness of our solutions, our commercial discipline and our focus on costs.
Technology leadership remains our foundation – and here we will take every measure needed to keep our leading position. As a result of the positive actions we’ve taken during the year, including streamlining our business to maximize cost efficiency, we can continue to invest in technology leadership, so we are well positioned going forward.
By extending connectivity beyond consumers, we aim to take the next step and accelerate digitalization across industry and society. This, we believe, will drive a new generation of digital services.
Going forward, mobile networks will increasingly need to serve consumer and enterprise applications with different performance levels that are delivered at different times. For that reason, networks of the future will need to be high-performing and programmable, and their capabilities will need to be easily accessible.
Ericsson is harnessing the synergy of high-performing, programmable networks, together with developer innovation to generate new growth. We are leveraging the capabilities of the network to expand into adjacent segments, such as enterprises, fixed wireless access, mission critical and defense. We are
1)
Excluding restructuring charges.

also opening up the network for developer innovation to drive new uses cases, leveraging features in the mobile network. This has the potential to accelerate innovation and growth in our industry.
Mobile networks – the next wave
Mobile networks are critical infrastructure that are key to solving many consumer needs. Despite this, the RAN market over the past 20 years has experienced flat growth as communications service providers’ returns remain decoupled from increasing network traffic. To address this challenge, we envision a new wave of digitalization that goes beyond consumers and current monetization models. Consequently, our strategy is focused on creating additional use cases and opening up the network for new monetization streams.
Connectivity is a vital horizontal layer in the digital stack, with different performance demands. This is why we are investing in programmable networks that can be managed through software, allowing for flexible control

3	Financial Report 2024 | CEO comment	Ericsson Annual Report on Form 20-F 2024

over how the network acts and what services can be launched. Differentiated connectivity is a key feature of these networks enabling communications service providers to provide distinct levels of service quality and prioritize various types of data traffic.
In the future, the applications will order specific performance levels on-demand
from the connectivity layer. For example, AI applications will require higher uplink performance while AR glasses will require ultra-low
latency. This will be done through Application Programming Interfaces, or network APIs.
So far, however, most of the network’s capabilities have been inaccessible to developers, hampering innovation. By opening it up through network APIs, developers can easily access network features such as speed, latency and location to innovate and create new use cases. This is a seismic shift that will unlock the value of 5G for the entire industry. With this shift, communications service providers with programmable networks will be able to generate new revenues from new applications, stimulating a network effect of additional investments into their networks.
Leadership in mobile networks
At the heart of our competitiveness is leadership in mobile networks. Our aim is to provide the industry’s best performing networks with the lowest total cost of ownership. Leadership in our industry is based on our investments in R&D and the world class talent we have in the company. Ericsson is consistently ranked as a leader in third-party assessments in areas such as performance and energy efficiency. And when we measure in-field
performance, we consistently beat out our competitors.
During 2024, we announced enhancements to our networks portfolio that further improves security and energy efficiency. We also introduced new Radio Access Network (RAN) software capabilities that significantly boost performance and programmability.
The number of Fixed Wireless Access (FWA) connections continued to grow during 2024. In fact, FWA data traffic is projected to grow by a factor of more than 4 to reach around 170 exabytes per month by the end of 2030. This will represent approximately 36% of the total mobile network data traffic.
In Cloud Software and Services, we evolved the portfolio with new
AI-based
solutions – including intent-based operations, Explainable AI, which provides insights into complex model decisions, and new service orchestration and assurance – enabling communications service providers to capture the full value of 5G and achieve operational efficiency. We also launched Ericsson Compact Packet Core to simplify communications service provider transition to cloud native.
We’re seeing increased momentum around high-performing, programmable networks, which is very encouraging. The AT&T contract, which we announced last year, was the first proof point, and laid the initial groundwork. During 2024, we also signed a key deal with MasOrange in Spain to provide them with an open and programmable 5G Standalone network, putting them at the forefront in Europe.
Expansion into enterprise
Our strategy focuses on creating new use cases and monetization opportunities for networks. Enterprises are a key target for us as they need flexibility and reliability from mobile networks but also have a need for high performing networks and differentiated connectivity. To address this, we’re pursuing opportunities like private wireless networks for enterprises and network APIs to open new revenue streams, leveraging our strength in mobile technology.
During 2024, we continued to transform our Enterprise Wireless Solutions business. We are refocusing the go-to-market
organization to better deliver our solutions in the future and with a unified portfolio under the Ericsson brand, we now have a clear path to become the market leader in cellular-centric enterprise networking and security. At the end of the year, we also introduced a new Enterprise 5G portfolio including indoor neutral host, which saw good growth after its launch.
We’re also accelerating enterprise digitalization by developing an ecosystem for advanced network features through network APIs, which is one of the best opportunities for new monetization. Network APIs allow developers to integrate network resources into new applications. Vonage is crucial here, working with developers to monetize 5G. Recent partnerships – with Verizon, AT&T, KDDI and AWS – are powerful proof points that the ecosystem is taking shape.
To scale this market further, we announced a new joint venture with several of the world’s leading communications service providers to aggregate and sell network APIs. The new venture, named Aduna, aims to remove hurdles and accelerate the global growth of network APIs, giving developers easy access to advanced 5G network capabilities and driving enterprise digitalization through mobile connectivity.
Leading with integrity
At Ericsson, we believe in conducting our business ethically and with integrity, every day, in all the work that we do. During the year, we continued our efforts to embed our Ethics and Compliance program throughout the organization and ensure that all employees understand what is expected of them in order to comply with our Code of Business Ethics.
In March 2024, the independent compliance Monitor appointed by the US Department of Justice (DOJ) in connection with Ericsson’s resolution of historical violations of the US Foreign Corrupt Practices Act, certified that our anti-corruption compliance program had satisfied requirements and is functioning effectively. In June 2024, we also announced the conclusion of the work and term of the independent compliance Monitor.
While these are important steps on our integrity journey, it in no way marks the end point. We remain focused on enhancing the program and driving the right behaviors over the long term. We are committed to integrity and we have no tolerance for corruption, fraud or any other misconduct. We cannot lead our industry unless we conduct our business in the right way.
Conducting our business with integrity is not just about following our Code of Business Ethics, but also how we act. For example, we make fact-based decisions and are willing to take difficult discussions. An integrity-led
culture is a competitive advantage for us. This also includes making Ericsson a world-class workplace so we can attract the best talent and be competitive in the future. All our talent decisions are made regardless of background, gender, nationality, or religion, and of course are merit-based.
Another focus area for us is “Target Zero”, which is about having zero fatal accidents and lost workdays by 2025. A lot of work has been done to drive a safety-first mindset across the organization and the outcome in 2024 was a significant improvement. However, nothing less than zero can ever be good enough so here, we need to continue our efforts.

4	Financial Report 2024 | CEO comment	Ericsson Annual Report on Form 20-F 2024

Market developments and business performance
While the mobile infrastructure market during 2024 remained challenging, we saw North America returning to growth and positive trends in our business performance. In 2024, group organic net sales
1
)
decreased by –5% YoY to SEK 247.9 billion, adjusted gross margin
2
)
improved to 44.9% and free cash flow before M&A increased to SEK 40.0 billion.
In Networks, sales declined overall but we saw strong development in North America. Since 2022, Networks reported net sales have fallen by –18%. The more favorable market mix together with continued cost-reduction initiatives and improved supply chain effectiveness, enabled us to deliver an improved adjusted gross margin
2
)
of 47.2% and an adjusted EBITA margin
2
)
of 17.5% during 2024.
In Cloud Software and Services, we continued to execute on our strategy to turn the business around and increase profitability. During the year, we saw continued improvements with higher adjusted gross margin
2
)
, benefitting from enhanced delivery performance and cost actions, and an adjusted EBITA margin
2
)
of 3.2% for the year, reflecting our strategic focus on commercial discipline and acceleration of automation.
In 2024, the Enterprise segment experienced a –2% organic sales
1
)
decline. Enterprise Wireless Solutions reported sales grew by 17%, due to strong demand for private 5G and neutral host solutions, while reported sales in the Global Communications Platform fell by
–10% as we strategically reduced activities in certain countries to focus on more profitable market segments. Adjusted gross margin
2
)
increased due to the actions we have taken, but adjusted EBITA
2
)
declined due to increased investments to improve operational effectiveness in Global Communications Platform.
While our focus on driving the market for network APIs continues, the additional priority is to turn around the existing business of Vonage. Our plan is to focus the business on higher margin products, withdraw from low-margin
products and geographies and improve Opex. We expect continued headwind in sales as we withdraw from certain markets with a stabilization towards the end of 2025.
While there are areas we need to improve, the overall progress underscores the strength of our business and the actions we have taken during the year. This includes improved utilization of the supply chain, cost-out
activities and momentum in our patent portfolio. We also saw IPR licensing revenue increase to SEK 14 billion in 2024, with further growth opportunities in additional licensing areas such as automotive and IoT.
The geopolitical environment is becoming increasingly uncertain, including talks about raised tariffs between some of the world’s largest economies. If tariffs are implemented, they will impact our profitability, but the effect cannot be quantified or understood yet as we don’t know what tariffs will come or how they will be implemented. We’re taking actions to be as prepared as possible by continuing to build resilience in our supply chain. This includes investments in R&D and how and where we design and manufacture our products, such as building in design options and availability of multiple supply chains, to mitigate potential disruptions.
We will continue to be laser focused on what we can control. Dedicated investments in R&D and continued operational excellence will further strengthen Ericsson’s technology leadership and financial performance, irrespective of market conditions.
Looking ahead
I am an optimist, and I believe that the next wave of digitalization will usher in a new era of growth and prosperity for both industries and society. Building out critical digital infrastructure will be essential for generating value from new technologies such as AI.
At the heart of our strategy are
high-performing,
programmable networks that deliver differentiated connectivity. Our leadership in mobile networks, combined with our expansion into enterprises and cultural transformation, is the core of this strategy, allowing us to expand the market for connectivity and create new avenues for monetization.
By opening up networks through APIs, we empower developers to innovate, crafting enhanced applications that enable communications service providers to differentiate their offerings and evolve business models beyond traditional subscriptions. This approach not only drives new service growth but also stimulates further investment in network infrastructure, resulting in growth for both Ericsson and the broader telecom industry.
I want to extend my heartfelt thanks to our dedicated team. Their hard work and perseverance have made our achievements over the past year possible. Together, we are poised to lead the next wave of network innovation, driving a future of unprecedented connectivity and opportunity.
Börje Ekholm
President and CEO

1)	Sales growth adjusted for comparable units and currency.
2)	Excluding restructuring charges.

5	Financial Report 2024 | Strategy	Ericsson Annual Report on Form 20-F 2024

Strategy
Creating value through mobile network innovation
We are entering an exciting era of accelerated digitalization leveraging AI and cloud technology with mobile connectivity as a key enabler. To date, the consumer has been the key beneficiary of digitalization, leveraging mobile connectivity. Now we see an expansion of industrial use cases. Our strategy aims at increasing the value of mobile networks by building the best, high-performing and programmable networks, enabling our customers to offer differentiated connectivity and expose new advanced network capabilities to enterprises and developers.

Mobile connectivity has allowed the consumer to digitalize. Today there are around 8.6 billion mobile subscriptions, and almost 80% of the world’s population can access the internet via a mobile device. The market for mobile connectivity is now maturing, and new use cases are needed to drive further investment and growth. Wireless connectivity will be critical for the next wave of digitalization, which will see an acceleration of digitalization of enterprises and society, as well as new consumer applications, building on trends such as Artificial Intelligence (AI) and cloud-based services.
Delivering on the next wave of digitalization will require a new type of differentiated connectivity that use mobile networks’ advanced capabilities such as quality-on-demand
and location. This will require connectivity that is reliable and secure – features that are inherent in the design of 5G and in Ericsson’s industry leading products and services.
5G coverage is only available to around 40% of the population outside China, so many parts of society are still not capturing the full value of digitalization, and more investment is needed. However, despite the central role that mobile networks play in society, many of our customers struggle to return their cost of capital, and so remain cautious in their investments. With current pricing models largely decoupled from network traffic and quality, the equipment market for mobile networks has been stagnant over the last two decades, despite geographic build-out
and rapid data growth. Therefore, new industry use cases, leveraging the advanced capabilities of the networks are needed.
Ericsson’s strategy is to lead the next wave of mobile connectivity. This new era will require high-performing and programmable networks that can deliver differentiated connectivity, targeted to specific consumer and industry needs. We are expanding into new industry use cases to drive growth, building on our leadership in mobile networks.

Ericsson’s strategy

Superior experience for consumers Reliable and easy to use solutions for businesses Capabilities for developers
Customer success

Best performance for differentiated networks, relentless efficiency and growth in an open world
Businesses

Leadership in mobile networks	Focused expansion into enterprise

– Technology leadership for performance, security, and sustainability at lowest TCO across RAN, Core and OSS/BSS
– Lead industry shift to programmable, automated cloud-native networks and operations, and advanced network services
	Wireless networks – Pre-packaged solutions – Leading reliability, security, and operations	Communication platform – Accelerate the world’s ability to connect – Global network platform

Be first in critical innovations, and capture strategic business opportunities
Foundation

Technology leadership | Cost efficiency | Data-driven operations | Global skill and scale

6	Financial Report 2024 | Strategy	Ericsson Annual Report on Form 20-F 2024

Broadening the market beyond connectivity

New use cases are beginning to emerge based on 5G. Fixed Wireless Access (FWA) is the most mature, with over 100 million global subscriptions, supported by Ericsson’s power-efficient Massive-MIMO technology and multi-gigabit 5G speeds. Ericsson is also expanding the connectivity market with new mission critical networks, for example for first responders, 5G for office spaces, as well as satellite-based connectivity as a complement to terrestrial networks.
In addition to these opportunities, we are also developing new ways to consume network capabilities. Historically, it has been difficult for application developers to use network capabilities at a regional or global scale, as this would require contracts with potentially hundreds of individual communications service providers. In addition, it has been difficult to access network capabilities as it has required deep knowledge about the network, making these capabilities largely inaccessible for the average developer.
Through a global platform, Ericsson is making the mobile network, and its unique features, available via Application Programming Interfaces (APIs) – giving developers and enterprises easy access to advanced 5G network capabilities in a format that is user friendly, and easy to consume and pay for. For example, network APIs for SIM card and location verification to make financial transactions more secure.
We are also making it easier to offer differentiated services, so communications service providers can segment their offerings for specific industries. For example, premium video APIs, which incorporate quality-on-demand,
offer a seamless video communications experience for live video production. Through a combination of programmability and network APIs, Ericsson technology is allowing developers to dynamically request network resources and integrate them into their applications, and then seamlessly deploy their services across global markets.
By providing specific levels of service quality and prioritizing different types of data traffic, communications service providers can evolve their business models. This will allow communications service providers to link investments in the network to new revenues and enable a better return on their investments in the network. This has the potential to drive a network effect of increased revenue and increased investments in mobile networks.
Ericsson has the necessary building blocks, including a deep knowledge of mobile network technology and the developer community, to drive a shift in the mobile telecommunications industry. Our strategy is focused on building the best, high-performing and programmable networks and exposing their capabilities to developers and enterprises.
2024 milestones

–	Enhancements to Networks portfolio, including more sustainable Massive MIMO radios, with more than 25% energy savings.

–	Introduced new RAN software capabilities that significantly boost performance and programmability.

–	Signed a new contract with MasOrange for an open and programmable 5G Standalone network.

–	Announced a new joint venture, with 12 leading communications service providers, to aggregate and sell network APIs.

–	Relaunched the full Enterprise Wireless Solution portfolio under the Ericsson brand, expanded to include neutral host solutions to deliver a platform for enterprise 5G use cases.

–	Vonage signed key API agreements with Verizon, AT&T, KDDI and AWS.

The network effect

A network effect begins as network APIs become more broadly available on a global platform. As more developers join and create new applications, network traffic increases, generating more revenue for the communications service providers. This, in turn, prompts further investments in the network.

7	Financial Report 2024 | Strategy	Ericsson Annual Report on Form 20-F 2024

Leadership in mobile networks

Ericsson’s technology leadership in mobile networks is the foundation of our strategy. In the future, networks will have to be more flexible to allow for new and differentiated on-demand
services that will be critical for digitalizing society. Ericsson has industry-leading hardware and software solutions for mobile networks encompassing radio, core networks, transport and antennas along with network management and support systems, network deployment and advanced network services.
Our portfolio of mobile network solutions is constantly evolving to provide the best performance, security, and sustainability at the lowest total cost of ownership (TCO). High-performing networks are helping to break the energy curve of mobile networks and reduce customers’ energy use, costs and greenhouse gas emissions.
We have increased our investments in the development of programmable networks, which allow for the dynamic and flexible management of network resources. The ability to expose network functionality to developers through APIs is important for the user experience and creating an ecosystem conducive to revenue growth in the mobile telecommunications industry.
We are determined to drive a shift in the industry from a vertically, fully integrated architecture to a horizontal, cloud-based network architecture. This profound change requires adjustments in our portfolio and ways of working.
We also deliver mission critical networks and solutions that ensure resilient and secure connectivity for government, public safety, utilities and other industries.
In recent years, Ericsson has invested significant resources in AI and automation. We are now leveraging our capabilities in solutions for energy efficiency, faster deployment of new services and ease of operation. We believe that AI will be foundational for future autonomous networks.
High-performing, programmable networks are crucial for delivering differentiated connectivity. To expose and monetize the capabilities of the network, we are investing to create a global platform that will expand the use of the network by leveraging a global developer community.

Focused expansion into enterprise

Enterprises are rapidly digitalizing, building on AI and cloud technology. Mobility is increasingly central – providing differentiated, high performing, secure and reliable service. Building on our expertise in mobile networks, Ericsson has a strong foundation through which to expand its enterprise business. We have organized our efforts in this area around two main pillars.
The first pillar is based on
pre-packaged
wireless networks for enterprises that capitalize on the leading reliability, security and operations of dedicated cellular connectivity. Our portfolio in this area includes Private
Cellular Networks (PCN),
Wireless-WAN
(WWAN) and Cloud Security (Security Access Service Edge – or SASE).
The second pillar, the Global Communication Platform, gives application developers unparalleled access to communication services and advanced network capabilities worldwide, so they can create new value-added services.
Ericsson’s subsidiary, Vonage, is an important asset in driving this second pillar. Vonage maintains a strong position in the market for Communications Platform as a Service (CPaaS) and is leading the engagement with a broad ecosystem of developer and partners introducing network APIs.
To accelerate global availability of standardized network APIs, Ericsson launched Aduna, a joint venture with 12 of the world’s leading communications service providers to aggregate and sell network APIs to developer platforms, including Vonage. A global supply of network APIs – which work anywhere, and on any network – is critical to accelerate this significant new market. Demand for network APIs is beginning to increase, with early momentum in securing financial transactions and in detecting and preventing fraud.

8	Financial Report 2024 | Strategy	Ericsson Annual Report on Form 20-F 2024

Strategic foundation
Technology leadership
Ericsson’s strategic investments in R&D, including investments in AI capabilities for our portfolio, position the Company to further extend the technology leadership for cost and performance. In addition, we create, secure, protect, and license a portfolio of patents and have a strong patent portfolio that comprises more than 60,000 granted patents.
Through substantial contributions to the development of standards and cutting-edge technologies, we will further capitalize on our R&D investments and patent licensing. Our IPR portfolio provides us with opportunities to grow our licensing revenue further, with a continued emphasis on ensuring that the full value is recognized in all patent licensing agreements.

Cost efficiency
Ericsson strives to prudently manage its costs, investments and balance sheet while investing to enhance our technology leadership, market share and profitability. Our focus on performance and cost leadership enables us to provide products and solutions to our customers with the lowest total cost of ownership (TCO), and we continue to improve productivity and capital efficiency across our supply chain. We are driving extensive deployment of AI for internal efficiency.
Data-driven operations
Ericsson continues to focus on digitalization across the Company to improve our long-term competitiveness. Digitalization plays a pivotal role in expediting workflows and minimizing lead times. By leveraging digital tools, we can achieve significant lead-time reductions across sales, software management and service delivery.
Ericsson’s investments in automation and AI are continuing. These investments have resulted in significant gains in portfolio enhancements in the areas of power consumption, network optimization, and operational efficiency, and have contributed towards streamlining software development lead times and other internal processes.
Global skill and scale
Global presence, skills and the expertise of the Ericsson team, combined, and in close partnership with customers, create opportunities for profitable growth and economies of scale. Ericsson’s unique engineering talent is key to maintaining our technology leadership while our global supply chain enables greater resilience in our customer deliveries.

Responsible business

To be an industry leader, market and technology leadership needs to be combined with operational excellence, including in how we conduct our business.
Integrity, ethics, and compliance
Ericsson prioritizes an
integrity-led
culture and ethics and compliance in everything the Company does, driving integrity into and across the organization. Ericsson’s governance framework guides its people while building on their strengths – fostering a culture of transparency, collaboration and open dialogue, sound and ethical business decisions, strong risk management, clear and consistent remediation of misconduct, and cross-functional coordination.
In June 2024, Ericsson concluded its four-year compliance Monitorship. The role of the Monitor was to comprehensively review, assess, evaluate, and test all aspects of Ericsson’s global anti-bribery and corruption compliance program and internal controls. The Monitor’s certification and the conclusion of the Monitor team’s work and term was an important milestone, but the work is by no means complete. Due to the breadth of Ericsson’s global organization and the industry in which it operates, ongoing vigilance is required as part of Ericsson’s continuous journey of embedding and improving its Ethics and Compliance Program. The work over the last several years has significantly strengthened Ericsson’s ability to identify and address actual and alleged misconduct as incidents arise and effectively remediated such incidents in a clear and consistent manner.
For further details regarding the Ethics and Compliance Program please see “Ethics and compliance” on page 4 of the Corporate Governance Report.
Sustainability and resilience
Energy efficiency of our solutions is a key competitive advantage as energy costs are one of our customers’ largest expenses. We have adopted targets to have Net Zero greenhouse gas (GHG) emissions across our value chain by 2040. Ericsson’s most important decarbonization lever in climate change mitigation is delivering an energy-efficient portfolio that will decouple growth in data traffic from growth in network energy use.
We engage in collaborative efforts to uphold respect for human and labor rights in our supply chain and have put measures in place to prevent our technology from negatively impacting end-users’
right to privacy and freedom of expression.
We are committed to providing a work-place where safety and well-being are the highest priorities for everyone working for and on behalf of Ericsson. We continue to strengthen our safety culture and put significant resources into our target of zero fatalities and lost workday incidents.
Embedding ethics, compliance and sustainability programs and practices across the Company supports resilience in operations and the supply chain, paving the way for continued long-term value creation.

9	Financial Report 2024 | Strategy	Ericsson Annual Report on Form 20-F 2024

Segments

Networks

Ericsson’s Networks portfolio includes hardware and software solutions, and related service offerings, enabling communications service providers to evolve to new 5G capabilities.
–  Radio Access Network (RAN): Consists of antennas, radios, baseband (RAN Compute) and RAN software.
–  RAN Compute: Indoor and outdoor units supporting macro and micro sites, powered by Ericsson Silicon bringing flexibility, capacity, and power efficiency.
–  Transport: Fiber or microwave connections that connect all RAN nodes with the Core and are the heart of the 5G mobile network.
–  Antenna products: Antennas (active and passive), Antenna line devices, Antenna system accessories and feeder system.
–  Ericsson Services: customer support, network tuning and intelligent deployment.
	Net sales, share of Group	Net sales, SEK billion

Cloud Software and Services

Cloud Software and Services provides solutions that equip communications service providers with the ability to enhance their business agility, service experience, and operational efficiency. Ericsson’s offerings for Core Networks, Business and Operations Support Systems (OSS/BSS), Network Management, Cognitive Network Solutions and Managed Networks Services enable customers to evolve to programmable and autonomous networks using AI.
–  Core Networks: serve as the backbone that transfer network traffic at high speed.
–  Business and Operations Support Systems: enable the communications service providers to monetize and orchestrate the capabilities of the network.
–  Network Management and Cognitive Network Solutions: provide capabilities that manage and optimize the networks.
–  Managed Networks Services: data driven operations of customer networks.
	Net sales, share of Group	Net sales, SEK billion

Enterprise

Advanced connectivity solutions for businesses to accelerate digitalization, drive innovation and optimize process.
–  Global Communications Platform: Cloud-based platform solutions designed to drive developer engagement and accelerate mobile-first, enterprise digital transformation.
–  Wireless Wide-Area Networks (WWAN): Wireless connectivity for vehicles, remote locations, IoT applications and devices.
–  Private cellular networks: Secure and dedicated 4G and 5G networks.
	Net sales, share of Group	Net sales, SEK billion

Other

Comprises media businesses as well as other
non-allocated
businesses.
–  RedBee Media: Prepares and distributes live and
on-demand
video services for broadcasters, sports leagues and communications service providers.
	Net sales, share of Group	Net sales, SEK billion

10	Financial Report 2024 | Strategy	Ericsson Annual Report on Form 20-F 2024

Targets and outcomes
Long-term targets

Our goal is to enhance Ericsson’s profitability by leveraging our leadership in mobile infrastructure and expanding into the enterprise sector. Our financial targets are expressed in terms of adjusted EBITA margin and free cash flow before mergers and acquisitions (M&A) as a percentage of net sales.
To drive value creation and competitiveness, we prioritize strategic investments in research and development (R&D), ensuring that we maintain technology leadership and enhance operational efficiency. Financial discipline and a strong focus on profitability and returns are at the heart of every decision we make. We are dedicated to maintaining a robust balance sheet and ensuring financial resilience, and we are committed to deploying capital wisely to support our strategy.
Sustainability goals are integral to our strategy, helping to build resilience across the company. By addressing climate change and prioritizing health and safety, we mitigate material impacts and risks throughout our operations and value chain. Additionally, our goals related to women in leadership positions is designed to attract high-performing talent on the basis of merit and foster an innovative and inclusive company culture.

Financial targets		Sustainability goals

Adjusted EBITA margin 15–18% Important drivers – Increased IPR revenues – Market and product mix – Operational leverage	Free cash flow before M&A as a percentage of net sales 9–12% Focus – Delivering high cash conversion from EBITA
– Net Zero carbon emissions across value chain by 2040
1)
.
– Zero fatalities and lost workday incidents by 2025.
  Outcome 2024: 2 fatalities and 72 lost workday incidents.
– 30% female representation among employees and managers by 2030.
Outcome 2024: 27% and 24%, respectively.

Adjusted EBITA margin	Free cash flow before M&A	Value chain carbon footprint
Free cash flow generation
Adjusted EBITA to free cash flow bridge (% of net sales, illustrative)
All numbers are in relation to net sales.
3)	Defined as changes in operating net assets.
4)	Restructuring charges as reported in the income statement for each year.

11	Financial Report 2024 | Comment from the Chair of the Board	Ericsson Annual Report on Form 20-F 2024

Comment from the Chair of the Board

Dear shareholders,

In 2024, Ericsson continued to diligently execute on its strategy, delivering a solid performance and thereby strengthening the Company’s leading position. On behalf of the Board, I would like to start by thanking the entire Ericsson team for its efforts during the year.
The progress made during 2024 was achieved in a challenging external environment. The global market for mobile infrastructure continued to decline, even though North America returned to growth during the year. The geopolitical landscape too remained challenged, including signs that the world is moving towards a new set of rules for global trade. Ericsson skilfully navigated this complex external environment while relentlessly continuing to drive technology leadership and create value for its shareholders.
In addition to supporting the management team on strategy execution, the Board worked intensely on a number of key initiatives. Importantly, we continued our efforts to oversee Ericsson’s cultural transformation. The monitor’s certification of the anticorruption compliance program was a key milestone on this journey, following many actions that the Company has taken over the last several years. This journey, however, is not over and the Board remains fully focused on ensuring the sustainability of the program and strengthening the culture long term.

Strategy
The heart of Ericsson’s strategy continues to be its technology leadership. In its core mobile infrastructure business, the Company builds the best high-performing and programmable networks, capable of delivering differentiated connectivity. These networks provide Ericsson’s customers with cutting-edge solutions, at the lowest total cost of ownership, that are competitive, secure and reliable. In addition, the Company is also pursuing new opportunities to monetize network investments through a focused expansion in enterprise.
By 2030, 80 percent of the world’s mobile data traffic will be carried over 5G networks. Ericsson is a clear 5G leader, consistently being awarded the top rank in third-party assessments. This is a testament to its long-proven ability to drive innovation and its deeply rooted engineering skills. The advancements Ericsson continues to make are positioning the Company well for the future.

During 2024, Ericsson introduced new solutions that significantly improved performance, programmability and energy-efficiency. Ericsson also secured several key contracts, including the first programmable network in Europe as well as significant patent licensing agreements. Success in the IPR field is yet another proof point of the Company’s technology leadership and the pioneering work of its R&D teams.
However, while Ericsson is a clear leader in mobile networks, the overall RAN market has been flat for the last 20 years. Many of the Company’s communications service provider customers struggle to return their cost of capital invested. Unless there are new revenue opportunities, the RAN market will at best remain flat. To help change this trajectory, Ericsson is also looking to define new use cases for the mobile networks. Unlike the consumer market, enterprises and the public sector have yet to fully digitalize – and solutions based on differentiated connectivity can play an important role in this transformation.
Ericsson is pursuing several opportunities to expand the market for mobile connectivity, including mission critical networks, Fixed Wireless Access and various enterprise solutions. Network APIs are one of the key opportunities for new monetization. These open interfaces allow developers to integrate advanced network capabilities into their applications, enabling new innovation and use-cases
and opening new revenue streams for customers and for the Company.
The announcement of the Aduna venture between Ericsson and 12 of the world’s largest telecom operators, where Ericsson will hold a 50% equity share, aims to accelerate the adoption and innovation of network APIs. Establishing this new venture was a key achievement in 2024. We are already seeing this ecosystem starting to take shape and the Board is closely following the development of this market opportunity. The Board’s Enterprise Business and Technology Committee, which was created last year, will continue to play an important role in this work.

Capital Structure
The Company reported net sales of SEK 247.9 billion, a gross margin, excluding restructuring charges, of 44.9%, and an EBITA margin, excluding restructuring charges, of 11.0%. The Board continues to closely monitor cash flow generation with a target of 9–12% of net sales before M&A. In 2024, the Company exceeded its target

12	Financial Report 2024 | Comment from the Chair of the Board	Ericsson Annual Report on Form 20-F 2024

and generated free cash flow of SEK 40.0 billion. During the year, Ericsson also recorded a SEK 15.3 billion non-cash
impairment charge mainly attributable to the Vonage acquisition, reflecting lower than anticipated market growth in Vonage’s current portfolio.
A key focus of the Board is capital allocation. The Company has a well-diversified debt profile, with an average maturity of 3.6 years, and a net cash position of SEK 37.8 billion at the end of the year. The Board monitors Ericsson’s capital structure with the aim of ensuring organic investments in technology leadership, including preparing for 6G. Ericsson’s customers depend on its ability to make long-term technology commitments and to offer competitive solutions. Further, the Company needs capital to make add-on
acquisitions to complement or fill gaps in the technology portfolio or geographic reach.
In addition, the Board recognizes the importance of returning excess free cash flow to its shareholders. For 2024, the Board proposes to the Annual General Meeting an ordinary dividend of SEK 2.85 (2.70) per share with the increase in dividend reflecting the overall ambition to pursue a stable to progressive dividend.
Sustainability and Corporate Responsibility
Ericsson’s strategy depends not only on technology leadership, but also on operational excellence, strong governance, a culture of ethics and integrity and securing the best talent. In 2024, the Board continued its work to oversee the Company’s sustainability and corporate responsibility efforts. These efforts included simplification and digitalization of processes, further improvements in radio energy efficiency and a refreshed and relaunched Code of Business Ethics.
The Board maintains active oversight of Ericsson’s Ethics and Compliance Program, including in the areas of culture transformation, digitalization and operational efficiency, as well as risk mitigation and management. In 2024, Ericsson put in place enhanced controls for decision making and operations, while remaining strongly focused on Ericsson’s speak-up
culture. The Board actively monitors the ongoing process to drive cultural change, with a focus on embedding integrity into ways of working and supporting sound and ethical business decisions.
Ericsson’s governance framework has improved over the past several years and the Company continues to strive to be best in class. These improvements have facilitated an effective compliance program, enhanced Board and management oversight, and strong, proactive risk management. Enhanced ethics and compliance internal controls have been effectively integrated into Ericsson’s business operations globally, with significant focus on leveraging data to support informed decision making and monitoring, including end-to-end
monitoring of high-risk transactions.
People and Talent
Throughout its history, Ericsson’s people and world-leading engineering skills have been the foundation for its success. Competition for global talent in today’s world remains fierce and it is vital to attract, retain and motivate the best people to successfully deliver on the Company’s strategy. The Board’s remuneration philosophy is to reward employees for creating long-term shareholder value, in line with the Group’s strategic goals, while upholding corporate values. The ambition is to encourage behaviors consistent with Ericsson’s corporate culture and values, while ensuring fairness and transparency.
In addition to the Long Term Variable (LTV) compensation programs, which the Board proposes to the AGM, the Board’s mandate also includes defining meaningful Short Term Variable (STV) compensation targets linked to the business plan, but also to behaviors aligned with the Company’s values and culture.
Governance
Together with the Chair of the Audit & Compliance Committee, I continued to have meaningful dialogue with major Swedish and international shareholders, representing more than 57% of shares outstanding. The Board believes that shareholder feedback provides valuable insight to facilitate Board and committee discussions and enables informed decisions, improving efficiency and governance.
During the year, these conversations have focused on potential changes to long-term remuneration programs. This includes the proposed addition of a three-year performance metric to the 2025 LTV incentive plan, further amplifying the long-term focus of the Executive team and Executives and strengthening the alignment with long-term shareholders. This follows changes, implemented in 2024, to the CEO at-risk
remuneration structure, including both STV and LTV components to further align with shareholder interests.
The full Board and committee meetings are efficient tools to monitor and execute on the Board’s responsibilities. The refresh of the Board committees which was implemented last year has worked well and allowed the Board to efficiently drive its different initiatives. The current directors bring a wide variety of qualifications, skills and attributes that strengthen the Board’s ability to carry out its oversight role on behalf of the shareholders.
Concluding remarks
For nearly 150 years, Ericsson has been at the forefront of technology, and we intend it to keep this position. The way to stay ahead in technology is to lead with innovation. Ericsson is committed to investing in technology leadership to ensure that it remains competitive and as we now have entered 2025, the Company is in a strong position. Customer momentum around programmable networks continues to build and the Company is taking strategic steps to broaden the market for connectivity. Although the macro environment remains challenging, and geopolitical risk is elevated, the Board has full confidence in Ericsson’s strategy and its ability to execute and drive technology leadership in the future.
As I look ahead, I’m confident that the Company will maintain its leading position. On behalf of the Board, I want to again extend my appreciation and my sincere thanks to CEO, Börje Ekholm, the management team, and all employees for their efforts and contributions during 2024.

Jan Carlson
Chair of the Board

13	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Board of Director’s Report
2024 highlights

–	Net sales decreased by –6% to SEK 247.9 (263.4) billion impacted by a sales decline in Networks of –8%. Organic sales declined by –5%.

–
Gross income increased to SEK 109.4 (101.6) billion with an increase in all segments. Gross margin was 44.1% (38.6%). Adjusted gross income was SEK 111.4 (104.4) billion, with a margin of 44.9% (39.6%).

–	EBIT (loss) amounted to SEK 4.3 (–20.3) billion, with an EBIT margin of 1.7% (–7.7%). Adjusted EBIT (loss) was SEK 9.3 (–13.8) billion with an adjusted EBIT margin of 3.8% (–5.2%).

–	Net income (loss) was SEK 0.4 (–26.1) billion. Earnings per share (EPS) diluted was SEK 0.01 (–7.94).

–	EBITA increased to SEK 22.1 (14.9) billion with a EBITA margin of 8.9% (5.7%). Adjusted EBITA was SEK 27.2 (21.4) billion with an adjusted EBITA margin of 11.0% (8.1%).

–	Cash flow from operating activities was SEK 46.3 (7.2) billion. Free cash flow before M&A amounted to SEK 40.0 (–1.1) billion.

–	Cash and cash equivalents was SEK 43.9 (35.2) billion and net cash was SEK 37.8 (7.8) billion on December 31, 2024.

–	The Board of Directors proposes a dividend for 2024 of SEK 2.85 (2.70) per share to the Annual General Meeting.
Business in 2024

In 2024 sales decreased by –6% to SEK 247.9 (263.4) billion. Organic sales declined by –5%.
 Networks sales declined by –8% to SEK 158.2 billion, strong sales growth in market area North America partly offset lower sales in other market areas. Organic sales decreased by –6%.
 Cloud Software and Services sales decreased by –2% to SEK 62.6 billion, as modest growth in core networks were offset by lower services sales. Organic sales decreased by –1%.
 Enterprise sales declined by –3% to SEK 24.9 billion, with lower sales in Global Communications Platform partly offset by growth in Enterprise Wireless Solutions. Organic sales decreased by –2%.
 IPR licensing revenues were SEK 14.0 (11.1) billion as a result of new 5G license agreements and renewals.
 Gross income increased to SEK 109.4 (101.6) billion primarily driven by Networks. Gross income was impacted by SEK –2.0 (–2.8) billion of restructuring charges. Gross margin increased to 44.1% (38.6%), driven by a more favorable market mix, cost-reduction activities, higher IPR licensing revenues and the decision to focus on more profitable market segments in Enterprise.
 Operating expenses increased to SEK –105.4 (–90.2) billion, including a SEK –14.1 billion impact relating to the impairment of intangible assets and restructuring charges of SEK –3.0 (–3.7) billion. Research and development (R&D) expenses increased by SEK –2.9 billion to SEK –53.5 billion, including restructuring charges of SEK –2.1 (–2.4) billion. Selling and administrative (SG&A) expenses increased by SEK –12.4 billion to SEK –51.7 billion, including impairment of intangible assets of SEK –12.6 billion and restructuring charges of SEK –0.8 (–1.3) billion. The remaining increase is mainly related to investments in segment Enterprise.
 Other operating income and expenses were SEK 0.6 (–31.9) billion. 2023 was impacted by a non-cash
goodwill impairment charge of SEK –31.9 billion, attributed to Vonage, while the impairment charge in 2024 was SEK –1.3 billion.
 EBIT (loss) was SEK 4.3 (–20.3) billion. The improvement is primarily a result of lower non-cash
impairment charges of SEK –15.3
(–31.9) billion, mainly attributed to the Vonage acquisition. Higher gross income, partly offset by higher operating expenses, also contributed to the improvement.
 The number of employees on December 31, 2024, was 94,236 (99,952). The decrease was mainly related to cost-reduction activities.
 Cash flow from operating activities was SEK 46.3 (7.2) billion benefiting from strong earnings and a significant reduction in working capital. Free cash flow before M&A amounted to SEK 40.0 (–1.1) billion. Net cash on December 31, 2024 was SEK 37.8 (7.8) billion.

Net sales EBIT (loss) and EBIT margin

14	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Financial highlights

Net sales
Sales decreased by SEK –15.5 billion or –6% to SEK 247.9 (263.4) billion with a negative currency impact of SEK –3.3 billion. Networks sales declined by –8% to SEK 158.2 billion, Cloud Software and Services sales declined by –2% to SEK 62.6 billion and Enterprise sales declined by –3% to SEK 24.9 billion. Sales in segment Other declined by –14% to SEK 2.2 billion. Organic sales decreased by –5%.
Sales increased in market area North America by 23%. Sales declined in the other market areas, primarily in market area South East Asia, Oceania and India where sales were materially lower as customer investment levels in India have normalized after a record year in 2023.
IPR licensing revenues increased to SEK 14.0 (11.1) billion as a result of new 5G license agreements and renewals.
The sales mix by commodity was hardware 38% (38%), software 23% (22%) and services 39% (40%).
Gross income
Gross income increased to SEK 109.4 (101.6) billion, with a gross margin of 44.1% (38.6%). Improvements were reported by all segments. The improvement in gross margin was driven by a more favorable market mix, cost-reduction initiatives, higher IPR licensing revenues, and the decision to focus on more profitable market segments in Enterprise. Adjusted gross income increased to SEK 111.4 (104.4) billion while adjusted gross margin increased to 44.9% (39.6%).
Research and Development (R&D) expenses
R&D expenses increased to SEK –53.5
(–50.7) billion, including restructuring charges of SEK –2.1 (–2.4) billion. R&D expenses were affected by a SEK –1.4 billion impairment of intangible assets, as well as a SEK –0.7 billion impact from a lower rate of capitalization of development expenses in Enterprise. Excluding these items, the benefit from cost actions offset salary increases, and also partly offset higher variable incentive accruals. The increase in incentive accruals was due to bonus outcomes exceeding target levels in 2024, compared to outcomes falling below target levels in 2023.
Selling and Administrative
(SG&A) expenses
SG&A expenses increased to SEK –51.7 (–39.3) billion, including a SEK –12.6 billion impact relating to the impairment of intangible assets in the year, restructuring charges of SEK –0.8
(–1.3) billion, and a SEK 0.4 billion benefit from lower amortization following the impairment of intangible assets. Excluding these items, SG&A expenses increased by SEK –0.6 billion primarily reflecting investments in segment Enterprise to improve operational effectiveness, as well as higher variable incentive accruals, with salary increases offset by cost efficiency actions. The increase in incentive accruals was due to bonus outcomes exceeding target levels in 2024, compared to outcomes falling below target levels in 2023.
Other operating income and expenses
Other operating income and expenses were SEK 0.6 (–31.9) billion. A gain of SEK 1.9 billion from the resolution of a commercial dispute offset a non-cash
goodwill impairment charge of SEK
–1.3 (–31.9) billion, mainly attributed to the Vonage acquisition.
Restructuring charges
Restructuring charges were SEK –5.0 (–6.5) billion mainly related to redundancy activities, including actions to right-size
operations to align with a lower level of customer demand in some markets as well as actions to improve efficiency. Gross income included SEK –2.0 (–2.8) billion of restructuring charges, while operating expenses included SEK –3.0 (–3.7) billion of restructuring charges.
Earnings before financial items and
income tax (EBIT) (loss)
EBIT (loss) increased to SEK 4.3 (–20.3) billion with an EBIT margin of 1.7% (–7.7%). The improvement was a result of a lower non-cash
impairment charge of SEK –15.3 (–31.9) billion, mainly attributed to the Vonage acquisition, as well as higher gross income partly offsetting increased operating expenses. The amortization of acquisition-related intangible assets was SEK –2.5 (–3.3) billion. Adjusted EBIT increased to SEK 9.3 (–13.8) billion with a margin of 3.8%
(–5.2%).

IPR licensing revenues Software, Hardware and Services: share of Group sales Gross margin and restructuring charges

15	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Financial income and expenses, net
Net financial income and expenses were SEK
–1.7 (–3.0) billion, benefiting from a higher net cash position. The currency hedge effect impacted net financial income and expenses by SEK 0.1 (–0.2) billion. The USD strengthened against the SEK between December 31, 2023 (SEK/USD rate 10.01) and December 31, 2024 (SEK/USD rate 10.99).
Taxes
Taxes were SEK –2.2 (–2.8) billion. The effective tax rate, excluding impairment charges, mainly goodwill and intangible assets related to the Vonage acquisition, was 28% for 2024. The effective tax rate for 2023 was 32%, excluding the impairment of goodwill related to the Vonage acquisition.
Net income (loss)
Net income (loss) was SEK 0.4 (–26.1) billion. The improvement was a result of a lower non-cash
impairment charge of SEK –15.3
(–31.9) billion, mainly attributed to the Vonage acquisition, as well as higher gross income partly offsetting increased operating expenses. Improved net financial income and expenses as well as lower taxes also contributed to the improvement. Earnings per share (EPS) diluted was SEK 0.01 (–7.94).
Earnings before interest, income tax and amortizations (EBITA)
EBITA increased to SEK 22.1 (14.9) billion as higher gross income was partly offset by increased operating expenses. The EBITA margin was 8.9% (5.7%). Adjusted EBITA was SEK 27.2 (21.4) billion with an 11.0% (8.1%) margin.
Employees
The number of employees on December 31, 2024, was 94,236 compared with 99,952 on December 31, 2023.
Cash flow
Cash flow from operating activities increased to SEK 46.3 (7.2) billion as a result of improved earnings and a significant reduction in working capital. The reduction in working capital was a result of a favorable market mix, following the completion of network rollouts in India and strong sales growth in market area North America. Working capital also benefited from strong collections, supported by early payments from customers, and efficient supply chain management.
Free cash flow before M&A increased to SEK 40.0 (–1.1) billion benefiting from higher operating cash flow.
Cash flow from investing activities was SEK
–16.0 (–8.7) billion, mainly driven by investments in interest-bearing securities following the increase in gross cash.
Cash flow from financing activities was SEK
–23.9 (1.0) billion including dividend payments of SEK
-9.2 billion,
the repayment of a maturing EUR 500 million bond, USD 400 million of a liquidity revolving credit facility, and a USD 281 million loan. This was partly offset by the disbursement of two loans of USD 184 million and USD 108 million, respectively.
Financial position
Gross cash increased by SEK 21.2 billion to SEK 75.9 (54.7) billion. Net cash increased by SEK 30.0 billion to SEK 37.8 (7.8) billion driven by positive free cash flow after M&A, partly offset by dividends paid. Liabilities for post-employment benefits decreased in the year to SEK 24.4 billion from SEK 26.2 billion. The Swedish defined benefit obligation (DBO) was calculated using a discount rate based on the yields of Swedish government bonds. If the discount rate had been based on Swedish covered mortgage bonds, the liability for post-employment benefits would have been approximately SEK 13.9 billion (SEK 10.5 billion lower than current DBO).
The average maturity of Parent Company borrowings was 3.6 years as of December 31, 2024, compared with 3.2 years as of December 31, 2023. Ericsson had unutilized committed credit facilities of SEK 33.0 billion (USD 3.0 billion) as of December 31, 2024.
Credit ratings have been unchanged during the year, while outlook has been changed by Standard & Poor’s (S&P) to stable from developing. Both S&P and Fitch have a long-term BBB– rating on Ericsson with stable outlook, while Moody’s has a Ba1 rating with stable outlook.

Net income (loss) and EPS diluted EBITA and EBITA margin Free cash flow Working capital days

16	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Research and Development, patents and licensing
R&D expenses amounted to SEK –53.5 (–50.7) billion. R&D expenses were impacted by SEK
–2.1 (–2.4) billion of restructuring charges. R&D expenses were also impacted by SEK
–1.4 billion of impairment of intangible assets mainly related to the Vonage acquisition, as well as by SEK –0.7 billion from a lower rate of capitalization of development expenses in Enterprise. The number of R&D employees was 26,744 (28,219) and the number of granted patents amounted to more than 60,000.
Seasonality
Group sales, income and cash flow from operations vary between quarters and are generally lowest in the first quarter of the year and highest in the fourth quarter. This is mainly a result of the seasonal purchase patterns of the Company’s customers.
Three-year average seasonality (2022–2024)

	First quarter	Second quarter	Third quarter	Fourth quarter

Share of annual Group sales	22%	24%	25%	29%
Capital expenditures
For 2024, capital expenditures were SEK 2.3 (3.3) billion, representing 1.0% of sales. Expenditures are largely related to test sites and equipment for R&D, network operations centers and manufacturing and repair operations. Annual capital expenditures are normally around 1%–2% of sales.
The Board of Directors reviews the Company’s investment plans and proposals. As of December 31, 2024, no material land, buildings, machinery or equipment were pledged as collateral for outstanding indebtedness.
Capital expenditures 2022–2024

SEK billion	2022	2023	2024
Capital expenditures	4.5	3.3	2.3
of which in Sweden	1.7	1.2	0.6
Share of annual sales	1.6%	1.3%	1.0%
Capitalized development expenses
Capitalized development expenses decreased to SEK –1.3 (–2.2) billion, primarily due a lower rate of development capitalization in in segment Enterprise.

Return on capital employed Parent Company borrowings – maturity profile Cash position

17	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Business results – Segments

Networks
Networks represented 64% (65%) of Group net sales in 2024. Networks offerings include hardware and software solutions and related services, enabling communications service providers to evolve to new 5G capabilities. The portfolio includes Radio Access Network (RAN), RAN Compute, Transport, Antenna products and a complete service portfolio.
Net sales
Sales decreased by –8% to SEK 158.2 (171.4) billion, as strong sales growth in market area North America was offset by lower sales in the other market areas, where communications service providers largely remained cautious with their investments. Sales in market area North America increased by 30%, as a result of contract wins and selective network investments by some large customers. Sales in the other market areas decreased. Sales declined by –46% in market area South East Asia, Oceania and India, primarily due to more normalized investment levels in India following a record year in 2023. Sales were supported by increased IPR licensing revenues, benefiting from new licensing agreements signed in 2024. Organic sales declined by –6%.
Gross income
Gross income increased to SEK 73.6 (68.0) billion, with a gross margin of 46.6% (39.6%). The increase is a result of a favorable market mix, continued cost-reduction initiatives and improved supply chain effectiveness. In addition, gross margin was supported by higher IPR licensing revenues. Adjusted gross income increased to SEK 74.7 (69.9) billion with a 47.2% (40.8%) adjusted gross margin.
EBIT and EBITA
EBIT increased to SEK 25.7 (19.4) billion with an EBIT margin of 16.2% (11.3%). EBITA increased to SEK 25.9 (19.5) billion with an EBITA margin of 16.3% (11.4%). Higher gross income and efficiency improvements were partly offset by an increase in variable incentive accruals, reflecting a bonus outcome above target level in 2024 and below target level in 2023.
EBIT and EBITA were impacted by restructuring charges of SEK –1.9 (–4.4) billion. Adjusted EBIT increased to SEK 27.6 (23.8) billion with an adjusted EBIT margin of 17.4% (13.9%), while adjusted EBITA increased to SEK 27.8 (23.9) billion with an adjusted EBITA margin of 17.5% (14.0%).
Strategic R&D investments continued, to build high-performing programmable networks to maintain technology leadership.
Cloud Software and Services
Cloud Software and Services represented 25% (24%) of Group net sales in 2024. Cloud Software and Services provides solutions that equip communications service providers to enhance their business agility, service experience, and operational efficiency. The portfolio includes Core Networks, Business and Operations Support Systems, Network Management, Cognitive Network Solutions and Managed Networks Services.
Net sales
Sales decreased by –2% to SEK 62.6 (63.6) billion with services sales accounting for 64% (66%) of net sales. Modest growth in core networks was offset by lower services sales mainly due to timing of project deliverables. In addition, managed services contracts have been descoped in some markets.
Sales grew in market areas North America and Europe and Latin America as a result of timing of project deliverables, while sales declined in other market areas. Sales were supported by increased IPR licensing revenues, as a result of new licensing agreements signed in 2024. Organic sales declined by –1%.
Gross income
Gross income increased to SEK 23.0 (22.1) billion with a gross margin of 36.8% (34.7%) benefiting from improved delivery performance, cost actions and continued focus on commercial discipline. Gross margin was also supported by higher IPR licensing revenues. Adjusted gross income increased to SEK 23.9 (22.9) billion with an adjusted gross margin of 38.2% (36.0%).
EBIT (loss) and EBITA (loss)
EBIT (loss) and EBITA (loss) were SEK –0.4
(–0.2) billion. EBIT margin was –0.7% (–0.3%), while EBITA margin was –0.6% (–0.3%). Higher gross income, efficiency improvements and cost actions were partly offset by an increase in variable incentive accruals, reflecting a bonus outcome above target level in 2024 as well as investments in the 5G portfolio and in resilience. EBIT and EBITA were imacted by restructuring charges of SEK –2.4 (–1.9) billion. Adjusted EBIT and adjusted EBITA increased to SEK 2.0 (1.7) billion with an adjusted EBIT and adjusted EBITA margin of 3.2% (2.7%).
Strategy execution continues, with a focus on commercial discipline, acceleration of automation, and scalable software deployment.

Sales split per segment Networks Cloud Software and Services

18	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Enterprise
Segment Enterprise represented 10% (10%) of Group net sales in 2024. Enterprise provides advanced connectivity solutions for businesses to accelerate digitalization, drive innovation and optimize processes. The portfolio includes Global Communications Platform, Wireless Wide-Area Networks (WWAN) and private cellular networks.
Net sales
Sales decreased by –3% to SEK 24.9 (25.7) billion, with lower sales in Global Communications Platform partly offset by growth in Enterprise Wireless Solutions.
Sales in Enterprise Wireless Solutions grew by 17%, benefiting from good demand for private 5G and neutral host solutions as well as customer contract renewals in WWAN and Security solutions. Sales in Global Communications Platform declined by –10%, negatively impacted by the decision to focus on more profitable market segments and to reduce activities in some countries, as well as by a low-margin
customer contract loss in Q4 2023. The negative impact was partly offset by growth in higher value market segments, including call center solutions. Organic sales declined by –2%.
Gross income
Gross income increased to SEK 12.8 (12.0) billion benefiting from sales growth in Enterprise Wireless Solutions and the focus on more profitable market segments. Gross margin increased to 51.4% (46.7%), supported by an improved business mix following the decision to focus on more profitable market segments. Adjusted gross income improved to SEK 12.8 (12.0) billion with an adjusted gross margin of 51.5% (46.7%).
EBIT (loss)
EBIT (loss) was SEK –22.1 (–38.3) billion with an EBIT margin of –88.8% (–148.9%). The reduction in losses was primarily driven by a lower non-cash
impairment charge of SEK
–15.3 (–31.9) billion, mainly attributed to the Vonage acquisition. EBIT was impacted by restructuring charges of SEK –0.5 (–0.2) billion. Adjusted EBIT (loss) was SEK –21.6 (–38.2) billion.
EBITA (loss)
EBITA (loss) was SEK –4.5 (–3.3) billion. Increased investments to improve operational effectiveness in Global Communications Platform and a lower rate of capitalization of development expenses, partly offset operational efficiency improvements in Enterprise Wireless Solutions and in Technologies and New Businesses. EBITA was impacted by restructuring charges of SEK –0.5 (–0.2) billion. Adjusted EBITA (loss) declined to SEK –4.0
(–3.1) billion with an adjusted EBITA margin of
–16.0% (–12.0%).
Other
Segment Other represented 1% (1%) of Group
net sales in 2024. Segment Other comprises media businesses as well as other non-allocated
businesses.
Net sales
Sales declined to SEK 2.2 (2.5) billion, primarily due to the divestment of the IoT business in 2023 and lower sales in the media businesses.
Gross income
Gross income was SEK –0.1 (–0.5) billion, mainly reflecting higher asset impairments in 2023.
Adjusted gross income improved to SEK –0.0 (–0.4) billion with an adjusted gross margin of
–1.5% (–17.7%).
EBIT (loss) and EBITA (loss)
EBIT (loss) and EBITA (loss) were SEK 1.2
(–1.2) billion with the increase mainly related to a gain of SEK 1.9 billion from the resolution of a commercial dispute, as well as lower operational cost due to the divestment of the IoT business in 2023. EBIT and EBITA were impacted by restructuring charges of SEK –0.2 (0. 0) billion. Adjusted EBIT (loss) and EBITA (loss) were SEK 1.3 (–1.2) billion.

Enterprise Other

19	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Business results – Market areas
1)

Market area North America
Sales increased by 23% to SEK 72.9 billion with Networks sales increasing by 30% as a result of contract wins and selective network investments by some large customers. Cloud Software and Services sales increased by 1%. Organic sales increased by 24%.
Market area Europe and Latin America
Sales decreased by –2% to SEK 63.4 billion. Sales in Europe were stable with lower customer capex spend offset by strong customer deliveries and market share gains. Sales in Latin America declined due to increased price competition and lower customer network investments. Organic sales decreased by –2%.
Market area South East Asia, Oceania and India
Sales declined by –39% to SEK 32.4 billion, primarily reflecting more normalized network investment levels in India, after a record year in 2023. Sales in South East Asia declined reflecting lower customer investment levels due to market consolidation and macroeconomic uncertainty, partly offset by recent contract wins. Cloud Software and Services sales declined, reflecting timing of project deliverables as well as descoping and exit of managed services contracts. Organic sales decreased by –38%.
Market area North East Asia
Sales declined by –22% to SEK 18.8 billion. Networks sales declined due to reduced customer investments in some 5G frontrunner markets. Cloud Software and Services sales declined, reflecting timing of project deliverables and descoping of some low-margin
contracts. Organic sales declined by –19%.
Market area Middle East and Africa
Sales decreased by –13% to SEK 20.8 billion. Networks sales declined reflecting lower Middle East investments, following an accelerated 5G rollout in 2023. In Africa, macroeconomic headwinds and currency devaluations impacted customer investment levels, and price competition remained intense. Cloud Software and Services sales declined due to timing of project deliverables. Organic sales declined by
–12%.
Market area Other
Market area Other primarily includes IPR licensing revenues and almost all sales in segment Enterprise. Sales increased by 4% to SEK 39.6 billion, driven by IPR licensing revenues, partly offset by the decline in Enterprise sales. Organic sales increased by 6%.
IPR
IPR licensing revenues increased to SEK 14.0 (11.1) billion as a result of new 5G license agreements and renewals. The increase includes retroactive revenue from previously unlicensed periods. Opportunities to further grow IPR licensing revenues remain.

Sales split per market area

1)
Effective March 15, 2025, two new Market Areas will be created, Market Area Americas and Market Area Europe, Middle East & Africa, replacing Market Area North America, Market Area Europe and Latin America and Market Area Middle East and Africa.

Reported sales per market area – 2024 compared with 2023
SEK billion

20	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Corporate governance
In accordance with the Swedish Annual Accounts Act and the Swedish Corporate Governance Code, a separate Corporate Governance Report, including an internal control section, has been prepared and appended to this Financial Report.
Introduction
To be an industry leader, market and technology leadership needs to be combined with operational excellence, including in how Ericsson conducts its business. Ericsson believes that strong corporate governance leads to better decision-making, enhances its competitiveness, improves its ability to effectively execute on its strategy and, ultimately, drives shareholder value.
Ericsson’s Corporate Governance
Ericsson is committed to maintaining the highest standards of corporate governance and has established a corporate governance framework that:
–	Empowers the business, enabling strategic execution and operational excellence.
–	Promotes and facilitates effective oversight across the organization by the Board of Directors (the Board), the President and CEO, and the Executive Team throughout all levels of the organization.
–	Facilitates high-quality decision-making with clear accountabilities at all levels.
–	Instils a robust approach to risk management to effectively identify, manage and mitigate risks and capture opportunities.
Ericsson prioritizes an
integrity-led
culture and ethics and compliance in everything it does, driving integrity into and across the organization. Ericsson’s governance framework guides its people while building on their strengths – fostering a culture of transparency, collaboration and open dialogue, making sound and ethical business decisions, engaging in strong risk management, and conducting clear and consistent remediation of misconduct and cross-functional coordination. Ericsson has implemented practices and procedures that establish clear rules of governance, ranging from matters requiring approval of the Company’s shareholders and members of its Board, to conflicts of interest policies and director and management duties and obligations. All of these support Ericsson in managing its business in line with its values: professionalism, respect, perseverance and integrity.
Key corporate governance actions in 2024
Ericsson’s intensive work on strengthening and simplifying its corporate governance practices continued throughout 2024 and was pursued in concert with further improvements to its Ethics and Compliance Program. During 2024, Ericsson also continued its progress towards simplification and digitalization of processes, cross-functional collaboration, shared accountability and strong support for the Speak Up culture.
Further information about key corporate governance actions in 2024 is included on page 1 in the Corporate Governance Report.
Continued compliance with the Swedish Corporate Governance Code
The Swedish Corporate Governance Code is based on the principle of “comply or explain” and is published on the website of the Swedish Corporate Governance Board, which administers the Swedish Corporate Governance Code: https://bolagsstyrning.se/. Ericsson is committed to complying with best-practice corporate governance standards on a global level. Ericsson did not report any deviations from the rules of the Swedish Corporate Governance Code in 2024.
Business integrity
Ericsson continues to invest significant resources and efforts to strengthen its Ethics and Compliance Program, implementing and maintaining strong systems, controls and policies to effectively prevent and detect wrongdoing, including in the areas of ethics, anti-bribery and corruption, conflicts of interests, anti-money laundering and competition law. Importantly, as discussed further in the Corporate Governance Report, this effort has been underpinned by work across the organization to transform the Company’s culture and enhanced governance frameworks and processes to strengthen Ericsson’s operations. In addition to protecting Ericsson’s best interests, the enhanced Ethics and Compliance Program has provided opportunities for further operational efficiencies, such as digitalized procedures and streamlined processes, which can increase productivity and reduce future operational costs.
In early 2024, Ericsson adopted an enhanced and simplified Code of Business Ethics for the organization. The Code of Business Ethics sets out the Company’s expectations, principles and requirements for employees as they conduct business. It provides the framework for ethical decision-making, and guides employees in making decisions and managing risk as they engage with colleagues, customers, partners, owners, and other stakeholders. It supports Ericsson’s Speak Up culture and prohibits retaliation for raising compliance concerns in good faith. All employees are required to confirm their understanding of the Code of Business Ethics on a regular basis. The Code of Business Ethics sets the framework and standard for all employees to help ensure that the Company’s decisions and actions are ethical, and that Ericsson is acting as a positive global force.
Board of Directors
At the Annual General Meeting, held on April 3, 2024, Jan Carlson was re-elected
Chair of the Board, and Jon Fredrik Baksaas, Jan Carlson, Carolina Dybeck Happe, Börje Ekholm, Eric A. Elzvik, Jonas Synnergren, Kristin S. Rinne, Jacob Wallenberg, and Christy Wyatt were re-elected
as members of the Board. Karl Åberg was elected as new Board member. In September 2024, Carolina Dybeck Happe resigned from the Board following her appointment to a new role. Ulf Rosberg, Kjell-Åke Soting and Annika Salomonsson were appointed as employee representatives by the unions, with Loredana Roslund, Frans Frejdestedt and Stefan Wänstedt as deputies.
Management
Börje Ekholm has been President and CEO of the Group since 2017. The President and CEO is supported by the Executive Team.
Shareholder engagement
As part of Ericsson’s ongoing shareholder engagement, and in addition to the ordinary course communication between shareholders and Ericsson’s Investor Relations and management team throughout the year, during the first and fourth financial quarters of 2024, the Chair of Ericsson’s Board, Jan Carlson, and the Chair of the Audit and Compliance Committee, Eric Elzvik, had dialogues with shareholders and held Company-initiated substantive discussions with shareholders representing approximately 57% of shares outstanding. These are typically focused on a broad range of governance topics with the objective to understand and receive shareholder feedback and respond to questions. During 2024, the discussions centered on remuneration programs, board composition, and the thoughtful, multi-year transformation of the Company’s governance, culture and Ethics and Compliance Program, as well as sustainability and other topics. Shareholders communicated support for Ericsson’s overall executive remuneration philosophy, which includes an integrity-based component, the Audit and Compliance Committee’s strong oversight of the compliance function, and the frequent and in-depth
reporting on the effectiveness of the Ethics and Compliance Program to the Audit and Compliance Committee. Further information about shareholder engagement is included on page 1 of the Corporate Governance Report.
Remuneration
Remuneration to the members of the Board of Directors and to the Executive Team are reported in note G2, “Information regarding members of the Board of Directors and Group management.” Further information about remuneration to the President and CEO and

21	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

the Executive Vice President is included in the Remuneration Report appended to this Financial Report.
Guidelines for remuneration to Group management
The current Guidelines for remuneration to Group management were adopted by the Annual General Meeting 2023, included on pages 24–26.
Long-Term Variable Compensation Program 2024 (LTV 2024) for the Executive Team
Ericsson has share-based Long-Term Variable Compensation Programs in place for the Executive Team. LTV 2024 for the Executive Team was approved by the Annual General Meeting 2024. Details of LTV 2024 are explained in note G3, “Share-based compensation.”
Material contracts
Material contractual obligations are outlined in note D4, “Contractual obligations.” These are primarily related to leases of office and production facilities, certain customer contracts, purchase contracts for outsourced manufacturing, R&D and IT operations, as well as the purchase of components for Ericsson’s own manufacturing.
Ericsson is party to certain agreements, which include provisions that may take effect or be altered or invalidated by a change in control of the Company as a result of a public takeover offer. Such provisions are not unusual for certain types of agreements, such as financing agreements and certain license agreements. However, considering, among other things, Ericsson’s strong financial position, the Company believes that none of the agreements currently in effect would in and of itself entail any material consequence for Ericsson due to a change in control of the Company.
Risk management
Risk management is an important element of strategic decision-making and value creation. Ericsson strives to capture the opportunities and threats relating to the Company’s strategic objectives. Ericsson’s risk management activities operate in tandem with the development and deployment of Ericsson’s business plans and operational strategies. The Company has made significant strides in recent years toward ensuring that strategic, external and internal risks are properly identified, assessed, internally reported, escalated, and effectively addressed. Establishing accountability for risk management at all levels of the organization is a key priority. Ericsson’s management emphasizes the importance of identifying and addressing risks in its decision-making at all levels and has integrated this in Ericsson’s relevant operational and functional processes. Ericsson strives to ensure that risk is appropriately assessed, transparently considered, and escalated within the organization as circumstances warrant.
Ericsson’s Material Group Risk Protocol governs the analysis and escalation of material risk across the Group. The Business Risk Committee provides executive oversight and promotes accountability for potentially material risks. The Business Risk Committee is co-chaired
by the Chief Legal Officer and the CFO and serves as a fully embedded risk escalation and oversight forum that has strengthened management’s decision-making and handling of risks. The Business Risk Committee process and Group-wide assessment of risk have enhanced Ericsson’s holistic insights into enterprise risk and has increased alignment and the ability to effectively address risks that impact various parts of the organization. In particular, the Business Risk Committee reviews risk matters with potential material impact (including risks that arise in “high risk” jurisdictions) and provides a management forum for monitoring and reviewing risks identified in the Enterprise Risk Management system. The framework establishes an enterprise-level baseline for transparency and risk oversight. Group level Enterprise Risk Management activities are overseen by the Business Risk Committee, which reports relevant matters to the Board, of which the Audit and Compliance Committee has oversight responsibility for the Company’s risk management and its Enterprise Risk Management framework.
Financial risk management is overseen by the Finance function. For further information on financial risk management, see Notes to the consolidated financial statements – note F1 “Financial risk management” in the Financial Report.
The Material Group Risk Protocol, the Business Risk Committee and Ericsson’s Enterprise Risk Management framework operate in a complementary manner to provide the Board and management with a consolidated view of Group risk.
Ericsson’s Enterprise Risk Management process provides a system for assessment and mitigation of risks across the Group and for all roles with responsibilities for risk management activities. This process seeks to ensure that Group functions, market areas and business areas consider risk in relation to strategic objectives and decision-making, while ensuring escalation of material Group risks to the Business Risk Committee. The Company continues to bolster its transactional controls and data analytics, including increased due diligence and monitoring of third-party relationships. Ericsson has also expanded anti-corruption risk assessments to address country-specific compliance risks, developed a State-Owned Entities Map to identify public officials and state-owned customers, expanded on-the-ground,
in-country
compliance officers and increased personnel levels in both compliance and other gatekeeper functions.
For information on risks that could impact the fulfilment of objectives, and form the basis for mitigating activities, see the other sections of the Board of Directors’ Report, notes A2 “Critical accounting estimates and judgments,” F1 “Financial risk management,” F4 “Interest bearing liabilities” and the chapter Risk factors. Further information about risk management is included on pages 5–6 of the Corporate Governance Report.
Sourcing and supply
Ericsson’s hardware largely consists of electronics. For manufacturing, Ericsson purchases customized and standardized components and services from global, regional and local suppliers.
Ericsson negotiates global supply agreements with its primary suppliers and endeavors to have alternative supply sources to avoid single source supply situations, as a means to build resilience in the supply chain.
The production of electronic modules and
sub-assemblies
is mostly outsourced to manufacturing services companies. Ericsson is focusing internal manufacturing on new product introductions and new technologies. The majority of the matured portfolio is out-sourced
through production partners. Ericsson has internal production sites in the U.S., Estonia, China, Brazil, Romania and Mexico.
Ericsson requires its suppliers to comply with principles set forth in the Ericsson Code of Conduct for Business Partners (CoC). This is enforced through agreements, regular risk assessments, auditing and related actions. The CoC sets forth standards on environmental management, human and labor rights, occupational health and safety, business ethics and anti-corruption as fundamental parts of Ericsson’s responsible business.
Business Partners are required to have an environmental management system and to be aware of and comply with applicable environmental legislation, permits and reporting requirements. Where the requirements in the CoC are higher than local standards and laws, the requirements of the CoC should be applied.
Ericsson works to reduce environmental impacts and emissions in the supply chain and aims to have 350 high emitting and strategic suppliers set emission reduction targets that align with the Paris Agreement’s goal of limiting global warming to 1.5 C.

22	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Sustainability and corporate responsibility
Sustainability and corporate responsibility are integral parts of Ericsson’s strategy and culture and are embedded across its operations to drive business transformation and create value for the Company’s stakeholders.
Ericsson is committed to creating positive impacts for and reducing risks to the Company and its stakeholders throughout its operations and value chain through its technology, solutions and the expertise of its employees.
Ericsson strives to minimize the negative impacts of its operations and extended value chain, through continuously working to improve the environmental and energy performance of its products, human rights due diligence and maintaining its focus on the health and safety of everyone working on behalf of the company.
A Sustainability and Corporate Responsibility Report is rendered as a separate report added to the Annual Report in accordance with the Annual Accounts Act (SFS 1995:1554, Chapter 6, Section 10 and 11) according to the previous version applied before 1 July 2024.
Legal proceedings involving governmental authorities
In February 2022, Ericsson publicly disclosed that an internal investigation in 2019 included a review of the conduct of Ericsson employees, vendors and suppliers in Iraq during the period between 2011 to 2019. The investigators could not determine the ultimate recipients of any payments, nor identify that any Ericsson employee was directly involved in financing terrorist organizations. The Company’s 2019 internal Iraq investigation did not conclude that Ericsson made or was responsible for any payments to any terrorist organization.
The Company continues to fully cooperate with the DOJ in its investigation into matters discussed in the 2019 internal Iraq investigation report and related topics concerning jurisdictions including Iraq, and the Company is providing additional documents and other information which continue to be requested by the DOJ. As additional information continues to be identified and evaluated in continued cooperation with the DOJ during its ongoing investigation, it is expected that there will not be any conclusive determinations on the outcome until the investigation is completed. The scope and duration of the investigation remains uncertain.
As part of its defense to a now settled patent infringement lawsuit filed by Ericsson in 2013 in the Delhi High Court against Indian handset company Micromax, Micromax filed a complaint against Ericsson with the
Competition Commission of India. The Competition Commission of India decided to refer the case to the Director General’s Office for an in-depth
investigation. The Competition Commission of India opened similar investigations against Ericsson in January 2014 based on claims made by Intex Technologies (India) Limited and, in 2015, based on a now settled claim from iBall. Ericsson has challenged Competition Commission of India’s jurisdiction in these cases before the Delhi High Court. On July 13, 2023, the Division Bench of the Delhi High Court found that in this instance the Competition Commission of India has no power to conduct the pending investigations against Ericsson. The Competition Commission of India has appealed this order to the Supreme Court of India.
In April 2019, Ericsson was informed by China’s State Administration for Market Regulation Anti-monopoly Bureau (SAMR) that SAMR has initiated an investigation into Ericsson’s patent licensing practices in China. Ericsson is cooperating with the investigation, which is still in a fact-finding phase. The next steps include continued fact-finding and meetings with SAMR in order to facilitate the authority’s assessment and conclusions. In case of adverse findings, SAMR has the power to impose behavioral and financial remedies.
Legal proceedings not involving governmental authorities
In August 2022, a civil lawsuit was filed in the United States District Court for the District of Columbia against Telefonaktiebolaget LM Ericsson and Ericsson Inc. (collectively, the “Ericsson defendants”). The lawsuit was brought by US military service members, employees of US government contractors and other civilians who were killed or injured in terrorist attacks in Iraq, Afghanistan and Syria from 2005 to 2021, as well as by their family members. The lawsuit asserts claims against the Ericsson defendants under the U.S. Anti-Terrorism Act alleging that the Ericsson defendants made payments that ultimately aided the terrorist organizations that committed, planned or authorized the attacks. In November 2022, the Ericsson defendants filed a motion to dismiss the complaint. On December 20, 2022, plaintiffs filed an amended complaint, which added additional plaintiffs, including a plaintiff injured in Turkey, and also named Ericsson AB (collectively with the Ericsson defendants, the “Ericsson corporate defendants”), President and CEO Börje Ekholm and a former employee (who has not been served with process) as additional defendants and also asserted additional allegations and claims. In March 2023, the Ericsson corporate defendants and Mr. Ekholm filed motions to dismiss the amended complaint. Plaintiffs filed their oppositions to defendants’ motions to dismiss the amended complaint in June 2023, and defendants filed reply briefs in support of their motions to dismiss in July 2023. All briefing has been submitted, and resolution of the matter is pending with the District Court. All defendants will continue to vigorously defend this matter.
In February 2024, a second civil lawsuit also alleging violations of the U.S. Anti-Terrorism Act was filed in the United States District Court for the District of Columbia. The lawsuit was filed by the same law firm and involves substantially similar factual allegations and claims as those made in the Anti-Terrorism Act lawsuit originally filed in August 2022, and similarly names the same Ericsson corporate defendants, President and CEO Börje Ekholm and a former employee as defendants. The new lawsuit was brought by additional US military service members, employees of US government contractors and other civilians who were killed or injured in terrorist attacks in Iraq, Afghanistan, Syria, Turkey, Niger, and France from 2005 to 2021, as well as by their family members. The District Court for the District of Columbia has stayed the proceedings in this matter pending its decision on the motions to dismiss in the earlier-filed suit. The defendants will vigorously defend this matter.
Beginning on August 4, 2023, a number of civil lawsuits have been filed against Telefonaktiebolaget LM Ericsson in Solna District Court, Sweden. 93 claimants have filed suit, which are coordinated and financed by a
UK-based
litigation funder. The claimants consist of a group of
non-Swedish
funds and financial institutions that allegedly are or have been shareholders of the Company. Their damages claims are primarily based on alleged inadequate disclosure of the contents of the Company’s 2019 internal Iraq investigation report. Ericsson filed its statement of defense on March 15, 2024. On February 14, 2025, the District Court ordered Ericsson to produce the 2019 internal Iraq investigation report to the claimants’ external counsel. Ericsson intends to appeal the decision. While proceedings on the merits of the case are stayed pending final resolution of the document production issue, the District Court has scheduled a preliminary hearing for October 16, 2025. Ericsson will continue to vigorously defend this matter.
On October 11, 2023, Ericsson commenced patent infringement proceedings against certain Lenovo entities (together “Lenovo”) in the Eastern District of North Carolina. In the course of the proceedings, Ericsson seeks declarations that Ericsson has complied with its FRAND commitments and with the ETSI IPR Policy and that Lenovo has infringed Ericsson patents. Ericsson has also commenced patent infringement proceedings against Lenovo at the United States International Trade Commission and

23	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

in other jurisdictions (Brazil and Colombia). In return, Lenovo has filed lawsuits against Ericsson in the High Court of Justice in the UK, at the Unified Patent Court, at the United States International Trade Commission, in the Eastern District of North Carolina, and has applied for an anti-suit injunction in the Eastern District of North Carolina. On February 14, 2024, the Eastern District of North Carolina denied the anti-suit injunction. Following Lenovo’s appeal, this decision was vacated and remanded to the Eastern District of North Carolina on October 24, 2024. This is a global dispute, and additional lawsuits and other legal actions may be initiated by the parties.
 The Company actively manages its IPR portfolio and its need for third-party licenses and is involved from time to time, in the ordinary course of business, in litigation related thereto, as plaintiff, defendant and other capacities.
 In addition to the proceedings discussed above, the Company is, and in the future may be, involved in various other regulatory investigations, lawsuits, claims (including claims by third-parties the Company has indemnified against infringement liability or provided guarantees to) and proceedings incidental to the ordinary course of business.
Group structure
The Group is comprised of more than 200 legal entities, and approximately 100 branch offices, with customers in approximately 175 countries.
Parent Company
Telefonaktiebolaget LM Ericsson’s (the Parent Company) business consists mainly of corporate management, holding company functions, internal banking activities and customer credit management. As of December 31, 2024, the Parent Company had 1 (3) branch office.
Financial information
Income after financial items was SEK 6.6 (–0.7) billion. The Parent Company had no sales in 2024 or 2023 to subsidiaries, while 37% (31%) of total purchases of goods and services were from subsidiaries.
 Major changes in the Parent Company’s financial position for the year included:
–	Current and non-current liabilities to subsidiaries increased by SEK 20.2 billion to SEK 67.8 billion.
–	Impairment of investments in subsidiaries and associates of SEK 14.0 billion, mainly related to Vonage.
–	Dividends from subsidiaries and associated companies of SEK 18.7 billion.
–	Gross cash increased by SEK 23.8 billion to SEK 58.7 (34.9) billion.
At the end of the year,
non-restricted
equity amounted to SEK 22.3 (27.6) billion, and total equity amounted to SEK 70.6 (75.8) billion.
Share information
As of December 31, 2024, the total number of shares issued was 3,348,251,735, of which 261,755,983 were Class A shares, each carrying one vote, and 3,086,495,752 were Class B shares, each carrying one tenth of one vote. Both classes of shares have the same rights of participation in the net assets and earnings. The largest shareholders of the Parent Company at year-end
were Investor AB with approximately 24.52% of the votes (9.3% of the shares), AB Industrivärden with approximately 15.1% of the votes (2.6% of the shares) and AMF Tjänstepension and AMF Fonder with approximately 5.0% of the votes (2.97% of the shares). In accordance with the conditions of the Long-Term Variable Compensation Program (LTV) for Ericsson employees, 2,529,745 treasury shares were distributed to employees or sold in 2024. The quotient value of these shares was SEK 5.00 per share, totaling SEK 12.6 million, representing less than 1% of capital stock, and compensation received for shares sold amounted to SEK 28.6 million. The holding of treasury stock on December 31, 2024 was 15,579,561 Class B shares. The quotient value of these shares is SEK 5.00, totaling SEK 77.9 million, representing 0.47% of capital stock, and the purchase price amounts to SEK 78.1 million.
 The Annual General Meeting 2024 resolved to approve the transfer of treasury stock to employees and on an exchange, a directed share issue of 4.1 million Class C shares and an authorization for the Board of Directors to decide on an acquisition offer for the previously resolved Long-Term Variable Compensation Program (LTV) I 2023 for Ericsson’s Executive Team and for employees classified as executives. In accordance with the authorization from the Annual General Meeting, in the second quarter 2024, the Board of Directors resolved to repurchase the new issued shares, which were subsequently converted into Class B shares. The quotient value of the repurchased shares was SEK 5.00, totaling SEK 20.5 million, representing 0.1% of capital stock, and the acquisition cost was SEK 20.7 million.
Proposed disposition of earnings
The Board of Directors proposes a dividend of SEK 2.85 (2.70) per share, and that the Parent Company shall retain the remaining part of non-restricted
equity. The dividend is proposed to be paid in two installments, SEK 1.43 per share with the record date March 27, 2025 (payment date April 1, 2025), and SEK 1.42 per share with the record date September 29, 2025 (payment date October 2, 2025). For the Parent Company’s treasury shares of Class B, no dividend will be distributed.
 The Board of Directors proposes that earnings be distributed as follows (assuming that no treasury shares are held on the record date):

Amount to be paid to the shareholders	9,542,517,445 SEK

Amount to be retained by the Parent Company	12,792,927,405 SEK

Total non-restricted equity of the Parent Company	22,335,444,850 SEK
As a basis for its dividend proposal, the Board of Directors has made an assessment in accordance with Chapter 18, Section 4 of the Swedish Companies Act of the Parent Company’s and the Group’s need for financial resources as well as the Parent Company’s and the Group’s liquidity, financial position in other respects and long-term ability to meet their commitments. As of 31 December 2024, the Group’s equity ratio amounted to 31.8% (32.8%) and the net cash amounted to SEK 37.8 (7.8) billion.
 The Parent Company’s
non-restricted
equity would have been approximately SEK 1.62 billion lower if assets and liabilities had not been valued at fair value pursuant to Chapter 4, Section 14a of the Swedish Annual Accounts Act.
 The Board of Directors has also considered the Parent Company’s result and financial position and the Group’s position in general. In this respect, the Board of Directors has taken into account known circumstances that may have an impact on the financial positions of the Parent Company and its subsidiaries.
 The proposed dividend does not limit the Group’s ability to make investments or raise funds. It is the Board of Directors’ assessment that the proposed dividend is justified considering the requirements that the nature, scope and risks of the business impose on the Parent Company’s and Group’s equity, as well as the Parent Company’s and the Group’s consolidation level, liquidity, and position in general, considering coming years’ business plans and economic development.

24	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Guidelines for Remuneration to Group Management approved
by the Annual General Meeting of shareholders 2023

Introduction
These Guidelines for Remuneration to Group Management (the “
Guidelines
”) apply to the Executive Team of Telefonaktiebolaget LM Ericsson (the “
Company
” or “
Ericsson
”), including the President and Chief Executive Officer (the “
President
and
CEO
”) (“
Group Management
”). These Guidelines apply to remuneration agreed and changes to previously agreed remuneration after the date of approval of the Guidelines and are intended to remain in place for four years until the Annual General Meeting of shareholders 2027. For employments outside of Sweden, due adaptations may be made to comply with mandatory local rules or established local practices. In such cases, the overall purpose of these Guidelines shall be accommodated to the largest extent possible. These Guidelines do not cover remuneration resolved by the general meeting of shareholders, such as long-term variable compensation programs (“
LTV
”).
Objective
These Guidelines aim to ensure alignment with the current remuneration philosophy and practices applicable for the Company’s employees based on the principles of competitiveness, fairness, transparency, and performance. In particular to:
–	attract and retain highly competent, performing, and motivated people that have the ability, experience, and skill to deliver on the Ericsson strategy;
–	encourage behavior consistent with Ericsson’s culture and core values;
–	ensure fairness in reward by delivering total remuneration that is appropriate but not excessive, and clearly explained;
–	have a total compensation mix of fixed pay, variable pay and benefits that is competitive where Ericsson competes for talent; and
–	encourage variable remuneration which aligns employees with clear and relevant targets, reinforces their performance and enables flexible remuneration costs for Ericsson.
The Guidelines and the Company’s strategy and sustainable long-term interest
A successful implementation of the Company’s strategy and sustainable long-term interests requires that the Company can attract, retain, and motivate the right talent and can offer competitive remuneration. These Guidelines aim to allow the Company to offer the members of the Group Management attractive and competitive total remuneration. Variable compensation covered by these guidelines shall be awarded against specific
pre-defined
and measurable business targets derived from the short and long-term business plan approved by the Board of Directors. Targets will include financial targets at Group, Business Area and/or Market Area level. In addition, strategic targets, operational targets, employee engagement targets, customer satisfaction targets, sustainability and corporate responsibility targets or other lead indicator targets will be applied as deemed appropriate by the Remuneration Committee.
 The Company operates long-term variable compensation programs for the Group Management as approved by the Annual General Meeting (“
AGM
”). Such decisions are not covered by these Guidelines. Details of Ericsson’s current remuneration policy and how we deliver on our policy and guidelines and information on previously decided long-term variable compensation programs that have not yet become due for payment, including applicable performance criteria, can be found in the Remuneration Report and in Note G2, “Information regarding members of the Board of Directors, the Group management” and Note G3, “Share-based compensation” in the annual report.
Governance of remuneration to
Group Management
The Board has established a Remuneration Committee (the “
Committee
”) to handle compensation policies and principles and matters concerning remuneration to Group Management. The Board has authorized the Committee to determine and handle certain issues in specific areas. The Board may also on occasion provide extended authorization for the Committee to determine specific matters.
 The Committee is authorized to review and prepare for resolution by the Board salary and other remuneration for the President and CEO. Further, the Committee shall prepare for resolution by the Board proposals to the AGM on Guidelines for Remuneration to Group Management at least every fourth year and on Long-term Variable compensation programs and similar equity arrangements.
 The Committee has the mandate to resolve salary and other remuneration for the other members of Group Management except for the President and CEO, including targets for short-term variable compensation (“
STV
”), and payout of STV based on achievements and performance.
 To conduct its responsibilities, the Committee considers trends in remuneration, legislative changes, disclosure rules and the general global executive remuneration environment. Before preparing salary adjustment recommendations for the President and CEO for resolution by the Board and approving any salary adjustments for the other members of Group Management the Committee reviews salary survey data, Company results and individual performance. No employee is present at the Committee’s meetings when issues relating to their own remuneration are being discussed. Similarly, the President and CEO is not present at Board meetings when issues relating to the President and CEO’s own remuneration are being discussed. The Committee may appoint independent expert advisors to assist and advise in its work.
 The Chair of the Remuneration Committee along with the Chair of the Board work together with Ericsson’s Investor Relations team, striving to ensure that healthy contact is maintained as necessary and appropriate with shareholders regarding remuneration to Group Management.
Overview of remuneration package
covered by these Guidelines
For Group Management the remuneration package may consist of fixed salary, short-term and long-term variable compensation (STV and LTV), pension and other benefits.
Below are the key components of remuneration of Group Management covered by these Guidelines, including why they are used, their operation, opportunity levels and related performance measures. In addition, the AGM has resolved and may in the future decide to implement LTV for Group Management. The ongoing share-based LTV programs resolved by the AGM have been designed to provide long-term incentives for the members of Group Management and to incentivize the Company’s performance creating long-term value. The aim is to attract, retain and motivate executives in a competitive market through performance-based share related incentives and to encourage the build-up
of significant equity holdings to align the interests of the members of Group Management with those of shareholders. The vesting period under the ongoing share-based LTV programs resolved by the shareholders is three years and vesting is subject to the satisfaction of identified performance criteria. Although LTV is an important component of the remuneration of Group Management, it is not covered by these Guidelines, because these programs are resolved separately by the AGM.

25	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Element and purpose	Description

Fixed salary	Salaries shall be set taking into account:
Fixed compensation paid at set times. Purpose: – attract and retain the executive talent required to implement Ericsson’s strategy – deliver part of the annual compensation in a predictable format

– Ericsson’s overall business performance

– business performance of the Unit that the individual leads

– year-on-year
performance of the individual

– external economic environment

– size and complexity of the position

– external market data

– pay and conditions for other employees based in locations considered to be relevant to the role.

When setting fixed salaries, the impact on total remuneration, including pensions and associated costs, shall be taken into consideration.

Short-term variable compensation (STV)
STV is a variable compensation plan that shall be measured against targets derived from the business plan and paid over a single year.
Purpose:
– align members of Group Management with clear and relevant targets to Ericsson’s strategy and sustainable long-term interests,
– provide individuals an earning opportunity for performance at flexible cost to the Company.

The STV shall be paid in cash every year after the Committee and, as applicable, the Board have reviewed and approved performance against targets which are normally determined at the start of each year for each member of Group Management.

Target
pay-out
opportunity for any financial year may be up to 150% of annual fixed salary of the individual. This shall normally be determined in line with the external market practices of the country of employment. Maximum pay-out
shall be up to two times the target
pay-out
opportunity (i.e., no more than 300% of annual fixed salary). Any existing long-term variable pay-opportunity
should be taken into account when determining target opportunity for STV (and vice versa).

The STV shall be based on measures linked to the annual business plan and to Ericsson’s long-term strategy and sustainability. Measures will include financial targets at Group, Business Area and/or Market Area level (for relevant members of Group Management). Other potential measures may include strategic targets, operational targets, employee engagement targets, customer satisfaction targets, sustainability and corporate responsibility targets or other lead indicator targets.

At the end of the performance period for each STV cycle, the Board and the Committee shall assess performance versus the measures and determine the formula-based outcome using the financial information made public by the Company for the financial targets when applicable.

The Board and the Committee reserve the right to:

– revise any or all of the STV targets at any time,

– adjust the STV targets retroactively under extraordinary circumstances,

– reduce or cancel STV if Ericsson faces severe economic difficulties, for instance in circumstances as serious as no dividend being paid,

– adjust STV in the event that the results of the STV targets are not a true reflection of business performance,

– reduce or cancel STV for individuals either whose performance evaluation or whose documented performance feedback is below an acceptable level or who are on performance counselling.

The Board and the Committee shall have the right in their discretion to:

– deny, in whole or in part, the entitlement of an individual to the STV payout in case an individual has acted in breach of Ericsson’s Code of Business Ethics,

– claim repayment in whole or in part the STV paid in case an individual has acted in breach of Ericsson’s Code of Business Ethics,

– reclaim STV paid to an individual on incorrect grounds such as restatement of financial results due to incorrect financial reporting, non-compliance
with a financial reporting requirement etc.

Pension
Contributions paid towards retirement fund.
Purpose:
– attract and retain the executive talent required to implement Ericsson’s strategy,
– facilitate planning for retirement by way of providing competitive retirement arrangements in line with local market practices.

The operation of the pension plan shall follow competitive practice in the individual’s home country and may contain various supplementary plans in addition to any national system for social security.

Pension plans should be defined contribution plans unless the individual concerned is subject to defined benefit pension plan under mandatory collective bargaining agreement provisions or mandatory local regulations.

For Group Management members in Sweden:

– pension benefits shall be granted based on a defined contribution plan except where law or collective bargaining agreement require a defined benefit pension. The pensionable salary shall include fixed salary and, where required by law or collective bargaining agreement, any variable salary.

– a supplementary pension contribution can be paid amounting to a maximum of 35% of the fixed annual salary that exceeds any cap in collective pension plans, unless a higher percentage is obliged by law or collective bargaining agreement.

– the supplementary pension contribution can, as an alternative to a pension contribution, be exchanged for a cash payment provided that it is done in a way that is cost-neutral for the Company.

Members of Group Management employed outside of Sweden may participate in the local market competitive pension arrangements that apply in their home countries in line with what is offered to other employees in the same country. In some special circumstances where individuals cannot participate in the local pension plans of their home countries of employment:

– cash equivalent to pension may be provided as a taxable benefit, or

– contributions may be made to an international pension fund on behalf of the individual on a costneutral basis

In all cases the annual pension contributions shall be capped at 70% of annual fixed salary.

Other benefits
Additional tangible or intangible compensation paid annually which do not fall under fixed salary, short-term and long-term variable compensation, or pension.
Purpose:
– attract and retain the executive talent required to implement Ericsson’s strategy,
– deliver part of the annual compensation in a predictable format.

Benefits offered shall consider the competitive practices in the individual’s country of employment and should be in line with what is offered to other senior employees in the same country and may evolve year on year.

Benefits may for example include Company phones, Company cars, wellbeing assistance, medical and other insurance benefits, tax support, travel, Company gifts and any international relocation and/or commuting benefits if the individual is required to relocate and/or commute internationally to execute the requirements of the role.

Benefit opportunities shall be set in line with competitive market practices and shall reflect what is offered to other senior employees in the individual’s country of employment.

The levels of benefits provided may vary year on year depending on the cost of the provision of benefits to the Company.

Other benefits shall be capped at 10% of annual fixed salary for members of Group Management located in Sweden.

Additional benefits and allowances for members of Group Management who are commuters into Sweden or who are on long-term assignment (“
LTA
”) in countries other than their home countries of employment, shall be determined in line with the Company’s international mobility policy which may include (but is not limited to) commuting or relocation costs; cost of living adjustment, housing, home travel or education allowance; tax and social security equalization assistance.

26	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Consideration of remuneration offered
to the Company’s employees
When developing these Guidelines, the Board and the Committee have considered the total remuneration and employment conditions of the Company’s employees by reviewing the application of Ericsson’s remuneration policy for the wider employee population to ensure consistency.
 There is clear alignment in the remuneration components for the members of Group Management and the Company’s employees in the way that remuneration policy is applied as well as the methods followed in determining fixed salaries, short-term and long-term variable compensation, pension, and benefits, which are to be applied broadly and consistently throughout the Company. The targets under short-term variable compensation are similar and the performance measures under long-term variable compensation program are the same for the members of Group Management and other eligible employees of the Company. However, the proportion of pay that is linked to performance is typically higher for Group Management in line with market practice and the higher levels of total compensation applicable at that level.
Employment contracts and termination
of employment
The members of Group Management are employed on permanent rolling contracts. The maximum mutual notice period is no more than 12 months. In case of termination by the employee, the employee has no right to severance pay.
 In any case, the fixed salary paid during the notice period plus any severance pay payable will not together exceed an amount equivalent to the individual’s 24 months fixed salary unless otherwise determined by local legislation or collective bargaining agreements.
 The employee may be entitled to severance pay up until the agreed retirement age or, if a retirement age has not been agreed, until the month when the employee turns 65. In a case where the employee is entitled to severance pay from a date later than 12 months prior to retirement, the severance pay shall be reduced in proportion to the time remaining and calculated only for the time as of the date when the employee’s employment ceases (i.e., the end of the period of notice) and until the time of retirement.
 Severance pay shall be reduced by 50% of the remuneration or equivalent compensation the employee receives, or has become entitled to, from any other employer or from his/her own or other activities during the period that severance is paid to the employee by the Company.
 The Company shall have the right to terminate the employment contract and dismiss the employee with immediate effect, without giving any advance notice and entitlement to severance pay, if the employee commits a serious breach of his/her obligations towards the Company.
 Normally disputes regarding employment agreements or any other agreements concerning the employment of the members of Group Management, the way such agreements have been arrived at, interpreted, or applied, as well as any other litigation proceedings from legal relations based on such agreements, shall be settled by arbitration by three arbitrators in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. Irrespective of the outcome of any arbitral award, the Company may, in the relation between the parties, carry all fees and expenses charged by the arbitrators and all of its own litigation costs (including attorney’s fees), except in the event the arbitration proceedings were initiated by the employee without reasonable cause.
Recruitment policy for new members
of Group Management
In determining the remuneration of a new member of Group Management, the Board and the Committee shall take into consideration all relevant factors to ensure that arrangements are in the best interests of the Company and its shareholders. These factors include:
–	the role being taken on,
–	the skills, experience and caliber of the candidate,
–	the level and type of remuneration opportunity received at a previous employer,
–	the geography in which the candidate is being recruited from and whether any relocation allowance is required,
–	the circumstances of the candidate,
–	the current external market and salary practice,
–	internal relativities.
Additional arrangements
By way of exception, additional arrangements can be made when deemed appropriate and necessary to recruit or retain an individual. Such arrangement could be in the form of short-term or long-term variable compensation or fixed component and can be renewed, but each such arrangement shall be limited in time and shall not exceed a period of 36 months and twice the annual fixed salary that the individual would have received if no additional arrangements were made. In addition, if appropriate, different measures and targets may be applied to the new appointment’s incentives in the first year.
 In addition, it may on a
case-by-case
basis be decided by the Board and the Committee respectively to compensate an individual for remuneration forfeited from a previous employer during recruitment. The Board and the Committee will consider on a case-by-case
basis if all or some of the remuneration including incentives forfeited need to be
‘bought-out’.
If there is a
buy-out
of forfeited incentives, this will take into account relevant factors including the form they were granted (cash vs. shares), performance conditions attached to these awards and the time they would have vested/paid. Generally, buy-out
awards will be made on a comparable basis to those forfeited.
 In the event of an internal candidate being promoted to Group Management, legacy terms and conditions may be honored, including pension and benefit entitlements and any outstanding incentive awards. If a Group Management member is appointed following a merger or acquisition with/of another company, legacy terms and conditions may also be honored for a maximum period of 36 months.
Board of Directors’ discretions
The Board upon recommendation from the Committee may in a specific case decide to temporarily deviate from these Guidelines in whole or in part based on its full discretion in unusual circumstances such as:
–	upon change of the President and CEO,
–
upon material changes in the Company structure, organization, ownership, and business (for example takeover, acquisition, merger, demerger etc.) which may require adjustments in STV and LTV or other elements to ensure continuity of Group Management, and

–	in any other circumstances, provided that the deviation is required to serve the long-term interests and sustainability of the Company or to assure its financial viability.
The Committee is responsible for preparing matters for resolution by the Board, and this includes matters relating to deviations from these Guidelines. Any such deviation will be disclosed in the Remuneration Report for the relevant year.

27	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Events after the reporting period
Ericsson appoints Charlotte Levert
as Chief People Officer
On February 5, 2025, Ericsson announced the appointment of Charlotte Levert as its new Chief People Officer, Senior Vice President, and Head of Group Function People. Charlotte Levert who is currently Vice President and Head of People Business Area Cloud and Software Services will replace MajBritt Arfert, whose departure Ericsson announced in October 2024. Charlotte Levert took up her new position on February 10 and is based in Sweden.
Ericsson announces changes to the Executive Team and to the Market
Area structure
On February 25, 2025, Ericsson announced changes to its Executive Team and to its global operating structure, consolidating its regional structure in a more efficient way. Per Narvinger has been appointed Executive Vice President and Head of Business Area Networks. Jenny Lindqvist has been appointed Head of Cloud Software and Services. Fredrik Jejdling will step down as Head of Business Area Networks on March 15, 2025, and remain an executive advisor to the business until June 30, 2025.
 In Ericsson’s new operating structure, two new Market Areas will be created to replace Market Area North America, Market Area Europe and Latin America and Market Area Middle East and Africa. Market Area Americas will be headed by Yossi Cohen and Market Area Europe, Middle East & Africa will be headed by Patrick Johansson.

28	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Board assurance
The Board of Directors and the President and CEO declare that the consolidated financial statements have been prepared in accordance with IFRS, as issued by the IASB, and as adopted by the EU, and give a fair view of the Group’s financial position and results of operations. The financial statements of the Parent

Company have been prepared in accordance with generally accepted accounting principles in Sweden and give a fair view of the Parent Company’s financial position and results of operations. The Board of Directors’ Report for the Group and the Parent Company provides a fair view of the development of the Group’s and the Parent Company’s operations, financial position and results of operations and describes material risks and uncertainties facing the Parent Company and the companies included in the Group.

29	Financial Report 2024 | Board of Director’s Report	Ericsson Annual Report on Form 20-F 2024

Report of independent registered
public accounting firm

To the shareholders and the Board of Directors of Telefonaktiebolaget LM Ericsson (publ)

Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of Telefonaktiebolaget LM Ericsson (publ) and subsidiaries (the "Company") as of December 31, 2024, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2024, of the Company and our report dated March 11, 2025, expressed an unqualified opinion on those financial statements.

Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s report on internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
 We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
 Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/Deloitte AB
Stockholm, Sweden
March 11, 2025

30	Financial Report 2024 | Report of independent registered public accounting firm	Ericsson Annual Report on Form 20-F 2024

Report of independent registered
public accounting firm

To the shareholders and the Board of Directors of Telefonaktiebolaget LM Ericsson (publ)

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Telefonaktiebolaget LM Ericsson (publ) and subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows, for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB).
 We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in
Internal Control — Integrated Framework (2013)
issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2025, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
 We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Revenue recognition from large contracts with customers — Refer to Notes B1 and B2 to the financial statements
Critical Audit Matter Description
Ericsson generates revenues primarily from sales of hardware, software, and services to its customers. The majority of these revenues are related to large multi-year framework agreements with customers which often include discounts and incentives arrangements. The associated customers issue purchase orders under these framework agreements that in combination constitute a contract and commitment to purchases of products and services over the duration of the agreement with the customer. These large contracts with customers may give rise to a risk of material misstatement due to incorrect amount and timing of revenue recognition for the respective obligation, that could have a material impact on the financial statements.

 Ericsson conducts an assessment at contract inception to determine which promised goods and services in a contract are distinct and accordingly identified as performance obligations. The amount and timing of revenue recognized is determined in relation to the individual performance obligations of the contract.
 Application of accounting standards for revenue recognition of large contracts with customers is associated with complexity in determining the amount and timing of revenue recognized in relation to individual elements of the contracts and involves inherent management judgment. We identified revenue recognition from large contracts with customers as a critical audit matter due to the significant degree of audit effort, especially in evaluating the sufficiency of audit evidence, in performing audit procedures to evaluate the adherence to the accounting standards.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the amount and timing of revenue recognized in relation to significant contracts included, but were not limited to the following:
–
We tested the effectiveness of the Company’s controls over revenue recognition with particular focus on the controls related to the amount and timing of revenue recognition for each performance obligation within large contracts with customers.

–	We tested a sample of large contracts with customers to assess management’s judgments related to the timing of recognition for each revenue obligation based on the contract.
–
We tested a sample of revenue transactions related to large contracts with customers recorded during the year by tracing them to supporting evidence of delivery and acceptance and assessed the revenue recorded in the period by comparing it to contract terms such as, delivery terms, transaction prices including, discounts and incentive agreements.

–	We tested a sample of ongoing negotiations with existing customers and analysed reversals of revenue subsequent to year end for indicators of unrecorded discounts and concessions during the period.

31	Financial Report 2024 | Report of independent registered public accounting firm	Ericsson Annual Report on Form 20-F 2024

Valuation of acquired customer relationships, intellectual property rights and other intangible assets, including goodwill related to Global Communications Platform (Vonage) and Enterprise Wireless Solutions (Cradlepoint) — Refer to Note C1 to the financial statements
Critical Audit Matter Description
Acquired customer relationships, intellectual property rights and other intangible assets, including goodwill, are collectively significant assets in the consolidated balance sheet. The Company’s evaluation of acquired customer relationships, intellectual property rights and other intangible assets, including goodwill for impairment involves the comparison of the recoverable amount to its carrying value. The Company’s assessment of the recoverable amount is based on discounted future cash flow models derived from internal business plans covering five years followed by a gradually declining cash flow development in the following period to its terminal value. The assessment requires management to make significant estimates and assumptions regarding forecasts of future sales growth, operating income, working capital and capital expenditure requirements, as well as assumptions on discount rates. In Q2 2024 Ericsson recorded a write down of intangible assets of SEK 14.7 billion attributed to the cash generating units relating to Vonage. The impairment was mainly a result of lower anticipated market growth in Vonage’s current offerings driven by lower market growth estimates and increased competition in certain of Vonage offerings in 2024. The assets impacted included goodwill, acquired customer relationships, intellectual property rights and other intangible assets.
 We identified valuation of acquired customer relationships, intellectual property rights and other intangible assets, including goodwill related to Vonage and Cradlepoint as a critical audit matter due to the significant judgments and estimates used in determining the forecasts of future sales growth, operating income, working capital and capital expenditure requirements, as well as assumptions on discount and terminal growth rates. Changes in these assumptions could have a significant impact on either the recoverable amount, the amount of any impairment charge, or both. The assessment of management’s assumptions regarding recoverable amount requires a high degree of auditor judgment, including an increased extent of audit effort and the need to involve our valuation specialists.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the assumptions regarding recoverable amount included, but were not limited to the following:
–
We tested the effectiveness of the Company’s controls over impairment evaluation and determination of the recoverable amount with particular focus on the controls over management’s preparation and review of assumptions for future sales growth, operating income, working capital, capital expenditure requirements and method for determining the discount and terminal growth rates used.

–
We evaluated management’s ability to accurately forecast future sales growth, operating income, working capital and capital expenditure requirements by comparing actual results to management’s historical forecasts, the Company’s historical results, external analyst reports and internal communications to management and the Board of Directors.

–
With the assistance of our valuation specialists, we evaluated the discount and terminal growth rates, including testing the underlying source information and the mathematical accuracy of the calculations, and developing a range of independent estimates and comparing those to the discount rates selected by management.

–
With the assistance of our valuation specialists, we further evaluated the company’s sensitivity analysis by comparing to our own sensitivity analysis to corroborate the disclosures around assumptions that are most sensitive to a reasonably possible change that could cause the carrying amount to exceed its recoverable amount for a cash generating unit.

/s/Deloitte AB
Stockholm, Sweden
March 11, 2025
We have served as the Company’s auditor since 2020.

32	Financial Report 2024 | Consolidated financial statements with notes	Ericsson Annual Report on Form 20-F 2024

Consolidated financial statements with notes

Notes to the consolidated financial statements

33	Financial Report 2024 | Consolidated financial statements with notes	Ericsson Annual Report on Form 20-F 2024

Consolidated financial statements
Consolidated income statement

January–December, SEK million	Notes	2024	2023	2022
Net sales	B1, B2	247,880	263,351	271,546
Cost of sales		–138,515	–161,749	–158,251
Gross income		109,365	101,602	113,295

Research and development expenses		–53,514	–50,664	–47,298
Selling and administrative expenses	C1	–51,657	–39,255	–35,692
Impairment losses on trade receivables	F1	–265	–268	–40
Operating expenses		–105,436	–90,187	–83,030

Other operating income	B4	3,229	994	1,231
Other operating expenses	B4	–2,599	–32,859	–4,493
Share in earnings of associated companies	B1, E3	–246	124	17
Earnings (loss) before financial items and income tax (EBIT)	B1	4,313	–20,326	27,020

Financial income	F2	2,734	2,145	778
Financial expenses	F2	–4,103	–4,118	–1,930
Net foreign exchange gains/losses	F2	–355	–1,020	–1,259
Income (loss) after financial items		2,589	–23,319	24,609

Income tax	H1	–2,215	–2,785	–5,497
Net income (loss)		374	–26,104	19,112
Net income (loss) attributable to:
Owners of the Parent Company		20	–26,446	18,724
Non-controlling interests		354	342	388

Other information
Average number of shares, basic (million)	H2	3,332	3,330	3,330
Earnings (loss) per share attributable to owners of the Parent Company, basic (SEK)	H2	0.01	–7.94	5.62
Earnings (loss) per share attributable to owners of the Parent Company, diluted (SEK)	H2	0.01	–7.94	5.62
Consolidated statement of comprehensive income (loss)

January–December, SEK million	2024	2023	2022
Net income (loss)	374	–26,104	19,112

Other comprehensive income (loss)

Items that will not be reclassified to profit or loss
Remeasurements of defined benefit pension plans	877	905	10,669
Revaluation of credit risk on borrowings	–567	–667	1,030
Cash flow hedge reserve s
Gains/losses arising during the period	–	–	3,703
Transfer to goodwill	–	–	–3,677
Tax on items that will not be reclassified to profit or loss	–28	–114	–3,067

Items that have been or may be reclassified to profit or loss
Cash flow hedge reserve s
Gains/losses arising during the period	–3,892	754	–701
Reclassification to profit or loss	725	1,090	280
Translation reserves
Changes in translation reserves	6,461	–2,375	7,130
Reclassification to profit and loss	73	59	–85
Share of other comprehensive income of associated companies	40	–10	49
Tax on items that have been or may be reclassified to profit or loss	652	–380	87
Other comprehensive income (loss), net of tax	4,341	–738	15,418
Total comprehensive income (loss)	4,715	–26,842	34,530

Total comprehensive income (loss) attributable to:
Owners of the Parent Company	4,515	–27,233	34,274
Non-controlling interests	200	391	256

34	Financial Report 2024 | Consolidated financial statements with notes	Ericsson Annual Report on Form 20-F 2024

Consolidated balance sheet

SEK million	Notes	Dec 31 2024	Dec 31 2023
Assets

Non-current assets
Intangible assets	C1
Capitalized development expenses		4,593	4,678
Goodwill		56,077	52,944
Customer relationships, IPRs and other intangible assets		7,954	22,667

Property, plant and equipment	C2	10,545	12,195
Right-of-use assets	C3	6,487	6,320

Financial assets
Equity in associated companies	E3	1,179	1,150
Other investments in shares and participations	F3	2,029	2,091
Customer finance, non-current	B6, F1	190	1,347
Interest-bearing securities, non-current	F1, F3	19,440	9,931
Other financial assets, non-current	F3	5,161	6,350
Deferred tax assets	H1	24,412	22,375
		138,067	142,048

Current assets
Inventories	B5	27,125	36,073
Contract assets	B6, F1	6,924	7,999
Trade receivables	B6, F1	44,151	42,215
Customer finance, current	B6, F1	4,332	5,570
Current tax assets		6,083	6,395
Other current receivables	B7	9,261	11,962
Interest-bearing securities, current	F1	12,546	9,584
Cash and cash equivalents	H3	43,885	35,190
		154,307	154,988
Total assets		292,374	297,036

Equity and liabilities

Equity
Capital stock	E1	16,743	16,722
Additional paid in capital	E1	24,731	24,731
Translation reserves	E1	12,788	6,067
Cash flow hedge reserves	E1	–1,770	745
Revaluation of borrowings	E1	–503	–53
Retained earnings	E1	42,295	50,461
Equity attributable to owners of the Parent Company	E1	94,284	98,673

Non-controlling interests	E1	–1,301	–1,265
		92,983	97,408
Non-current liabilities
Post-employment benefits	G1	24,448	26,229
Provisions, non-current	D1	3,511	4,927
Deferred tax liabilities	H1	1,295	3,880
Borrowings, non-current	F4	31,904	29,218
Lease liabilities, non-current	C3	5,363	5,220
Other non-current liabilities		996	755
		67,517	70,229
Current liabilities
Provisions, current	D1	8,204	6,779
Borrowings, current	F4	6,137	17,655
Lease liabilities, current	C3	2,132	2,235
Contract liabilities	B6	41,229	34,416
Trade payables	B8	30,173	27,768
Current tax liabilities		3,322	3,561
Other current liabilities	B9	40,677	36,985
		131,874	129,399
Total equity and liabilities		292,374	297,036

35	Financial Report 2024 | Consolidated financial statements with notes	Ericsson Annual Report on Form 20-F 2024

Consolidated statement of cash flows

January–December, SEK million	Notes	2024	2023	2022
Operating activities
Net income (loss)		374	–26,104	19,112
Adjustments to reconcile net income to cash	H3	30,617	51,710	17,638
		30,991	25,606	36,750

Changes in operating net assets
Inventories		10,208	9,304	–7,740
Customer finance, current and non-current		2,755	–1,708	–1,732
Trade receivables and contract assets		2,576	6,333	4,766
Trade payables		496	–10,037	–1,995
Provisions and post-employment benefits		–53	1,308	2,339
Contract liabilities		4,598	–7,088	5,794
Other operating assets and liabilities, net		2,237	–10,111	–813
		22,817	–11,999	619
Interest received		1,800	1,218	344
Interest paid		–3,043	–2,280	–1,250
Taxes paid		–6,304	–5,368	–5,600
Cash flow from operating activities		46,261	7,177	30,863

Investing activities
Investments in property, plant and equipment	C2	–2,340	–3,297	–4,477
Sales of property, plant and equipment		116	163	249
Acquisitions of subsidiaries and other operations	H3, E2	–397	–1,515	–51,995
Divestments of subsidiaries and other operations	H3, E2	86	–625	307
Product development	C1	–1,300	–2,173	–1,720
Purchase of interest-bearing securities		–19,622	–15,304	–13,582
Sale of interest-bearing securities		11,247	11,739	40,541
Other investing activities		–3,742	2,299	–3,720
Cash flow from investing activities		–15,952	–8,713	–34,397

Financing activities
Proceeds from issuance of borrowings	F4	3,615	19,728	10,755
Repayment of borrowings	F4	–15,917	–7,884	–16,029
Dividends paid		–9,233	–9,104	–8,415
Repayment of lease liabilities	F4	–2,492	–2,857	–2,593
Other financing activities		162	1,124	352
Cash flow from financing activities		–23,865	1,007	–15,930

Effect of exchange rate changes on cash		2,251	–2,630	3,763
Net change in cash and cash equivalents		8,695	–3,159	–15,701

Cash and cash equivalents, beginning of period		35,190	38,349	54,050
Cash and cash equivalents, end of period	H3	43,885	35,190	38,349

36	Financial Report 2024 | Consolidated financial statements with notes	Ericsson Annual Report on Form 20-F 2024

Consolidated statement of changes in equity

SEK million	Capital stock	Additional paid in capital	Trans- lation reserves	Cash flow hedge reserves	Revalu- ation of borrowings	Retained earnings	Stock- holders’ equity	Non- controlling interests	Total equity
2024

January 1, 2024	16,722	24,731	6,067	745	–53	50,461	98,673	–1,265	97,408
Net income	–	–	–	–	–	20	20	354	374
Other comprehensive income (loss), net of tax	–	–	6,721	–2,515	–450	739	4,495	–154	4,341
Total comprehensive income (loss)	–	–	6,721	–2,515	–450	759	4,515	200	4,715

Transaction with owners
Share issue, net	21	–	–	–	–	–	21	–	21
Repurchase of own shares	–	–	–	–	–	–21	–21	–	–21
Long-term variable compensation plans	–	–	–	–	–	93	93	–	93
Dividends paid	–	–	–	–	–	–8,997	–8,997	–236	–9,233
December 31, 2024	16,743	24,731	12,788	–1,770	–503	42,295	94,284	–1,301	92,983

2023

January 1, 2023	16,672	24,731	8,443	–719	477	85,210	134,814	–1,510	133,304
Net income (loss)	–	–	–	–	–	–26,446	–26,446	342	–26,104
Other comprehensive income (loss), net of tax	–	–	–2,376	1,464	–530	655	–787	49	–738
Total comprehensive income (loss)	–	–	–2,376	1,464	–530	–25,791	–27,233	391	–26,842

Transaction with owners
Share issue, net	50	–	–	–	–	–	50	–	50
Repurchase of own shares	–	–	–	–	–	–50	–50	–	–50
Long-term variable compensations plans	–	–	–	–	–	82	82	–	82
Dividends paid	–	–	–	–	–	–8,991	–8,991	–113	–9,104
Transactions with non-controlling interests	–	–	–	–	–	1	1	–33	–32
December 31, 2023	16,722	24,731	6,067	745	–53	50,461	98,673	–1,265	97,408

2022

January 1, 2022	16,672	24,731	1,206	–411	–341	66,918	108,775	–1,676	107,099
Net income	–	–	–	–	–	18,724	18,724	388	19,112
Other comprehensive income (loss), net of tax	–	–	7,237	–1,066	818	8,561	15,550	–132	15,418
Total comprehensive income (loss)	–	–	7,237	–1,066	818	27,285	34,274	256	34,530
Transfer to retained earnings	–	–	–	758	–	–758	–	–	–

Transaction with owners
Long-term variable compensations plans	–	–	–	–	–	89	89	–	89
Dividends paid	–	–	–	–	–	–8,325	–8,325	–90	–8,415
Transactions with non-controlling interests	–	–	–	–	–	1	1	–	1
December 31, 2022	16,672	24,731	8,443	–719	477	85,210	134,814	–1,510	133,304

37	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Notes to the consolidated financial statements
Section A – Basis of presentation

Material accounting policies

Basis of presentation
Introduction
The consolidated financial statements comprise Telefonaktiebolaget LM Ericsson, the Parent Company, and its subsidiaries (“the Company”) and the Company’s interests in associated companies. The Parent Company is domiciled in Sweden at Torshamnsgatan 21,
SE-164
83 Stockholm. Ericsson provides mobile connectivity solutions to communications service providers, enterprises and the public sector.
The consolidated financial statements for the year ended December 31, 2024, have been prepared in accordance with
IFRS
®
Accounting standards as issued by the International Accounting Standards Board (IASB), and as endorsed by the EU and RFR 1 “Additional rules for Group Accounting,” related interpretations issued by the Swedish Corporate Reporting Board (Rådet för hållbarhets- och finansiell rapportering), and the Swedish Annual Accounts Act. For the financial reporting of 2024, the Company has applied IFRS as issued by the IASB (IFRS effective as per December 31, 2024). There is no difference between IFRS effective as per December 31, 2024, and IFRS as endorsed by the EU, nor is RFR 1 related interpretations issued by the Swedish Financial Reporting Board (Rådet för finansiell rapportering) or the Swedish Annual Accounts Act in conflict with IFRS, for all periods presented.
The financial statements were approved by the Board of Directors on February 26, 2025. The financial statements are subject to approval by the Annual General Meeting of shareholders.
Disclosure about new standards and amendments applied as from January 1, 2024, and the preparations for the adoption of new standards and interpretations not adopted in 2024 are disclosed at the end of this note, see heading Other.
Basis of presentation
The financial statements are presented in millions of Swedish Krona (SEK). They are prepared on a going concern and historical cost basis, except for certain financial assets and liabilities that are stated at fair value: financial instruments classified as fair value through profit or loss (FVTPL), financial instruments classified as fair value through other comprehensive income (FVOCI) and plan assets related to defined benefit pension plans. Financial information in the consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of cash flows and the consolidated statement of changes in equity with related notes are presented with two comparison years. For the consolidated balance sheet, financial information with related notes is presented with one comparison year.
Basis of consolidation and composition of the Group
Subsidiaries are all companies for which Telefonaktiebolaget LM Ericsson, directly or indirectly, is the parent. To be classified as a parent, Telefonaktiebolaget LM Ericsson, directly or indirectly, must control another company which requires that the Parent Company has power over that other company, is exposed to variable returns from its involvement and has the ability to use its power over that other company. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that such control ceases.
The Company is comprised of the parent company, Telefonaktiebolaget LM Ericsson, with generally fully-owned subsidiaries in many countries of the world. The largest operating subsidiaries are the fully-owned companies Ericsson AB, incorporated in Sweden and Ericsson Inc., incorporated in the US.
Foreign currency remeasurement and translation
Items included in the financial statements of each entity of the Company are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in Swedish Krona (SEK), which is the Parent Company’s functional and presentation currency.
Transactions and balances
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of each respective transaction. For practical reason
s
, the Company uses the closing rate of the previous month end as approximation of the prevailing rate at the date of transaction, although spot rate is used for material transaction where appropriate.
Foreign currency exchange effect is presented as a net item within Financial income and expenses, reported separately from other financial income and expenses items as this reflects the way the Company manages its foreign exchange risks on a net basis.
Translations of Group companies
The results and financial position of all the group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:
Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet. This includes goodwill arising on the acquisition of a foreign entity.
Period income and expenses for each income statement are translated at period average exchange rates. For practical reason, the Company uses the closing rate of the previous month end as approximation of the period average exchange rates.
All resulting net exchange differences are recognized as a separate component of Other comprehensive income (OCI), i.e. changes in translation reserves.
The Company is continuously monitoring the economies with high inflation, the risk of hyperinflation and their potential impact on the Company. There is no significant impact due to any currency translation of a hyper-inflationary economy.

Business and operations
For further disclosure, see the notes under section B.
Segment reporting
The segment presentation, as per each segment, is based on the Company’s accounting policies as disclosed in this note. An operating segment is a component of a company whose operating results are regularly reviewed by the Company’s chief operating decision maker (CODM), to make decisions about resources to be allocated to the segment and assess its performance. The President and CEO is defined as the CODM function in the Company.
The Company’s segment disclosure about geographical areas is based on the country in which transfer of control of products and services occur.
For further information, see note B1 “Segment information.”
Revenue recognition for standard products and services
Products and services are classified as standard solutions as they do not require significant installation and integration services to be delivered. Installation and integration services are generally completed within a short period of time, from the delivery of the related products. These products

38	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note A1, cont’d.

and services are viewed as separate distinct performance obligations. This type of customer contract is usually signed as a frame agreement and the customer issues individual purchase orders to commit to purchases of products and services over the duration of the agreement.
For hardware sales, transfer of control and revenue recognition, is usually deemed to occur when the equipment arrives at the customer site.
Standard product software is sold as an
on-premises
software license that provides a right to use the software as it exists when made available to the customer. Control is transferred when software licenses are provided to the customer at a point in time and already activated, or as a released software version, ready to be activated by the customer at a later stage. Revenue is recognized when control of the software is transferred and unconditional right to payment exists.
Software licenses are also sold on a
when-and-if
available basis or delivered to the customer network over a period of time. In such cases, the customer is billed on a subscription basis, and revenue is recognized over time. For software revenue based on usage the revenue is recognized upon usage measurement and right to invoice. Revenue for installation and integration services is recognized upon completion of the service.
Revenue for recurring services such as customer support and managed services is recognized as the services are delivered, pro-rata
over time. Transaction price for managed services contracts may include variable consideration that is estimated based on performance and prior experience with the customer. Contracts for standard products and services apply to all segments.
For more information, see note A2 “Judgments and critical accounting estimates.”
Revenue recognition for enterprise solutions
Enterprise solutions comprise mainly of software platform solutions, delivered as-a-service
through a cloud delivery model. These are generally sold as subscription contracts with revenue recognized pro-rata
over time or on a usage basis.
Cloud services allow the customer to use hosted software over the contract period without taking possession of the software. Cloud services are highly integrated with the software and the individual components are not considered distinct, hence all revenue is recognized in the period these services are provided. Contract duration ranges from one month to 5 years.
Revenue for fixed fee arrangement is recognized on a
pro-rata
basis over the contract duration. Revenue for fees based on usage is recognized when usage occurs.
Services sold through wholesalers or distributors are assessed for principal or agent relationship. Wholesalers are treated as agents for services that are activated upon delivery of equipment to the end users since the Company still has the primary responsibility to the customers for providing the services, hence revenue (in the gross amount) is recognized rateably from activation until the end of the contract.
Revenue recognition for Intellectual Property Rights (IPR)
This type of contract relates to the patent and licensing business. The Company has assessed that the nature of its IPR contracts is such that they provide customers a license with the right to access the Company’s intellectual properties over time, therefore revenue shall be recognized over the duration of the contract. Royalty revenue based on sales or usage is recognized when the sales and usage occur.
Customer contract related balances
Trade receivables include amounts that are billed in accordance with customer contract terms and amounts that the Company has an unconditional right to, with only passage of time before the amounts can be billed in accordance with the customer contract terms.
Prices on standard products and services contracts are usually fixed, and mostly billed upon delivery of the hardware or software, or completion of installation services. A proportion of the transaction price may be billed upon formal acceptance of the related installation services, which will result in a contract asset for the proportion of the transaction price that is not yet billed. Amounts billed are normally subject to payments terms within 60 days from invoice date.
Standard recurring services contracts are billed over time, often on a quarterly basis. Amounts billed are normally subject to payments terms within 60 days from invoice date. Contract liabilities or receivables may arise depending on whether the quarterly billing is in advance or in arrears.
For Enterprise solution fixed fee contracts, billing is typically in advance, resulting in contract liability. For usage-based contracts, billing is in arrears, resulting in a receivable. Typical credit term is 30 to 45 days.
IPR contracts are usually structured as a royalty fee based on sales or usage over the period, measured on a quarterly basis. This results in a receivable balance if the billing is performed the following quarter after measurement. Some contracts include lump sum amounts, payable either upfront at commencement or on an annual basis. This results in a contract liability balance if payment is in advance of revenue, as revenue is recognized over time. Amounts billed are normally subject to payments terms within 60 days from invoice date.
Customer finance credits arise from credit terms exceeding 179 days in the customer contract or a separate financing agreement signed with the customer. Customer finance is a class of financial assets that is managed separately from receivables. See note F1 “Financial risk management,” for further information on credit risk management of trade receivables and customer finance credits. Where financing is provided to the customer, revenue is adjusted to reflect the impact of the financing transaction. These transactions could arise from the customer finance credits above if the contracted interest rate is below the market rate over the duration of the financing period.
Deferred sales commissions
The Company has various incremental commission costs for internal sales personnel and channel partners that relate to the acquisition of customer contracts in the Enterprise segment. These costs are capitalized as deferred contract acquisition costs (within Other non-current
assets and Other current assets) and amortized on a straight-line basis to selling and administrative expenses over the contract period. The average contract period is 3 years. The Company expenses sales commissions for commission plans related to customer arrangements with a duration of one year or less. The Company periodically assesses for changes in its business or market conditions which would indicate that its amortization period shall be changed or if there are potential indicators of impairment.
Inventories
Inventories are measured at the lower of cost or net realizable value and using cost formula first-in,
first-out
(FIFO) related to the Company’s owned production and weighted average cost formula for externally purchased components within the Company’s production units. The cost of inventories related to work in progress is measured at its individual costs.
Risks of obsolescence have been measured by estimating market value based on future customer demand and changes in technology and customer acceptance of new products. An inventory obsolescence provision is recognized as cost of sales in the income statement when identified.
For more information, see note A2 “Judgments and critical accounting estimates.”

Long-term assets
For further disclosure, see the notes under section C.
Goodwill
As from the acquisition date, goodwill acquired in a business combination is allocated to each cash-generating unit (CGU) expected to benefit from the future synergies of the combination.
An annual impairment test for the CGUs or groups of CGUs to which goodwill has been allocated is performed in the fourth quarter, or when there is an indication of impairment. An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. The recoverable amount is the higher of the value in use and the fair value less costs of disposal. In assessing the value in use, the estimated future cash flows after tax are discounted to their present value using an after-tax
discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. The after-tax
amounts, both in relation to cash flows and discount rate, are applied to the calculation because available models for calculating the discount rate include a tax component. The effect of after-tax
discount rates applied by the Company is not materially different from a discounting based on before-tax
future cash flows

39	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note A1, cont’d.

and
before-tax
discount rates, as required by IFRS. Write-downs of goodwill are reported under Other operating expenses in the income statement.
For more information, see note A2 “Judgments and critical accounting estimates” and note C1 “Intangible assets.”
Intangible assets other than goodwill
Intangible assets other than goodwill comprise intangible assets acquired through business combination such as customer relationships, technology (patents), and trademarks. In addition, there are capitalized development expenses and separately acquired intangible assets, mainly consisting of software. At initial recognition, acquired intangible assets relating to business combinations are stated at fair value, and capitalized development expenses and software are stated at cost. Subsequent to initial recognition, these intangible assets are stated at the initially recognized amounts less accumulated amortization and any impairment losses. Research and development expenses include amortization and impairment losses mainly relating to capitalized development expenses and technology. Selling and administrative expenses include amortization and impairment losses mainly relating to customer relationships and brands.
Amortization is charged to the income statement, on a straight-line basis, over the estimated useful life of each intangible asset. For acquired intangible assets, such as patents, customer relationships, trademarks, and software estimated useful lives do not exceed 10 years, and capitalized development expenses usually have a useful life of 3 years.
On asset level impairment tests are performed when there is an indication of impairment. However, intangible assets not yet available for use are tested annually for impairment.
For more information, see note A2 “Judgments and critical accounting estimates.”
Property, plant, and equipment
Property, plant, and equipment consist
s
of real estate, machinery and other technical assets, other equipment, tools installations, and construction in progress, and are stated at cost less accumulated depreciation and any impairment losses.
Depreciation is charged to the income statement on a straight-line basis over the estimated useful life of each component of an item of property, plant, and equipment, including buildings. Estimated useful lives are, generally, 25–50 years for real estate and 3–10 years for machinery and equipment. Depreciation and any impairment charges are included in Cost of sales, Research and development, or Selling and administrative expenses.
Gains and losses on disposals are reported within Other operating income and expenses in the income statement.
Leases
The main types of assets leased by the Company are real estate, vehicles and
IT-equipment.
Leases when the Company is the lessee
The Company recognizes
right-of-use
assets and lease liabilities arising from all leases in the balance sheet, with some exceptions. In the assessment of a lease contract the lease components are separated from non-lease
components. The lease term is defined based on the contract lease term and when reasonably certain estimated extension or termination options are included. The average remaining lease term including estimated extension or termination options for real estate contracts is around three years. For lease extensions not included in the lease liability there can be multiple options for different periods (overlapping) and they can have different stipulations for how the various options can be applied to be valid (limitations on size/scope) that must be maintained for extension. As a result, the future payments for these lease extensions are not known.
At commencement date the lease liabilities are measured at the present value of the lease payments not paid at the commencement date, discounted using the Company’s incremental borrowing rate. The Group estimates its incremental borrowing rate to measure lease liabilities at the present value of lease payments because the interest rate implicit in the lease is not readily determinable. The incremental borrowing rate is calculated considering interest swap rates, the creditworthiness of the entity that signs the lease and an adjustment for the asset being collateralized. Lease payments included in the liability are fixed payments, variable payments depending on an index or rate and penalties for t erm
ination of contracts.
The
right-of-use
asset is depreciated over the lease term on a straight-line basis. Depreciation and any impairment charges are included in Cost of sales, Research and development expenses or Selling and administrative expenses.
The Company applies the recognition exemption for short-term leases and leases for which the underlying asset is of low value and recognizes the lease payments for those leases as an expense on a straight-line basis over the lease term.
When the Company acts as a lessor, it is mainly in relation to real estate sublease, financing and operating leases. For more information, see note C3 “Leases.”

Obligations
For further disclosure, see the notes under section D.
Provisions and Contingent Liabilities
Provisions are made when there are legal or constructive obligations as a result of past events and when it is probable that an outflow of resources will be required to settle the obligations and the amounts can be reliably estimated. When the effect of the time value of money is material, the estimated cash flows are discounted to present value. However, the actual outflows as a result of the obligations may differ from such estimates. Provisions mainly relate to restructuring, customer and supplier-related provisions, warranty commitments, cash-settled share-based payments, claims or obligations as a result of patent infringement, and other litigations.
A restructuring obligation is considered to have arisen when the Company has a detailed formal plan for the restructuring (approved by management), which has been communicated in such a way that a valid expectation has been raised among those affected. Curtailment gains and losses on defined benefit plans are reported as part of the net restructuring costs when the restructuring provision is raised for the underlying program.
Customer-related provisions mainly consist of estimated losses on onerous contracts. For losses on customer contracts, a provision equal to the total estimated loss is recorded immediately when a loss from a contract is probable and can be estimated reliably. The loss is calculated based on the lower of the unavoidable costs to fulfill a contract and the exit penalty. The unavoidable cost includes both the incremental and allocated costs to fulfill the contract.
Supplier-related provisions relate to contractual commitments mostly relating to inventories. The provision is based on a risk assessment comparing the forecasted sales volumes with the committed purchase obligations. If the contractually committed purchase obligations are assessed to be at risk of not being met, a provision is raised equal to the best estimate of the expected obsolescence or the contractual fee.
Product warranty commitments consider probabilities of all material quality issues based on historical performance for established products and expected performance for new products, estimates of repair cost per unit, and volumes sold still under warranty up to the reporting date.
Share-based payment provision relates to cash-settled share-based programs. Refer to the accounting policy under “Cash-settled plans.”
Other provisions relate mainly to patent infringements, litigations, and other provisions which do not fall within the defined categories. The Company provides for estimated future settlements related to patent infringements based on the probable outcome of each infringement. The actual outcome or actual cost of settling an individual infringement may vary from the Company’s estimate. The Company estimates the outcome of any potential patent infringement made known to the Company through assertion and the Company’s monitoring of patent-related cases in the relevant legal systems.
In the ordinary course of business, the Company is subject to proceedings, lawsuits, and other unresolved claims. These matters are often resolved over a long period of time. The Company regularly assesses the likelihood of any adverse judgments in or outcomes of these matters, as well as potential ranges of possible losses.
Present or possible obligations that do not meet the provision recognition criteria are reported as contingent liabilities.
For more information, see note A2 “Judgments and critical accounting estimates” and note D2 “Contingent liabilities.”

40	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note A1, cont’d.

Group structure
For further disclosure, see the notes under section E.
Business combinations
At the acquisition of a business, the cost of the acquisition, being the purchase price, is measured as the fair value of the assets acquired, and liabilities incurred or assumed at the date of exchange, including any cost related to contingent consideration. Transaction costs attributable to the acquisition are expensed as incurred. The acquisition cost is allocated to acquired assets, liabilities, and contingent liabilities based upon appraisals made, including assets and liabilities that were not recognized on the acquired entity’s balance sheet, for example, intangible assets such as customer relationships, brands, patents, and financial liabilities. The Company, on an acquisition-by-acquisition
basis, chooses to measure any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.
The acquired entity is consolidated into the Group results from the date of acquisition. Accordingly, the consolidated stockholders’ equity includes equity in subsidiaries and associated companies earned only after their acquisition.
Associated companies
Investments in associated companies is when the Company has significant influence and the ability to participate in the financial and operating policy decisions of the associated company but is not in control or joint control over those policies. Normally, this is the case in voting stock interest, including effective potential voting rights, which stand at least at 20% but not more than 50%. Associated companies are accounted for in accordance with the equity method. Any change in other comprehensive income of the associated companies is presented as part of other comprehensive income. The Company’s share of losses in associates are also recognized to reduce the carrying value of any long-term interest that forms part of its net investment.

Financial instruments and risk management
For further disclosure, see the notes under section F. Plan assets under IAS 19 are excluded from the financial risk management policy and financial instruments disclosures in section F.
Financial assets
Financial assets are recognized when the Company becomes a party to the contractual provisions of the instrument. Regular purchases and sales of financial securities are recognized on the settlement date. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. The Company sells its receivables with the expectation that all derecognition criteria are fully satisfied thereby no material asset or liability is retained. The Company classifies its financial assets in the following categories: at amortized cost, at fair value through other comprehensive income (FVOCI), and at fair value through profit or loss (FVTPL). The classification depends on the cash flow characteristics of the asset and the business model in which it is held.
The fair values of quoted financial investments and derivatives are based on quoted market prices or rates. If official rates or market prices are not available, fair values are calculated using observable inputs such as market prices for implied volatility, foreign exchange and interest rates. Where there are no observable market data, fair values are calculated using other inputs such as data from transactions, external evidence on exit price or other analytical techniques.
Financial assets at amortized cost
Interest bearing assets, including cash equivalents, held with the objective to collect contractual cash flows, are classified as amortized cost assets. These include securities and deposits not managed on a fair value basis and loans to associates.

Financial assets at fair value through other comprehensive income (FVOCI)
Trade receivables are classified as FVOCI because the business model is primarily to collect, with occasional sales. Sale of trade receivables are made when the liquidity need arises and competitive prices are available for such a sale.
Financial assets at fair value through profit or loss (FVTPL)
All financial assets that are not classified as either amortized cost or FVOCI are classified as FVTPL. Derivatives are classified as FVTPL, unless they are designated as hedging instruments for the purpose of hedge accounting. Derivatives assets and liabilities are offset where there is legally enforceable right to offset, and the Company settles on a net basis with the counterparties. Derivatives assets and liabilities (after offset) are classified as current and non-current
based on the maturity of the contract, unless they are intended and expected to be settled within 12 months.
Interest-bearing assets including investment in securities and money market funds are classified as FVTPL where they are either held in a portfolio managed on a fair value basis or held for short-term liquidity purposes.
Customer finance receivables are classified as FVTPL because they are primarily held for sale. These assets are presented on the balance sheet based on their maturity date (i.e., those with a maturity longer than one year are presented as non-current).
For more information, see note A2 “Judgments and critical accounting estimates.”
Investments in shares and participations are classified as FVTPL and presented as non-current
financial assets, unless they are expected to be sold within 12 months thereby presented as other current receivables.
Gains or losses arising from changes in the fair values of investment in shares and participations are presented in the income statement within other operating income, except where investments are viewed as non-operational
in nature, in which case gains and losses are presented within financial income.
Gains and losses on derivatives are presented in the income statement as follows: Gains and losses on derivatives used to hedge foreign exchange risks are presented within net foreign exchange gains and losses. Gains and losses on interest rate derivatives used to hedge financial assets and liabilities are presented in financial income and financial expense, respectively.
Gains and losses on revaluation of customer financing receivables are presented in the income statement as selling expenses. Gains and losses arising from changes in the fair values of all other assets in the FVTPL category are presented in the income statement within financial income.
Dividends on equity instruments are recognized in the income statement as part of financial income when the Company’s right to receive payments is established.
Impairment in relation to financial assets
At each balance sheet date, financial assets classified as either amortized cost or FVOCI and contract assets are assessed for impairment based on Expected Credit Losses (ECL). The Company adopts a simplified approach for trade receivables and contract assets whereby allowances are always equal to lifetime ECL. The Company has established a provision matrix based on historical credit loss experience, which has been adjusted for current conditions and expectations of future economic conditions. The losses are recognized on a separate line in the income statement. When there is no reasonable expectation of collection, the asset is written off.
Other amortized costs assets are mainly deposits with banks that are
deemed
to be low risk hence credit risk is assumed not to have increased significantly since initial recognition. If the Company identifies evidence of significant change in credit risk on the assets, lifetime ECL is used to calculate allowance on the asset. Default is deemed if the asset is more than 90 days past due, after which lifetime ECL is also used to calculate allowance on the asset.
Financial liabilities
Financial liabilities are recognized when the Company becomes bound to the contractual obligations of the instrument.
Financial liabilities are derecognized when they are extinguished, i.e., when the obligation specified in the contract is discharged, cancelled or expired.

41	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note A1, cont’d.

Trade payables
Trade payables are recognized as amortized cost liabilities. Under the Company’s supplier payment program, some suppliers sell their Ericsson receivables to banks and the Company can if requested introduce
a bank interested in purchasing such receivables. The Company does not pay or receive a fee, nor provide additional security under the program. This arrangement does not lead to any significant change in the nature or function of the Company’s liabilities because the supplier invoices are considered part of working capital used in the Company’s normal operating cycle. The maximum credit period agreed with any supplier does not exceed six months. Therefore, these liabilities remain classified as trade payables with separate disclosure in the notes, see note B8 “Trade payables.”
Borrowings
Borrowings issued by the Parent Company are designated as FVTPL where they are managed on a fair value basis. These are long term borrowings held in an Asset and liability management portfolio where the interest rate risk is managed by matching fixed and floating interest rates of interest-bearing balance sheet items. Changes in fair value of this portfolio are recognized in financial expense, except for changes in fair value due to changes in credit risk which are recognized in other comprehensive income.
Borrowings not managed on a fair value basis are classified as amortized cost liabilities. These include revolving credit facilities and commercial papers program which are used for short term liquidity purposes and cash collaterals received.
Borrowings are presented as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.
Cash flow hedge accounting
The Company has the following recurring hedge programs:
a)
Certain customer contracts where a fluctuation in the
SEK/
USD

foreign exchange (FX) rate would significantly impact net sales. These contracts are multi-year contracts denominated in USD with highly probable payments at fixed points in time.

b)	Highly probable forecasted sales denominated in USD in Ericsson AB (EAB) for the next 7 to 18 months are hedged on a monthly rolling basis.
For both programs, the Company enters into FX forward contracts that match the terms of the foreign exchange exposure as closely as possible and designates these as hedging instruments.
At inception, the Company documents the economic relationship between the hedged item and hedging instrument. For FX hedges, the hedge ratio is usually 1:1. The Company designates changes in forward rates as the hedged risk. When applying hedge accounting, the effective portion of changes in the fair value of derivatives that is designated and qualifies as cash flow hedges is recognized in OCI. The gain or loss relating to an ineffective portion is recognized immediately in Financial income and expenses, net. Upon recognition of the hedged net sales, the cumulative amount in cash flow hedge reserve is released in the OCI as a reclassification adjustment and recognized in net sales.

Employee related
For further disclosure, see the notes under section G.
Post-employment benefits
Pensions and other post-employment benefits are classified as either defined contribution plans or defined benefit plans. These also include gratuity plans, medical plans and leave encashment plans which are expected to be provided to employees over a period longer than 12 months.
The present value of the defined benefit obligations for current and former employees is calculated using the Projected Unit Credit Method. The discount rate for each country is determined by reference to market yields on high-quality corporate bonds that have maturity dates approximating the terms of the Company’s obligations. In countries where there is no deep market for such bonds such as Sweden the market yields on government bonds are used. The calculations are based upon actuarial assumptions that are updated annually. The Company’s net liability for each defined benefit plan consists of the present value of pension commitments less the fair value of plan assets and is recognized net on the balance sheet. When the result is a net benefit to the Company, the recognized asset is limited to the present value of any future refunds from the plan or reductions in future contributions to the plan, referred to as ‘asset ceiling’. The pension asset is presented as Other Financial assets, non-current.
Interest cost on the defined benefit obligation and interest income on plan assets is calculated as a net interest amount and presented within Financial expenses. Curtailment gains and losses due to restructuring programs are recognized as part of the restructuring costs. Settlement events are considered as risk management activities driven by Group Treasury functions, therefore any gains and losses are presented within Financial expenses. Swedish special payroll tax is accounted for as a part of the pension cost, and the pension liability respectively.
Payroll taxes related to actuarial gains and losses are included in determining actuarial gains and losses, reported under OCI.
For more information, see note A2 “Judgment and critical accounting estimates.”
Share-based compensation to employees and the Board of Directors
Share-based compensation relates to remuneration to employees, including key management personnel and the Board of Directors, and could be settled in either shares or cash.
The majority of the granted share-based programs are cash-settled, except for programs for the Executive Team and since 2023 the long-term variable compensation (LTV) program. These programs are share-settled. Share-settled plans will be settled in the Parent Company Class B shares provided the market-related and non-market-related
vesting conditions are met.
Share-settled plans
Compensation costs are recognized over the vesting period, based on the fair value of the Ericsson share at the grant date, and considers the performance and market-related vesting conditions. All plans have service conditions, while some have performance and market-related vesting conditions. Examples of performance conditions could be revenue and profit targets and market conditions relate to the development of the Parent Company’s share price in relation to a group of reference shares.
For further detailed information, see note G3 “Share-based compensation.”
Cash-settled plans
The total compensation expense for a cash-settled plan is equal to the payments made to the employees at the end of the service period. The fair value of the synthetic shares, being the cash equivalents of shares, is therefore reassessed and amended during the service period, and accounted for as a provision. Otherwise the accounting is similar to a share-settled plan. Cash-settled plans relating to employees’ share-based payment programs have similar vesting criteria to share-settled plans. All plans have service conditions, while some have performance and market-related vesting conditions.
In all years, except for 2023,
non-executive
directors could elect to receive part of their remuneration as synthetic shares, which will be converted to cash at the end of a specified vesting period based upon the market value of the class B shares in the Parent Company at the time of payment.
For further detailed information, see notes G2 “Information regarding members of the Board of Directors and Group management” and G3 “Share-based compensation.”

Other
For further disclosure, see the notes under section H.
Income taxes
Income taxes in the consolidated financial statements include both current and deferred taxes. Income taxes do not include VAT, sales/use taxes, or other taxes not based on taxable profits. Income taxes are reported in the income statement unless the underlying item is reported directly in equity or

42	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note A1, cont’d.
OCI. For those items, the related income tax is also reported directly in equity or OCI. A current tax liability or asset is recognized for the estimated taxes payable or refundable for the current year or prior years.
Current income tax and deferred taxes are measured at the tax rate that is expected to be applied based on the tax laws that have been enacted or substantially enacted for the reporting period in the corresponding jurisdiction.
Deferred tax is recognized for temporary differences between the book values of assets and liabilities and their tax values for unused tax loss carry-forwards and for unused tax credits. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences, tax loss carry-forwards and tax credits can be utilized. In the recognition of income taxes, the Company offsets current tax receivables against current tax liabilities and deferred tax assets against deferred tax liabilities in the balance sheet, when the Company has a legal right to offset these items and the intention to do so. Deferred tax is not recognized for temporary differences when it is probable that the temporary difference will not reverse in the foreseeable future.
For more information, see note A2 “Judgment and critical accounting estimates.”
Statement of cash flows
The statement of cash flows is prepared using the indirect method. Cash flows from foreign subsidiaries are translated at the average exchange rate during the period. For practical reasons, the Company uses the closing rate of the previous month end as approximation of the period average exchange rate, although spot rate is used to report cash flow for material transaction where appropriate. Payments for subsidiaries acquired or divested are reported as cash flow from investing activities, net of cash and cash equivalents acquired or disposed of respectively. Movements in cash collaterals received and bank borrowings less than 3 months (used for short-term liquidity purposes) are presented net within “Other financing activities”.
Cash and cash equivalents consist of cash, bank, and interest-bearing securities that are highly liquid monetary financial instruments with a remaining maturity of three months or less at the date of acquisition.
Government grants
Government grants are recognized when there is reasonable assurance that the Company will comply with the conditions attached to them and the grants will be received. Government grants received are mainly recognized in the consolidated income statement as a deduction against the related expense.
Climate-related considerations
The Company has considered climate-related factors when preparing the financial statements, see note B5 “Inventories.“ In note G3 “Share-based compensation” information can be found on specific climate-related targets for long-term incentive plans.
New accounting standards and interpretations
On January 1, 2024, the following amendments issued by the IASB were adopted with no material impact on the results and financial position of the Company.
–	Amendments to IAS 1 Presentation of financial statements – Classification of liabilities as current or non-current
–	Amendments to IAS 1 Presentation of financial statements – non-current liabilities with covenants
–	Amendments to IFRS 16 Leases – Lease liability in a sale and leaseback
–
Amendments to IAS 7 Statement of Cash Flows and IFRS 7 Financial Instruments – Disclosures: Supplier Finance Arrangements These amendments will increase the disclosures for Supplier Finance Arrangements

The following new standards, amendments to standards and interpretations are not yet effective for the year ended December 31, 2024, and have not been applied in preparing these consolidated financial statements.
IASB has issued the following new amendment with effective date January 1, 2025:
–	Amendments to IAS 21 The Effects of Changes in Foreign Exchange Rates: Lack of Exchangeability (issued on August 15, 2023).
The Company has finalized the evaluation of impact on financial statement from this amendment to be applied from January 1, 2025. The Company concluded that certain functional currencies of its foreign operations are not exchangeable into the group presentation currency, SEK, however the impact of adjustments to the financial statements is immaterial.
IASB has issued the following new amendments with effective date January 1, 2026:
–	Annual Improvements Volume 11 ( issued on July 18, 2024 )
–	Amendments to the Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7) ( issued on May 30, 2024 ).
–	Amendments to Contracts Referencing Nature-dependent Electricity (Amendments to IFRS 9 and IFRS 7) ( issued December 2024 ).
The Company has not finalized the evaluation of any impact on financial results or position from these amendments.
IASB has issued the following new standards with effective date January 1, 2027:
–	IFRS 18 Presentation and Disclosure in Financial Statements ( issued on April 9, 2024 )
The Company has not yet concluded on the impact of IFRS 18 on the presentation of the financial statements.

43	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

 Judgments
and
critical accounting estimates

The preparation of financial statements and application of accounting standards often involve management’s judgment and the use of estimates and assumptions deemed to be reasonable at the time they are made. However, other results may be derived with different judgments or using different assumptions or estimates, and events may occur that could require a material adjustment to the carrying amount of the asset or liability affected. Examples of this could occur with a change in strategy or restructuring. Judgments for accounting policies to be applied as well as estimates may also be impacted due to this. The following are the most important accounting policies subject to such judgments and the key sources of estimation uncertainty that the Company believes could have the most material impact on the reported results and financial position.
Judgments
Judgments made in the process of applying the Company’s accounting policies that have most significant effect on the financial statements are as follows:
Revenue recognition
Management applies judgment when assessing the customer’s ability and intention to pay in a contract. The assessment is based on the latest customer credit standing and the customer’s past payment history. This assessment may change during the contract execution, and if there is evidence of deterioration in the customer’s ability or intention to pay, then no further revenue shall be recognized until the collectability criteria is met. Conversely, this assessment may also change favorably over time, upon which revenue shall now be recognized on a contract that did not initially meet the collectability criteria.
Revenue for standard products is recognized when control over the equipment is transferred to the customer at a point in time. This assessment shall be viewed from a customer’s perspective considering indicators such as transfer of titles and risks, customer acceptance, physical possession, and billing rights. Judgment may be applied in determining whether risk and rewards have been transferred to the customer and whether the customer has accepted the products. Often all indicators of transfer of control are assessed together and an overall judgment formed as to when transfer of control has occurred in a customer contract.
Inventory valuation
In situations where excess inventory balances are identified, estimates of net realizable values for the excess volumes are made.
Allowances for obsolescence in inventory considers aging, historical consumption and judgments around market demands. There may also be judgments around internal and external circumstances, e.g. withdrawal of a product or economic and political changes in the global market.
Acquired customer relationships, intellectual property rights and other intangible assets, including goodwill
At initial recognition and subsequent remeasurement, management judgments are made, both for key assumptions and impairment indicators.
Management judgment is required when a purchase price allocation is made, for example when determining the fair values of acquired intangible assets. Judgment is also required in defining the cash-generating units for impairment testing purposes.
Provisions and contingent liabilities
Management applies judgment in determining the probability of outflow of economic resources to settle the obligation or possible obligation. Further judgment is required in determining the value of the present or possible obligation as this is based on the Company’s best estimate of the expenditure required to settle the obligation or possible obligation.
Pensions and other post-employment benefits
The discount rate assumptions are based on rates for high-quality fixed-income investments with durations as close as possible to the Company’s pension plans. In countries where there is not a deep market in high-quality corporate bonds, the market yields on government bonds shall be applied. Judgment is applied in determining the depth of the high-quality corporate bond market in each country when concluding on the most suitable market yield to be used. In Sweden, the Company uses market yield for government bonds to value its pension liability.
K
ey sources of estimation uncertainty
The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are as follows:
Revenue recognition
The Company uses estimates in determining the amount and timing of revenue particularly when determining the transaction price and its allocation to performance obligations identified under the contract.
Transaction price, including variable considerations impacting contract liabilities, for example volume rebate earnings, is estimated at the commencement of the contract (and periodically thereafter). Judgment is used in the estimation process based on historical experience with the type of business and customer. This includes assessment of price concession based on latest available information on contract negotiations that could have retrospective impact on prices for products and services already ordered or delivered.
The variable amount of consideration, and its impact on contract liabilities, may also be dependent based upon a final reconciliation event with the customer. In order for a reliable estimate of that amount prior to the event, judgments may be applied using both historical information and evaluation of probability of occurrence of the contingent event.
Above type
s
of estimation uncertainty are included in the Contract liabilities. At December 31, 2024, the total carrying amount of Contract liabilities amounted to SEK 41.2 (34.4) billion. For further detailed information, see note B6 “Customer contract related balances.”
Inventory valuation
Inventories are valued at the lower of cost and net realizable value. Estimates of the inventory value, write-downs and any reversal of such, are required in relation to forecasted sales volumes, prices and inventory balances. Inventory write-downs during the period, amounted to SEK 3.3 (4.0) billion or 11% (10%) of gross inventory at year end. Write-downs were reduced in respect of reversals by SEK 2.0 (0.8) million or 7% (2%) of gross inventory at year end. For further detailed information, see note B5 “Inventories.”

44	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note A2, cont’d.

Acquired customer relationships, intellectual property rights and other intangible assets, including goodwill
At initial recognition, future cash flows are estimated, to ensure that the initial carrying values do not exceed the expected discounted cash flows for the items of this type of asset. After initial recognition, impairment testing is performed when there is an indication of impairment. Additionally, goodwill impairment testing is performed once per year aligned with updated business plans. An indication of impairment may be a material deviation in actual cash flows compared to the business plan as well as new estimates that indicate lower future cash flows. The estimation uncertainty is considered higher for the Enterprise segment than the other segments in the next twelve months.
This is due to uncertainties regarding the market uptake of new technologies.
Impairment losses for intangible assets and goodwill amounted to SEK –15.3 (–31.9) billion for 2024.
At December 31, 2024, the carrying amount of acquired intangible assets amounted to SEK 64.0 (75.6) billion, including goodwill of SEK 56.1 (52.9) billion.
For further discussion on goodwill and intangible assets other than goodwill, see note A1 “Material accounting policies.” Estimates related to acquired intangible assets are based on similar assumptions and risks as goodwill. For more information, see noteC1 “Intangible assets.”
Provisions and contingent liabilities
The key sources of estimation uncertainty relating to provisions are the assessment of the probability of outflow and whether a reliable estimate can be made. Estimation uncertainty exists with respect to ongoing internal investigations, proceedings and other matters with government and regulatory authorities. The Company continues to fully cooperate with the DOJ in its investigation into matters discussed in the 2019 internal Iraq investigation report and related topics concerning jurisdictions including Iraq, and the Company is providing additional documents and other information which continue to be requested by the DOJ. The scope and duration of the investigation remains uncertain. Estimation uncertainty over the expected settlement relating to litigation and disputes including intellectual property related topics such as patents exists as they may continue over several years and the outcome is unknown.

The same estimation uncertainties described above for provisions exist for contingent liabilities. As the contingent liabilities will only be confirmed in the future based on the resolution of the litigation or dispute, management is required to estimate the possibility of an adverse outcome occurring and the potential settlement value. A contingent liability m ay
exist at year end, and/ or expense (provision) may have to be recognized at a later stage based on the latest conditions and progress of the potential obligation.
Provisions and contingent liabilities are regularly reassessed based on the latest information available and are adjusted to reflect the Company’s best estimate of the eventual outcome.
At December 31, 2024, provisions amounted to SEK 11.7 (11.7) billion. For further detailed information, see note D1 “Provisions.”
At December 31, 2024, contingent liabilities disclosed amounted to SEK 3.6 (3.0) billion. For further detailed information, see note D2 “Contingent liabilities” including a description of contingent liabilities which cannot be quantified.
Pensions and
other p
ost-employment benefits
Accounting for the costs of defined benefit pension plans and other applicable post-employment benefits is based on actuarial valuations, relying on key estimates for discount rates, future salary increases, employee turnover rates and mortality tables. The impact of applying an alternative discount rate based on Swedish covered bonds and the sensitivities of key estimates and assumptions used in valuing the main pension plans are disclosed in note G1, “Post-employment benefits.” At December 31, 2024, defined benefit obligations for pensions and other post-employment benefits amounted to SEK 86.6 (85.5) billion and fair value of plan assets amounted to SEK 64.4 (62.6) billion.
Deferred tax
The measurement of deferred tax assets involves an assessment regarding the deductibility of costs not yet subject to taxation and estimates regarding sufficient future taxable income to enable utilization of unused tax losses and/or tax credits in different tax jurisdictions. All deferred tax assets are subject to annual review of probable utilization.
The valuation of temporary differences, tax loss carry-forwards and tax credits are based on management’s estimates of future taxable profits in different tax jurisdictions against which the temporary differences, loss carry-forwards and tax credits may be utilized. These estimates are primarily based on business plans for the Company’s estimated outcome of future taxable profits.
At December 31, 2024, the value of deferred tax assets amounted to SEK 24.4 (22.4) billion. For further detailed information, see note H1 “Taxes.”
Accounting for income tax, value added tax, and other taxes
Accounting for income taxes is based upon evaluation of taxable income in all jurisdictions where the profits arise. As prescribed in IFRIC 23, only uncertainty over income tax treatment is considered if and when recognizing and measuring income tax items in the financial statements.
Assets relating to value added tax, and other taxes are separately assessed for recoverability in each jurisdiction according to the local regulations.
The total complexity of rules related to taxes and the accounting for these require management’s involvement in judgments regarding classification of transactions and in estimates of probable outcomes of claimed deductions and/or disputes.

45	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Section B – Business and operations
 Segment information

Segments
When determining Ericsson’s operating segments, consideration has been given to the financial reporting reviewed by the Chief Operating Decision Maker (CODM). Markets and what type of customers the products and services aim to attract have been considered, as well as the distribution channels they are sold through. Commonality regarding technology, research and development has also been taken into account. To best reflect the business focus, three operating segments are presented:
–	Networks
–	Cloud Software and Services
–	Enterprise.
Segment Networks
offers hardware and software solutions and related services, enabling communications service providers to evolve to new 5G capabilities. The portfolio includes Radio Access Network (RAN), RAN Compute, Transport, Antenna products and a complete service portfolio. 82% (82% in both 2023 and 2022) of the IPR licensing revenues are reported as part of segment Networks.
Segment Cloud Software and Services
provides solutions that equip communications service providers to enhance their business agility, service experience, and operational efficiency. The portfolio includes Core Networks, Business and Operations Support Systems, Network Management, Cognitive Network Solutions and Managed Network Services. 18% (18% in both 2023 and 2022) of the IPR licensing revenues are reported as part of segment Cloud Software and Services.
Segment Enterprise
provides advanced connectivity solutions for businesses to accelerate digitalization, drive innovation and optimize processes. The portfolio includes Global Communications Platform, Wireless Wide-Area Networks (WWAN) and private cellular networks.
Other
comprises media businesses as well as other
non-allocated
businesses, including RedBee Media. Segment-level information has also been presented for Other.
Market areas
The market areas are the Company’s primary sales channel with the responsibility to sell and deliver Mobile Networks customer solutions.
The Company operates worldwide and reports its operations divided into five geographical market areas:
–	North America
–	Europe and Latin America
–	South East Asia, Oceania and India
–	North East Asia
–	Middle East and Africa.
Segment Enterprise has a multi-channel
go-to-market
distribution model. Sales from segment Enterprise and Other, and the IPR licensing revenues are externally reported as market area Other.
Major customers
The Company derives most of its sales from large, multi-year agreements with a limited number of significant customers. Out of a customer base of more than 500 customers, mainly consisting of communications service providers, the 10 largest customers accounted for 44% (43% in 2023 and 50% in 2022) of net sales. These customers were reported under segments Networks and Cloud Software and Services. The largest customer accounted for approximately 13% (8% in 2023 and 14% in 2022) and the second largest customer accounted for 8% (7% in 2023 and 10% in 2022) of net sales.

Segment information 2024

	Networks	Cloud Software and Services	Enterprise	Other	Group/Total segments
Segment sales	158,207	62,635	24,863	2,175	247,880
Net sales	158,207	62,635	24,863	2,175	247,880

Gross income	73,648	23,021	12,788	–92	109,365
Gross margin (%)	46.6%	36.8%	51.4%	–4.2%	44.1%

Earnings (loss) before financial items and income tax (EBIT) 1)2)	25,665	–435	–22,083	1,166	4,313
EBIT margin (%)	16.2%	–0.7%	–88.8%	53.6%	1.7%
Financial income and expenses, net					–1,724
Income after financial items					2,589
Income tax					–2,215
Net income					374

Other segment items
Share in earnings of associated companies	94	2	–	–342	–246
Amortizations	–1,288	–30	–2,661	–1	–3,980
Depreciations	–4,187	–1,381	–274	–198	–6,040
Impairment losses 1)	–305	–87	–15,308	–14	–15,714
Restructuring charges	–1,899	–2,434	–511	–168	–5,012
Gains/losses on investments and sale of operations	–7	10	–165	17	–145
1)
Segment Enterprise includes impairment of goodwill and intangible assets of SEK –15.3 billion, mainly related to the acquisition of Vonage in 2022. For more information, see note C1 “Intangible assets.”
2)
Segment Other includes a gain of SEK 1.9 billion from the resolution of a commercial dispute, see note B4 “Other operating income and expenses.”

46	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note B1, cont’d.
Segment information 2023

	Networks	Cloud Software and Services	Enterprise	Other	Group/Total segments
Segment sales	171,442	63,630	25,745	2,534	263,351
Net sales	171,442	63,630	25,745	2,534	263,351

Gross income	67,959	22,088	12,016	–461	101,602
Gross margin (%)	39.6%	34.7%	46.7%	–18.2%	38.6%

Earnings (loss) before financial items and income tax (EBIT) 1)	19,382	–220	–38,336	–1,152	–20,326
EBIT margin (%)	11.3%	–0.3%	–148.9%	–45.5%	–7.7%
Financial income and expenses, net					–2,993
Income (loss) after financial items					–23,319
Income tax					–2,785
Net income (loss)					–26,104

Other segment items
Share in earnings of associated companies	83	41	–	–	124
Amortizations	–1,013	–43	–3,401	–1	–4,458
Depreciations	–4,460	–1,470	–274	–495	–6,699
Impairment losses 1)	–527	–176	–31,952	–77	–32,732
Restructuring charges	–4,437	–1,924	–173	13	–6,521
Gains/losses on investments and sale of operations	–24	–39	–16	–206	–285

1) Segment Enterprise includes impairment of goodwill of SEK –31.9 billion related to the acquisition of Vonage. For more information, see note C1 “Intangible assets.”

Segment information 2022

	Networks	Cloud Software and Services	Enterprise	Other	Group/Total segments
Segment sales	193,468	60,524	14,597	2,957	271,546
Net sales	193,468	60,524	14,597	2,957	271,546

Gross income	86,368	20,106	7,096	–275	113,295
Gross margin (%)	44.6%	33.2%	48.6%	–9.3%	41.7%

Earnings (loss) before financial items and income tax (EBIT) 1)	38,512	–1,689	–4,473	–5,330	27,020
EBIT margin (%)	19.9%	–2.8%	–30.6%	–180.3%	10.0%
Financial income and expenses, net					–2,411
Income after financial items					24,609
Income tax					–5,497
Net income					19,112

Other segment items
Share in earnings of associated companies	30	27	–	–40	17
Amortizations	–1,424	–122	–2,019	–12	–3,577
Depreciations	–4,073	–1,792	–515	–185	–6,565
Impairment losses	–211	–91	–87	–12	–401
Restructuring charges	–146	–96	–65	–92	–399
Gains/losses on investments and sale of operations	253	–	111	–108	256

1)
Segment Other includes a provision of SEK –2.3 billion related to the DPA breach resolution with the US Department of Justice, including expenses for the extended monitorship, and by SEK –1.0 billion due to charges related to the divestment of IoT and other portfolio adjustments.

Products and Services by Segments

	Networks	Cloud Software and Services	Enterprise	Other	Total
2024
Products	121,814	22,409	5,927	–	150,150
Services	36,393	40,226	18,936	2,175	97,730
Total	158,207	62,635	24,863	2,175	247,880

2023
Pro d ucts	131,393	21,672	5,704	–4	158,765
Services	40,049	41,958	20,041	2,538	104,586
Total	171,442	63,630	25,745	2,534	263,351

2022
Products	147,997	21,105	4,923	–1	174,024
Services	45,471	39,419	9,674	2,958	97,522
Total	193,468	60,524	14,597	2,957	271,546

47	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note B1, cont’d.

Market area 2024
	Net sales					Non-current assets 5)

	Networks	Cloud Software and Services	Enterprise	Other	Total	Total
North America 1)	57,875	14,326	598	87	72,886	18,223
Europe and Latin America 2)	40,855	22,271	284	–	63,410	66,765
South East Asia, Oceania and India 3)	23,259	9,114	37	–	32,410	1,005
North East Asia 4)	14,477	4,142	18	124	18,761	1,374
Middle East and Africa	10,344	9,761	678	–12	20,771	173
Other 1) 2) 3) 4) 6)	11,397	3,021	23,248	1,976	39,642	–
Total	158,207	62,635	24,863	2,175	247,880	87,540
1) of which in the United States 6)					98,265	17,175

2) of which in EU 6)					35,264	62,126
of which in Sweden 6)					2,341	61,065
3) of which in India 6)					15,194	569
4) of which in Japan 6)					9,072	199
4) of which in China 6)					10,221	1,007

5)	Total non-current assets excluding financial instruments, deferred tax assets, and post-employment benefit assets.
6)	Including IPR licensing revenue reported under Market area Other which is allocated based on the country location of the customer.
Other sales are attributed to countries based on the destination of products or services delivered.

Market area 2023
	Net sales					Non-current assets 5)

	Networks	Cloud Software and Services	Enterprise	Other	Total	Total
North America 1)	44,640	14,199	266	125	59,230	33,214
Europe and Latin America 2)	42,298	22,270	245	71	64,884	64,497
South East Asia, Oceania and India 3)	43,235	10,038	36	9	53,318	886
North East Asia 4)	18,986	4,720	37	189	23,932	1,775
Middle East and Africa	12,902	10,457	378	2	23,739	174
Other 1) 2) 3) 4) 6)	9,381	1,946	24,783	2,138	38,248	–
Total	171,442	63,630	25,745	2,534	263,351	100,546
1) of which in the United States 6)					85,313	32,133
2) of which in EU 6)					34,257	59,456
of which in Sweden 6)					1,774	58,728
3) of which in India 6)					31,205	535
4) of which in Japan 6)					10,139	132
4) of which in China 6)					10,716	1,449

5)	Total non-current assets excluding financial instruments, deferred tax assets, and post-employment benefit assets.
6)	Including IPR licensing revenue reported under Market area Other which is allocated based on the country location of the customer.
Other sales are attributed to countries based on the destination of products or services delivered.

Market area 2022
	Net sales					Non-current assets 5)

	Networks	Cloud Software and Services	Enterprise	Other	Total	Total
North America 1)	81,917	13,362	47	68	95,394	41,065
Europe and Latin America 2)	44,644	21,638	99	409	66,790	93,612
South East Asia, Oceania and India 3)	23,695	9,179	17	60	32,951	999
North East Asia 4)	22,488	4,015	8	222	26,733	3,385
Middle East and Africa	11,707	10,472	368	24	22,571	–804
Other 1) 2) 3) 4) 6)	9,017	1,858	14,058	2,174	27,107	–
Total	193,468	60,524	14,597	2,957	271,546	138,257
1) of which in the United States 6)					109,709	39,906
2) of which in EU 6)					35,859	92,167
of which in Sweden 6)					3,239	88,057
3) of which in India 6)					10,957	519
4) of which in Japan 6)					9,965	187
4) of which in China 6)					10,523	2,068

5)	Total non-current assets excluding financial instruments, deferred tax assets, and post-employment benefit assets.
6)
Including IPR licensing revenue reported under Market area Other which is allocated based on the country location of the customer. Other sales are attributed to countries based on the destination of products or services delivered.

48	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Net sales

	2024	2023	2022
Hardware	93,521	99,642	119,215
Software	56,629	59,123	54,809
Services	97,730	104,586	97,522
Total	247,880	263,351	271,546
of which IPR licensing revenues	13,962	11,101	10,399
of which export sales from Sweden	133,339	125,242	153,833

Expenses by nature

	2024	2023	2022
Goods and services	127,649	127,214	147,023
Employee remuneration	93,405	101,438	89,191
Amortizations and depreciations	10,020	11,157	10,142
Impairments, obsolescence allowances and revaluation	3,969	4,996	4,383
Inventory changes, net	10,208	9,304	–7,738
Additions to capitalized development	–1,300	–2,173	–1,720
Expenses charged to cost of sales and operating expenses	243,951	251,936	241,281
Total restructuring charges in 2024 were SEK 5.0 (6.5 in 2023 and 0.4 in 2022) billion, which relates to cost reduction activities during the year. Restructuring charges are included in the expenses presented above, and consist mainly of employee renumerations.
Restructuring charges by function

	2024	2023	2022
Cost of sales	2,046	2,802	195
R&D expenses	2,119	2,431	54
Selling and administrative expenses	847	1,288	150
Total	5,012	6,521	399

Other operating income and expenses

	2024	2023	2022
Other operating income
Gains on sales of intangible assets and PP&E	13	17	85
Gains on investments and sale of operations 1)	409	136	701
Other operating income 2)	2,807	841	445
Total	3,229	994	1,231

Other operating expenses
Losses on sales of intangible assets and PP&E	–21	–	–54
Losses on investments and sale of operations 1)	–554	–421	–445
Impairment of goodwill 3)	–1,260	–31,897	–
Other operating expenses 2)	–764	–541	–3,994
Total	–2,599	–32,859	–4,493

1)	Information about divestments is presented in note E2 “Business combinations.”
2)
2024 includes a gain of SEK 1.9 billion from the resolution of a commercial dispute. 2022 includes a provision of SEK –2.3 billion related to the DPA breach resolution with the US Department of Justice, including expenses for the extended monitorship, and by SEK –1.0 billion due to charges related to the divestment of IoT and other portfolio adjustments.

3)	2024 and 2023 includes an impairment of SEK –1.3 (–31.9) billion mainly related to the acquisition of Vonage. For more information about the impairment of goodwill, see note C1 “Intangible assets.”

Inventories

	2024	2023
Components	6,948	10,612
Finished goods	11,701	13,610
Contract work in progress	8,476	11,851
Total	27,125	36,073
The amount of inventories recognized as expense and included in Cost of sales was SEK 56,275 (65,042) million.
During the period, write-downs of inventory to net realizable values were expensed for an amount of SEK 3,329 (3,994) million. Write-downs were reduced by SEK 2,004 (823) million in respect of reversals. Previous write-downs have been reversed primarily as a result of changes in estimated customer demand.
Contract work in progress consists of costs incurred to date on customer projects where the performance obligations are yet to be fully met. These costs will be recognized as cost of sales when the related revenue is recognized in the income statement.
The Company’s current climate-related strategy’s aim to have a portfolio of energy efficient products may affect recoverability of inventories as customers push for fast substitution and uptake of volume towards the most energy efficient products. The current radio product offering largely reflects the latest and most energy efficient technologies and ongoing improvements are expected in future. These factors have been included in the inventory obsolescence risk assessment at year end.
Potential climate-related risk to the Company’s operations are mitigated through having appropriate insurance policies for damage to inventories and fixed assets, as well as potential business interruptions. The Company also has a globally spread production capability as well as geographically diverse sourcing channels to mitigate risks of supply interruptions due to natural disasters, including severe weather events.

49	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Customer contract related balances

	2024	2023
Customer finance credit	4,522	6,917
Trade receivables 1)	44,151	42,215
Contract assets	6,924	7,999
Contract liabilities	41,229	34,416
Deferred sales commissions 2)	1,195	1,006

1)	Total trade receivables include SEK 177 (166) million relating to associated companies.
2)
Of the total Deferred sales commissions balance SEK 491 (414) million is current. The non-current
balance is presented within Other financial assets,
non-current
(see note F3 “Financial assets,
non-current”)
and the current balance is presented within Other current receivables (see note B7 “Other current receivables”).

The increase in contract liabilities is mainly due to incentive earnings based on increased sales.
Deferred sales commissions amortized in the year is SEK 571 (457) million.
For information about credit risk and impairment of customer contract related balances, see note F1, “Financial risk management.”
Revenue recognized in the period

	2024	2023
Revenue recognized relating to the opening contract liability balance	23,980	32,874
Revenue recognized relating to performance obligations satisfied, or partially satisfied, in prior reporting periods	138	134
Transaction price allocated to the remaining performance obligations

	2024	2023
Aggregate amount of transaction price allocated to unsatisfied, or partially unsatisfied, performance obligations	134,199	133,247
The Company expects that the transaction price allocated to the remaining performance obligations will be converted into revenue in accordance with the following estimates: 67% in 2025, 17% in 2026 and the remaining 16% in 2027 and beyond.

Other current receivables

	2024	2023
Prepaid expenses	2,659	2,552
Advance payments to suppliers	47	128
Derivative assets 1)	185	1,851
Other taxes 2)	3,044	4,176
Other 3)	3,326	3,255
Total	9,261	11,962

1)	See also note F1 “Financial risk management.”
2)	Other taxes mainly includes VAT receivables.
3)	Includes items such as loans to associates, deferred sales commissions and deposits paid to third parties.

Trade payables

	2024	2023
Trade payables to associates	413	434
Trade payables excluding associates	29,760	27,334
Total	30,173	27,768
Of the trade payables, invoices included in the supplier payment program (SPP) are as follows:

2024
Opening balance	8,255
New invoices	24,984
Payments to bank	–25,615
Translation difference	586
Closing balance 1)	8,210

1) Of which suppliers already received payments from bank at year end	6,398
Range of payment due dates for year end invoices

2024
Trade payables in SPP	76 to 180 days
Trade payables not in SPP	0 to 180 days

Other current liabilities

	2024	2023
Accrued interest	373	439
Accrued expenses	31,377	26,294
of which employee-related	17,869	13,440
of which supplier-related	8,592	8,009
of which other 1)	4,916	4,845
Derivative liabilities 2)	3,337	1,794
Other 3)	5,590	8,458
Total	40,677	36,985

1)	Major balance relates to accrued expenses for customer projects.
2)	See also note F1 “Financial risk management.”
3)	Includes items such as VAT and other payroll deductions.

50	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Section C – Long-term assets

Intangible assets

	Capitalized development expenses		Goodwill		Customer relationships, IPR, and other intangible assets 1)
	2024	2023	2024	2023	2024	2023
Cost
Opening balance	22,983	21,096	91,185	90,914	80,810	82,854
Additions	1,300	2,173	–	–	376	97
Balances regarding acquired/divested business 2)	–	–	–375	348	–249	306
Disposals	–	–153	–	–	–314	– 563
Reclassifications	20	–16	–	–	–	–
Translation differences	268	–117	4,392	–77	4,437	–1,884
Closing balance	24,571	22,983	95,202	91,185	85,060	80,810

Accumulated amortizations
Opening balance	–14,560	–13,646	–	–	–50,405	–48,770
Amortizations	–1,480	–1,137	–	–	–2,500	–3,321
Balances regarding divested business 2)	–	–	–	–	184	–
Disposals	–	153	–	–	314	563
Translation differences	–193	70	–	–	–2,281	1,123
Closing balance	–16,233	–14,560	–	–	–54,688	–50,405

Accumulated impairment losses
Opening balance	–3,745	–3,745	–38,241	–6,344	–7,738	–7,744
Balances regarding divested business 2)	–	–	375	–	65	–
Impairment losses	–	–	–1,260	–31,897	–14,073	–19
Translation differences	–	–	1	–	–672	25
Closing balance	–3,745	–3,745	–39,125	–38,241	–22,418	–7,738
Net carrying value	4,593	4,678	56,077	52,944	7,954	22,667

1)	Intellectual property rights.
2)	For more information on acquired/divested businesses, see note E2 “Business combinations.”

The total goodwill for the Company is SEK 56.1 (52.9) billion and is allocated to the operating segments Networks, with SEK 29.6 (27.8) billion, Cloud Software and Services, with SEK 3.7 (3.5) billion and Enterprise, with SEK 22.7 (21.6) billion. Within Enterprise Global Communications Platform (Vonage) carries SEK 11.6 (11.1) billion
,
 Enterprise Wireless Solutions (Cradlepoint) SEK 9.9 (9.0) billion and iconectiv carries SEK 1.2 (1.1) billion
. Segment Other does not carry goodwill. More information is disclosed in note B1 “Segment information.”
Impairment losses
In 2024 impairment charges attributed to the acquisition of Vonage were made for intangibles and goodwill by SEK –14.7 billion in the group of
cash generating unit
s
(CGU) Global Communications Platform. This
group consists of one
CGU
including

Communications Platform as a Service (CPaaS
) and one CGU including Cloud
-based Unified Communications as a Service (UCaaS)/Contact Center as a Service (CCaaS) and Consumer (VoIP).
The identification of CGUs in 2024 coincided with management changing the organization from a functional dimension to a product dimension.
The impairment charge was reported in the income statement of segment Enterprise by SEK –1.2 billion on line item Research and development expenses, SEK –12.6 billion on line item Selling and administrative expenses and –0.9 billion on Other operating expenses. The reason for the impairment included
lower market growth outlook and reduction of activities in some countries. The recoverable amount for this group of CGUs

was SEK 17.0 billion this amount was determined by value in use using a discount rate of 11,3% and the recoverable amount determined by Fair value less costs of disposal was lower.
In 2024 impairment charges were
also

made by SEK –0.4 billion in CGU Emodo due to a strategic decision to discontinue the business operation and it was reported on line item Research and development expenses, Selling and administrative expenses and Other operating expenses in the income statement for segment Enterprise. In CGU Enterprise Wireless Solutions an impairment charge of SEK –0.2 billion was made due to a change in strategy and reported on the line item Research an
d de
velopment expenses in the income statement for segment Enterprise. In CGU Networks an impairment charge of SEK –0.04 billion was made due to a strategy change and was reported on line item Research and development expenses in segment Networks.
In 2023 an impairment charge of goodwill attributed to the acquisition of Vonage by SEK –31.9 billion was made in the cash generating unit, CGU, Global Communications Platform and reported on the line item Other operating expenses in the income statement of segment Enterprise. The reason for the impairment was mainly due to macroeconomic headwinds, including rising interest rates and changing demand trends. The impairment charge represented 50% of the total amount of goodwill and other intangible assets attributed to the Vonage acquisition. The recoverable amount for the CGU was SEK 29.5 billion. This amount was determined by value in use and was higher than the value determined by fair value less costs of disposal.
In 2022 there was an impairment loss of intangibles of SEK –61 million in a business related to the Internet of Things in segment Enterprise due to a strategic decision to discontinue the business operation, which is reported on the line item Research and development expenses in the income statement.
Intangible assets
The carrying value of customer relationships, IPR, and other intangible assets is SEK 8.0 (22.7) billion, of which customer relationships, acquired through the Vonage transaction, amounts to SEK 3.4 (16.1) billion with a remaining amortization period of 3 to 7 years.
Capitalized development expenses
The Company capitalizes 5G radio product development costs which are amortized over a period of 3 years. In considering the Company’s climate-related aim to have more energy efficient products, the Company continually assesses the impact of future radio product improvements on the recoverability of such development costs. The conclusion is that the carrying value at year-end
is appropriate as the amortization period and product development lifecycle are relatively short.

51	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note C1, cont’d.

Goodwill allocation
Goodwill allocation has not changed during 2024. In 2023 goodwill of SEK 0.3 billion was added to the CGU Enterprise Wireless Solutions within segment Enterprise from the acquisition of Ericom. In 2022 goodwill from the Vonage acquisition was allocated to the CGU Global Communications Platform within segment Enterprise.
Impairment tests
Each of segment Networks and segment Cloud Software and Services is a CGU. There are several CGUs within segment Enterprise. The value in use method (VIU) has been applied for goodwill impairment testing, except for CGU iconectiv where fair value less cost of disposal has been used. For VIU it means that the recoverable amounts for CGUs are established as the present value of expected future cash flows based on business plans approved by management. The assumptions are also based on the Company’s market share ambition and upon information gathered in the Company’s long-term strategy process, including assessments of new technology, the Company’s competitive position and new types of business and customers.
Estimation of future cash flows includes assumptions mainly for the following key financial parameters:
–	Sales growth
–	Development of EBIT (based on EBIT margin or cost of goods sold and operating expenses relative to sales)
–	Related development of working capital and capital expenditure requirements.
The assumptions regarding industry-specific market drivers and market growth are based on industry sources as input to the projections made within the Company for the development 2025–2029 for key telecom industry parameters:
–
By 2029, about 39 years after the introduction of digital mobile technology, it is predicted that there will be 9.4 billion mobile subscriptions (excl. Cellular IoT) compared to 8.7 billion in 2024. Out of all mobile subscriptions, 8.1 billion will be associated with a smartphone.

–	The number of 5G subscriptions is forecasted to reach 5.6 billion (excluding Cellular IoT) by the end of 2029 compared to 2.3 billion in 2024.
–
By 2029, about 50 billion connected devices are forecasted compared to 30 billion in 2024, of the 50 billion around 39 billion will be related to Internet of Things, IoT. Connected IoT devices includes connected cars, machines, meters, sensors, point-of-sale
terminals, consumer electronics and wearables.

–	Cellular IoT is predicted to grow from 3.9 billion devices in end of 2024 to 6.7 billion devices in end of 2029.
–
Mobile data traffic volume is estimated to increase by more than two times in the period 2025–2029. The mobile traffic is driven by smartphone users and video traffic, with mobile video traffic forecasted to grow by around 19% annually through 2029 to account for more than 80% of all mobile data traffic. Fixed Wireless Access traffic is another contributor to mobile traffic, growing with around 27% annually in the period to account for almost 35% of all mobile data traffic in 2029.

Sales growth in the Enterprise segment is driven by the adoption of 5G and the convergence of 5G and Cloud communications in the enterprise market. The Enterprise Wireless WAN market is expected continue to grow at a CAGR significantly above 20% until 2028, while the global CPaaS market growth is assumed to be slightly above 10% in the same period. The CGUs in
Global

Communications Platform
and Enterprise Wireless Solutions have assumed a forecasted compounded annual growth rate above 15% (15%) over the next five years followed by a gradual decline in growth rates. The assumptions reflect the expected high growth market conditions in which both CGUs are present. Market maturity and market growth at long term sustainable levels are not expected to be reached until after the
5-year
forecast period. It is noted that it is more difficult to estimate market conditions the further into the future they are forecasted.
For VIU the forecasted cash flows to calcula
te
recoverable amounts are based on five-year explicit business plans. For the CGUs in
Global Communications Platform and Enterprise Wireless Solutions additional two years have been added to reflect the progression towards the steady state cash flow projections.
There
 are no reasonably possible changes that would lead to the carrying value not being recoverable for any CGU or group of CGUs, except for Global Communications Platform. The recoverable amount of Global Communications Platform exceeds the carrying amount by SEK
1.6 billion.
The CGUs in this group were written down to their recoverable amount in the second quarter 2024. The current head room comes partly from the amortization of intangible assets since the write-down. The recoverable amount for the group of CGUs in Global Communications Platform would equal the carrying value if the long-term EBIT margin would be decreased by

1%
or if the terminal growth rate would be decreased by

1%.
Likewise, an increase in the applied WACC would give the same outcome. An after-tax

discount rate has been applied for the discounting of projected after-tax

cash flows. This discounting is not materially different from a discounting based on before-tax

future cash flows and

before-tax

discount rates, as required by IFRS. The higher rate for Global Communications Platform is partly driven by increased uncertainty and partly by the higher risk-free rate implied by USD treasury bonds. Global Communications Platform and Enterprise Wireless Solutions forecast their cash flows in

USD.
In note A1 “Material accounting policies,” and note A2 “Judgments and critical accounting estimates,” further disclosures are given regarding goodwill impairment testing. The assumptions for 2023 are disclosed in note C1 “Intangible assets” in the Annual Report of 2023. Risk assessment on the business plans is carried out on a regular basis and an impairment review will be performed if conditions suggest that such assets may be impaired.

Rates per cash generated unit (CGU)

	Post-tax discount rates (%)		Terminal growth rates (%)
Cash Generating Unit	2024	2023	2024	2023
Networks	9.5	10.0	2.0	2.0
Cloud Software and Services	10.0	10.5	1.5	1.5
Global Communications Platform	13.5	11.0	3.5	3.5
Enterprise Wireless Solutions	11.0	11.0	3.5	3.5
iconectiv	n/a	10.5	n/a	3.5
Emodo	n/a	14.5	n/a	2.0
RedBee Media	n/a	12.5	n/a	2.0

52	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Property, plant and equipment

	Real estate	Machinery and other technical assets	Other equipment, tools and installations	Construction in progress and advance payments	Total
2024

Cost

Opening balance	7,336	3,752	37,397	1,058	49,543
Additions	208	239	949	944	2,340
Disposals	–301	–127	–1,928	–213	–2,569
Reclassifications	507	14	524	–1,045	–
Translation differences	335	156	1,065	36	1,592
Closing balance	8,085	4,034	38,007	780	50,906

Accumulated depreciations

Opening balance	–4,265	–2,898	–28,091	–	–35,254
Depreciations	–469	–346	–3,046	–	–3,861
Disposals	277	103	1,820	–	2,200
Reclassifications	–128	86	42	–	–
Translation differences	–201	–124	–859	–	–1,184
Closing balance	–4,786	–3,179	–30,134	–	–38,099

Accumulated impairment losses

Opening balance	–437	–211	–1,446	–	–2,094

Impairment losses	–28	17	–174	–97	–282
Disposals	22	8	118	97	245
Reclassifications	–17	15	2	–	–
Translation differences	–26	–13	–92	–	–131
Closing balance	–486	–184	–1,592	–	–2,262
Net carrying value	2,813	671	6,281	780	10,545

2023

Cost

Opening balance	7,523	3,825	38,220	973	50,541
Additions	87	134	1,713	1,363	3,297
Balances regarding acquired/divested business	–	–	–347	–	–347
Disposals	–443	–221	–2,318	–232	–3,214
Reclassifications	327	75	627	–1,029	–
Translation differences	–158	–61	–498	–17	–734
Closing balance	7,336	3,752	37,397	1,058	49,543

Accumulated depreciations

Opening balance	–4,282	–2,797	–27,606	–	–34,685
Depreciations	–480	–382	–3,410	–	–4,272
Balances regarding divested business	–	–	227	–	227
Disposals	395	220	2,321	–	2,936
Reclassifications	–	1	–1	–	–
Translation differences	102	60	378	–	540
Closing balance	–4,265	–2,898	–28,091	–	–35,254

Accumulated impairment losses

Opening balance	–385	–114	–1,121	–	–1,620
Impairment losses	–101	–114	–428	–19	–662
Disposals	40	7	65	19	131
Translation differences	9	10	38	–	57
Closing balance	–437	–211	–1,446	–	–2,094
Net carrying value	2,634	643	7,860	1,058	12,195
Contractual commitments for the acquisition of property, plant and equipment as per December 31, 2024, amounted to SEK 565 (632) million.

53	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Leases
Leases with the Company as lessee
Right-of-use assets

	2024				2023
	Real estate	Vehicles	Other	Total	Real estate	Vehicles	Other	Total
Cost

Opening balance	16,003	769	300	17,072	15,895	998	303	17,196
Additions	2,295	265	–	2,560	1,307	257	1	1,565
Balances regarding acquired/divested business	–31	–	–	–31	2	–	–	2
Terminations	–1,794	–270	–	–2,064	–870	–489	–	–1,359
Translation differences	606	22	11	639	–331	3	–4	–332
Closing balance	17,079	786	311	18,176	16,003	769	300	17,072

Accumulated depreciations

Opening balance	–9,180	–489	–184	–9,853	–7,789	–629	–138	–8,556
Depreciations	–1,950	–190	–39	–2,179	–2,146	–232	–49	–2,427
Balances regarding acquired/divested business	31	–	–	31	–	–	–	–
Terminations	1,421	252	–	1,673	546	373	–	919
Translation differences	–328	–15	–7	–350	209	–1	3	211
Closing balance	–10,006	–442	–230	–10,678	–9,180	–489	–184	–9,853

Accumulated impairment losses

Opening balance	–453	–	–61	–514	–374	–	–	–374
Impairment losses	–99	–	–	–99	–93	–	–61	–154
Terminations	47	–	–	47	3	–	–	3
Translation differences	–24	–	–	–24	11	–	–	11
Closing balance	–529	–	–61	–590	–453	–	–61	–514

Financial sublease

Opening balance	–385	–	–	–385	–396	–	–	–396
Derecognition for sublease	–	–	–	–	–2	–	–	–2
Translation differences	–36	–	–	–36	13	–	–	13
Closing balance	–421	–	–	–421	–385	–	–	–385
Net carrying value	6,123	344	20	6,487	5,985	280	55	6,320

Lease liabilities
The lease liabilities amounted to SEK 7,495 (7,455) million, of which SEK 2,132 (2,235) million is classified as current. The remaining contractual maturities as of December 31, 2024, is shown in note D4 “Contractual obligations.”
Lease cost
The total lease cost amounted to SEK 3,603 (3,788) million, of which depreciation was SEK 2,179 (2,427) million, impairment losses were SEK 99 (154) million, lease expense relating to low-value assets was SEK 432 (459) million, interest expense was SEK 421 (464) million and variable lease expense was SEK 472 (284) million. Variable lease expense consists mainly of property tax and lease termination fees.

Cash payments
	2024	2023
Repayments of the lease liabilities 1)	–2,492	–2,857
Interest expense of the lease liabilities	–421	–464
Low-value asset not included in the measurement of the liabilities	–432	–459
Variable lease payments not included in the measurement of the lease liabilities	–472	–284
Total cash outflow	–3,817	–4,064
Future cash outflow
Future cash outflows from leases not yet commenced in 2024 to which the Company is committed as the lessee is SEK 568 (249) million.
Leases with the Company as lessor
Lessor leases relate to subleases of real estate. These lease contracts vary in length from 1 to 5 years.
Receivables related to subleases amounted to SEK 69 (70) million for operating leases and to SEK 84 (75) million for financial leases. Interest income from financial subleases was SEK 2 (5) million.
At December 31, 2024, future minimum receivables were distributed as follows:

Future minimum receivables
	Financial leases	Operating leases
2025	14	45
2026	–	21
2027	–	13
2028	–	3
2029	–	1
Total	14	83
1)
Including advance
payments
.

54	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Section D – Obligations

Provisions

	Restructuring	Customer related	Supplier related	Warranty	Share-based payments	Other	Total
2024

Opening balance	3,720	2,857	954	956	1,584	1,635	11,706
Additions	4,498	686	324	389	2,209	1,239	9,345
Reversal of excess amounts	–252	–485	–399	–209	–101	–313	–1,759
Charged to income statement							7,586
Utilization	–4,175	–748	–230	–376	–820	–941	–7,290
Reclassifications	–3	–632	83	–	–	73	–479
Translation differences	84	82	11	6	120	–111	192
Closing balance	3,872	1,760	743	766	2,992	1,582	11,715

of which current provisions	2,993	1,648	274	560	1,633	1,096	8,204
of which non-current provisions	879	112	469	206	1,359	486	3,511

2023

Opening balance	669	3,093	722	678	985	5,441	11,588
Additions	6,082	481	849	831	1,410	824	10,477
Reversal of excess amounts	–112	–131	–416	–	–60	–821	–1,540
Charged to income statement							8,937
Utilization	–2,866	–541	–138	–547	–682	–3,792	–8,566
Reclassifications	–14	–	–57	–	–	7	–64
Translation differences	–39	–45	–6	–6	–69	–24	–189
Closing balance	3,720	2,857	954	956	1,584	1,635	11,706

of which current provisions	2,865	984	346	705	902	977	6,779
of which non-current provisions	855	1,873	608	251	682	658	4,927

Provisions will fluctuate over time depending on the business mix, market mix and technology shifts. Risk assessment in the ongoing business is performed monthly to identify the need for new additions and reversals of excess amounts. Management uses its best judgment to estimate provisions based on this assessment. Under certain circumstances, provisions are no longer required due to outcomes being more favorable than anticipated, which affect the provision balance as a reversal. In other cases, the outcome can be negative, and if so, a charge is recorded in the income statement.
For 2024, the total provision value is SEK 11.7 (11.7) billion, of which SEK 3.5 (4.9) billion is classified as non-current. The significant restructuring provision additions of SEK 4.5 (6.1) billion and utilization of SEK 4.2 (2.9) billion is due to cost-reduction activities and utilization of prior year provisions. For more information, see note A1 “Material accounting policies” and note A2 “Judgments and critical accounting estimates” for key estimation uncertainty regarding timing and amount.
Restructuring provisions
Restructuring provisions relate to structural efficiency programs that are planned and controlled by management and have a material impact on either the scope of the business undertaken or the manner in which the business is conducted. Restructuring provisions in 2024 relate to the cost-reduction activities that have resulted in fundamental reorganizations of the impacted units. The scope of the structural efficiency measures involves service delivery, supply and manufacturing, R&D, and selling and administration expenses. Restructuring provisions are recognized based on the expected costs of the respective restructuring programs and primarily consist of personnel costs. Estimation uncertainty exists regarding the execution of the restructuring programs, which may impact the expected timing and realization of costs. Restructuring provisions are reviewed and adjusted regularly based on management’s best estimate. The expected timing and amount of outflows are dependent on whether the plan execution is in line with management’s assessment. The majority of the restructuring provision will be utilized within 1 year. For more information about the restructuring charges booked in the income statement, see note B3 “Expenses by nature.”
Customer-related provisions
Customer-related provisions mainly consist of provisions for losses on customer contracts. To measure the customer-related provisions, management estimates the unavoidable costs to fulfill the obligations under the customer contract. If the exit penalty is lower than the estimated costs to fulfill the contract, then the provision value is limited to the exit penalty value. The unavoidable costs to fulfill the contract sometimes differ from management’s estimates. Provisions raised for loss-making customer contracts are therefore regularly reviewed and adjusted based on the latest information available considering the realization of the costs estimated. The expected timing and amount of outflows are dependent on whether the customer contract execution is in line with management’s assessment. The majority of the customer- related provisions will be utilized within 1 year.
Supplier-related provisions
Supplier-related provisions are for supplier claims/guarantees based on the contractual commitments mostly relating to inventory. The provision is calculated by comparing the committed purchase obligations with the expected usage based on forecasted sales volumes, and any excess is provided for based on an assessment of the risk of obsolescence. If the committed purchase obligations are not required to be purchased, but a fee is chargeable by the vendor due to the failure to meet the committed volumes, then the provision is based on the expected fee to be incurred. Estimation uncertainty exists regarding the expected usage and sales volumes forecast and, if applicable, the assessment of the risk of obsolescence, as these are based on mana
gement’s expectations. If applicable, when the committed inventory is purchased, the provision is reclassified from provisions to inventory allowances. The expected timing and amount of outflows are dependent on the actual outcome of the supplier claims and guarantees. The majority of the supplier-related provisions will be utilized over 2 years.
Warranty provisions
Warranty provisions are based on historic quality rates for established products as well as estimates regarding quality rates for new products and costs to remedy the various types of faults predicted. Uncertainty exists regarding

55	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note D1, cont’d.

the timing and amount as management utilizes the historical trends to estimate the warranty provisions as well as the cost to repair or replace, which may differ from the actual outcomes. New product warranty provisions require further estimation since historical information is not available. These provisions do not include costs for service in additions within customer contracts that are accounted for as separate performance obligations. The expected timing and amount of outflows are dependent on the actual product faults which may occur. The majority of the warranty provisions are expected to be utilized within 1 year.
Share-based payments provisions
Share-based payments provisions relate to cash-settled share-based programs and are based on the present period’s best estimate of the eventual pay-outs, see note G3 “Share-based compensation” for more information. The uncertainty regarding outflows is relating to the fair value of the underlying instrument during the service period and expected fulfilment of the service conditions. Share-based payment provisions will be utilized according to the awards’ vesting dates and will be utilized over a period of 3 years.
Other provisions
Other provisions mostly relate to litigation and patent infringement disputes. Management regularly assesses the likelihood of any adverse outcomes relating to ongoing litigations and disputes, and if deemed probable then a provision is raised based on the best estimate of the expenditure required to settle with the counterpart. There is uncertainty in the final outcome and settlement, therefore management reviews the estimation regularly. Outflows relating to litigations are inherently uncertain regarding timing and amount, and therefore the majority of the provisions are classified as current, but outflows may happen over a number of years depending on when settlement is reached.

Contingent liabilities

	2024	2023
Contingent liabilities	3,559	3,037
Total	3,559	3,037
Contingent liabilities mainly relate to, in order of materiality, litigations and disputes including intellectual property matters, tax litigations in subsidiaries, pension guarantees and losses on customer contracts, which are assessed to be possible obligations for the Company. The Company actively manages its IPR portfolio and its need for third party licenses and is involved from time to time, in the ordinary course of business, in litigation related thereto, as plaintiff, defendant and other capacities. The Company also monitors the performance of obligations due to it by third party vendors and other suppliers and takes appropriate action where necessary to secure such performance. The single largest contingent liability relates to the pension commitments in Sweden of SEK 0.6 (0.6) billion. See note G1 “Post-employment benefits” for more information on the pension contingent liability in Sweden.
Outflows relating to litigation, both tax and legal, due to their nature are inherently uncertain regarding timing and amount. All ongoing litigations are, therefore, regularly evaluated, their potential economic outflows and probability estimated, and necessary provisions made, or contingent liabilities disclosed. In note A2 “Judgments and critical accounting estimates,” further disclosure is presented in relation to (i) key sources of estimation uncertainty and (ii) the decision made in relation to accounting policies applied.
As part of its defense to a now settled patent infringement lawsuit filed by Ericsson in 2013 in the Delhi High Court against Indian handset company Micromax, Micromax filed a complaint against Ericsson with the Competition Commission of India (CCI). The CCI decided to refer the case to the Director General’s Office for an in-depth investigation. The CCI opened similar investigations against Ericsson in January 2014 based on claims made by Intex Technologies (India) Limited and, in 2015, based on a now settled claim from iBall. Ericsson has challenged CCI’s jurisdiction in these cases before the Delhi High Court.
On July 13, 2023, the Division Bench of the Delhi High Court found that in this instance the CCI has no power to conduct the pending investigations against Ericsson. The CCI has appealed this order to the Supreme Court of India.
In April 2019, Ericsson was informed by China’s State Administration for Market Regulation (SAMR) Anti-monopoly bureau that SAMR has initiated an investigation into Ericsson’s patent licensing practices in China. Ericsson is cooperating with the investigation, which is still in a fact-finding phase. The next steps include continued fact finding and meetings with SAMR in order to facilitate the authority’s assessments and conclusions. In case of adverse findings, SAMR has the power to impose behavioral and financial remedies.
The above matters relating to Micromax and SAMR are possible obligations which cannot be quantified and are, therefore, not included in the contingent liability amount disclosed in the table.

Assets pledged as collateral

	2024	2023
Chattel mortgages 1)	7,697	7,678
Bank deposits	1,443	547
Marketable securities	298	276
Total	9,438	8,501

1)	See also note G1 “Post-employment benefits.”

Contractual obligations

	Payment due by period
SEK billion	<1 year	1–3 years	3–5 years	>5 years	Total
2024

Current and non-current debt 1)	6.8	10.9	16.3	10.2	44.2
Lease obligations 2)	2.5	3.3	1.6	1.2	8.6
Other non-current liabilities	–	0.1	0.8	0.1	1.0
Purchase obligations 3)	18.7	2.7	0.7	–	22.1
Trade payables	30.2	–	–	–	30.2
Commitments for customer finance 4)	28.8	18.9	–	–	47.7
Derivatives liabilities 4)	1.4	1.8	0.1	–	3.3
Total	88.4	37.7	19.5	11.5	157.1

2023

Current and non-current debt 1)	18.3	4.9	18.4	12.0	53.6
Lease obligations 2)	2.6	3.6	1.3	1.1	8.6
Other non-current liabilities	–	0.1	0.6	–	0.7
Purchase obligations 3)	18.4	0.7	0.2	–	19.3
Trade payables	27.8	–	–	–	27.8
Commitments for customer finance 4)	27.3	5.7	4.0	–	37.0
Derivatives liabilities 4)	1.3	0.2	0.3	–	1.8
Total	95.7	15.2	24.8	13.1	148.8

1)	Current and non-current debt, including interest commitments.
2)	Future lease obligations, nominal lease liability, see also note C3 “Leases.”
3)	The amounts of purchase obligations are gross, before deduction of any related provisions.
4)	See also note F1 “Financial risk management.”
Demand for customer finance arrangements continues to be strong. The increase in commitments in 2024 is primarily from new customer financing arrangements entered into in the fourth quarter.

56	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Section E – Group structure

Equity

Capital stock

Parent Company	Class A shares	Class B shares	Total
December 31, 2024	1,309	15,434	16,743
December 31, 2023	1,309	15,413	16,722
The capital stock of the Parent Company is divided into two classes: Class A shares (quota value SEK 5.00) and Class B shares (quota value SEK 5.00). Both classes have the same rights of participation in the net assets and earnings. Class A shares, however, are entitled to one vote per share while Class B shares are entitled to one tenth of one vote per share.
The Annual General Meeting (AGM) 2024 resolved to issue 4,100,000 Class C shares for the Long-Term Variable Compensation Program LTV I 2023 for Ericsson’s executive team and other executives. In accordance with an authorization from the AGM, the Board of Directors resolved to repurchase the new issued shares, which were subsequently converted into Class B shares. The quotient value of the repurchased shares was SEK 5.00, totaling SEK 20.5 million, representing 0.1% of capital stock. The acquisition cost was SEK 20.7 million.
At December 31, 2024, the total number of treasury shares was 15,579,561 (14,009,306 in 2023 and 4,009,306 in 2022) Class B shares.
Number of shares

	Class A shares	Class B shares	Total
2024

As of January 1	261,755,983	3,082,395,752	3,344,151,735
As of December 31	261,755,983	3,086,495,752	3,348,251,735

2023

As of January 1	261,755,983	3,072,395,752	3,334,151,735
As of December 31	261,755,983	3,082,395,752	3,344,151,735
Dividends
The Board of Directors propose to the Annual General Meeting a dividend to the shareholders of SEK 2.85 per share (SEK 2.70 in 2023 and SEK 2.70 in 2022), representing a total dividend of SEK 9.5 (9.0) billion. The dividend is proposed to be paid in two installments, SEK 1.43 per share with the record date March 27, 2025 (payment date April 1, 2025), and SEK 1.42 per share with the record date September 29, 2025 (payment date October 2, 2025).
Dividends paid per share amounted to SEK 2.70 (SEK 2.70 in 2023 and SEK 2.50 in 2022). Total dividends paid to the shareholders was SEK 9.0 (9.0) billion.
Additional paid in capital
Additional paid in capital relates to payments made by owners and includes share premiums paid.
Translation reserves
The translation reserves comprise all foreign currency translation reserves arising from the translation of the financial statements of foreign operations to the Group presentation currency and changes regarding revaluation of excess value in local currency.
Cash flow hedge reserve
s
For further information, see note F1 “Financial risk management.”
Revaluation of borrowings
For further information, see note F4 “Interest-bearing liabilities.”
Retained earnings
Retained earnings, including net income for the year, comprise the earned profits of the Parent Company and its share of net income in subsidiaries, and associated companies. Retained earnings also include remeasurements related to post-employment benefits.
Remeasurements related to post-employment benefits
Actuarial gains and losses resulting from experience-based events and changes in actuarial assumptions, fluctuations in the effect of the asset ceiling, and adjustments related to the Swedish special payroll taxes. For more information, see note G1 “Post-employment benefits.”
Non-controlling interests
Equity in a subsidiary not attributable, directly or indirectly, to a parent.

57	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note E1, cont’d.
Changes in OCI by components of equity (net of tax)

	Translation reserves	1)	Cash flow hedge reserves	Revaluation of borrowings	Retained earnings	Total equity
2024

Remeasurements of defined benefits pension plans	–		–	–	739	739
Revaluation of credit risk on borrowings	–		–	–450	–	–450
Cash flow hedge reserve s	–		–3,240	–	–	–3,240
Cash flow hedge reserve s reclassification to profit and loss	–		725	–	–	725
Translation reserves changes	6,608		–	–	–	6,608
Translation reserves reclassification to profit and loss	73		–	–	–	73
Share of other comprehensive income of associates	40		–	–	–	40
Movement attributable to non-controlling interests	–147		–	–	–7	–154
Total	6,574		–2,515	–450	732	4,341

2023

Remeasurements of defined benefits pension plans	–		–	–	655	655
Revaluation of credit risk on borrowings	–		–	–530	–	–530
Cash flow hedge reserve s	–		374	–	–	374
Cash flow hedge reserve s reclassification to profit and loss	–		1,090	–	–	1,090
Translation reserves changes	–2,425		–	–	–	–2,425
Translation reserves reclassification to profit and loss	59		–	–	–	59
Share of other comprehensive income of associates	–10		–	–	–	–10
Movement attributable to non-controlling interests	50		–	–	–1	49
Total	–2,326		1,464	–530	654	–738

2022

Remeasurements of defined benefits pension plans	–		–	–	8,561	8,561
Revaluation of credit risk on borrowings	–		–	818	–	818
Cash flow hedge reserve s	–		2,331	–	–	2,331
Cash flow hedge reserve s reclassification to profit and loss	–		280	–	–	280
Cash flow hedge transfer to goodwill	–		–3,677	–	–	–3,677
Translation reserve changes	7,273		–	–	–	7,273
Translation reserve reclassification to profit and loss	–85		–	–	–	–85
Share of other comprehensive income of associates	49		–	–	–	49
Movement attributable to non-controlling interests	–143		–	–	11	–132
Total	7,094		–1,066	818	8,572	15,418

1)
Changes in translation reserves include changes regarding translation of goodwill in local currency of SEK 4,393 million (SEK –77 million in 2023 and SEK 5,070 million in 2022), and realized gains/losses net from divested/liquidated companies, SEK 73 million (SEK 59 million in 2023 and SEK –85 million in 2022).

Business combinations
Acquisitions

	2024	2023	2022
Consideration
Purchase price paid on acquisition	–	579	51,297
Deferred consideration/Others 1)	–	–	1,972
Total consideration, all cash and cash equivalents	–	579	53,269

Net assets (liabilities) acquired
Intangible assets	–	306	23,554
Property, plant and equipment	–	1	186
Right-of-use of assets	–	2	334
Cash and cash equivalents	–	7	521
Other assets	–	83	5,344
Provisions, incl. post-employment benefits	–	–	–1,050
Other liabilities	–	–168	–16,916
Total identifiable net assets (liabilities)	–	231	11,973
Goodwill	–	348	41,296
Total	–	579	53,269
Acquisition-related costs 2)	–	36	436

1)
Deferred consideration relates to the pre-combination portion of employee stock awards that were previously granted to Vonage employees, which was paid out post acquisition according to the original award vesting schedule.

2)	Acquisition-related costs are included in Selling and administrative expenses in the consolidated income statement.
In 2024, the Company made no acquisitions. However, a negative cash flow effect from business combinations amounting to SEK 141 (1,309) million occurred due to the current year pay-out of deferred consideration relating to the 2022 Vonage acquisition, see also note H3 “Statement of cash flows.”
Vonage:
On July 21, 2022, the Company acquired, in an all cash transaction, all of the shares in Vonage Holdings Corp., a US-based global provider of cloud-based communications. The intangible assets acquired mainly relate to customer relationships. The fair values of the assets acquired, and liabilities assumed at the acquisition date, were made final in 2022 and are presented in the table under the column “2022.”
In the current year the Company impaired the acquired intangible assets by
SEK –13.8 billion and goodwill by SEK
–
0.9
(–
31.9) billion. For more information, see note C1 “Intangible assets.”

58	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note E2, cont’d.
Acquisitions 2022–2024

Business	Description	Transaction date
Ericom	An Israel based enterprise cloud security platform provider.	Apr 2023
Vonage	A US based global provider of cloud-based communications.	Jul 2022
Divestments

	2024	2023	2022
Proceeds
Cash and cash equivalents	–	–633	20
Shares in associated companies	–	–	298
Total proceeds	–	–633	318

Net assets disposed of
Property, plant and equipment	–	121	–
Investments in associates	–	–	82
Other assets	–	–	23
Provisions, incl. post-employment benefits	–	–	–42
Other liabilities	–39	35	–101
Total net assets	–39	156	–38

Net gains/losses from divestments 1)	39	–789	356
Shares in associated companies	–	–	–298
Cash flow effect	–	–633	20

1)	Includes net gains/losses for liquidated subsidiares.
In 2024, the Company made divestments with a cash flow effect amounting to SEK 0 (–633) million. Net gains/losses from the divestments are presented in Other operating income/Other operating expenses in the income statement, see also note B4 “Other operating income and expenses.”
For more information, see note H3 “Statement of cash flow.”
In 2024, the Company entered into a binding agreement in relation to the sale of iconectiv, which is an acquired US subsidiary (
83.3
% ownership) forming part of Segment Enterprise and is a provider of network number portability solutions and data exchange services. The sale, which is subject to the customary closing conditions including regulatory approvals, is expected to be completed during the first half of 2025.

Divestments 2022–2024

Business	Description	Transaction date
IoT	IoT accelerator and connected vehicle cloud businesses and related assets.	Mar 2023
Aerialink	A US based company providing premier messaging solutions for business to business communications.	Nov 2022

Equity in associated companies

	2024	2023
Opening balance	1,150	1,127
Share in earnings/loss	–246	124
Distribution of capital stock	–16	–25
Contributions	49	–
Taxes	–102	–20
Reclassifications	415	–
Dividends	–111	–46
Translation differences	40	–10
Closing balance	1,179	1,150
The Company owns 49.07% of the shares in Ericsson Nikola Tesla d.d., located in Croatia and 35.6% of the shares in ConcealFab Inc., located in the US.
See also note H4 “Related party transactions.”

59	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Section F – Financial instruments

Financial risk management

The Company’s financial risk management is governed by a policy approved by the Board of Directors. The Board of Directors is responsible for overseeing the capital structure and financial management of the Company, approving certain matters (such as investments, customer finance commitments and borrowing) and setting limits on the exposure to financial risks.
For the Company, a robust financial position with an investment grade rating, low leverage and ample liquidity is deemed important. This provides financial flexibility and independence to operate and manage variations in working capital needs as well as to invest in business opportunities.
The Company’s overall capital structure should support the financial targets. The capital structure is managed by balancing equity, debt financing and liquidity in such a way that the Company can secure funding of operations at a reasonable cost of capital. Regular borrowings are complemented with committed credit facilities to give additional flexibility to manage unforeseen funding needs. The Company strives to deliver strong free cash flow.
The Company’s capital objectives are:
–	Free cash flow before M&A of 9–12% of net sales
–	Positive net cash position
–	Investment grade rating by Moody’s (Baa3), S&P Global (BBB–) and Fitch Ratings (BBB–).
Capital objectives-related information

	2024	2023
Free cash flow before M&A as % of net sales 1)	16.2%	–0.4%
Positive net cash (SEK billion) 1)	37.8	7.8

Credit rating and outlook

Fitch Ratings	BBB–, stable	BBB–, stable
S&P Global	BBB–, stable	BBB–, developing
Moody’s	Ba1, stable	Ba1, stable

1)	For more information about the measures, see Alternative performance measures and Financial terminology.
In June 2024, S&P changed its outlook from developing to stable, whilst maintaining its rating at BBB–.
The Company has a Treasury and Customer Finance organization with the principal role to ensure that appropriate financing is in place through loans and committed credit facilities, actively manage the Company’s liquidity as well as financial assets and liabilities, and manage and control financial risk exposures in a manner consistent with underlying business risks and financial policies. The Customer Finance function may support with suitable third-party financing solutions for customers to facilitate their purchases from Ericsson. In some cases, and to the extent that customer loans are not provided directly by banks, the Parent Company may provide vendor finance credits to customers directly. The central function also monitors the exposure from outstanding vendor credits and credit commitments.
The Company classifies financial risks as:
–	Foreign exchange risk
–	Interest rate risk
–	Credit risk
–	Liquidity risk
–	Refinancing risk
–	Market price risk in own and other equity instruments.
The Board of Directors has established risk limits for defined exposures to foreign exchange and interest rate risks as well as to political risks in certain countries.
For further information about accounting policies, see note A1 “Material accounting policies.”
Foreign exchange risk
The Company is a global company with sales mainly outside Sweden. Sales and costs incurred are to a large extent denominated in currencies other than SEK and therefore the financial results of the Company are impacted by currency fluctuations. The Company reports the financial statements in SEK.
Movements in exchange rates between currencies that affect these statements will impact the comparability between periods.
Line items, primarily sales, are impacted by translation exposure incurred when converting foreign entities’ financial statements into SEK. Line items and profitability, such as EBIT are impacted by transaction exposure incurred when financial assets and liabilities, primarily trade receivables and trade payables, are initially recognized and subsequently remeasured due to changes in foreign exchange rates.
The table below prese
n
ts the external net sales and cost exposures for the largest currencies which impact profitability. The internal exposures will not impact group profitability if all related transactions occur and are recognized in the profit and loss in the same month. Any effect on profit and loss from internal transactions is a function of timing and FX volatility, therefore impossible to predict.
Currency exposure, SEK billion

Currency	Sales trans- lation	Sales trans- action	Sales net	Cost trans- lation	Cost trans- action	1)	Cost net
USD 2)	93.8	41.7	135.5	–59.0	–41.4		–100.4
EUR	36.6	1.2	37.8	–30.7	–2.0		–32.7
INR	15.1	–0.8	14.3	–8.5	0.1		–8.4
JPY	9.0	–	9.0	–3.0	–		–3.0
GBP	8.8	–1.1	7.7	–7.2	–0.1		–7.3
AUD	5.9	–0.2	5.7	–4.4	0.1		–4.3
CNY	5.0	–	5.0	–3.2	1.0		–2.2
SAR	4.7	0.3	5.0	–3.4	0.1		–3.3

1)	External purchases in foreign currency translated to functional currency.
2)
Sales transaction exposure in 2024 includes volume in the cash flow hedge of USD 2,467 million. Based on the outstanding cash flow hedge volume at year end, the hedged sales volume that will occur in 2025 is USD 2,043 million.

Translation exposure
Translation exposure relates to sales and cost incurred in foreign entities when converted into SEK upon consolidation. These exposures cannot be addressed by hedging.
Transaction exposure
The Company considers the following transaction exposures.
a) Transaction risk impacting net sales and net income
Transaction exposure relates to sales and cost incurred in non-reporting currencies in individual group companies. Foreign exchange risk is as far as possible concentrated in Swedish group companies, primarily Ericsson AB, by selling to foreign subsidiaries in either the functional currency of the customers, EUR or USD. This transaction risk can be hedged, although it is only done for material cash inflows or outflows that are highly certain. The Board of Directors has provided a mandate for the following recurring hedge programs:
i) The Company has identified certain customer contracts where a fluctuation in the
SEK/
USD foreign exchange rate would significantly impact net sales. These contracts are multi-year contracts with highly probable payments at fixed points in time denominated in USD.
ii) Hedge of highly probable forecasted sales and purchases denominated in USD in EAB for the next 7 to 18 months, on a monthly rolling basis.
For both programs, hedge accounting is applied, whereby the Company enters into foreign exchange forward contracts that match the terms of the foreign exchange exposure as closely as possible and designates them as hedging instruments. Hedge ineffectiveness is expected to be minimal but may arise due to differences in timing of the cash flows between the hedged items and the hedging instruments.
b) Transaction exposure in individual balance sheet
According to Company policy, transaction exposure in subsidiaries’ balance sheets (e.g., trade receivables and trade payables that are remeasured due to change in foreign exchange rates) should be fully hedged. Foreign exchange exposures in balance sheet items are hedged through offsetting balances

60	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

N
ote F
1
, cont’d.

or derivatives. Foreign exchange exposures are managed net, and its effects are presented net within Financial income and expenses. This is not designated as hedge accounting.
Interest rate risk
The Company is exposed to interest rate risk through market value fluctuations in certain balance sheet items and through changes in interest income and expenses.
Sensitivity analysis
The Company uses the Value at Risk (VaR) methodology to measure foreign exchange and interest rate risks managed by the treasury function. This statistical method expresses the maximum potential loss that can arise with a certain degree of probability during a certain period of time. For the VaR measurement, the Company has chosen a probability level of 99% and a one-day time horizon. The daily VaR measurement uses market volatilities and correlations based on historical daily data (one year), with the limitation that historical data does not necessarily reflect future events.
The treasury function operates under two mandates. In the liquidity management activity, it has a mandate to deviate from floating interest on net liquidity and take foreign exchange positions up to an aggregated risk of VaR SEK 45 million given a confidence level of 99% and a one-day horizon. The average VaR calculated for 2024 was SEK 12.4 (15.9) million. No VaR limits were exceeded during 2024.
In the asset-liability management activity, the interest rate risk is managed by matching fixed and floating interest rates in interest-bearing balance sheet items. The policy is that the net sensitivity on a one basis point move on interest-bearing assets matching interest-bearing liabilities, taking derivatives into consideration, is less than SEK 10 million. The average exposure during 2024 was SEK 0.8 (1.5) million per basis point shift.
Sensitivity to interest rate increase of 1 basis point, SEK million

	< 3M	3–12M	1–3Y	3–5Y	>5Y	Total
Interest-bearing assets	–	–1	–1	–4	–1	–7
Interest-bearing liabilities 1)	–	1	2	4	1	8
Derivatives	–	–	–1	–	1	–
Total	–	–	–	–	1	1

1)	Borrowings are included as they are designated FVTPL.
Derivatives
Outstanding derivatives

	Gross amount recognized	Offset	Net amount presented	Related amounts not offset – collaterals	Net
2024

Currency derivatives 1)

Assets	214	–29	185	–92	93
Liabilities	–3,361	29	–3,332	3,237	–95

Interest rate derivatives

Assets	–	–	–	–	–
Liabilities	–5	–	–5	–	–5

2023

Currency derivatives 1)

Assets	1,916	–43	1,873	–1,486	387
Liabilities	–1,837	43	–1,794	873	–921

Interest rate derivatives

Assets	–	–	–	–	–
Liabilities	–22	–	–22	–	–22

1)	Currency derivatives designated as cash flow hedge of SEK 0 (1,617) million are included in Other current receivables and SEK 2,229 (679) million in Other current liabilities.
Cash collaterals paid or received under Credit Support Annex (CSA) to ISDA for cross-currency derivatives are recognized as Interest-bearing securities, current or Borrowings, current, respectively.
The Company holds the following currency derivatives designated as hedging instruments:
Foreign exchange forward contracts

	< 3 months	3–12 months	> 1 year	Total
Notional Amount (USD millions)	961	1,082	1,934	3,977
Average forward rate (SEK/USD)	9.93	10.57	10.19
Hedge ratio is 1:1 and changes in forward rate have been designated as the hedged risk. Hedge effectiveness is assessed periodically to ensure critical terms of hedging instrument matches the hedged item. Forecasted sales and purchases are updated periodically and reviewed to ensure hedged item remains highly probable. Ineffectiveness will arise if critical terms no longer match, or if timing of forecast transactions materially changes. No hedge ineffectiveness was recognized in the income statement in 2024. See note E1 “Equity” for movement in the cash flow hedge reserve.
Credit risk
Credit risk is divided into three categories: credit risk in trade receivables and contract assets, customer finance risk and financial credit risk, see note A1 “Material accounting policies.”
Credit risk in trade receivables and contract assets
Credit risk in trade receivables and contract assets is governed by a policy applicable to all legal entities in the Company. The purpose of the policy is to:

–	Avoid credit losses through establishing internal standard credit approval routines in all the Company’s legal entities.

–	Ensure monitoring and risk mitigation of defaulting accounts, i.e. events of non-payment.

–	Ensure efficient credit management within the Company and thereby improve days sales outstanding and cash flow.

–	Define escalation path and approval process for customer credit limits.
The credit risk of all customers is regularly assessed. Through credit management system functionality, credit checks are performed every time a sales order is generated in the source system. These are based on the credit limit and risk profile set on the customer. Credit blocks appear if credit limit is reached or if past due receivables are higher than permitted levels. Release of a credit block requires authorization.
Letters of credits are used as a method for securing payments from customers operating in emerging markets, in particular in markets with unstable political and/or economic environments. By having banks confirming the letters of credit, the political and commercial credit risk exposures to the Company are mitigated.
Impairment of trade receivables and contract assets
Trade receivables and contract assets are assessed for impairment under a unified model. The Company has determined that credit risk largely depends on both the risk in the country where the customer resides (e.g. ability to make cross border payments) as well as the payment pattern of the customer. Therefore, expected credit losses (ECLs) are calculated using a provision matrix that specifies a fixed rate depending both on the number of days past due and the country risk rating. The country risk ratings depend on the ratings used by all Export Credit Agencies within the OECD. The rates defined in the provision matrix are based on historical loss patterns for that grouping of customers. These rates are adjusted for current conditions as well as management expectations of changes to political risks and payment pat terns in t
he future. The provision rates are higher on high risk countries compared to low risk countries and also higher on amounts that remain unpaid for longer periods of time. The Company has assessed the recent global economic conditions on the expected credit losses model for trade receivables and updated the provision matrix as appropriate.

61	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note F1, cont’d.

Exposure of trade receivables and contract assets

	2024	2023

Gross balance	53,902	52,799
Allowance for expected credit losses	–2,827	–2,585
Net balance and carrying value	51,075	50,214
Aging analysis of gross values of trade receivables and contracts assets by risk category

		Days past dues
	Not due	1–90	91–180	181–360	>360	Total
2024

Country risk: Low	33,801	2,914	243	270	261	37,489
Country risk: Medium	9,379	1,025	164	168	659	11,395
Country risk: High	2,684	449	117	133	1,635	5,018
Total	45,864	4,388	524	571	2,555	53,902

2023

Country risk: Low	27,431	2,434	445	137	320	30,767
Country risk: Medium	14,369	826	227	224	605	16,251
Country risk: High	3,364	512	186	197	1,522	5,781
Total	45,164	3,772	858	558	2,447	52,799
The distribution of trade receivables and contract assets closely follows the distribution of the Company’s sales, see note B1 “Segment information.” The 10 largest customers represented 45% (47%) of the total trade receivables and contract assets in 2024.
Movements in allowances for impairment of trade
receivables and contract assets

	2024	2023
Opening balance	2,585	2,492
Balances regarding acquired business	–	–16
Increase in allowance	265	268
Write-offs	–21	–35
Translation difference	–2	–124
Closing balance	2,827	2,585
Total past due more than 360 days has increased, resulting in a higher allowance as a percentage of gross exposure at year end. The Company’s write-offs have historically been low. During the year SEK 21 (35) million were written off due to the Company having no reasonable expectation of collection.
Customer finance credit risk
All commitments to provide customer finance are made only after approval in accordance with the work procedure for the Board of Directors and the established credit approval process.
Prior to the approval of new facilities reported as customer finance, an internal credit risk assessment is conducted in order to assess the credit rating of each transaction for political and commercial risk. The credit risk analysis is made by using an assessment tool, where the political risk rating is similar to the rating used by all Export Credit Agencies within the OECD. The commercial risk is assessed by analyzing a large number of parameters, which may affect the level of the future credit risk exposure. The output from the assessment tool for the credit rating also includes an internal pricing of the risk. This is expressed as a risk margin per annum over the relevant base rate. The reference pricing for political and commercial risks, on which the tool is based, is reviewed using information from OECD Market Pricing Benchmark and/or prevailing pricing in bank loan and bond markets for similar structured financed deals. The objective is that the internally set risk margin shall reflect the assessed risk and that the pricing is as close as possible to the current market pricing. A reassessment of the credit rating for each customer finance facility is made on a regular basis.
Customer finance is arranged for infrastructure projects in different geographical markets.
Gross customer finance exposures by geographical markets

	2024	2023

North America	467	1,839
Europe and Latin America	2,110	2,033
South East Asia, Oceania and India	2,211	3,679
Middle East and Africa	2,328	2,130
Total gross exposure	7,116	9,681

of which its related carrying value	4,522	6,917
Total outstanding number of customer finance arrangements	70	65
Top 5 largest facilities as % of gross exposures	75%	86%
Unutilized customer finance commitments (SEK million)	47,775	37,019
Security arrangements for customer finance facilities may include pledges of equipment or pledges of specific assets belonging to the borrower. If available, third-party risk coverage is arranged. “Third-party risk coverage” means that a financial payment guarantee covering the credit risk has been issued by a bank, an export credit agency or an insurance company. All such institutions have been rated at least investment grade. A credit risk transfer under a sub-participation arrangement with a bank can also be arranged. In this case the entire credit risk and the funding is taken care of by the bank for the part that they cover.
Outstanding customer finance credit risk exposure
1
)

	2024	2023
Fair value of customer finance credits	4,522	6,917
Financial guarantees for third-parties	3	4
Accrued interest	5	7
Maximum exposure to credit risk	4,530	6,928

Less third-party risk coverage	–35	–79
The Company’s risk exposure, less third-party risk coverage	4,495	6,849
1)
This table shows the maximum exposure to credit risk.
Fair value assessment of customer finance credits
Customer finance risk exposures are held at fair value and are classified as Level 3 in the fair value hierarchy. The Credit Asset Management Team within Ericsson Credit AB has an established process with respect to measurement of fair values. The quarterly credit review uses an internal model to determine a commercial rating for each outstanding credit and calculation of its fair value. The model is based on external credit rating, political/country rating and bank pricing. Regular monitoring of customer behavior is also a part of the internal assessment.
Customer finance fair value reconciliation

	2024	2023
Opening balance	6,917	5,370
Additions	20,758	49,583
Disposals/repayments	–23,920	–47,409
Revaluation/amortization of interest 1)	407	–467
Translation difference	360	–160
Closing balance	4,522	6,917

of which non-current	190	1,347
1)
Revaluation gain recognized in Selling and administrative expenses of SEK 6 (loss of 209) million, of which gain of SEK 6 (loss of 209) million relate to credits held at the end of the year.
Due to the continuing 5G buildout, the demand for customer financing arrangements remains high. Most of such financing arrangements have been transferred to banks.
Financial credit risk
Financial instruments carry an element of risk in that counterparts may be unable to fulfill their payment obligations. This exposure arises in the investments in cash, cash equivalents, interest-bearing securities and from derivative positions with positive unrealized results against banks and other counterparties.
The Company mitigates these risks by investing cash primarily in high rated securities such as treasury bills, government bonds, commercial papers, and mortgage-covered bonds (see Liquidity risk section below). Separate credit limits are assigned to each counterpart in order to manage

62	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

N
ote F
1
, cont’d.

risk concentration. All derivative transactions are covered by ISDA netting agreements to reduce the credit risk. For cross-currency derivatives a Credit Support Annex (CSA) to ISDA is signed selectively to further reduce the credit risk by exchanging collateral weekly against market value. The Company has also moved some derivative exposures to clearing counterparties with daily settlement of margins.
At December 31, 2024, the credit risk in financial cash instruments was equal to the instruments’ carrying value. Credit exposure in derivative instruments was SEK 0.1 (0.4) billion.
Liquidity risk
The Company minimizes the liquidity risk by maintaining a sufficient cash position, centralized cash management, investments in highly liquid interest-bearing securities, and by having sufficient committed credit lines in place to meet potential funding needs. For information about contractual obligations, analyzed by contractual maturity, see note D4 “Contractual obligations.” The short-term commitment on debt in the next 12 months are sufficiently covered by cash and other interest-bearing assets at year end. Ongoing collection from customers are expected to satisfy operational requirements including trade payables and other purchase obligations. Commitments for new customer finance is not expected to have negative short-term effect on collection as majority are sold within a short period.
The Company also has access to supplier payment program whereby extended payment terms up to 180 days are agreed with some suppliers. The Company expects to maintain the current level of supplier balances on these arrangements. The appetite for sale and purchase of invoices by financial institutions may be affected by current market conditions, which potentially affect the Company’s working capital adversely. However, such effect is expected to be gradual as business terms are renegotiated with customers and suppliers on an ongoing basis. Where required, the Company expects short-term borrowing facilities to be drawn down or rolled over to meet liquidity needs.
Cash, cash equivalents and interest bearing securities

	Rating or equi- valent	< 3 M	3–12 M	1–5 Y	>5 Y	Total
2024

Bank deposits		40,749	389	–	–	41,138
Other financial institutions		1,437	–	–	–	1,437

Type of issuer:

Governments	AA/AAA	4,639	995	3,175	603	9,412
Corporates	A2/P2	2,672	198	–	–	2,870
Mortgage institutes	AAA	–	5,353	14,878	783	21,014
		49,497	6,935	18,053	1,386	75,871

2023

Bank deposits		33,298	181	–	–	33,479
Other financial institutions		548	–	–	–	548

Type of issuer:

Governments	AA/AAA	789	490	1,254	–	2,533
Corporates	A2/P2	1,510	296	–	–	1,806
Mortgage institutes	AAA	1,995	5,668	8,676	–	16,339
		38,140	6,635	9,930	–	54,705
Refinancing risk
Refinancing risk is the risk that the Company is unable to refinance outstanding debt on
 reasonable terms and conditions, or at all, at a given point in time. The Company mitigates the risk by having diversified funding sources through a mix of bonds, bilateral loans, and private placements, with a spread of debt maturing over time. The funding strategy is flexible to enable pre-financing before loan maturities and funding in various currencies. In addition to the long-term funding programs, the Company has a commercial paper program and a committed liquidity revolving credit facility for short-term liquidity purposes. All unused committed revolving credit facilities can be used to mitigate the refinancing risks when liabilities fall due.
The average maturity of Parent Company borrowings was 3.6 years (3.2 years) at December 31, 2024.
Funding programs
1
)

	Amount	Utilized	Unutilized
Euro Medium Term Note program
(USD million)	5,000	2,178	2,822
Commercial Paper Program (SEK million)	10,000	1,615	8,385

1)	There are no financial covenants related to these programs.
In January 2024, the Company signed a loan agreement with European Investment Bank for USD 184 million. In July 2024, the Company signed a loan agreement with Nordic Investment Bank for USD 108 million.
Committed credit facilities

	Amount	Utilized	Unutilized
Multi-currency revolving credit facility (USD million) 1)	2,000	–	2,000
Liquidity revolving credit facility
(USD million) 2)	1,000	–	1,000

1)	The facility does not have interest rates linked to credit rating or financial covenants but is linked to two of Ericsson’s sustainability KPIs. The facility matures in September 2028.
2)	The facility matures in May 2026.
Fair valuation of the Company’s financial instruments
The Company’s financial instruments accounted for at fair value generally meet the requirements of level 1 valuation as they are based on quoted prices in active markets for identical assets. For some of the Company’s financial assets and liabilities, especially derivatives, quoted prices are not readily available and fair values are calculated using market inputs such as interest rate quotes and currency rates.
For financial liabilities designated at fair value to profit and loss, the carrying amount reflects the effect in own credit spreads either in quoted prices or quoted Credit Default Swap (CDS) for Investment Grade companies.
Valuation hierarchy
– Quoted market prices – level 1
Assets and liabilities are classified as level 1 if their value is observable in an active market. Such instruments are valued by reference to unadjusted quoted prices for identical assets or liabilities in active markets where the quoted price is readily available, and the price represents actual and regularly occurring market transactions.
– Valuation technique using observable inputs – level 2
Assets and liabilities classified as level 2 have been valued using models whose inputs are observable either directly or indirectly. Valuations based on observable inputs include cash equivalents (e.g. discounted papers, term deposits) and interest rate derivatives
w
hich are valued using interest rate yield curves. Other market observable inputs include credit spreads and FX forward rates. Inputs for base interest rates are quoted fixing rates, interest rates swaps and IBOR rates.
FX derivatives are valued by using observable forward rates, discounted using base interest rate curve. Valuation of foreign exchange options are made using the Black-Scholes formula. The value of credit risks in derivative contracts are monitored regularly. Derivative credit and debit valuations adjustments are calculated based on outstanding market values and default probabilities from the CDS market, and if effect on valuation is material, are included in the fair value of the derivatives.
– Valuation technique using significant unobservable inputs – level 3
Assets and liabilities are classified as level 3 if their valuation incorporates significant inputs that are not based on observable market data (unobservable inputs). Apart from trade receivables and customer finance receivables, this valuation technique mainly applies to investment in shares and other participations whereby valuation input is considered observable if it can be directly observed from transactions in an active market, or if there is compelling external evidence demonstrating an executable exit price. Using a market approach to valuation, unobservable inputs are generally determined via reference to observable inputs, historical observations or other analytical techniques.

63	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note F1, cont’d.

Reconciliation of Level 3 fair value of other financial assets

Investment in shares and participations
Opening balance	2,002
Additions	207
Disposals	–63
Gains or losses 1)	–275
Translation differences	–4
Closing balance	1,867

1)	Table shows net gains or losses recognized in Other operating income or expenses, of which SEK 246 million unrealized loss relate to Level 3 assets held at the end of the year.
Financial instruments carried at amortized cost
Financial instruments, such as some cash equivalents, interest-bearing securities, borrowings and payables, are carried at amortized cost which is deemed to be equal to fair value. When a market price is not readily available and there is insignificant interest rate exposure and credit spreads affecting the value, the carrying value is considered to represent a reasonable estimate of fair value.

Financial instruments

	2024					2023

	Amortized cost	Fair value	Fair value hierarchy level			Amortized cost	Fair value	Fair value hierarchy level
SEK billion			Level 1	Level 2	Level 3			Level 1	Level 2	Level 3
Assets at fair value through profit or loss

Customer finance	–	4.5	–	–	4.5	–	6.9	–	–	6.9

Interest-bearing securities	–	31.7	30.4	1.3	–	–	19.1	18.6	0.5	–

Cash equivalents 1)	–	24.3	0.3	24.0	–	–	17.5	0.8	16.7	–

Other financial assets	–	2.7	0.8	–	1.9	–	2.1	0.1	–	2.0

Other current assets	–	0.2	–	0.2	–	–	1.9	–	1.9	–

Assets at fair value through OCI

Trade receivable	–	44.2	–	–	44.2	–	42.2	–	–	42.2

Assets at amortized cost

Interest-bearing securities	0.3	–	–	–	–	0.4	–	–	–	–

Other financial assets	0.3	–	–	–	–	0.6	–	–	–	–

Financial assets	0.6	107.6				1.0	89.7

Financial liabilities at designated FVTPL

Parent Company borrowings	–	–35.7	–19.7	–16.0	–	–	–38.0	–23.7	–14.3	–

Financial liabilities at FVTPL

Other current liabilities	–	–3.3	–	–3.3	–	–	–1.8	–	–1.8	–

Liabilities at amortized cost

Trade payables	–30.2	–	–	–	–	–27.8	–	–	–	–

Borrowings	–2.3	–	–	–	–	–8.9	–	–	–	–

Financial liabilities	–32.5	–39.0				–36.7	–39.8

1)	Total Cash and cash equivalent is SEK 43.9 (35.2) billion, of which SEK 24.3 (17.5) billion relating to Cash equivalents are presented in the table above.

Market price risk in own shares and other listed equity investments
The Company is exposed to fluctuations in its own share price through share-based compensation for employees and the Board of Directors. Some of the plans are share-settled and some are cash-settled as further disclosed in note A1 “Material accounting policies”, note G2 “Information regarding members of the Board of Directors and Group management” and note G3 “Share-based compensation.”
Share-based plans for employees
The obligation to deliver shares under the Long-Term Variable compensation programs (LTV) for the Executive Team is covered by holding Ericsson Class B shares as treasury stock. The cash flow exposure is managed through the holding of Ericsson Class B shares as treasury stock shall be sold to generate funds, which also cover social security payments, when shares are delivered to participants at the end of their service period.
Cash-settled plans to employees and the Board of Directors
In the case of synthetic share programs (a cash-settled program as defined in IFRS 2) to Board members and cash-settled plans to employees, the Company is exposed to risks in relation to own share price, both with regard to compensation expenses and social security charges. The obligations to pay compensation amounts under the synthetic share-based compensations to the Board of Directors and employees are covered by a provision in the balance sheet. For further information about LTV, the cash- settled plans to employees and the synthetic share-based compensations to the Board of Directors, see note G2 “Information regarding members of the Board of Directors and Group management” and note G3 “Share-based compensation.”

64	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Financial income and expenses

	2024	2023	2022

Contractual interest on financial assets	2,515	1,897	717
of which on financial assets at amortized cost	538	403	251
Net revaluation gains and losses on financial assets	137	64	–146
Other financial income	82	184	207
Financial income	2,734	2,145	778

Contractual interest on financial liabilities	–2,486	–2,282	–972
of which on financial liabilities at amortized cost	–277	–501	–128

Net revaluation gains and losses on financial liabilities	82	–134	379
Lease interest expense	–421	–464	–464
Net interest on pension liabilities	–647	–517	–361
Other financial expenses	–631	–721	–512
Financial expenses	–4,103	–4,118	–1,930

Net foreign exchange gains/losses	–355	–1,020	–1,259
Financial income and expenses, net	–1,724	–2,993	–2,411

Net gains and losses on financial instruments exclude effect of foreign exchange translations:
Financial instruments at fair value through profit or loss 1)	289	885	–2,552
Financial liabilities designated at fair value through profit or loss	–378	–1,100	2,847

1)
Excludes net gain from revaluation of customer finance receivables of SEK 6 million (net loss of SEK 209 million in 2023 and net loss of SEK 15 million in 2022), reported as Selling and administrative expenses, and net loss on revaluation of investments in shares and participations of SEK 202 million (net loss of SEK 186 million in 2023 and net loss of SEK 205 million in 2022) reported as Other operating income or expenses.

Financial a ssets, non-current

	Other investments in shares and participations		Interest-bearing securities, non-current		Other financial assets, non-current 1)
	2024	2023	2024	2023	2024	2023

Opening balance	2,091	2,074	9,931	9,164	6,350	6,839
Additions	207	206	15,950	12,887	2,919	1,899
Disposals/repayments/deductions	–64	–2	–224	–4,127	–2,585	–816
Amortization	–	–	–	–	–136	–457
Change in value in funded pension plans 2)	–	–	–	–	–960	–1,033
Revaluation	–202	–185	160	269	21	–
Reclassification	–	–	–6,377	–8,262	–455	–65
Translation differences	–3	–2	–	–	7	–17
Closing balance	2,029	2,091	19,440	9,931	5,161	6,350

1)	Includes items such as pension surplus assets, tax credit receivables, deferred sales commissions and loans to associates.
2)	This amount includes changes in the asset ceiling. For further information, see note G1 “Post-employment benefits.”

65	Financial Report 2024 | N o tes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Interest-bearing liabilities

As of December 31, 2024, the Company’s outstanding interest-bearing liabilities were SEK 38.0 (46.9) billion.
Interest-bearing liabilities (excluding lease obligations)

	2024	2023
Borrowings, current
Current part of non-current borrowings	3,953	8,995
Other borrowings, current	2,184	8,660
Total borrowings, current	6,137	17,655

Borrowings, non-current

Notes and bond loans	31,799	29,071
Other borrowings, non-current	105	147
Total borrowings, non-current	31,904	29,218
Total interest-bearing liabilities	38,041	46,873
Reconciliation of liabilities arising from financing activities (including lease obligations)

	2024	2023
Opening balance	54,328	42,234

Cash flows
Proceeds from issuance borrowings	3,615	19,728
Repayment of borrowings	–15,917	–7,884
Other financing activities	152	1,101
Lease payments	–2,492	–2,857

Non-cash changes
Effect of foreign exchange movement	2,705	–930
Revaluation due to changes in credit risk	567	667
Other changes in fair value	343	1,131
New and extended lease contracts	2,536	1,547
Balances regarding acquired business	–	2
Other non-cash movements	–301	–411
Closing balance	45,536	54,328

Notes, bonds, bilateral loans, syndicated loans and commercial papers in the Parent Company

Issued-maturing	Nominal amount	Coupon	Currency	Maturity date	Carrying value 2024	Changes in fair value due to changes in credit risk 2024	Cumulative changes in fair value due to changes in credit risk 2024	Carrying value 2023
Notes and bond loans

2017–2024	500	1.875%	EUR	Mar 1, 2024	–	–13	–	5,523
2017–2025 1)	150	2.741%	USD	Dec 22, 2025	1,611	–3	24	1,416
2020–2030 1)	200	3.020%	USD	Dec 30, 2030	1,918	33	120	1,736
2021–2029	500	1.000%	EUR	May 26, 2029	5,222	189	37	4,701
2022–2027	750	1.125%	EUR	Feb 8, 2027	8,314	79	77	7,714
2023–2028	500	5.375%	EUR	May 29, 2028	6,123	116	257	5,798
Total notes and bond loans					23,188	401	515	26,888

Bilateral loans and syndicated loans

2019–2024 3)	281		USD	July 31, 2024	–	–11	–	2,829
2019–2025 2)	150		USD	Dec 18, 2025	1,664	7	15	1,509
2021–2028 3)	305		USD	Jun 21, 2028	3,329	53	–23	2,976
2023–2030 2)	107		USD	Dec 16, 2030	1,223	20	49	1,097
2023–2030 3)	273		USD	Dec 18, 2030	3,041	55	37	2,718
2023–2024 4)	200		USD	Aug 30, 2024	–	–	–	2,002
2023–2024 4)	200		USD	Feb 29, 2024	–	–	–	2,002
2024–2031 3)	184		USD	Feb 15, 2031	2,050	23	23	–
2024–2031 2)	108		USD	July 14, 2031	1,207	19	19	–
Total bilateral and syndicated loans					12,514	166	120	15,133

Commercial papers

2024–2025 4)5)	1,615		SEK	Feb–Mar 2025	1,607	–	–	2,014
Total commercial papers					1,607	–	–	2,014

1)	Private Placement, Swedish Export Credit Corporation (SEK).
2)	Nordic Investment Bank (NIB), R&D project financing.
3)	European Investment Bank (EIB), R&D project financing.
4)	Short-term borrowings are classified as amortized cost liabilities.
5)	Commercial papers with weighted average yield of 2.788%.

To secure long-term funding, the Company uses notes and bond programs together with bilateral research and development loans, as well as private placements. All outstanding notes and bond loans are issued by the Parent Company under its Euro Me diu
m Term Note (EMTN) program. Bonds issued at a fixed interest rate are normally swapped to a floating interest rate using interest rate swaps under the Asset and liability management mandate described in note F1 “Financial risk management.” In addition to the long-term funding programs, the
Company has a commercial paper program and a committed liquidity revolving credit facility to efficiently manage liquidity needs, further described in note F1 “Refinancing risk.” The total weighted average interest rate cost for Parent Company funding during the year was 5.88% (5.15%). Borrowings in subsidiaries amount to SEK 0.7 (2.2) billion and comprise primarily short-term bank loans.

66	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Section G – Empolyee related

Post-employment benefits

Ericsson sponsors a number of post-employment benefit plans throughout the Company, which are in line with market practice in each country.
The Company has updated the assumptions used to value the defined benefit pension liabilities based on the latest market conditions. Financial assumption changes resulted in net actuarial gains on defined benefit obligations of SEK 5.0 billion although this was offset by experience losses in Sweden. The other major change in the year was a buy-in transaction for a UK pension plan which resulted in a remeasurement loss on plan asset of SEK 2.2 billion.
Swedish plans
Sweden has both defined benefit and defined contribution plans based on collective agreement between the parties in the Swedish labor market:
–
A defined benefit plan, known as ITP 2 (occupational pension for salaried employees in manufacturing industries and trade), complemented by a defined contribution plan, known as ITPK (supplementary retirement benefits). This is a final salary-based plan

–	A defined contribution plan, known as ITP 1, for employees born in 1979 or later
–
A defined contribution plan ITP 1 or alternative ITP, for employees earning more than 10 income base amount and who have opted out of the defined benefit plan ITP 2, where rules are set by the Company and approved by each employee selected to participate.

The Company has by far most of its Swedish pension liabilities under defined benefit plans which according to IAS 19 is funded to 63%
(
59%) by the assets of Ericsson Pensionsstiftelse (a Swedish Pension Foundation). These liabilities, if valued using different methodology and assumptions established by the Swedish PRI Pensionsgaranti, are funded to 96%
(
99%) by the assets of Ericsson Pensionsstiftelse. There are no funding requirements for the Swedish plans.
The disability and survivors’ pension part of the ITP-plan is secured through an insurance solution with the company Alecta, see section about Multi-employer plans.
The Company pays benefit
s
directly to the pensioners as the obligations fall due. The responsibility for governance of the plans and the plan assets lies with the Company and the Pensionsstiftelse. The Swedish Pensionsstiftelse is managed with the objective to achieve a good risk adjusted return while reducing the need for unexpected funding requirements. Traditional asset-liability matching (ALM) studies are undertaken on a regular basis to allocate within different asset classes.
The plans are exposed to various risks, e.g., a sudden decrease in the bond yields, which would lead to an increase in the plan liability. A sudden instability in the financial market might also lead to a decrease in fair value of plan assets held by the Pensionsstiftelse, as the holdings of plan assets are
partly

exposed to equity markets; however, this may be partly offset by higher values in fixed income holdings. Swedish plans are linked to inflation and higher inflation will most likely lead to a higher liability.
Multi-employer plans
As before, the Company has secured the disability and survivors’ pension part of the ITP Plan through an insurance solution with the insurance company Alecta. Although this part of the plan is classified as a multi-employer
defined benefit plan, it is not possible to get sufficient information to apply defined benefit accounting, as for most of the accrued pension benefits in Alecta, information is missing on the allocation of earnings process between employers. Full vesting is instead registered on the last employer. Alecta is not able to calculate a breakdown of assets and provisions for each respective employer, and therefore, the disability and survivors’ pension portion of the ITP Plan has been accounted for as a defined contribution plan.
Alecta has a collective funding ratio which acts as a buffer for its insurance commitments to protect against fluctuations in investment return and insurance risks. Alecta’s collective funding ratio ranges from 125% to 170% and reflects the market value of Alecta’s plan assets as a percentage of its commitments to policy holders (both guaranteed and non-guaranteed), measured in accordance with Alecta’s actuarial assumptions, which are different from those in IAS 19. Alecta’s collective funding ratio was 162% (158%) as of December 31, 2024. The Company’s share of Alecta’s saving premiums is 0.4% and the total share of active members in Alecta is 2.1%. The expected contribution to the plan is SEK 89 million for 2025.
Contingent liabilities / Assets pledged as collateral
Contingent liabilities include the Company’s mutual responsibility as a credit insured company of PRI Pensionsgaranti in Sweden. This mutual responsibility can only be imposed in the instance that PRI Pensionsgaranti has consumed all of its assets, and it amounts to a maximum of 2% of the Company’s pension liability in Sweden. The Company has a pledged business mortgage of SEK 7.4 billion to PRI Pensionsgaranti at year end. PRI continuously measures the Company credit risk levels according to the credit insurance terms and conditions.
US plans
The Company operates both defined contribution and defined benefit pension plans in the US, which are a combination of final salary pension plans and contribution-based arrangements. The final salary pension plans provide benefits to members in the form of a guaranteed level of pension payable for life. The level of benefits provided depends on members’ length of service and their salary in the final years leading up to retirement. Retirees generally do not receive inflationary increases once in payment.
The other type of plan is a contribution-based pension plan, which provides a benefit determined using a “cash balance” approach. The balance is credited monthly with interest credits and contribution credits, based on a combination of current year salary and length of service.
The majority of benefit payments are from trustee-administered funds; however, there are also a number of unfunded plans where the Company meets the benefit payment obligation as it falls due. In the US, the Company’s policy is at least to meet or exceed the funding requirements of federal regulations. The funded level in the US Pension Plan is above the point at which minimum funding would be required for fiscal year 2024.
Plan assets held in trusts are governed by local regulations and practice, as is the nature of the relationship between the Company and the trustees (or equivalent) and their composition. Responsibility for governance of the plans, including investment decisions and contribution schedules, lies with the Plan Administrative Committee (PAC). The PAC is composed of representatives from the Company.
The Company’s plans are exposed to various risks associated with pension plans, i.e., a sudden decrease in bond yields would lead to an increase in the present value of the defined benefit obligation. A sudden instability in the financial markets might also lead to a decrease in the fair value of plan assets held by the trust. Pension benefits in the US are not linked to inflation; however, higher inflation poses the risk of increased final salaries being used to determine benefits for active employees. There is also a risk that the duration of payments to retirees will exceed the life expectancy in mortality tables.
UK plans
The Company operates both defined benefit and defined contribution plans in the UK. All defined benefit plans in the UK are closed to future pension accrual.
The defined benefit plans provide benefits to members in the form of a guaranteed level of pension payable for life. The level of benefits provided is defined by the Trust Deed and Rules and depends on members’ length of service and their salary. Pensions in payment are generally updated in line with the UK retail price index, subject to caps defined by the rules.
The plans’ assets are held in trusts and are invested in a diverse range of assets. The plans are governed by local regulations and responsibility for the governance of the plans lies with the Trustee Directors, who are appointed by the Company from its employees and from the plans’ members. Independent professional trustees sit on the Boards for all the defined benefit plans.
The plans remain exposed to various risks associated with defined benefit plans, e.g. a decrease in bond yields or increase in inflation would lead to an increase in the present value of the defined benefit obligation. Alternatively,

67	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note G1, cont’d.

the duration of payments to retirees could exceed the life expectancy assumed in the current mortality tables leading to an increase in liabilities. A sudden instability in the financial markets might also lead to a decrease in the fair value of the plans’ assets. In November 2024, the trustees purchased a bulk annuity buy-in contract (valued at SEK 7.3 billion) from an insurance company to secure all future payments to members of one of the UK pension plan. This transaction resulted in a remeasurement loss on plan asset of SEK 2.2 billion as the value attributable to the bulk annuity policy has been taken to equal the value of the benefit obligation it relates to. Following this transaction, the risks of most of the U
K
defined benefit plans have been transferred to insurance companies through annuity buy-in contracts. This significantly reduced the financial exposure to the Company as changes to the value of defined benefit obligations are directly met by the insurers. The Company retains the legal responsibility to pay all scheme benefits hence the plan liabilities remain on the balance sheet alongside the corresponding buy-in asset.
Other plans
The Company also sponsors plans in other countries. The main plans are in Brazil, India and Ireland. The main pension plans in Brazil are wholly funded with a net surplus of assets. The plan in Ireland is a final salary pension plan and is fully funded with a net surplus of assets. The plans are managed by corporate trustees with directors appointed partly by the local company and partly by the plan members. The trustees are independent from the local company and subject to the specific country’s pension laws.
The Provident Fund Plan in India is self-managed through a registered Exempted Trust and according to local legislation, investment returns shall be guaranteed at minimum rates of return specified by the government. The Company has an obligation to fund any shortfall on the yield of the trust’s investments over the administered interest rates on an annual basis. These administered rates are determined annually predominantly considering the social and economic factors in the past.

Amount recognized in the Consolidated balance sheet

	Sweden	US	UK	Other	Total
2024

Defined benefit obligation (DBO)	49,423	5,340	10,473	21,362	86,598
Fair value of plan assets	31,191	5,153	11,195	16,820	64,359
Deficit/surplus (+/–)	18,232	187	–722	4,542	22,239

Plans with net surplus, excluding asset ceiling 1)	–	330	727	1,152	2,209
Provision for post-employment benefits 2)	18,232	517	5	5,694	24,448

2023

Defined benefit obligation (DBO)	50,043	5,073	10,595	19,824	85,535
Fair value of plan assets	29,627	4,815	12,410	15,741	62,593
Deficit/surplus (+/–)	20,416	258	–1,815	4,083	22,942

Plans with net surplus, excluding asset ceiling 1)	–	255	1,889	1,143	3,287
Provision for post-employment benefits 2)	20,416	513	74	5,226	26,229

1)	Plans with a net surplus, i.e., where plan assets exceed DBO, are reported as Other financial assets, non-current, see note F3 “Financial assets, non-current.”
The asset ceiling decreased during the year to SEK 635 (755) million.
2)	Plans with net liabilities are reported in the balance sheet as Post-employment benefits, non-current.
Total pension cost recognized in the Consolidated income statement
The costs for post-employment benefits within the Company are distributed between defined contribution plans and defined benefit plans.

	Sweden	US	UK	Other	Total
2024

Pension cost for defined contribution plans	1,306	500	178	1,626	3,610
Pension cost for defined benefit plans 1)	1,624	79	–56	1,248	2,895
Total	2,930	579	122	2,874	6,505

Total pension cost expressed as a percentage of wages and salaries					8.3%

2023

Pension cost for defined contribution plans	1,223	522	148	1,571	3,464
Pension cost for defined benefit plans 1)	2,013	67	–67	1,166	3,179
Total	3,236	589	81	2,737	6,643

Total pension cost expressed as a percentage of wages and salaries					7.8%

2022

Pension cost for defined contribution plans	1,192	542	128	1,209	3,071
Pension cost for defined benefit plans 1)	2,144	160	–22	1,204	3,486
Total	3,336	702	106	2,413	6,557

Total pension cost expressed as a percentage of wages and salaries					8.9%

1)
For the UK plans, negative cost was due to interest income of SEK 624 million (SEK 626 million in 2023 and SEK 355 million in 2022) exceeding interest cost of SEK 532 million (SEK 514 million in 2023 and SEK 312 million in 2022) during the year.

68	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note G1, cont’d.
Change in the net defined benefit obligation

	2024				2023

	Present value of obligation	1)	Fair value of plan assets	Total	Present value of obligation	1)	Fair value of plan assets	Total
Opening balance	85,535		–62,593	22,942	83,691		–60,480	23,211

Included in the income statement 2)

Current service cost	2,210		–	2,210	2,291		–	2,291
Past service cost and gains and losses on settlements	–82		–	–82	179		–	179
Interest cost/income (+/–)	2,953		–2,377	576	2,839		–2,371	468
Taxes and administrative expenses	–		64	64	–		78	78
Other	41		22	63	108		–7	101

	5,122		–2,291	2,831	5,417		–2,300	3,117

Remeasurements

Return on plan assets excluding amounts in interest expense/income	–		1,583	1,583	–		–663	–663
Actuarial gains/losses (–/+) arising from changes in demographic assumptions	–229		–	–229	267		–	267
Actuarial gains/losses (–/+) arising from changes in financial assumptions	–4,958		–	–4,958	–943		–	–943
Experience-based gains/losses (–/+)	2,825		–	2,825	347		–	347

	–2,362		1,583	–779	–329		–663	–992

Other changes

Translation difference	1,781		–1,760	21	–179		110	–69
Contributions and payments from:
Employers 3)	–2,097		–682	–2,779	–1,737		–594	–2,331
Plan participants	362		–357	5	350		–342	8
Payments from plans:
Benefit payments	–1,825		1,825	–	–1,294		1,292	–2
Settlements	–		–	–	–488		488	–
Other	82		–84	–2	104		–104	–

Closing balance	86,598		–64,359	22,239	85,535		–62,593	22,942

1)	The weighted average duration of DBO is 16.8 (16.8) years.
2)	Excludes the impact of the asset ceiling of SEK 65 (62) million in 2024.
3)	The expected contribution to the plans during 2025 is SEK 2.8 billion.
Present value of the defined benefit obligation

	Sweden	US	UK	Other	Total
2024

DBO, closing balance	49,423	5,340	10,473	21,362	86,598
of which partially or fully funded	49,423	4,823	10,473	18,064	82,783
of which unfunded	–	517	–	3,298	3,815

2023

DBO, closing balance	50,043	5,073	10,595	19,824	85,535
of which partially or fully funded	50,043	4,560	10,595	16,702	81,900
of which unfunded	–	513	–	3,122	3,635

69	Finan cial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note G1, cont’d.

Asset allocation by asset type and geography 1)
	Sweden	US	UK	Other	Total	of which unquoted	2)

2024
Cash and cash equivalents	231	206	1,025	572	2,034	15%
Equity securities	8,557	431	914	1,920	11,822	24%
Debt securities	14,559	4,052	118	9,717	28,446	26%
Real estate	5,760	–	–	516	6,276	100%
Investment funds	2,139	792	308	2,120	5,359	68%
Assets held by insurance company	–	–	8,002	1,909	9,911	100%
Other	–55	–328	828	66	511	1%
Total	31,191	5,153	11,195	16,820	64,359
of which real estate occupied by the Company	–	–	–	–	–
of which securities issued by the Company	–	–	–	–	–

2023
Cash and cash equivalents	271	181	681	133	1,266	22%
Equity securities	7,311	361	769	1,873	10,314	27%
Debt securities	14,335	3,591	5,681	9,285	32,892	21%
Real estate	5,461	–	–	544	6,005	100%
Investment funds	2,016	834	2,346	1,829	7,025	69%
Assets held by insurance company	–	–	2,437	1,679	4,116	100%
Other	233	–152	496	398	975	38%
Total	29,627	4,815	12,410	15,741	62,593
of which real estate occupied by the Company	–	–	–	–	–
of which securities issued by the Company	–	–	–	–	–

1)	Asset class is presented based on the underlying exposure of the investment. This includes direct investment in securities or investment through pooled funds that invest in an asset class.
2)	Unquoted refers to assets classified as fair value level 2 and 3. Unquoted assets comprise mainly investments in pooled investment vehicles.
Actuarial assumptions

	2024			2023
	Sweden	US	UK	Sweden	US	UK

Financial assumptions
Discount rate	2.4%	5.6%	5.6%	2.1%	5.0%	4.8%
Inflation rate	2.0%	2.5%	3.1%	2.0%	2.5%	3.0%
Salary increase rate	2.5%	4.0%	–	2.5%	4.0%	–

Demographic assumptions
Life expectancy after age 65 in years	23	22	23	23	23	23

Actuarial assumptions are assessed on a quarterly basis. See also note A1 “Material accounting policies” and note A2 “Judgments and critical accounting estimates.”
Sweden
The defined benefit obligation (DBO) has been calculated using a discount rate based on the yields of Swedish government bonds. IAS 19 Employee Benefits prescribes that if there is not a deep market in high-quality corporate bonds, the market yields on government bonds shall be applied for the pension liability calculation. As of December 31, 2024, the discount rate applied in Sweden was 2.4% (2.1%). If the discount rate had been based on Swedish covered mortgage bonds, the discount rate as of December 31, 2024 would have been 3.6% (3.5%). If the discount rate based on Swedish covered mortgage bonds had been applied for the pension liability calculation, the DBO at December 31, 2024 would have been approximately SEK 10.5 (12.1) billion lower.
US and UK
The defined benefit obligation has been calculated using a discount rate based on yields of high-quality corporate bonds, where “high-quality” has been defined as a rating of AA and above.

Total remeasurements in Other comprehensive income related to post-employment benefits
	2024	2023

Actuarial gains and losses (+/–)	340	538
The effect of asset ceiling	99	–87
Swedish special payroll taxes	438	454
Total	877	905

Sensitivity analysis of significant actuarial assumptions, SEK billion

Impact on the DBO of a change in assumptions	Sweden	US	UK

Financial assumptions
Discount rate –0.5%	5.3	0.2	0.7
Discount rate +0.5%	–4.7	–0.2	–0.6
Inflation rate –0.5%	–4.7	0.0	–0.5
Inflation rate +0.5%	5.3	0.0	0.5
Salary increase rate –0.5%	–1.4	0.0	–
Salary increase rate +0.5%	1.5	0.0	–

Demographic assumptions
Longevity – 1 year	–2.3	0.0	–0.2
Longevity + 1 year	2.3	0.1	0.2

70	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Information regarding members of the Board of Directors and Group management
Remuneration to the Board of Directors

SEK	Board fees	Number of synthetic shares/portion of Board fee	Value at grant date of synthetic shares allocated in 2024	Number of previously allocated synthetic shares outstanding		Net change in value of synthetic shares	1)	Committee fees	Total fees paid in cash	2)	Total remu- neration 2024		Total remu- neration 2023

			A			B			C		(A+B+C)

Board member

Jan Carlson	4,640,000	62,021/75%	3,479,998	25,948		2,987,549		440,000	1,600,000		8,067,547		4,082,525

Jacob Wallenberg	1,175,000	15,705/75%	881,208	25,948		1,423,458		195,000	488,750		2,793,416		487,525

Jon Fredrik Baksaas	1,175,000	10,470/50%	587,472	17,298		948,947		540,000	1,127,500		2,663,919		1,015,455

Carolina Dybeck Happe 4)	587,500	–	–	10,003		321,797		–	–		321,797		–166,650

Börje Ekholm	–	–	–	–		–		–	–		–		–

Eric A. Elzvik	1,175,000	5,235/25%	293,736	8,648		474,439		540,000	1,421,250		2,189,425		1,355,889

Kristin S. Rinne	1,175,000	5,235/25%	293,736	14,216		659,144		395,000	1,276,250		2,229,130		1,051,307

Helena Stjernholm 5)	–	–	–	17,298		595,375		–	–		595,375		766,726

Jonas Synnergren	1,175,000	15,705/75%	881,208	–		530,358		505,000	798,750		2,210,316		1,610,000

Christy Wyatt	1,175,000	15,705/75%	881,208	–		530,358		200,000	493,750		1,905,316		1,325,000

Karl Åberg	1,175,000	–	–	–		–		195,000	1,370,000		1,370,000		–

Employee Representatives

Ulf Rosberg	51,750	–	–	–		–		14,400	66,150		66,150		63,750

Kjell-Åke Soting	51,750	–	–	–		–		21,600	73,350		73,350		76,950

Annika Salomonsson	51,750	–	–	–		–		19,800	71,550		71,550		69,150

Loredana Roslund (deputy)	51,750	–	–	–		–		–	51,750		51,750		54,750

Frans Frejdestedt (deputy)	51,750	–	–	–		–		–	51,750		51,750		29,250

Stefan Wänstedt (deputy)	51,750	–	–	–		–		1,800	53,550		53,550		29,250

Total	13,763,000	130,076	7,298,566	119,359		8,471,425		3,067,600	8,944,350		24,714,341	3)	11,850,877

Total including resigned Board members	13,763,000	130,076	7,298,566	173,770	6)	10,396,596	7)	3,067,600	8,944,350		26,639,512	3)	9,615,320 8)

1)
The difference in value as of the time for payment, compared to December 31, 2023, for synthetic shares allocated in 2019 (for which payment was made in 2024). The difference in value as of December 31, 2024 compared to December 31, 2023, for synthetic shares allocated in 2020, 2021 and 2022. Calculated on a share price of SEK 89.88. The value of synthetic shares allocated in 2020, 2021, 2022 and 2023 includes respectively SEK 2.00, SEK 2.50, SEK 2.70 and SEK 2.70 per share in compensation for dividends resolved by the Annual General Meetings 2021, 2022, 2023 and 2024, and the value of the synthetic shares allocated in 2019 includes dividend compensation for dividends resolved in 2020, 2021, 2022 and 2023.

2)	Committee fee and cash portion of the Board fee.
3)	Excluding social security charges in the amount of SEK 5,466,068.
4)	Resigned from the Board of Directors on September 23, 2024 thereby being entitled to only half of the Board fee.
5)	Resigned from the Board of Directors in connection with the Annual General Meeting held on April 3, 2024.
6)	Including synthetic shares previously allocated to the former Directors Kurt Jofs, Nora Denzel and Ronnie Leten.
7)
Including synthetic shares previously allocated to the former Directors Kurt Jofs, Nora Denzel and Ronnie Leten. For these synthetic shares the net change in value corresponds to the difference in value as of the time for the payment compared to December 31, 2023.

8)	Including the former Directors Kurt Jofs, Nora Denzel, Ronnie Leten and the Employee Representatives Torbjörn Nyman and Anders Ripa.

Comments to the table

–	The Chair of the Board was entitled to a Board fee of SEK 4,640,000.
–	The other non-employee Directors were entitled to a Board fee of SEK 1,175,000 each.
–
The Chair of the Audit and Compliance Committee was entitled to a fee of SEK 540,000 and the other non-employee members of the Audit and Compliance Committee were entitled to a fee of SEK 310,000 each. The Chair of the Enterprise Business and Technology Committee was entitled to a fee of SEK 230,000 and the other non-employee members of the Enterprise Business and Technology Committee were entitled to a fee of SEK 200,000 each. The Chairs of the Finance and Remuneration Committees were entitled to a fee of SEK 220,000 each and the other non-employee members of these Committees were entitled to a fee of SEK 195,000 each.

–
The non-employee Directors have not received any remuneration other than the fees and synthetic shares as above. None of the Directors have entered into a service contract with the Parent Company or any of its subsidiaries, providing for termination benefits.

–
Members and deputy members of the Board who are Ericsson employees received no remuneration or benefits other than their entitlements as employees and a fee to the employee representatives and their deputies of SEK 2,250 per attended Board meeting and SEK 1,800 per attended Committee meeting.

–
The Annual General Meeting 2024 resolved that non-employee Directors may choose to receive the Board fee (i.e., exclusive of Committee fee) as follows: i) 25% of the Board fee in cash and 75% in the form of synthetic shares, ii) 50% in cash and 50% in the form of synthetic shares, or iii) 75% in cash and 25% in the form of synthetic shares. Directors may also choose not to participate in the synthetic share program and receive 100% of the Board fee in cash. Committee fees are always paid in cash.

The number of synthetic shares allocated is based on a volume-weighted average of the market price of Ericsson’s Class B shares on Nasdaq Stockholm during the five trading days
immediately following the publication of Ericsson’s interim report for the first quarter 2024
, which was
SEK 56.11. The number of synthetic shares is rounded down to the nearest whole number of shares.
The synthetic shares are vested during the Directors’ term of office and the right to receive payment with regard to the allocated synthetic shares occurs after the publication of the Company’s year-end financial statement during the fifth year following the Annual General Meeting, which resolved on the synthetic share program, i.e., in 2029. The amount payable shall be determined based on the volume-weighted average price for Ericsson’s Class B shares on Nasdaq Stockholm during the five trading days immediately following the publication of the year-end financial statement.
Synthetic shares were allocated to members of the Board for the first time in 2008 and have been allocated annually since then on equal terms and

71	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note G2, cont’d.

conditions. Payment based on synthetic shares allocated in 2019 occurred in 2024. The amounts paid in 2024 under the synthetic share programs were determined based on the volume-weighted average price for Ericsson’s Class B shares on Nasdaq Stockholm during the five trading days immediately following the publication of the year-end financial statements for 2023, which was SEK
60.29 and totaled SEK 4,650,892, excluding social security charges. The payments made do not constitute a cost for the Company in 2024. The Company’s costs for the synthetic shares have been disclosed each year and the net change in value of the synthetic shares for which payment was made in 2024, is disclosed in the table above “Remuneration to members of the Board of Directors”.
The value of all outstanding synthetic shares fluctuates in line with the market value of Ericsson’s Class B share and may differ from year to year compared to the original value on their respective grant dates. The change in value of the outstanding synthetic shares is established each year and affects the total recognized costs that year. As of December 31, 2024, the total outstanding number of synthetic shares under the programs is 249,435 and the total accounted debt is SEK 28,661,785.
Remuneration to the Group management
The Company’s costs for remuneration to the Group management are the costs recognized in the income statement during the financial year. These costs are disclosed under Remuneration costs below.
Costs recognized during a financial year in the income statement are not fully paid by the Company at the end of the fiscal year. The unpaid amounts that the Company has in relation to the Group management are disclosed under Outstanding balances.
Remuneration costs
The total remuneration to the President and CEO and to other members of the Group management, consisting of the Executive Team (ET), includes fixed salary, short- and long-term variable compensation, pension and other benefits. These remuneration elements are based on the guidelines for remuneration to Group management (the Guidelines) as approved by the Annual General Meetings (AGM) of shareholders held in 2020 and 2023.

Remuneration costs for the President and CEO and other members of the Executive Team (ET)

SEK	President and CEO 2024	President and CEO 2023	President and CEO 2022	Other members of ET 2024 3)	Other members of ET 2023	3)	Other members of ET 2022	3)	Total 2024	Total 2023	Total 2022

Salary 1)	20,526,329	19,520,568	19,154,852	145,880,088	135,208,734		132,945,295		166,406,417	154,729,302	152,100,147

Termination benefits	–	–	–	57,092,817	–		25,503,967		57,092,817	–	25,503,967

Annual variable remuneration provision earned for the year	15,036,644	–	–	162,568,816	48,399,226		90,908,181		177,605,460	48,399,226	90,908,181

Long-term variable compensation provision	19,780,629	31,708,587	41,125,015	33,628,636	30,547,582		43,688,149		53,409,265	62,256,169	84,813,164

Pension costs 2)	10,151,804	10,151,804	9,856,121	22,964,759	24,607,643		42,248,588		33,116,563	34,759,447	52,104,709

Other benefits	584,168	828,287	135,743	27,184,306	19,575,733		20,167,043		27,768,474	20,404,020	20,302,786

Social charges and taxes	20,762,202	19,546,145	22,079,378	65,013,883	45,222,286		60,745,133		85,776,085	64,768,431	82,824,511

Total	86,841,776	81,755,391	92,351,109	514,333,305	303,561,204		416,206,356		601,175,081	385,316,595	508,557,465

1)	Includes compensation for unused vacation days.
2)	Includes cash payments to the President and CEO in lieu of defined contribution payment in a cost neutral way to Ericsson.
3)
Does not include cash compensation paid to Rory Read of USD 32.76 million in 2022 and USD 10.64 million in 2023. The total amount was reported separately as ‘Deviations from adopted Guidelines for remuneration to Group Management’ in Remuneration Report 2022 as compensation for acceleration of pre-existing long-term share based variable incentive program of restricted and performance stock units (RSU and PSU) in Vonage.

Comments to the table
–
Fredrik Jejdling was appointed Executive Vice President by the Board of Directors effective November 7, 2017. He did not substitute the President and CEO as the deputy to the President and CEO in 2024. Information regarding Fredrik Jejdling is included in the group “Other members of ET.” The details of Fredrik Jejdling’s remuneration in 2024 can be found in the Remuneration Report 2024.

–
The group “Other members of ET 2024” includes a total of 20 persons. The group partly consists of: MajBritt Arfert, Scott Dresser, Erik Ekudden, Moti Gyamlani, Niklas Heuveldop, Chris Houghton, Fredrik Jejdling, Jenny Lindqvist, Stella Medlicott, Per Narvinger and Åsa Tamsons. In addition are the following persons who joined ET during 2024: Yossi Cohen on February 1, Chafic Nassif on February 26, Lars Sandström on April 1, Andrés Vicente on May 1, Patrick Johansson on August 1, and the following persons who left ET during 2024: Rory Read on February 1, Carl Mellander on April 1, Nunzio Mirtillo on May 1 and Fadi Pharaon on August 1.

–
The group “Other members of ET 2023” includes a total of 16 persons. The group partly consists of: MajBritt Arfert, Scott Dresser, Erik Ekudden, Moti Gyamlani, Niklas Heuveldop, Chris Houghton, Fredrik Jejdling, Stella Medlicott, Carl Mellander, Nunzio Mirtillo, Per Narvingar, Fadi Pharaon, Rory Read and Åsa Tamsons. In addition Jenny Lindqvist, joined ET on February 1, 2023, and George Mulhern, left ET effective November 1, 2023.

–
The group “Other members of ET 2022” includes a total of 19 persons. The group partly consists of: MajBritt Arfert, Scott Dresser, Erik Ekudden, Niklas Heuveldop, Chris Houghton, Fredrik Jejdling, George Mulhern,

Moti Gyamlani, Per Narvingar, Stella Medlicott, Carl Mellander, Nunzio Mirtillo, Fadi Pharaon, Rory Read and Åsa Tamsons. In addition Xavier Dedullen, left ET effective March 21, 2022, and Arun Bansal, Jan Karlsson and Peter Laurin, left ET effective June 1, 2022.

–	The salary stated in the table for the President and CEO and other members of the ET includes vacation pay paid during 2024, as well as other contracted compensation expenses in 2024.
–	“Long-term variable compensation provision” refers to the compensation costs for full year 2024 for all outstanding share-based plans.
Outstanding balances
The Company has recognized the following liabilities relating to unpaid remunerations in the balance sheet:
–
Ericsson’s commitments for defined benefit-based pensions as of December 31, 2024, for other members of ET under IAS 19 amounted to SEK 34.2 (35.4) million which refers to the ITP plan. During 2024 the funding methodology used for disability and survivor’s pension have changed hence liabilities have ceased and benefits are insured going forward. The President and CEO does not have a Swedish defined benefit-based pension plan, hence, Ericsson bears no commitment.

–	For previous Presidents and CEOs, the Company has made provisions for defined benefit pension plans in connection with their active service periods within the Company.
Severance terms and severance pay for the President and CEO and members of Group Management
Upon termination by the company, salary and pension benefits for six or 12 months (period of notice) is paid. Thereafter severance pay, according to agreement, equivalent to a maximum of 12 or 18 months of salary, based on their fixed salary, is paid. The fixed salary during the notice period plus any severance pay cannot exceed an amount corresponding to 24 months fixed salary. Severance pay shall be reduced by 50% of income from other employment during the same period. In the event of termination by the employee, a notice period of 6 or 12 months with salary and pension benefits applies. No severance pay can then be requested unless it is a question of significant structural changes within the Group or other events, which have a significant negative impact on the content of the work. Agreements on severance pay contain both a non-competition clause, non-solicit and a post-employment cooperation clause.

72	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Share-based compensation

Accounting treatment of Long-Term Variable Compensation Programs
In note A1” Material accounting policies”, the overall accounting policies for share-based payments within the Company are disclosed. In summary:
–	Share-settled programs, the total compensation expense is calculated based on the fair value (FV) at grant date and recognized over the service period of three years
–
Cash-settled plans, the accounting principles are the same as for any other accruals or provisions. Prior to payout an accrual or provision is recognized every period based on the present period’s best estimate of the total amount. Any difference between total payout and the sum of accruals or provisions is recognized in the income statement in the period of final payout.

Long-Term Variable Compensation
All long-term variable compensation programs have been designed to form a part of a well-balanced total remuneration package and in general to span over a minimum of three years (service period). As these are variable compensation programs, the outcomes cannot be predicted when the programs are introduced and rewards depend on long-term personal commitment, corporate performance and the share price performance.
To reinforce a strong alignment between our shareholders and our Executives the LTV 2024 for Executives will grant, vest and be delivered in Ericsson Class B-shares. Until LTV 2022 Executive Performance Plan (EPP), the granting and vesting has been in synthetic shares with the outcome delivered as a cash settlement. With this action the new Long-Term Variable Compensation Program (LTV) for the Executive Team (ET) and the Executive Performance Plan (EPP) for senior managers have merged into one plan.
All programs are share-based payment programs as defined by IFRS 2 “Share-based Payment,” either share- or cash-settled. The significant share-based payment programs are described below.

LTV and EPP performance criteria

Program year	Target	Criteria	Weight	Performance period	Vesting opportunity (linear pro-rata)		Achievement 3)		Achieved vesting level
2024	2024 Group operating income (EBITA)	Range (SEK billion): 16.7 -30.7	45%	Jan 1, 2024–Dec 31, 2024	0%–200%		SEK 26.0 billion	2)	132.82%
2024	Absolute TSR	Range: 6%–14%	25%	Jan 1, 2024–Dec 31, 2026	0%–200%
2024	Relative TSR	Ranking of Ericsson: 6–2	20%	Jan 1, 2024–Dec 31, 2026	0%–200%	1)
2024	Group Environmental, Social and Governance (“ESG”)	CO 2 e emissions (ktonnes): 138–114	1.66%	Jan 1, 2024–Dec 31, 2024	0%–200%		105.6 ktonne CO 2		200%
		CO2e emissions (ktonnes): 133–110	1.66%	Jan 1, 2025–Dec 31, 2025	0%–200%
		CO 2 e emissions (ktonnes): 126–102	1.68%	Jan 1, 2026–Dec 31, 2026	0%–200%
		Increasing the representation of women leaders in the Group: Range 25%–27%	5%	Jan 1, 2024–Dec 31, 2026	0%–200%
2024 Total			100%		0%–200%

2023	2023 Group operating income (EBITA)	Range (SEK billion): 26.4 -40.4	45%	Jan 1, 2023–Dec 31, 2023	0%–200%		SEK 21.4 billion	2)	0%
2023	Absolute TSR	Range: 6%-14%	25%	Jan 1, 2023–Dec 31, 2025	0%–200%
2023	Relative TSR	Ranking of Ericsson: 6–2	20%	Jan 1, 2023–Dec 31, 2025	0%–200%	1)
2023	Group Environmental, Social and Governance (“ESG”)	CO 2 e emissions (ktonnes): 142–121	1.66%	Jan 1, 2023–Dec 31, 2023	0%–200%		121.9 ktonne CO 2		193.72%
		CO 2 e emissions (ktonnes): 132–113	1.66%	Jan 1, 2024–Dec 31, 2024	0%–200%		105.6 ktone CO 2		200%
		CO 2 e emissions (ktonnes): 122–104	1.68%	Jan 1, 2025–Dec 31, 2025	0%–200%
		Increasing the representation of women leaders in the Group: Range 23%–25%	5%	Jan 1, 2023–Dec 31, 2025	0%–200%
2023 Total			100%		0%–200%

2022	2022 Group operating income (EBIT)	Range (SEK billion): 24.1–34.1	45%	Jan 1, 2022–Dec 31, 2022	0%–200%		SEK 32.2 billion	2)	162.76%
2022	Absolute TSR	Range: 6%-14%	25%	Jan 1, 2022–Dec 31, 2024	0%–200%		0.54%		0.00%
2022	Relative TSR	Ranking of Ericsson: 6–2	20%	Jan 1, 2022–Dec 31, 2024	0%–200%	1)	10 out of 12		0.00%
2022	Group Environmental, Social and Governance (“ESG”)	CO 2 e emissions (ktonnes): 265–200	5%	Jan 1, 2022–Dec 31, 2024	0%–200%		201.3 ktonne CO 2		189.52%
		Increasing the representation of women leaders in the Group: Range 22%–24%	5%	Jan 1, 2022–Dec 31, 2024	0%–200%		24.15%		200%
2022 Total			100%		0%–200%				92.72%

2021	2021 Group operating income (EBIT)	Range (SEK billion): 15.0–24.0	50%	Jan 1, 2021–Dec 31, 2021	0%–200%		SEK 27.4 billion	2)	200%
2021	Absolute TSR	Range: 6%–14%	30%	Jan 1, 2021–Dec 31, 2023	0%–200%		–16.17%		0.00%
2021	Relative TSR	Ranking of Ericsson: 6–2	20%	Jan 1, 2021–Dec 31, 2023	0%–200%	1)	12 out of 11		0.00%
2021 Total			100%		0%–200%				100.00%

1)
The portion of the Performance Share Awards granted to a participant based on the relative TSR performance condition is subject to fulfilment of the related performance criteria over the performance period compared to peer groups consisting of 11 companies for the program year 2024, 2023, 2022 and 2021. The vesting of the Performance Share Awards under this performance condition will vary depending on the Company’s TSR performance ranking versus the other companies in the peer group at the end of the performance period.

2)	Excludes restructuring charges and items not included in target performance criterion.
3)	Resolved by the Board of Directors.

73	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note G3, cont’d.

Share-Settled Programs
Long-Term Variable Compensation Program for the Executive Team and Executives
The Long-Term Variable Compensation Program for the ET and Executives as approved by the shareholders, is designed to provide long-term incentives for members of the ET and Executives, to incentivize the Company’s performance creating long-term value.
Awards under LTV (Performance Share Awards) are granted to the participants, provided that certain performance conditions are met, to receive a number of shares, free of charge, following expiration of a three-year vesting period (vesting period). Allotment of shares pursuant to Performance Share Awards are subject to the achievement of performance criteria which are defined specific to each year’s program when the program is introduced.
Which portion, if any, of the Performance Share Awards for LTV will vest is determined at the end of the relevant performance period based on the satisfaction of the predetermined performance criteria for that year’s LTV program (performance period). The performance criteria for the currently running LTV and EPP are summarized in the above table along with the satisfaction and achieved vesting levels for the ones where the performance period ha
s
 lapsed. It is generally required that the participant retains his or her employment over a period of three years from the date of grant of awards to be eligible for receiving the performance awards.
Provided that the performance criteria have been met during the performance period and that the participant has retained his or her employment (unless special circumstances are at hand) during the service period, allotment of vested shares will take place as soon as practicably possible following the expiration of the vesting period.
When determining the final vesting level of Performance Share Awards, the Board of Directors examines whether the vesting level is reasonable considering the Company’s financial results and position, conditions on the stock market and other circumstances, and if not, reserves the right to reduce the vesting level to a lower level deemed appropriate.
In the event delivery of shares to the participants cannot take place under applicable law or at a reasonable cost and employing reasonable administrative measures, the Board of Directors is entitled to decide that participants may, instead, be offered cash settlement.
All major decisions relating to outcome of LTV are taken by the Remuneration Committee, with approval by the full Board of Directors as required.
2024 Long-Term Variable Compensation Program for the Executive Team and Executives (LTV 2024)
LTV 2024 was approved at the Annual General Meeting (AGM) of shareholders held in 2024 and includes all members of the ET and Executives, a total of 176 members in 2024, including the President and CEO.
The participants were granted Performance Share Awards on May 17, 2024. The value of the underlying shares in respect of the Performance Share Awards made to the President and CEO was 150% of the annual base salary, and for other participants ranged between 10% and 100% of the participants’ respective annual base salaries at the time of grant. The share price used to calculate the number of shares to which the Performance Share Awards entitles was calculated as the volume weighted average of the market price of Ericsson B shares on Nasdaq Stockholm during the five trading days immediately following the publication of the Company’s interim report for the fourth quarter of 2023.
Having evaluated the ongoing long-term variable compensation programs and considering investor input obtained, the Remuneration Committee and the Board of Directors proposed to the Annual General Meeting of shareholders 2024 a long-term variable compensation program 2024 similar to the long-term variable compensation program 2023. The purpose is to further strengthen Ericsson’s commitment to long-term sustainability and responsible business. Hence again a one-year Group operating income (EBITA) target measured over the period January 1, 2024 to December 31, 2024 was included as a performance condition for LTV 2024 in addition to the standard three-year total shareholder return (TSR) performance conditions, which were also used for LTV plans since LTV 2020 however with different weights.
The performance criteria relating to TSR are absolute TSR development and relative TSR development for the Ericsson B share over the period January 1, 2024 to December 31, 2026 (the performance period). The criteria related to ESG are split into two sub-components: reducing carbon dioxide equivalent (“CO2e”) emissions in the Group’s own activities and increasing the representation of women leaders in the Group. The ESG performance criteria are being measured over the period January 1, 2024 to December 31, 2026 (the performance period), where the reducing carbon dioxide equivalent (“CO2e”) emissions in the Group’s own activities is split into 3 annual targets.
The performance criteria for LTV 2024 along with the details on how the performance criteria will be calculated and measured are explained in minutes from the AGM 2024 under Item 16.
The Board of Directors resolved on the achieved vesting level as outlined in the table “LTV and EPP Performance criteria”.
2023 Long-Term Variable Compensation Program for the Executive Team and Executives (LTV 2023)
LTV 2023 was approved at the Annual General Meeting (AGM) of shareholders held in 2023 and includes all members of the ET and Executives, a total of 176 members in 2023, including the President and CEO.
The participants were granted Performance Share Awards on May 18, 2023. The value of the underlying shares in respect of the Performance Share Awards made to the President and CEO was 190% of the annual base salary, and for other participants ranged between 10% and 70% of the participants’ respective annual base salaries at the time of grant. The share price used to calculate the number of shares to which the Performance Share Awards entitles was calculated as the volume weighted average of the market price of Ericsson B shares on Nasdaq Stockholm during the five trading days immediately following the publication of the Company’s interim report for the fourth quarter of 2022.
Having evaluated the ongoing long-term variable compensation programs and considering investor input obtained, the Remuneration Committee and the Board of Directors proposed to the Annual General Meeting of shareholders 2023 a long-term variable compensation program 2023 similar to the long-term variable compensation program 2022 adjusting the Group Environmental, Social and Governance performance criterion (“ESG”) on reducing carbon dioxide equivalent (“CO2e”) emissions in the Group’s own activities from one to three annual targets. The purpose is to further strengthen Ericsson’s commitment to long-term sustainability and responsible business. Hence again a one-year Group operating income (EBITA) target measured over the period January 1, 2023 to December 31, 2023 was included as a performance condition for LTV 2023 in addition to the standard three-year total shareholder return (TSR) performance conditions, which were also used for LTV 2022, LTV 2021 and LTV 2020 however with different weights.
The performance criteria relating to TSR are absolute TSR development and relative TSR development for the Ericsson B share over the period January 1, 2023 to December 31, 2025 (the performance period). The criteria related to ESG are split into two sub-components: reducing carbon dioxide equivalent (“CO2e”) emissions in the Group’s own activities and increasing the representation of women leaders in the Group. The ESG performance criteria are being measured over the period January 1, 2023 to December 31, 2025 (the performance period), where the reducing carbon dioxide equivalent (“CO2e”) emissions in the Group’s own activities is split into 3 annual targets.
The Remuneration Committee and the Board decided to propose a long-term variable remuneration program for 2023 with a similar structure as the long-term variable remuneration program for 2022 to the 2023 Annual
General
Meeting.
The performance criteria for LTV 2023 along with the details on how the performance criteria will be calculated and measured are explained in minutes from the AGM 2023 under Item 16.
The Board of Directors resolved on the achieved vesting level as outlined in the table “LTV and EPP Performance criteria”.
2022 Long-Term Variable Compensation Program for the Executive Team (LTV 2022)
LTV 2022 was approved at the Annual General Meeting (AGM) of shareholders held in 2022 and includes all members of the ET, a total of 15 ET members in 2022, including the President and CEO.
The participants were granted Performance Share Awards on May 18, 2022. The value of the underlying shares in respect of the Performance Share

74	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note G3, cont’d.

Awards made to the President and CEO was 190% of the annual base salary, and for other participants ranged between 30% and 70% of the participants’ respective annual base salaries at the time of grant. The share price used to calculate the number of shares to which the Performance Share Awards entitles was calculated as the volume weighted average of the market price of Ericsson B shares on Nasdaq Stockholm during the five trading days immediately following the publication of the Company’s interim report for the fourth quarter of 2021.
Having evaluated the ongoing long-term variable compensation programs and considering investor input obtained, the Remuneration Committee and the Board of Directors proposed to the Annual General Meeting of shareholders 2022 a long-term variable compensation program 2022 for the Executive Team similar to the long-term variable compensation program 2021 adding a Group Environmental, Social and Governance performance criterion (“ESG”). The purpose is to further strengthen Ericsson’s commitment to long-term sustainability and responsible business. Hence again a one-year Group operating income (EBIT) target measured over the period January 1, 2022 to December 31, 2022 was included as a performance condition for LTV 2022 in addition to the standard three-year total shareholder return (TSR) performance conditions, which were also used for LTV 2021, LTV 2020 and LTV 2019 however with different weights.
The performance criteria relating to TSR are absolute TSR development and relative TSR development for the Ericsson B share over the period January 1, 2022 to December 31, 2024 (the performance period). The criteria related to ESG are split into two sub-components: reducing carbon dioxide equivalent (“CO2e”) emissions in the Group’s own activities and increasing the representation of women leaders in the Group. The ESG performance criteria are being measured over the period January 1, 2022 to December 31, 2024 (the performance period).
The Remuneration Committee and the Board decided to propose a long-term variable remuneration program for 2023 with a similar structure as the long-term variable remuneration program for 2022 to the 2023 Annual General Meeting.
The performance criteria for LTV 2022 along with the details on how the performance criteria will be calculated and measured are explained in minutes from the AGM 2022 under Item 16.
The Board of Directors resolved on the achieved vesting level as outlined in the table “LTV and EPP Performance criteria”.
2021 Long-Term Variable Compensation Program for the Executive Team (LTV 2021)
LTV 2021 was approved at the Annual General Meeting (AGM) of shareholders held in 2021 and includes all members of the ET, a total of 15 ET members in 2021, including the President and CEO.
The participants were granted Performance Share Awards on May 3, 2021. The value of the underlying shares in respect of the Performance Share Awards made to the President and CEO was 190% of the annual base salary, and for other participants ranged between 30% and 70% of the participants’ respective annual base salaries at the time of grant. The share price used to calculate the number of shares to which the Performance Share Awards entitles was calculated as the volume weighted average of the market price of Ericsson B shares on Nasdaq Stockholm during the five trading days immediately following the publication of the Company’s interim report for the fourth quarter of 2020.
Following evaluation of the previously introduced Long-term variable compensation programs, the Board of Directors decided to use the same performance criteria for LTV 2021 as the ones used for LTV 2020, LTV 2019 and LTV 2018 in order to secure continuity and consistency in supporting achievement of the Company’s 2022 targets. Hence again a one-year Group operating income (EBIT) target measured over the period January 1, 2021 to December 31, 2021 was included as a performance condition for LTV 2021 in addition to the standard three-year total shareholder return (TSR) performance conditions, which were also used for LTV 2020, LTV 2019 and LTV 2018.
The performance criteria relating to TSR are absolute TSR development and relative TSR development for the Ericsson B share over the period January 1, 2021 to December 31, 2023 (the performance period).
The performance criteria for LTV 2021 along with the details on how the performance criteria will be calculated and measured are explained in minutes from the AGM 2021 under Item 16.
The Board of Directors resolved on the achieved vesting level as outlined in the table “LTV and EPP Performance criteria”.
2019 Long-Term Compensation Program and 2020 Long-Term Compensation Program for the Executive Team (LTV 2019 – 2020)
The Performance Share Awards vested during 2024 and the participants received the equivalent number of shares free of charge with the official closure of LTV 2019 and LTV 2020.
Cash-Settled Plans
Executive Performance Plans (EPP)
No new EPP plan was issued in 2023 as the eligible executives were offered the LTV 2023 share granted and vested Plan. The running Executive Performance Plans (EPP) continue to run over the performance period until vesting is complete
.
The Executive Performance Plan (EPP) is a cash-settled plan which uses the same performance criteria as the ones under the respective year’s long-term variable compensation program for the ET.
Senior managers, except for the members of the ET, are selected as participants to EPP annually through a nomination process that identifies individuals according to performance, potential, critical skills, and business critical roles.
There are two award levels, high and regular, which represent the potential award levels as a percentage of the participant’s annual gross salary, which are determined separately by the Board of Directors for each year’s plan before the plan is launched. Participants are assigned a potential award, which is converted into a number of synthetic shares based on the same market price of Ericsson B shares used for the respective year’s LTV. The three-year vesting period is the same as for the LTV. The vesting level of the award is subject to the achievement of the same performance criteria over the same performance period defined for the respective year and generally requires that the participant retains his or her employment over the vesting period.
At the end of the vesting period, the allotted synthetic shares are converted into a cash amount, based on the market price of Ericsson B shares at Nasdaq Stockholm at the vesting date, and this final amount is paid to the participant in cash gross before tax.
Executive Performance Plan 2022 (EPP 2022)
165 senior managers were selected to participate in EPP 2022. The regular award level is set at 15% and the high award level is set at 25% for all countries except for the US/Canada. The regular and high award levels are set at 35% and 45% respectively in the US/Canada.
Executive Performance Plan 2021 (EPP 2021)
159 senior managers were selected to participate in EPP 2021. The regular award level is set at 15% and the high award level is set at 25% for all countries except for the US. The regular and high award levels are set at 25% and 35% respectively in the US. The awards under EPP 2021 were paid in 2024 at the end of the vesting period and EPP 2021 was officially closed.
Key Contributor Plans (KC Plans)
The KC Plan is a cash-settled retention plan. Employees, except for senior managers and the members of the ET, are selected as participants to KC Plan annually through a nomination process that identifies individuals according to performance, potential, critical skills, and business critical roles. Participants are assigned a potential award based on a percentage of their annual gross salary, which is converted into a number of synthetic shares based on the same market price of Ericsson B shares used for the respective year’s LTV.
The KC Plan is a retention plan, therefore there are no performance criteria for vesting of awards. In general, there is a three-year service period for receiving the award in full and the award is subject only to continued employment during the service period. As of the KC 2019 plan the total service period is three years, however the payout is distributed over the entire service period with staggered payments according to the below schedule:
–  25% of the award to be paid at the end of the first year,
–  25% of the award to be paid at the end of the second year, and
–  the remaining 50% of the award to be paid at the end of the third year.
Accounting wise, the plans with three staggered payments are seen as three separate tranches. The tranches are accounted for as separate awards and accrued in parallel with the same grant date but different vesting dates. The consequence of the staggered payments is a front-end loaded cost for these plans. The accounting model is referred to as staged vesting.

75	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note G3, cont’d.
The value of each synthetic share is driven by the absolute share price performance of Ericsson B shares during the service period. At the end of the service period, the allotted synthetic shares are converted into a cash amount, based on the market price of Ericsson B shares Nasdaq Stockholm at the vesting date, and this final amount is paid to the participant in cash gross before tax.
Key Contributor Plans 2024 (KC Plan 2024)
9,538 employees were selected to participate in KC Plan 2024. In general there are multiple levels between 10%–50% of the participants’ annual gross salary (deviation exists in legal entities Vonage). The total service period is three years, however the payout is distributed over the entire service period with staggered payments as explained under Key Contributor Plans (KC Plans).
Key Contributor Plans 2023 (KC Plan 2023)
10,154 employees were selected to participate in KC Plan 2023. There are multiple levels between 10%–50% of the participants’ annual gross salary. The total service period is three years, however the payout is distributed over the entire service period with staggered payments as explained under Key Contributor Plans (KC Plans). The former Vonage entitlements are included and updated in the numbers and accordingly expensed.
In addition, former Vonage has issued a retention plan to 87 participants with a two-year service period, no performance criteria and the vesting is 50%/50% on each annual anniversary.
Key Contributor Plan 2022 (KC Plan 2022)
7,704 employees were selected to participate in KC Plan 2022. There are at multiple levels between 10%–40% of the participants’ annual gross salary. The total service period is three years, however the payout is distributed over the entire service period with staggered payments as explained under Key Contributor Plans (KC Plans).

Cradlepoint Key Contributor Conversion Plan 2022
(KC Conversion Plan 2022)
The KC Conversion Plan is a cash-settled retention plan with 95 participants. The plan has a closed participation group and there will not be any new participants. There is a two-year service period, no performance criteria, (February 2022–February 2024) for receiving the award in full. The payout is distributed over the two-year period: 50% of the award was paid March 2023: USD 4.8 million and 50% of the award was paid March 2024. The value of each payout is based on the share price of Ericsson B shares at vesting date.
Key Contributor Plan 2021 (KC Plan 2021)
7,246 employees were selected to participate in KC Plan 2021. There are three award levels at 10%, 25% and 30% of the participants’ annual gross salary. The total service period is three years, however the payout is distributed over the entire service period with staggered payments as explained under Key Contributor Plans (KC Plans) and was officially closed in 2024.
Claw back policy
In 2023, the Board of Directors of the Company adopted a written clawback policy for the purpose of recovering certain incentive compensation from executive officers in the event of a required accounting restatement, and to disclose any recovered compensation. This policy is applicable in parallel to the clawback rights contained in the guidelines for remuneration to Group management, and ongoing compensation programs (which are connected to breaches of Ericsson’s Code of Business Ethics).
Number of shares
The awards granted to the participants of the LTV programs and the development of the granted shares over time, considering the fulfilment of performance conditions, are displayed in the below table.

Number of shares for Executive Team and Executives

(million) Share-settled programs	LTV 2024	LTV 2023	LTV 2022	LTV 2021
Maximum shares required	10.4	4.1	2.0	2.1
Granted shares	4.0	3.7	0.7	0.6
of which the president and CEO	0.5	0.6	0.3	0.3

Outstanding number of shares
	Executive Team/ Executives programs 1)						of which the President and CEO
(million) Share-settled programs	LTV 2024	LTV 2023	LTV 2022	LTV 2021	Prior 2021 2)	Total	LTV 2024	LTV 2023	LTV 2022	LTV 2021	Prior 2021 2)	Total
Outstanding number of shares, beginning of period	–	2.0	0.9	0.5	1.7	5.1	–	0.3	0.4	0.3	0.7	1.7
Granted shares for current year program	4.0	–	–	–	–	4.0	0.5	–	–	–	–	0.5
Exercised	–	–	–	–0.5	–1.5	–2.0	–	–	–	–0.3	–0.7	–1.0
Forfeited	–	–0.2	–0.1	–	–0.2	–0.5	–	–	–	–	–	–
Increase/decrease due to performance condition	0.7	0.1	–0.2	–	–	0.6	0.1	–	–0.1	–	–	–
Outstanding number of shares, end of period	4.7	1.9	0.6	–	–	7.2	0.6	0.3	0.3	–	–	1.2

1)	LTV 2023 and 2024 include Executive Team and Executives.
2)	Includes LTV 2019 and LTV 2020 programs.

Compensation expense
The table below, Compensation expense for LTV 2021-2024, shows the compensation expense relating to the open programs in the current year. Therefore, the expense shown in the prior year columns will not necessarily agree to the expense in the income statement for that financial period. The compensation expense under the current year column is the expense in the income statement for 2024.
The compensation expense is based on the FV and the number of shares or synthetic shares. The compensation expense for the share-settled long-term variable compensation programs for the President and CEO, the ET and Executives during 2024 was SEK 93 (82) million. The compensation expense for the EPP and the KC Plans during 2024, which are cash settled, was SEK 27 (39) million and SEK 1,953 (1,250) million respectively. The total compensation expense during 2024 amounted to SEK 2,073 (1,371) million.
The total provision for the cash-settled plans amounted to SEK 2,992 (1,584) million, including social security charges of SEK 272 (153) million, at the end of 2024.

76	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note G3, cont’d.

Compensation expense for LTV 2021–2024
(million)	2024	2023	2022	2021	Total
Share-settled programs 1)
LTV 2024	44	–	–	–	44
LTV 2023	24	25	–	–	49
LTV 2022	18	20	12	–	50
LTV 2021	7	31	36	24	98
Total share-settled programs of which the President and CEO	93 24	76 28	48 22	24 11	241 85

Cash-settled plans
EPP 2022	30	20	12	–	62
EPP 2021	–3	16	15	17	45
Total executive performance plans	27	36	27	17	107

KC 2024	1,127	–	–	–	1,127
KC 2023	620	811	–	–	1,431
KC 2022	217	330	280	–	827
KC 2021	–11	91	89	355	524
Total key contributor plans	1,953	1,232	369	355	3,909
Total cash-settled plans	1,980	1,268	396	372	4,016
Total compensation expense	2,073	1,344	444	396	4,257

1)	LTV 2024 and 2023 include Executive Team and Executives

Fair value (FV)
The compensation expense for the share-settled plans is based on FV and the number of shares. The FV for the LTV programs includes adjustments for absolute and relative TSR development performance criteria at the grant date, using a Monte Carlo model, which uses a number of inputs, including expected dividends, expected share price volatility and the expected period to exercise. The performance criteria of the LTV program are also based on the outcome of the Group operating income (EBITA) as per fiscal year 2024 and 2023 and Group operating income (EBIT) as per fiscal years 2022 and 2021. The FV for the Group operating income (EBITA and EBIT) performance criteria is calculated as the share price at grant date, reduced by the net present value of the dividend expected during the three-year vesting period. For the performance criteria the number of shares is adjusted in relation to the achievement level of the performance criteria at the end of the performance period.

Fair values (SEK)
Executive team/Executives programs	LTV 2024	LTV 2023	LTV 2022	LTV 2021
Share price at grant	61.46	55.59	78.88	116.66
Fair value Absolute TSR	59.05	32.75	41.18	113.47
Fair value ESG – Environmental (1,2,3)	53.61	47.80	71.45	–
Fair value ESG – Social	53.61	47.80	71.45	–
Fair value Relative TSR	55.61	39.40	54.48	108.61
Fair value Group operating income (EBITA and EBIT)	53.61	47.80	71.45	110.70

Payout of Cash-settled Plan
During 2024 four plans vested: EPP 2021, KC Plan 2021 tranche 3, KC Plan 2022 tranche 2 and KC Plan 2023 tranche 1 (vesting February ). The share price for the plan that vested February 18, 2024 was SEK 55.63 and the accumulated payout to the participants amounted to SEK 632.2 million.
The Ericsson share purchase plan (ESPP)
Ericsson is committed to helping employees thrive and to recognizing them for the impact they create by providing opportunities to enrich their working experience. In order to encourage employees to play an active role in achieving the Company’s purpose, further create sense of belonging and ownership, the new Ericsson share purchase plan was launched in November 2021. At the end of 2024 the plan is implemented in 69 countries to 76,000 eligible employees.
The ESPP is an all-employee share purchase plan that enables employees to purchase Ericsson B-shares up to a maximum value of SEK 55,000 per year via monthly payroll deduction. In recognition of the employees’ commitment, Ericsson supports the participants with a net cash payment up to 15% of their elected contribution amounts and will cover the tax on the Company supported amount, which is payable via payroll. Under the ESPP participants will acquire Ericsson B shares at market price on the stock exchange and the ESPP does therefore not have any dilutive effect.
Ericsson share purchase plan

Eligible employees	Number of countries with ESPP	Number of participants	Take-up rate – percent of eligible employees
76,000	69	13,148	17.3%
Option agreements
Prior to taking office as President and CEO of Ericsson, Board member Börje Ekholm entered into an option agreement in 2016 with Investor AB and AB Industrivärden, shareholders of Ericsson. Each of these two shareholders has issued 1,000,000 call options to Bör je Ek
holm on market terms (valuation conducted, using the Black & Scholes model, by an independent third party). Under the agreements, Börje Ekholm purchased a total of 2,000,000 call options issued by the shareholders, for a purchase price of SEK 0.49 per call option. Each call option entitled the purchase of one Ericsson Class B

77	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note G3, cont’d.
share from the shareholders at a strike price of SEK 80 per share (adjusted for dividend effects during the option period) after a seven-year period. The exercise period was one year with the possibility of extending it by up to one year in the event that the holder is unable to exercise the option during the exercise period due to a regulatory restriction or prohibition. The option program was concluded in November 2024 through a cash settlement. A total of 2,000,000 call options were exercised with net proceeds of SEK 2.44 per option. As the call options were purchased on market terms as described above, no compensation expense h
a
s been recognized by the Group during the option period.
In 2024, Board Chair Jan Carlson entered into an option agreement with Investor AB, a shareholder of Ericsson, for the acquisition of 132,538 call options relating to shares in Telefonaktiebolaget LM Ericsson. Under the agreement, Investor AB has issued call options to Jan Carlson on market terms (valuation conducted, using the Black & Scholes model, by an independent third party) and Jan Carlson purchased the call options at a price of SEK 15.09 per call optio
n
. Each call option entitles the purchase of one Ericsson Class B share from Investor AB at a strike price of SEK 68.62 per share (to be recalculated to neutralize the effects of dividend payments during the option period) after a six-year period starting May 7, 2024. The exercise period is one year with the possibility to be extended for up to one year in the event that the holder is unable to exercise the option during the exercise period due to a regulatory restriction or prohibition. Due to the fact that the call options were purchased on market terms as described above, no compensation expense has been recognized by the Company during the option period and will not be recognized during the remaining part of the option period.

Employee information
Average number of employees by market area

	2024			2023

	Women	Men	Total	Women	Men	Total
North America	2,624	7,585	10,209	2,720	8,546	11,266
Europe and Latin America 1)	11,074	31,566	42,640	11,772	33,740	45,512
South East Asia, Oceania and India	6,199	20,453	26,652	6,035	21,625	27,660
North East Asia	3,941	7,434	11,375	4,293	8,403	12,696
Middle East and Africa	890	3,388	4,278	886	3,624	4,510
Total	24,728	70,426	95,154	25,706	75,938	101,644

1) of which in EU	8,314	23,856	32,170	8,900	25,564	34,464
of which in Sweden	3,125	9,259	12,384	3,393	10,224	13,617

Number of employees by market area at year-end

	2024	2023
North America	9,935	10,744
Europe and Latin America 1)	43,353	45,380
South East Asia, Oceania and India	26,389	27,016
North East Asia	10,426	12,331
Middle East and Africa	4,133	4,481
Total	94,236	99,952

1) of which in EU	33,342	34,763
of which in Sweden	13,420	13,977
Number of employees by age at year-end 2024

	Women	Men	Percent of total
Under 25 years old	1,276	1,595	3%
25–35 years old	8,418	16,595	27%
36–45 years old	8,057	25,560	36%
46–55 years old	4,894	17,180	23%

Over 55 years old	2,328	8,333	11%

Percent of total	27%	73%	100%
Employee movements

	2024	2023
Headcount at year-end	94,236	99,952
Employees who have left the Company	11,919	13,362
Employees who have joined the Company	6,203	7,785
Temporary employees	339	433
Board members, Presidents and Group management at year end

	2024		2023

	Women	Men	Women	Men

Parent Company
Board members and President	25%	75%	38%	62%
Group Management	24%	76%	25%	75%

Subsidiaries
Board members and Presidents	23%	77%	21%	79%
Amounts related to the President and CEO and the Executive Leadership Team are included in the table below.
Wages and salaries and social security expenses

SEK mil l ion	2024	2023
Wages and salaries	77,983	84,996
Social security expenses	15,422	16,442
of which pension costs	5,929	6,175
Remuneration to Board members and Presidents in subsidiaries

SEK mi l lion	2024	2023
Salary and other remuneration	535	459
of which annual variable remuneration	112	109
Pension costs 1)	36	36

1)	Pension costs are over and above any social security charges and taxes.

78	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Section H – Other

Taxes

The Company’s tax expense

was SEK –2,215 (–2,785) million or 85.6%
(–11.9
%) of income after financial items. The tax rate may vary between years depending on business and geographical mix.
Income taxes recognized in the income statement

	2024	2023	2022
Current income taxes for the year	–6,461	–4,289	–7,353
Current income taxes related to prior years	–162	118	253
Deferred tax income/expense (+/–)	4,563	1,406	1,617
Share of taxes in associated companies	–102	–20	–14
Pillar Two tax expense	–53	–	–
Income tax expense	–2,215	–2,785	–5,497
A reconciliation between reported tax expense for the year and the theoretical tax expense that would arise when applying the statutory tax rate in Sweden, 20.6%, on the consolidated income/loss before taxes, is shown in the table below.
The tax rate is negatively impacted by the effect on non-tax deductible goodwill and the remeasurement of tax loss carry-forwards and positively impacted by the other intangible asset impairments mainly related to Vonage of SEK 15.1 (31.9) billion. In 2022 taxes were positively impacted by SEK 411 million as a result of utilization of previously expensed withholding tax assets in Sweden and negatively impacted by the tax effect of the provision for the Department of Justice (DOJ) settlement of SEK 450 million.
Reconciliation of Swedish income tax rate with effective tax rate

	2024	2023	2022
Calculated tax expense at Swedish tax rate of 20.6%	–533	4,804	–5,070
Effect of foreign tax rates	430	–884	–605
Current income taxes related to prior years	–162	118	253
Remeasurement of tax loss carry-forwards	–973	–28	–49
Remeasurement of deductible temporary differences	308	394	15
Withholding tax expense	–780	–217	–
Recognition of previously expensed withholding tax	–	–	411
Tax effect of non-deductible expenses	–1,045	–7,311	–760
Tax effect of non-taxable income	655	335	327
Tax effect of changes in tax rates	–62	4	–19
Pillar Two tax expense	–53	–	–

Income tax expense	–2,215	–2,785	–5,497
Effective tax rate	85.6%	–11.9%	22.3%
The Group has applied the temporary exception issued by the IASB in May 2023 from the accounting requirements for deferred taxes in IAS 12. Accordingly, the Group neither recognises nor discloses information about any deferred tax assets or liabilities related to Pillar Two income taxes.
Deferred tax balances
Deferred tax assets and liabilities are derived from the balance sheet items as shown in the table below. The table includes the effect of the IAS 12 amendments on deferred tax arising from a single transaction effective January 1, 2023.
Tax effects of temporary differences and tax loss carry-forwards

	Deferred tax assets	Deferred tax liabilities	Net balance

2024
Intangible assets and property, plant and equipment	1,447	3,457
Right-of-use assets and similar assets	–	1,199
Current assets	4,340	1,323
Post-employment benefits	4,778	229
Provisions	4,788	–
Lease liabilities and similar liabilities	1,307	–
Deferred tax credits	5,027	–
Other	2,394	359
Loss carry-forwards	5,603	–
Deferred tax assets/liabilities	29,684	6,567	23,117
Netting of assets/liabilities	–5,272	–5,272
Deferred tax assets/liabilities, net	24,412	1,295	23,117

2023
Intangible assets and property, plant and equipment	1,195	7,193
Right-of-use assets and similar assets	–	1,272
Current assets	3,413	1,313
Post-employment benefits	5,297	477
Provisions	3,980	–
Lease liabilities and similar liabilities	1,337	–
Deferred tax credits	5,453	–
Other	2,095	178
Loss carry-forwards	6,158	–
Deferred tax assets/liabilities	28,928	10,433	18,495
Netting of assets/liabilities	–6,553	–6,553
Deferred tax assets/liabilities, net	22,375	3,880	18,495
Changes in deferred taxes, net

	2024	2023
Opening balance, net	18,495	14,610
Recognized in net income	4,563	1,406
Recognized in other comprehensive income	505	–631
Balances regarding acquired/divested busines s es	–	–57
Deferred tax credits increase (+) / utilization (–)	–685	3,249
Translation difference	239	–82
Closing balance, net	23,117	18,495
Tax on items charged to Equity and Other comprehensive income

	2024	2023	2022
Remeasurements of defined benefits pension plans	–147	–251	–2,093
Revaluation of credit risk on borrowings	117	137	–212
Cash flow hedge reserve s	652	–380	–671
Non-controlling interests	2	–	–4
Total	624	–494	–2,980

79	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Note H1, cont’d.

Tax on items charged to Equity and Other comprehensive income (OCI) is presented in the table above. Of the total tax effect reported in OCI, SEK 507 (–631) million is deferred tax and SEK 117 (137) million is current tax.
As a result of Parent Company exemptions from tax on dividends from subsidiaries and on capital gains on disposal, there are no significant taxable temporary differences associated with investments in subsidiaries, branches and associates.
Tax loss carry-forwards
Significant tax assets regarding tax loss carry-forwards are reported to the extent that realization of the related tax benefit through future taxable profits is probable also when considering the period during which these can be utilized, as described below.
The majority of the recognized tax loss carry-forwards pertain to Sweden, US, Germany and Brazil. These countries have long or indefinite periods of utilization. Of the total SEK 5,603 (6,158) million recognized deferred tax assets related to tax loss carry-forwards, SEK 3,815 (4,172) million relates to Sweden.
Future profit projections support the conclusion that the deferred tax assets will be utilized in the foreseeable future.
As of December 31, 2024, the recognized tax loss carry-forwards amounted to SEK 25,354 (27,666) million. The tax value of the tax loss carry-forwards is reported as a tax asset based on the utilization periods and the expectation that the
G
roup will realize a significant taxable income to offset these loss carry-forwards. The tax loss carry-forwards of SEK 11,025 (8,918) million at a tax value of SEK 2,399 (1,819) million have not been recognized due to judgments that they are unlikely to be utilizable against future taxable profits in the respective jurisdictions. The majority of both recognized and unrecognized tax loss carry-forwards have an expiration date in excess of five years. The majority of unrecognized tax loss carry-forwards pertains to US, Ireland, Hungary and the UK. The final years which the recognized and unrecognized tax loss carry-forwards can be utilized are shown in the following table.

Tax loss carry-forwards

	Recognized tax loss		Unrecognized tax loss

Year of expiration	Tax loss carry-forwards	Tax value	Tax loss carry-forwards	Tax value
2025	58	10	136	19
2026	2	1	160	26
2027	10	2	1,331	327
2028	59	15	450	107
2029	300	85	118	16
2030 or later (also includes unlimited carry-forwards)	24,925	5,490	9,052	1,960
Total	25,354	5,603	11,247	2,455

Deferred tax credits
In addition to deferred tax credits of SEK 5,027
(5,453
) million recognized in 2024, unused deferred tax credits, relating mainly to R&D tax credits, for which no deferred tax asset was recognized in the consolidated balance sheet amounted to SEK 1,114 (1,148) million. The final years in which the tax credits can be utilized are shown in the below table.
Risk assessment on the business plans is carried out on a regular basis, and deferred tax asset recoverability analysis will be performed if conditions suggest that such assets might need to be impaired.
Deferred tax credits

	Recognized deferred tax credits	Unrecognized deferred tax credits

Year of expiration	Tax value	Tax value
2025	32	108
2026	121	122
2027	33	105
2028	1,376	9
2029	2,132	10
2030 or later	1,333	760
Total	5,027	1,114

Earnings per share

	2024	2023	2022
Basic
Net income (loss) attributable to owners of the Parent Company (SEK million)	20	–26,446	18,724
Average number of shares outstanding, basic (millions)	3,332	3,330	3,330
Earnings (loss) per share, basic (SEK)	0.01	–7.94	5.62

Diluted
Net income (loss) attributable to owners of the Parent Company (SEK million)	20	–26,446	18,724
Average number of shares outstanding, basic (millions)	3,332	3,330	3,330
Dilutive effect for share-based compensation programs (millions)	7	–	4
Average number of shares outstanding, diluted (millions)	3,339	3,330	3,334
Earnings (loss) per share, diluted (SEK)	0.01	–7.94	5.62

80	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Statement of cash flows

Cash and cash equivalents include cash of SEK 19,622 (17,686) million and cash equivalents of SEK 24,263 (17,504) million. For more information regarding the disposition of cash and cash equivalents and unutilized credit commitments, see note F1 “Financial risk management.”
Cash and cash equivalents as of December 31, 2024, include SEK 727 (1,115) million in countries where there exist significant cross-border conversion restrictions due to hard currency shortage or strict government controls. This amount is not directly available for distribution to the Parent Company or be used to pay normal business expenditures in the local jurisdictions for the next 12 months.
Adjustments to reconcile net income to cash

	2024	2023	2022
Property, plant and equipment
Depreciations	3,861	4,272	4,114
Impairment losses	282	662	274
Total	4,143	4,934	4,388

Right-of-use assets
Depreciations	2,179	2,427	2,451
Impairment losses	99	154	66
Total	2,278	2,581	2,517

Intangible assets

Amortizations
Capitalized development expenses	1,480	1,137	1,586
Customer relationships, IPRs and other intangible assets	2,500	3,321	1,991
Total amortizations	3,980	4,458	3,577

Impairments

Customer relationships, IPRs and other intangible assets	14,073	19	61
Goodwill	1,260	31,897	–
Total impairments	15,333	31,916	61
Total	19,313	36,374	3,638
Total depreciation, amortization and impairment losses on property, plant and equipment and intangible assets	25,734	43,889	10,543

Taxes	2,540	3,189	5,383
Dividends from associates 1)	111	46	58
Undistributed earnings in associates 1)	348	–104	–3
Gains/losses on investments and sale of operations, intangible assets and PP&E, net 2)	153	268	–287
Other non-cash items 3)	1,731	4,422	1,944
Total adjustments to reconcile net income to cash	30,617	51,710	17,638

1)	See note E3 “Associated companies.”
2)	Includes revaluation gains and losses on investments, see note B4 “Other operating income and expenses.
3)	Relates mainly to unrealized foreign exchange, gains/losses on financial instruments.
For information about reconciliation of liabilities arising from financing activities, see note F4 “Interest-bearing liabilities.”
Acquisitions/divestments of subsidiaries and other operations

	Acquisitions	Divestments
2024
Cash flow from business combinations 1)	–141	–
Acquisitions/divestments of other investments/associates	–256	86
Total	–397	86

2023
Cash flow from business combinations 1)	–1,309	–633
Acquisitions/divestments of other investments	–206	8
Total	–1,515	–625

2022
Cash flow from business combinations 1)	–51,734	20
Acquisitions/divestments of other investments	–261	287
Total	–51,995	307

1)	See also note E2 “Business combinations.”

Related party transactions

SEK billion	2024	2023	2022
Sales to Ericsson Nikola Tesla	0.4	0.4	0.3
Purchases from Ericsson Nikola Tesla	1.6	1.6	1.5
IAS 24, “Related Party Disclosures” requires disclosure of related party relationships, transactions and outstanding balances.
During 2024, various minor related party transactions were executed pursuant to contracts based on terms customary in the industry and negotiated on an arm’s length basis. The main related party transactions related to Ericsson Nikola Tesla d.d located in Croatia, where Ericsson holds 49.07% of the shares. For information regarding equity and Ericsson’s share of assets, liabilities and income in associated companies, see note E3 “Associated companies.”
For inf
ormation
regarding transactions with the Board of Directors and Group management, see note G2 “Information regarding members of the Board of Directors and Group management.”
For information about the Company’s pension trusts, see note G1 “Post-employment benefits.”

81	Financial Report 2024 | Notes to the consolidated financial statements	Ericsson Annual Report on Form 20-F 2024

Fees to auditors

	Deloitte	Others	Total
2024
Audit fees	178	21	199
Audit-related fees	4	3	7
Tax fees	3	50	53
All other fees	2	35	37
Total	187	109	296

2023
Audit fees	164	8	172
Audit-related fees	6	–	6
Tax fees	12	13	25
All other fees	–	37	37
Total	182	58	240

2022
Audit fees	163	7	170
Audit-related fees	7	2	9
Tax fees	2	11	13
All other fees	1	22	23
Total	173	42	215
At the 2024 Annual General Meeting, Deloitte was appointed auditor for the period until the 2025 Annual General Meeting.
The audit-related services include quarterly reviews and assurance regarding Ericsson’s Sustainability and Corporate Responsibility Report. The tax services include corporate tax compliance work. Other services include work related to agreed-upon-procedures engagements.

Events after the reporting period
Ericsson appoints Charlotte Levert as Chief People Officer
On February 5, 2025, Ericsson announced the appointment of Charlotte Levert as its new Chief People Officer, Senior Vice President, and Head of Group Function People. Charlotte Levert who is currently Vice President and Head of People Business Area Cloud and Software Services will replace MajBritt Arfert, whose departure Ericsson announced in October 2024. Charlotte Levert took up her new position on February 10 and is based in
Sweden.
Ericsson announces changes to the Executive Team and to the Market Area structure
On February 25, 2025, Ericsson announced changes to its Executive Team and to its global operating structure, consolidating its regional structure in a more efficient way. Per Narvinger has been appointed Executive Vice President and Head of Business Area Networks. Jenny Lindqvist has been appointed Head of Cloud Software and Services. Fredrik Jejdling will step down as Head of Business Area Networks on March 15, 2025, and remain an executive advisor to the business until June 30, 2025. In Ericsson’s new operating structure, two new Market Areas will be created to replace Market Area North America, Market Area Europe and Latin America and Market Area Middle East and Africa. Market Area Americas will be headed by Yossi Cohen and Market Area Europe, Middle East & Africa will be headed by Patrick Johansson.

82	Management´s report on internal control over financial reporting	Ericsson Annual Report on Form 20-F 2024

Management´s report on internal control over financial reporting

Internal control over financial reporting
Ericsson’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company.
 Ericsson’s internal control system related to financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards (IFRS) and includes those policies and procedures that:
–	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;
–
provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

–
provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Although the purpose of internal control systems is to ensure adequate risk management, all internal control systems, no matter how well designed, have inherent limitations, which may result in misstatements not being prevented or detected. Therefore, even systems determined to be effective can provide only reasonable assurance with respect to the reliability of financial statement preparation and presentation.
 Ericsson’s management assessed the effectiveness of Ericsson’s internal control over financial reporting as of December 31, 2024.
 In making this assessment, management used the criteria set forth in “Internal Control – Integrated Framework (2013)”, issued by the Committee of Sponsoring Organizations of the Treadway Commission.
 Based on this assessment, management has concluded that, as of December 31, 2024, Ericsson’s internal control over financial reporting was effective at a reasonable assurance level.
Attestation report of registered public accounting firm
The effectiveness of the Company’s internal control over financial reporting as of December 31, 2024, has been audited by Deloitte AB, an independent registered public accounting firm, as stated in their report on page 29.
Changes in internal control over financial reporting
There were no changes in the group’s internal control over financial reporting that occurred during the period covered by the annual report on Form
20-F
that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

83	Financial Report 2024 | Risk factors	Ericsson Annual Report on Form 20-F 2024

Risk factors
This Risk factors section should be read in conjunction with all of the information contained in this Annual Report, including this Financial Report and the consolidated financial statements and accompanying notes.
Ericsson’s business is subject to a number of risks and uncertainties that may affect our business, operating results and financial condition, or the trading price of our common stock or other securities. Ericsson cautions the reader that these risk factors may not be exhaustive. Ericsson operates in a continually changing business and regulatory environment, and new risks and uncertainties emerge from time to time. Management cannot predict such new risks and uncertainties, nor can it assess the extent to which any of the risk factors below or any such new risks and uncertainties, or any combination thereof, may impact Ericsson’s business. See also “Forward-Looking Statements”.

Risks related to business activities and industry	83

Risks related to Ericsson’s financial condition	91

Risks related to legal and regulatory matters	92

Risks related to cybersecurity matters	95

Risks related to environmental, social and business conduct matters	97

Risks related to business activities and industry
1.1 Ongoing geopolitical and trade uncertainty from a range of factors may have a material adverse impact on Ericsson’s business, operations, and ability to meet its targets as well as the information and telecommunications industry as a whole.
Geopolitical alliances are shifting as global tensions over trade and influence drive growing economic, technological, military, and political competition across the world, particularly between the US and China. Geopolitical tensions and ongoing conflicts such as those in the broader Middle East, Russia and Ukraine, amplify the risk of government intervention, including protectionist interventions, such as tariffs, security-related requirements, such as increased regulatory barriers, restrictions on technology transfers, telecommunications and digital infrastructure to promote national security, as well as trade restrictions, export controls and enhanced sanctions measures. Additionally, geopolitical instability increasingly leads some governments to use the private sector for political objectives, including by restricting or enabling market access based on national security interests, leveraging influence over industry standards, providing financial support to domestic companies or restricting the use of foreign equipment or technology in critical infrastructure.
There are particular uncertainties for the future relationship between China and a number of countries (such as the United States, India and Sweden), as a result of, among other things, the restrictions imposed on Chinese vendors or components in 5G networks. These restrictions have been adopted in many countries and have resulted and may continue to result in constraints on access to hardware and software products and components. Ericsson may be affected by any further deterioration of the relationships between these countries. In addition, the Company has business operations in China, and further changes in economic and political policies in or relating to China could have a material adverse effect on the Company’s business.
In addition, the new US administration has indicated that it intends to impose a broad range of tariffs on imports to the US. Some of these measures have already taken effect and have and may continue to result in retaliatory tariffs or other trade restrictions from other countries. These developments could have significant negative impacts throughout the information and telecommunications industry, including the Company’s international product development and global value and supply chains. Restrictions on international trade, such as tariffs and other controls on imports or exports of goods, technology or data, could increase compliance costs, negatively affect selling prices and margins, reduce demand, and otherwise have a material adverse effect on Ericsson’s business.
Due to the strategic nature of the information and telecommunications industry, Ericsson is exposed to competitive risks from state-supported enterprises, particularly from countries with significant government-backed industries. Companies in government-backed industries may receive financial support, favorable regulatory environments and selective enforcement of rules that enable them to operate at a scale and with a cost structure that private sector companies cannot match. They may also receive market and technology access that grants them significant competitive advantages. This dynamic can create competitive pressures, particularly in international markets where these government-supported enterprises can operate with significantly lower margins compared to private sector companies. Additionally, such state-backed entities may pursue opportunities in pursuit of strategic objectives of their government owners and supporters, with less focus on financial returns, allowing for these companies to increase their market share disproportionately.
During the last several years, there have been sustained challenges to the global free trade system, including towards the World Trade Organization dispute settlement body. Certain countries have moved away from the multilateral system and instead have imposed tariffs and other trade barriers, price or exchange controls, restrictions of imports and other government policies. Any increased prospect of government restrictions on international trade could negatively impact Ericsson’s ability to benefit from open markets and free trade and could limit Ericsson’s operations, increase costs and decrease Ericsson’s profitability. Furthermore, the mandated or otherwise required localization of manufacturing and R&D or use of local suppliers or production, as well as their digital counterparts (including data localization of
IT-infrastructure
and restrictions on data flows), has been steadily growing, motivated by protectionism, domestic industrial policies and national security concerns. Geopolitical uncertainty has led to reduced efficiency in R&D, including restrictions on use of R&D resources, and opportunities to scale or grow with increasing logistical and administrative burdens, while polarization of the industry and fragmentation of global standards continues to develop. There is a risk of moves away from global value and supply chains and towards more regional or national alternatives. Governments may continue to impose conditions that require the use of local suppliers and local production or partnerships with local companies for R&D and
IT-infrastructure,
require the license or other transfer of intellectual property, or engage in other efforts to promote local businesses and local competitors, which could have a significant adverse impact on Ericsson’s ability to operate its global business efficiently.

84	Financial Report 2024 | Risk factors	Ericsson Annual Report on Form 20-F 2024

Many countries, including the US and China, view technology, including telecommunications infrastructure and mobile wireless technologies, as critical infrastructure and aim to lead and influence global policy and regulations around such technologies. While Ericsson is a global company with a global presence, Ericsson may face unique challenges as a Swedish company because Sweden and Europe have historically exerted limited influence in shaping global technology policies compared to more prominent technology regulators and have not committed similar levels of investment in technology infrastructure. Neither Sweden nor the European Union have developed a common and cohesive technology agenda or technology geopolitical strategy, and where regulations in the European Union have been introduced, such regulations have focused on consumer pricing rather than promoting or protecting European-based technology or telecommunications companies. Consequently, Ericsson remains exposed to changes in global policy dynamics that it cannot directly or indirectly influence, and which may be influenced to benefit competitors. Additionally, due to the strategic nature of the industry in which Ericsson operates, foreign countries could support or develop a national champion as an alternative to the established global vendors, such as Ericsson, in order to have further control over local communication networks and infrastructure.
There are numerous ongoing local and regional conflicts, including the ongoing military conflicts between Ukraine and Russia (which market Ericsson has exited) and in the broader Middle East. While the ultimate impact of these events is unclear, the uncertainty they create is expected to continue. These geopolitical developments, including trade or security restrictions and export controls, enhanced sanctions measures and vendor consolidation, can negatively impact global market conditions, including market share, access and position. The strategic and sensitive nature of the information and telecommunications industry also heightens exposure to cyberattacks and corporate espionage, with respect to both technology and commercial matters, resulting in an increased risk of cyber threats from state-backed and criminal threat actors, including digital attacks aimed at disrupting, damaging or infiltrating another’s critical infrastructure, network and systems. Countries and their policies have been increasingly focused on mitigating the risk of cyber espionage, geolocation and data control, and the protection of critical national infrastructure and information.
Additionally, political instability, strict requirements on localization of data, manufacturing and R&D, or use of local suppliers or production in the regions in which the Company operates may further increase the risk of possible legal or regulatory violations by Ericsson or its employees. Any violation by Ericsson or its employees could cause severe reputational harm to the Company and have a material adverse effect on Ericsson’s business operations and result in government actions and the imposition of significant financial penalties and restrictions on the Company’s ability to do business, including with certain customers, such as government bodies or those in certain regulated sectors (e.g. telecommunications).
The continually evolving global geopolitical situation has had and will continue to have consequences for the entire information and telecommunications industry, with the possibility of further industry splits, separation of global value and supply chains and separation of global standards for mobile telecommunications. These developments have also led to several countries evaluating how to ensure uninterrupted access to telecommunication network infrastructure, for example through promoting disaggregation of the Radio Access Network, although the timing and extent of this remains unclear.
All of the above may have a material and potentially lasting adverse impact on Ericsson’s international product development and global value and supply chains and necessitate a flexible and adaptive organizational setup, therefore negatively impacting its profitability and business as a whole.
1.2 Challenging global economic conditions may adversely impact the demand, cost and pricing for Ericsson’s products and services as well as limit the Company’s ability to grow.
Challenging global economic conditions, including due to downturns in the global economy, political unrest and uncertainty, evolving regulatory environments, labor and supply shortages, periods of elevated interest rates or inflation, consumer confidence, or geopolitical risks and trade frictions may have adverse, wide-ranging effects on demand for Ericsson’s products and for the products and services of Ericsson’s customers. Ericsson operates within a cyclical industry, where customer demand, investment and spending are highly sensitive to macroeconomic conditions, fluctuating market dynamics and broader investment cycles. If Ericsson’s customers anticipate or experience reduced consumer spending, communications service provider customers and other customers may postpone, reduce or cancel investments, including significantly reduced expenditures for the Company’s products and services, or initiate other cost-cutting measures to maintain or improve their financial position. This reduced demand for products and services could result in increased price competition or deferrals of purchases, leading to lower revenues not fully offset by reduced costs. If Ericsson’s financial performance is constrained due to an economic downturn, its ability to reinvest in product innovation, market expansion, or other strategic initiatives important to Ericsson’s long-term growth could be limited. Furthermore, if economic conditions lead to reduced investment in technology sectors broadly, Ericsson’s growth prospects could be adversely impacted.
Challenging global economic conditions combined with an evolving regulatory environment has led to a technology landscape in Europe with high regulatory pressure and relatively low investment levels in technology infrastructure and development. Due to the challenging global economic conditions, Europe’s regulatory environment has heavily focused on consumer protection, including lowering costs for consumers and privacy and data rights, which, while critical for customer trust, has adversely impacted the demand, cost and pricing of products and services in the sectors in which Ericsson operates. Inadequate investment in technology infrastructure in over-regulated markets may reduce demand for infrastructure products, as companies and governments hesitate to invest in more advanced solutions amid economic uncertainties and stringent compliance requirements. The combination of these factors may limit Ericsson’s ability to adjust pricing effectively across markets, leading to lower margins and decreased financial performance. Challenging macroeconomic conditions could also lead to financial difficulties or failures among Ericsson’s customers or suppliers, increased demand for customer financing, difficulties in collection of accounts receivable and increased counterparty credit risks.
Ericsson’s financial results have fluctuated and will continue to fluctuate between interim financial periods, and period-to-period
comparisons of Ericsson’s results of operations may not be meaningful. Ericsson’s net sales, net income and cash flow from operating activities are generally the lowest in the first quarter of the year and the highest in the fourth quarter. Additionally, the level of demand from communications service providers and other customers who buy Ericsson’s products and services is seasonal and can vary over short periods of time, including from month to month. As a result, Ericsson’s performance in one financial period may not be directly comparable to prior or future financial periods and such comparisons may not fully reflect Ericsson’s financial performance, which could lead to unpredictable financial results or trends in Ericsson’s overall performance.
Macroeconomic volatility can also lead to increased difficulties in forecasting sales and financial results, as well as increased volatility in Ericsson’s reported results and potential impairment losses related to Ericsson’s intangible assets as a result of lower forecasted sales of certain products. Should any of the foregoing factors persist or worsen, the adverse impacts on Ericsson’s business, operating results and financial condition could become more pronounced.

85	Financial Report 2024 | Risk factors	Ericsson Annual Report on Form 20-F 2024

1.3 Ericsson’s business depends upon the continued growth of mobile communications and the success of Ericsson’s existing and targeted customer base, which can impact customer demand, as well as Ericsson’s product mix and margins.
A substantial portion of Ericsson’s business depends on the continued growth of mobile communications in terms of both the number of subscriptions and usage per subscriber, which in turn drives the continued deployment and expansion of network systems by Ericsson’s customers. If communications service providers fail to increase the number of subscribers and/or usage does not increase, or if they fail to capitalize on opportunities created through technological evolution, Ericsson’s business and operating results could be materially adversely affected. If communications service providers fail to monetize services, fail to adapt their business models or experience a decline in their revenues or profitability, their willingness to further invest in their existing and new networks may decrease, which will reduce their demand for Ericsson’s products and services and have an adverse effect on the Company’s business, operating results, and financial condition.
During 2024, macroeconomic conditions continued to be challenging, which has led to a continuation in reduced volumes and pace of investment by many of Ericsson’s customers. The timing and magnitude of market recovery has been slower than expected, and there can be no assurance as to when levels of market investment will fully recover. The global telecommunications market has become increasingly saturated, and in the absence of technology innovation to create new revenue streams, there is a risk of overall industry decline.
Fixed and mobile networks converge and new technologies, such as IP and broadband, enable communications service providers to deliver services in both fixed and mobile networks. Ericsson is dependent on the uptake of such services and the outcome of regulatory and standardization activities such as spectrum allocation. Delays in uptake, standardization or regulation could adversely affect Ericsson’s business, operating results, and financial condition.
In addition, Ericsson’s sales volumes and gross margin levels can be reduced by an unfavorable mix and order time of Ericsson’s products and services. Ericsson’s sales to communications service providers and other customers represent a mix of equipment, software and services, which normally generate different gross margins. The communications service providers still represent the main part of Ericsson’s business and are also the focus for sales going forward. Ericsson provides the Company’s customers with solutions based on Ericsson’s own products as well as third-party products, which normally have lower margins than Ericsson’s own products. As a consequence, Ericsson’s reported gross margin in a specific period will be affected by the overall mix of products and services as well as the relative content of third-party products. In the Company’s Cloud Software and Services and Other segments, third-party products and services represent a larger portion of Ericsson’s business than the Company’s traditional sales, which impact Ericsson’s business models. Further, network expansions and upgrades have much shorter lead times for delivery than initial network build outs. Orders for such network expansions and upgrades are normally placed on a short notice by customers, often less than a month in advance, and, consequently, variations in demand are difficult to forecast. As a result, changes in Ericsson’s product and service mix and the short order time for certain of Ericsson’s products may affect Ericsson’s ability to accurately forecast sales and margins or detect in advance whether actual results will deviate from market consensus and expectations. Product and delivery lead times of certain products may be prolonged due to the potentially restricted market availability of certain components caused by supply chain delays. Short-term variations could have a material adverse effect on Ericsson’s business, operating results, financial condition and cash flow.
1.4 Ericsson may not be successful in executing on its key strategies, including improving profitability, capturing 5G market opportunities, capitalizing on the network API and enterprise opportunity, or achieving expected benefits from restructuring activities.
There can be no assurance that Ericsson will be able to successfully implement its strategy to achieve future profitability, growth or create shareholder value. Successful execution of Ericsson’s strategy to build the best, high performing and programmable networks and to successfully expand into the enterprise space depends on a number of factors, many of which are outside of its control. There are no guarantees that Ericsson’s specific restructuring or cost-saving initiatives will be sufficient, successful or executed in time to deliver improvements in Ericsson’s financial results.
Ericsson’s 5G market opportunity will depend on availability of attractive spectrum for 5G, and the timing of spectrum allocations, amount of spectrum, and type of frequency bands, such as low bands (below 1 GHz), mid-bands
(3–6 GHz) and high bands (above 24 GHz). In addition, the terms of spectrum licenses, such as cost and license period of time, may not be according to needs and plans, which could delay or reduce the 5G market, and the operator usage of this spectrum could be restricted by regulatory authorities for shorter or longer time and in different geographical areas, due to unforeseen circumstances such as interference with other electronic equipment at sensitive locations, e.g., airports. The Company cannot guarantee that it will not become the subject of related liability claims (such as product liability or claims associated with the configuration or installation of equipment), all of which could have a material adverse impact on Ericsson’s business, reputation, operating results, financial condition and cash flow.
Operator speed and scale to adopt 5G could also be changed due to market conditions, including resolution of M&A transactions as well as government incentives to deploy 5G. Operator 5G deployment plans could also be delayed by operational issues, such as site access, permits, and availability of installation crews. The timing, size and technology choices of market opportunities beyond enhanced mobile broadband, such as fixed wireline access, industrial IoT and private networks, may materialize differently than estimated. Ericsson or its suppliers may encounter unforeseen technical challenges that can affect Ericsson’s ability to develop, supply or deploy 5G networks. Many of Ericsson’s customers remain cautious regarding further capital allocation to network infrastructure and will require viable new use cases leveraging advanced network capabilities to justify additional investment.
Ericsson’s future growth is partly dependent on enterprises in several industries that are digitalizing and increasingly utilizing wireless network solutions (including Private Cellular Networks), as well as increasingly utilizing and offering automated services, which are growth drivers for network APIs. Ericsson can provide no assurance regarding the timing or magnitude of growth of these network APIs. Competing technologies, such as
Wi-Fi,
macroeconomic head-winds, and customers’ unwillingness to pay for services might slow down this development. Legal and regulatory restrictions such as Net neutrality can also slow down or restrict global expansion of this business. Furthermore, access to devices, sensors, and spectrum might also impact the pace and ability for enterprises to adopt cellular wireless technology. In addition, as described in Risk Factor 3.3 below, Vonage and Ericsson have been engaged in a remediation process relating to ongoing compliance with obligations under the National Security Agreement entered into in connection with Ericsson’s acquisition of Vonage. The ongoing compliance efforts and related remediation have adversely affected the Vonage business and may continue to do so, including changes required to business structure

86	Financial Report 2024 | Risk factors	Ericsson Annual Report on Form 20-F 2024

and additional compliance costs. The enterprise strategy is subject to a number of uncertainties including demand for network APIs, the success of joint ventures and other business partnerships and customer investment in Ericsson’s wireless network offerings.
 Furthermore, the Company may not achieve some or all of the expected benefits of its restructuring activities, and restructuring may adversely affect its business. Restructuring activities may be costly and disruptive to Ericsson’s business, and Ericsson may not be able to achieve and retain the cost savings and benefits that were initially anticipated. Additionally, restructuring activities can result in a loss of continuity, loss of accumulated knowledge and/or inefficiency during transitional periods. Reorganization and restructuring can require a significant amount of management and other employees’ time and focus, which may divert attention from operating and growing Ericsson’s business. Restructuring activities can create unanticipated consequences and negative impacts on the business, such as Ericsson’s ability to develop, sell and deliver its products and services, and there is no assurance that any ongoing or future restructuring efforts will be successful or generate expected cost savings. Factors that may impede a successful implementation include the retention of key employees, the impact of regulatory matters, and adverse market and macroeconomic conditions. If Ericsson fails to achieve some or all of the expected benefits of its restructuring initiatives, the Company’s competitive position, business, financial condition, operating results, cash flows, reputation and share price could all be negatively impacted.
1.5 Ericsson engages in acquisitions and divestments that may be disruptive and require the Company to incur significant expenses, and Ericsson may not be successful in consummating such transactions, protecting the value of acquisitions during integration, or creating the value anticipated from the acquisition.
From time to time, Ericsson makes acquisitions to obtain various benefits, such as reduced time-to-market,
access to technology and competence, increased scale or a broadened product portfolio or customer base. Acquisitions can result in the incurrence of material contingent liabilities or an increase in amortization expenses related to intangible assets or impairment of goodwill, which could have a material adverse effect on Ericsson’s business, operating results, financial condition and liquidity. Ericsson has recorded impairment charges related to acquisitions in the past, including non-cash
impairment charges of SEK 31.9 billion in the third quarter of 2023 and SEK 11.4 billion in the second quarter of 2024, mainly related to goodwill and other intangible assets attributed to Vonage. The Company may record additional impairment charges in future.
From time to time, Ericsson may acquire a company in a sector or geographic region where Ericsson has limited or no experience in and may face increased challenges in understanding and executing on the unique operational, technological and market dynamics of such business. Such limited experience may increase the difficulty of accurately assessing the acquired company’s risks and effectively integrating its operations, technologies, products and personnel. Furthermore, integration efforts in unfamiliar areas are complex and resource-intensive, and the risk of encountering unanticipated operational challenges is increased if Ericsson misjudges market or customer needs. Moreover, if the acquired company must operate independently due to regulatory, operational or market requirements, Ericsson will face additional risks in managing appropriate oversight and compliance effectively. Any inconsistencies in risk management or inefficiencies in operations may cause reputational harm or negative financial consequences if the acquired business does not align with Ericsson’s corporate standards or faces unforeseen challenges.
Further risks Ericsson could face with respect to acquisitions include:
–	Inability to consummate acquisitions that it considers important to the future of its business.
–	Underperformance of the acquired company, failure to realize expected benefits and synergies and/or inability to deliver on anticipated business plans to the extent or in the timeframe anticipated.
–	Insufficiencies of technologies and products acquired, including unexpected quality, security and operational problems.
–
Difficulties in the full or partial integration of the operations, technologies, products and personnel of the acquired company to materialize expected synergies or to maintain independent operations in these companies at a risk-appropriate level.

–	Risks of entering markets in which the Company has no or limited prior experience, or in creating such market or eco-system as envisioned.
–	Potential loss of key employees.
–	Disruption of our ongoing business and diversion of management’s attention away from other business concerns.
–	Failure to identify significant problems, liabilities, or other challenges during due diligence.
–
Risks and expenses of any disclosed, undisclosed or potential legal liabilities of or other adverse financial impacts on the acquired company, including failure to comply with laws or regulations or other requirements or conditions, e.g., from foreign direct investment reviews and decisions such as the Committee on Foreign Investment in the United States (CFIUS) review process. See Risk Factor 3.3 for further information related to the CFIUS review process.

From time to time, Ericsson also divests parts of its business to optimize the Company’s product portfolio or operations or may decide to exit certain non-core
operations. Any decision to dispose of or otherwise exit businesses may result in the recording of special charges, such as workforce reduction costs and industry- and technology-related write-downs.
Risks Ericsson could face with respect to divestments include:
–	Difficulties in the separation of the operations, technologies, products and personnel of the business divested.
–	Significant amount of management and other employees’ time and focus, which may divert attention from operating and growing Ericsson’s business.
–	Potential loss of key employees.
–	Potential loss of accumulated knowledge and/or inefficiency during transitional periods.
–	Impairment losses or write-downs of the carrying value of the relevant assets.
–	Exposure to litigation, disputes or other claims in connection with, or as a result of, a divestment.
–	Difficulties completing divestitures or successfully transitioning divested businesses.
–	Expenses of any undisclosed or potential legal liabilities of the business divested.
–	Inability to timely consummate divestments mandated by regulatory requirements on commercial terms or at all.
The risks associated with acquisitions and divestments could have a material adverse effect upon Ericsson’s business, operating results, financial condition, and liquidity.
1.6 Ericsson has entered into and may in the future enter into joint venture and partnership arrangements, which may not be successful and could expose the Company to future costs.
Ericsson’s JV and partnership arrangements may fail to perform as expected for various reasons, including an incorrect assessment of the Company’s needs and synergies, an inability to take action without the approval of Ericsson’s partners, difficulties in implementing business plans, the lack of capabilities or financial instability of the Company’s strategic partners, or the inability to properly oversee or manage the joint venture. Furthermore, certain of Ericsson’s current and future joint ventures may involve multiple partners, and the interests of such joint venture partners may not be fully aligned or may directly conflict with Ericsson’s or another partner’s interests. Ericsson may have limited ability to control or influence joint venture partners, which may

87	Financial Report 2024 | Risk factors	Ericsson Annual Report on Form 20-F 2024

impact Ericsson’s ability to realize anticipated benefits. If Ericsson or another party within the joint venture fails to adequately anticipate potential competing interests or changing circumstances, the joint venture may be unsuccessful or such partner may seek to terminate the joint venture early or renegotiate the terms of the joint venture. Ericsson is party to particularly complex joint venture arrangements with numerous partners that may prove difficult to manage effectively and compromise the Company’s ability to successfully implement strategic plans.
Ericsson’s ability to work with these partners or develop new products and solutions, e.g., as part of Ericsson’s 5G portfolio or as part of the strategic development of the Enterprise business’s Network API platform, may become constrained, which could harm the Company’s competitive position in the market and impact its ability to deliver on its strategy. In addition, any adverse regulatory, governmental or other authority decision towards a partner could negatively impact Ericsson or the joint venture, and Ericsson’s brand or reputation could also be harmed if a partner does not adhere to Ericsson’s compliance and other conduct standards. Additionally, Ericsson’s share of any losses from or commitments to contribute additional capital or borrowings to such joint venture and partnership arrangements may adversely affect Ericsson’s business, operating results, financial condition and cash flow.
1.7 Ericsson may not be able to properly respond to market trends in the industries in which it operates, including virtualization of network functions and fluctuations in investments in the telecommunications industry.
Ericsson is affected by market conditions and trends in the industries in which the Company operates, including the convergence of the IT and telecommunications industries. Technological developments largely drive convergences enabling digitalization and a move from dedicated hardware to software and cloud-based services. This also includes a disaggregation of the Radio Access Network, although the timing and extent of this remains unclear. This is changing the competitive landscape of Ericsson’s business as well as value chains and business models and affects Ericsson’s objective-setting, risk assessment and strategies. The change makes access to market easier for new competitors, including new competitors to Ericsson’s business that have entered and may continue to enter the market, and negatively impacts Ericsson’s market share in selected areas. If Ericsson fails to understand or anticipate market trends and developments or fails to acquire the necessary competencies to develop and sell products, services and solutions that are competitive in this changing business environment, the Company’s business, operating results and financial condition will suffer.
The telecommunications industry has historically experienced downturns in which communications service providers substantially reduced their capital spending on new equipment. Uncertainty surrounding global economic growth and geopolitical impacts may materially harm actual market conditions, which could have a material adverse effect on Ericsson’s business. Moreover, market conditions are subject to substantial fluctuation and could vary geographically and across technologies. Uncertainties can have an impact on both the capital expenditures driven market as well as the operating expenditures market, e.g., Managed Services. Ericsson’s strategy is based on an expansion towards the Enterprise segment, which is a market that is more affected by the overall economic conditions than the communications service provider markets. Even if global conditions improve, conditions in the specific industry segments in which the Company participates could be weaker than in other segments. In that case, the Company’s revenue and operating results may be adversely affected. If capital expenditures by communications service providers and other customers are weaker than anticipated, the Company’s revenues, operating results and profitability may be adversely affected. The level of demand from communications service providers and other customers who buy Ericsson’s products and services can vary over short periods of time, including from month to month. Due to the uncertainty and variations in the telecommunication industry, as well as in the information and telecommunications industry, accurately forecasting revenues, results, and cash flow remains difficult.
With 5G volume at scale shifting from early 5G markets into markets with higher volatility and as Ericsson is establishing business relationship with new customers, the levels of uncertainty and fluctuation can increase going forward. For example, both sales and profit can be impacted due to a significant variation in underlying market and/or product and services mix. Furthermore, Ericsson might fail to anticipate customer demand properly, leading to an over or under supply of components, production capacity and deployment capabilities.
1.8 Ericsson faces intense competition from the Company’s existing competitors as well as new entrants, including vendor consolidation resulting in stronger competitors.
The markets in which Ericsson operates are highly competitive in terms of price, functionality, service quality, customization, timing of development, and the introduction of new products and services. The Company faces intense competition from significant competitors, many of which are very large companies with substantial technological and financial resources and established relationships with communications service providers. Ericsson also faces competition from state-owned or state-backed companies or companies that receive explicit or implicit government support that are increasingly competing for opportunities outside of their home countries. In some cases, these state-owned or state-backed entities may pursue opportunities in furtherance of strategic objectives of their government owners or supporters and could be motivated by political or other factors in making their business decisions with less focus on financial returns than other companies. As an independent public company, Ericsson is constrained in ways that certain of its competitors are not. Accordingly, when competing for customers or bidding for projects, Ericsson could find itself at a competitive disadvantage because these state-owned and state-backed entities may not require a competitive financial return. Anti-competitive pricing and other anti-competitive activities could lead to a market share loss for Ericsson in a range of countries and markets.
Ericsson’s current and future competitors have engaged and will continue to engage in strategic mergers, acquisitions or joint ventures with each other to combine and leverage their financial resources and portfolios. Consolidation activity may result in new competitors with greater scale, a broader footprint, larger financial resources or more competitive pricing, and such competitor may be established or operate in markets of strategic importance to Ericsson, such as the US, resulting in a loss of market share. In addition, vendor consolidation may lead to stronger competitors who are able to benefit from integration, scale and greater resources, which could increase competition in Ericsson’s market. Industry convergence and consolidation among equipment and services suppliers could potentially result in stronger competitors that operate as end-to-end
suppliers, as well as competitors more specialized in particular areas, which could, for example, negatively impact certain of Ericsson’s segments such as Cloud Software and Services and Enterprise. If established actors in adjacent markets acquire players with new technologies in Ericsson’s markets, new strong competitors could emerge. Any of these events could have a materially adverse effect on Ericsson’s business, operating results, financial condition and market share.
Additionally, Ericsson faces competition from more diverse vendors, many of which are better able to cross-subsidize. Ericsson’s communications service provider customers, which represent the main part of Ericsson’s business, are also large and highly sophisticated and exercise significant buying power through the common use of a competitive bidding process. Ericsson also encounters increased competition from new market entrants and alternative technologies, such as satellites, as industry standards evolve. In addition, if Ericsson chooses to enter a new market segment, it might underestimate the skills and practices of the relevant competitors. The Company’s competitors may implement new technologies before Ericsson does, offer more

88	Financial Report 2024 | Risk factors	Ericsson Annual Report on Form 20-F 2024

attractively priced or enhanced products, services or solutions, or offer other incentives that Ericsson does not provide. Increased competition, and the crystallization of any of the risks above, could result in reduced profit margins, loss of market share and increased research and development costs, as well as increased sales and marketing expenses, which could have a material adverse effect on Ericsson’s business, operating results, financial condition and market share.
Ericsson operates in markets in which the technology and the manner in which it is being brought to market is rapidly changing. This has resulted and may continue to result in continuous price pressure on Ericsson’s products and services, especially in light of global macroeconomic uncertainty. If Ericsson’s counter measures, including enhanced products and business models or end-to-end
cost reductions, cannot be achieved in a timely manner or at all, there could be adverse impacts on Ericsson’s business, operating results, financial condition and market share.
1.9 Ericsson relies on a limited number of third-party suppliers, which exposes the Company to supply chain and other risks.
Ericsson’s ability to deliver its products and services according to market demands and contractual commitments depends significantly on obtaining a timely and adequate supply of materials, components, production capacity, R&D and IT services, and other vital services on competitive terms. Certain of these come from single-source suppliers or, in the case of the development and supply of, for example, key ASIC and FPGA components, printed circuit boards, standard electronics or semiconductors (including foundry node availability), from very few suppliers, on which Ericsson depends. Some of these suppliers have very limited geographical redundancy, making them vulnerable to natural disasters, macroeconomic impacts, conflicts or other potentially disruptive events. Dependency on these suppliers can also make Ericsson vulnerable to changes in pricing and other commercial terms over which it may have limited leverage. Due to the current volatile geopolitical environment, including tensions between the US and China and the potential imposition of tariffs, which could have significant negative impacts throughout the information and telecommunications industry, including the Company’s international product development and global value and supply chains, supply chain risk has increased.
Accordingly, there is a risk that Ericsson will be unable to obtain key inputs necessary to produce its products and provide its services on commercially reasonable terms, on time, or at all. This is particularly critical in connection with large, complex projects or those subject to deadlines and deliverables on a strict timeline. Failure or refusal to perform by any of its suppliers could delay or interrupt Ericsson’s products or services supply or operations and significantly limit sales or materially increase Ericsson’s costs, for example through contractual damages or penalties. In the event of a supply chain disruption, it may take significant time to find an alternative supplier or redesign products to replace components, which could cause significant delays or interruptions in the delivery of Ericsson’s products and services. Ericsson has, from time to time, experienced interruptions of supply, and the Company may experience such interruptions in the future, which could hamper Ericsson’s ability to procure adequate supplies at commercially reasonable prices, or at all.
Furthermore, the Company’s procurement of supplies requires Ericsson to predict future customer demands. If Ericsson fails to anticipate customer demand properly, an over or under supply of components and production capacity could occur. In many cases, some of Ericsson’s competitors utilize the same suppliers, and if they have purchased capacity ahead of Ericsson, the Company could be blocked from acquiring necessary products. This could limit Ericsson’s ability to supply its customers and increase its costs. At the same time, Ericsson commits to certain capacity levels and/or component quantities, which, if unused, will result in charges for unused capacity or unrecoverable costs. The Company is also exposed to financial counterparty risks to suppliers when Ericsson pays in advance for supplies. Such supply disruptions and cost increases may negatively affect the Company’s business, operating results and financial condition.
1.10 A significant portion of Ericsson’s revenue is currently generated from large, multi-year agreements with a limited number of key customers, and operator consolidation may increase Ericsson’s dependence on key customers and key markets.
Ericsson derives most of its business from large, multi-year agreements with a limited number of significant customers, many of whom are concentrated by industry, product or geography. These agreements may significantly affect the timing and results of Ericsson’s operations. Many of these agreements do not contain committed purchase volumes or prices and may include commitments to future price reductions, requiring the Company to constantly manage and control its cost base. However, there can be no assurance that Ericsson’s actions to reduce costs will be sufficient or timely enough to maintain the Company’s anticipated gross margin from such contracts, which may have a material adverse effect on Ericsson’s business, operating results and financial condition. In 2024, Ericsson’s largest customer represented approximately 13% of the Company’s net sales, and its ten largest customers accounted for 44% of net sales. The loss of, or a reduction in purchases from, a key customer could have a significant adverse impact on the Company’s financial results and market share for an extended period. This concentration also reduces Ericsson’s bargaining power in negotiating contractual arrangements with key customers.
If the Company’s customers’ financial conditions deteriorate, Ericsson will be exposed to increased credit and commercial risks. Challenging financial conditions have impacted some of Ericsson’s customers’ ability to pay their invoices, and the Company may encounter difficulty collecting accounts receivables in whole or in part. In certain circumstances, Ericsson also provides customer financing, and in adverse financial markets or more competitive environments for the customers, demands for these arrangements may increase. If a customer experiences financial distress, the Company may recognize losses on credit extended to such customer, losses relating to Ericsson’s commercial risk exposure, and loss of the customer’s ongoing business. If customers fail to meet their obligations to Ericsson, the Company may experience reduced cash flows, which could have a material adverse effect on its operating results and financial condition.
In addition, during the past decade, communications service providers and suppliers have undergone significant consolidation, resulting in fewer communications service providers with activities in several countries. This trend is expected to continue due to competitive pressure and market dynamics. A market with fewer and larger communications service providers will increase Ericsson’s reliance on key customers and may negatively impact Ericsson’s bargaining position and profit margins. Moreover, if the combined companies operate in the same geographic areas, networks may be shared, and less network equipment and fewer associated services may be required. Network investments could be delayed by the consolidation process, which may include, among others, actions relating to merger or acquisition agreements, securing necessary regulatory approvals, or integration of businesses. Network service providers also share parts of their network infrastructure through cooperation agreements rather than legal consolidations, which may adversely affect demand for network equipment. Accordingly, operator consolidation may have a material adverse effect on Ericsson’s business, operating results, market share and financial condition.
Furthermore, some of the communications service providers may become more willing to partner with hyperscalers to build and run the telecommunication provider’s access networks. Ericsson risks having more complex relations wherein new relationships with its customers or competitors could appear, e.g., Ericsson’s customers could also become its competitors by selling telecommunications cloud solutions to communications service providers, or Ericsson’s

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competitors could also become its partners when its software would potentially run on their hardware run-time
environment. Moreover, communications service providers including Ericsson’s key customers may be adversely impacted by new competition, especially in rural mobile broadband growth affected by the emerging competition from the greenfield satellite broadband sector. Furthermore, due to open interfaces, Ericsson’s customers are no longer required to purchase from one vendor and could buy components from different vendors using standardized interfaces, which may result in reduced revenue and gross margins and declining sales to existing and new customers. This could also result in further integration and infringement risk from combination claims.
Product, solution or service quality issues or delays in delivery could lead to reduced revenue and gross margins and declining sales to existing and new customers, as well as penalties, claims or damages. Sales contracts normally include warranty undertakings for faulty products and often include provisions regarding penalties and/or termination rights in the event of a failure to deliver ordered products or services on time or with required quality, and sometimes include damages incurred on customer businesses. Ericsson’s quality assurance measures may be unable to prevent certain issues related to reliability, product and service quality, security, privacy or service performance, which may negatively affect Ericsson’s reputation, business, operating results and financial condition. This could also include poor quality of artificial intelligence (AI)-based solutions, or third-party products that are part of Ericsson’s solutions. If significant warranty obligations arise due to reliability, security, privacy or quality issues with Ericsson’s products, solutions or services, Ericsson’s operating results, reputation and financial position could be negatively impacted by costs associated with fixing software or hardware defects, including replacement, high service and warranty expenses, high inventory obsolescence expense, adapting or creating a replacement service, delays in collecting accounts receivable or declining sales to existing and new customers.
1.11 Ericsson may not be successful in maintaining technology leadership, including developing new products and enhancements to existing products.
Ericsson depends on the development of new products and enhancements to the Company’s existing products, and the success of Ericsson’s substantial research and development investments is uncertain. Rapid technology and market changes in Ericsson’s industry require the Company to make significant investments in research and development to be innovative. Ericsson invests significantly in new technology, products and solutions, e.g., related to 5G, machine learning, and AI. To be successful, technologies, products and solutions must often be accepted by relevant standardization bodies and/ or by the industries and markets as a whole. Ericsson faces significant research and development competition, and competitors may have higher research and development budgets or resources, including due to benefits such as government subsidies. The failure of Ericsson’s research and development efforts to be technically or commercially successful could have adverse effects on Ericsson’s business, operating results and financial condition. If Ericsson invests in the development of technologies, products and solutions that do not function as expected, are not adopted by the industry, are not ready in time, or are not successful in the marketplace, the Company’s sales and earnings may materially suffer. Additionally, it is common for research and development projects to encounter delays due to changing requirements and unforeseen problems. Delays in production and research and development may increase the cost of research and development efforts and put Ericsson at a disadvantage compared to Ericsson’s competitors. Furthermore, Ericsson enters into contracts with customers committing to future production during its innovation process, and delays in production and research and development may result in contractual breach if Ericsson is unable to innovate in accordance with the terms of its commitments. These could have a material adverse effect upon the Company’s business, customer relationships, operating results and financial condition.
Ericsson may be unable to meet its Cloud Software and Services business objectives, and several risks related to market, technology and operations can impact the plan. 5G market development and subscriber growth, as well as the uptake of cloud native technologies and consequent adoption of Ericsson’s new offerings, and automated delivery and life-cycle-management of the products can be slower than expected. Increased competition from both emerging and established competitors may impact Ericsson’s market position. The Company could be too slow to adapt to and adopt new technologies like AI and machine learning to drive more automation in products, solutions and services. The transformation to the cloud native solutions that 5G core standards are built on could also include greater complexity and take longer than expected. In addition, the increasing influence of open-source initiatives could drive a best of breed approach in Ericsson’s customers, driving prices down and adversely impact the Company’s full suite of offerings. For managed services, most contracts span more than one year, with a long sales cycle for new contracts. Risk of termination and reduced scope or renegotiation of existing contracts may have a negative impact on sales and earnings. In the operational dimension, Ericsson may be unable to successfully execute on continued
end-to-end
efficiency measures to simplify the operating model, as well as being unable to mitigate risks in the customer projects, which could have a material adverse effect on Ericsson’s business.
1.12 Ericsson’s ability to benefit from intellectual property rights, which are critical to the Company’s business, may be limited by changes in regulation relating to patents, inability to prevent infringement, the loss of licenses to or from third parties, infringement claims brought against the Company by competitors and others and changes in the area of open standards when it comes to licensing of open standard essential patents.
There can be no assurance that the Company’s patents will not be challenged, invalidated, or circumvented, or that any rights granted in relation to Ericsson’s patents will in fact provide the Company with competitive advantages.
Ericsson’s use of a combination of trade secrets, confidentiality policies, and nondisclosure and other contractual arrangements, in addition to relying on patent, copyright and trademark laws to protect Ericsson’s intellectual property rights, may not be adequate to prevent or deter infringement or other misappropriation. In addition, Ericsson relies on many software patents, and limitations on the patentability of software may materially affect Ericsson’s business.
Moreover, the Company may not be able to detect unauthorized use or take appropriate and timely steps to establish and enforce Ericsson’s proprietary rights. In fact, existing legal systems of some countries in which Ericsson conducts business offer limited, if any, protection of intellectual property rights. The Company’s solutions may also require it to license technologies from third parties. It may be necessary in the future to seek or renew licenses, and there can be no assurance that they will be available on acceptable terms, or at all. Moreover, the inclusion in Ericsson’s products of software or other intellectual property licensed from third parties on a non-exclusive
basis could limit the Company’s ability to protect proprietary rights in Ericsson’s products.
Many key aspects of telecommunications and data network technology are governed by industry-wide standards usable by all market participants. As the number of market entrants and the complexity of technology increases, the possibility of functional overlap and inadvertent infringement of intellectual property rights also increases, which has been the case with the introduction of 5G technology. In addition to industry-wide standards, other key industry-wide software solutions are currently developed by market participants as free and open-source software. Contributing to the development and distribution of software developed as free and open-source software may limit

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Ericsson’s ability to enforce applicable patents in the future. Using free and open-source software may allow third parties to further investigate the Company’s software due to the accessibility of source code. This may in turn make this software more prone to assertions from third parties.
Third parties have asserted, and may assert in the future, claims directly against Ericsson or against Ericsson’s customers, alleging infringement of their intellectual property rights. Defending such claims may be expensive, time-consuming and divert the efforts of Ericsson’s management and/or technical personnel. Intellectual property rights disputes are complex and often take many years to resolve, with parties pursuing remedies across multiple forums and jurisdictions. Interim judgements and verdicts are common and not necessarily indicative of the ultimate outcome. As a result of litigation, Ericsson could be required to pay damages and other compensation directly or to indemnify Ericsson’s customers for such damages and other compensation, develop non-infringing
products/technology or enter into royalty or licensing agreements. However, the Company cannot be certain that such licenses will be available to the Company on commercially reasonable terms or at all, and such judgments could have a material adverse effect on Ericsson’s business, reputation, operating results and financial condition.
Investigations by antitrust authorities, court judgments and legislative and regulatory change could potentially affect Ericsson’s ability to benefit from its patent portfolio when licensing patents necessary to conduct an open standard (e.g., 4G and 5G technology), which could have a material adverse effect on Ericsson’s business, reputation, operating results and financial condition. As a result of research and development investments, Ericsson holds a leading patent portfolio in open standards, and possible changes regarding such a portfolio may materially affect Ericsson’s reputation, business, operating results and financial condition.
Ericsson’s ability to benefit from intellectual property rights may be limited by the loss of patent licenses to or from third parties. Patent licensing agreements are generally multi-year and term based and the process for renewal of these licenses normally requires negotiations, particularly in conjunction with technology shifts and the introduction of new standards, such as 5G. Such renewals and negotiations may take time to resolve, sometimes involve litigation and may have material adverse impacts on Ericsson’s business and financial position, including on the timing for and level of revenues from the intellectual property rights licensing contract portfolio. Additionally, Ericsson may inadvertently encumber patents in commercial agreements and, therefore, cannot license such patents resulting in lost revenue.
Challenging global economic conditions and political unrest and uncertainty, geopolitical risks and trade frictions may increase the uncertainty around the direction of the global cellular eco-systems
and standards, which could have adverse effects on Ericsson’s intellectual property rights licensing revenues as well as on the ability to acquire licenses. Additionally, Ericsson’s research and development investment decisions could result in a less relevant patent portfolio, affecting Ericsson’s ability to generate revenue.
1.13 Ericsson may not be successful in continuing to attract and retain the highly qualified employees and agile and engaged workforce necessary to remain competitive.
Ericsson believes that the Company’s future success largely depends on Ericsson’s continued ability to hire, develop, motivate and retain engineers and other qualified employees who develop new products/ solutions, support Ericsson’s existing product range and provide services to the Company’s customers and create great customer experience. In order to successfully implement its strategy, Ericsson needs an agile and engaged global workforce.
Competition for highly qualified people in the industries in which the Company operates remains intense. This competition is only further increased by the fact that other industries are looking for similar talent. The increased availability of hybrid or remote working arrangements within Ericsson’s industry has further expanded the pool of companies that can complete for Ericsson’s employees and employment candidates. The Company’s ability to succeed depends in part on maintaining a favorable corporate reputation that can be adversely impacted by many factors, including ongoing litigation, investigations, and adverse media reports. We must also manage leadership development and succession planning throughout our business. Competition for and changes in senior leadership can also disrupt strategic execution, business continuity, and internal and external relationships, and negatively impact Ericsson’s performance.
Ericsson has a global workforce. Managing a global employee cohort is challenging, and ensuring appropriate communication and engagement while maintaining Ericsson’s culture, transfer of critical knowledge, and necessary business momentum can be difficult to balance. In order to execute on our strategy and enhance our culture of operational excellence, we must effectively manage the impacts of frequent and complex organizational change initiatives. Over the past several years, Ericsson reduced headcount in many countries as part of cost saving and other strategic measures as well as implementing other strategic organizational initiatives. These processes are time-consuming and resource intensive and can have a negative impact on employee morale and engagement due to the volume and pace of change.
If we are unable to make decisions quickly, assess our opportunities and risks and successfully implement new governance, strategic and other processes needed to execute our strategy in the increasingly dynamic and competitive business and regulatory environment, our financial condition, results of operations and relationships with employees, customers, partners and other stakeholders could be adversely impacted. There are no guarantees that Ericsson will be successful in attracting and retaining employees with the right skills in the future and an agile and engaged workforce, and such failure could have a material adverse effect on Ericsson’s business and brand.
1.14 Unforeseen risks and disruptions, whether due to natural or man-made
events, may be highly damaging to the operation of Ericsson’s business.
Ericsson’s operations are complex, and several critical operations are centralized in single locations. The Company’s business operations and those of its suppliers and customers are vulnerable to interruption by fire, earthquake, hurricane, flood or other natural disasters and adverse weather conditions (including climate-change related events), power loss, security incidents, systems failure, telecommunications failure, pandemics, quarantines, national catastrophes, terrorist activities, war and other events beyond the Company’s control. If any of the foregoing events were to occur, Ericsson’s or its suppliers’ and customers’ ability to operate could be seriously impaired, and Ericsson could experience material harm to its business, operating results and financial condition.
Having outsourced significant portions of Ericsson’s operations, such as parts of IT, finance and HR operations, Ericsson depends on the performance of external companies, including their security and reliability measures. Regardless of protection measures, systems and communications networks are susceptible to disruption due to failure, vandalism, security incidents, natural disasters, power outages and other events. Ericsson also has a concentration of operations on certain sites, including R&D, production, manufacturing, workforce concentrated areas, network operation centers, information and telecommunications centers and logistic centers and shared services centers, where business interruptions could cause material damage and costs. In addition, these disasters could significantly disrupt Ericsson’s business by, among other things, reducing demand for its products and services, impairing its customers’ ability to purchase or pay for its products or services, delaying or preventing its suppliers from providing the Company with critical components, damaging or destroying inventory, preventing communications service providers from upgrading their wireless networks to meet new technology standards, or preventing a

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significant number of its employees, including those who perform critical functions, from performing their duties. Interruptions to Ericsson’s systems and communications may have an adverse effect on the Company’s operations and financial condition.
Ericsson’s commitment to bring connectivity to the world involves operations in areas of high risk related to local conflicts, warfare, terrorism, civil unrest, political instability, organized crime, criminality, kidnappings, authoritarian rule, health crises, man-made
accidents or naturally caused crises, such as flooding, earthquakes, tsunamis or other natural disasters. Operating in high-risk areas can present significant challenges that could affect employee and sub-contractor
safety and well-being, disrupt Ericsson’s business, increase costs, and impair Ericsson’s ability to execute its strategic objectives, and the unpredictability of such events makes it difficult to secure safe work environments consistently.
Such high-risk areas and situations may risk the lives or welfare of employees, subcontractors’ employees, or their families, as well as trigger liabilities under International Humanitarian Law. Ericsson’s internal frameworks, contractual agreements, protective measures, and emergency response plans may not be enough to protect employees or subcontractors’ employees from harm. If Ericsson cannot maintain a safe work environment for its employees or fails to provide protection or support, it could have adverse material effects on Ericsson’s business and reputation and can lead to litigation and sanctions. Additionally, Ericsson’s ability to attract and retain skilled talent may be constrained by the heightened concerns associated with certain locations. In response, Ericsson may be required to implement costly security measures, make accommodations or periodically suspend or alter business activities, which could increase operational costs and impact Ericsson’s ability to meet its strategic objectives and customer demand. Furthermore, international businesses and critical infrastructure are also at an increased risk in regions prone to political instability, terrorism and armed conflict, and Ericsson may need to implement costly protective measures to mitigate these risks.
2 Risks related to Ericsson’s financial condition
2.1 Ericsson’s debt increases the Company’s vulnerability to general adverse economic and industry conditions, limits Ericsson’s ability to borrow additional funds, and may limit the Company’s flexibility in planning for, or reacting to, changes in its business and industry.
As of December 31, 2024, Ericsson’s outstanding borrowings were SEK 38.0 billion and the Company is rated investment grade by S&P Global
(BBB-)
and Fitch Ratings
(BBB-)
and one step below investment grade by Moody’s (Ba1). These debt levels and the credit ratings could have important adverse consequences, including:
–	Increasing Ericsson’s vulnerability to general economic and industry conditions.
–
Requiring a substantial portion of cash flow from operating activities to be dedicated to the payment of principal and interest on the Company’s indebtedness, thereby reducing Ericsson’s ability to use its cash flow to fund the Company’s operations, capital expenditures and future business opportunities.

–	Restricting Ericsson from making strategic acquisitions or causing Ericsson to make non-strategic divestitures.
–	Limiting Ericsson’s ability to obtain additional financing for adjusted working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes.
–	Limiting the Company’s ability to adjust to changing market conditions and placing Ericsson at a competitive disadvantage compared to Ericsson’s competitors.
Ericsson may choose to incur substantial additional indebtedness in the future. If new indebtedness is added to the Company’s current debt levels, the related risks that Ericsson now faces could increase. If Ericsson’s financial performance were to deteriorate, the Company may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations, which may not be successful.
Ericsson’s ability to make scheduled payments on or to refinance the Company’s debt obligations depends on its financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors which may be beyond Ericsson’s control. If Ericsson’s financial performance were to deteriorate significantly, the Company might be unable to maintain a level of cash flows from operating activities sufficient to permit Ericsson to pay the principal, premium, if any, and interest on Ericsson’s indebtedness.
If, due to such a deterioration in the Company’s financial performance, Ericsson’s cash flows and capital resources were to be insufficient to fund its debt service obligations, Ericsson may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance Ericsson’s indebtedness. These alternative measures may not be successful and may not permit Ericsson to meet Ericsson’s scheduled debt service obligations. In addition, if the Company were required to raise additional capital in the current financial markets, the terms of such financing, if available, could result in higher costs and greater restrictions on its business.
In addition, if Ericsson were to refinance its existing indebtedness, the conditions in the financial markets at that time could make it difficult to refinance Ericsson’s existing indebtedness on acceptable terms or at all. If such alternative measures proved unsuccessful, Ericsson could face substantial liquidity problems and might be required to dispose of material assets or operations to meet the Company’s debt service and other obligations.
Furthermore, Ericsson relies on various sources for short-term and long-term capital for the funding of the Company’s business. Should such capital become unavailable or available in insufficient amounts or on unreasonable terms, Ericsson’s business, financial condition and cash flow may materially suffer. Ericsson’s business requires a significant amount of cash. If Ericsson does not generate sufficient amounts of capital to support the Company’s operations, service its debt and continue Ericsson’s research and development programs, or if the Company cannot raise sufficient amounts of capital at the required times and on reasonable terms, Ericsson’s business, financial condition and cash flow are likely to be adversely affected. Access to funding may decrease or become more expensive as a result of Ericsson’s operational and financial condition, market conditions, or due to deterioration in Ericsson’s credit rating. There can be no assurance that additional sources of funds that Ericsson may need from time to time will be available on reasonable terms or at all. If the Company cannot access capital on a commercially reasonable basis, Ericsson’s business, financial condition and cash flow could materially suffer.
2.2 Due to having a significant portion of Ericsson’s costs in SEK and revenues in other currencies, the Company’s business is exposed to foreign exchange fluctuations that could negatively impact its revenues and operating results.
Ericsson incurs a significant portion of the Company’s expenses in SEK. As a result of Ericsson’s international operations, Ericsson generates, and expects to continue to generate, a significant portion of the Company’s revenue in currencies other than SEK. To the extent Ericsson is unable to match revenue received in foreign currencies with costs paid in the same currency, exchange rate fluctuations could have a negative impact on Ericsson’s consolidated income statement, balance sheet and cash flows when foreign currencies are exchanged or translated to SEK, which increases volatility in reported results.
As market prices are predominantly established in US dollars or Euros, Ericsson presently has a net revenue exposure in foreign currencies, which means that a stronger SEK exchange rate would generally have a negative effect on Ericsson’s reported results. The Company’s attempts to reduce the effects of exchange rate fluctuations through a

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variety of natural and financial hedging activities may not be sufficient or successful, resulting in an adverse impact on Ericsson’s results and financial condition.
2.3 Impairment of goodwill, other intangible assets, property and equipment (PP&E) and right-of-use
(RoU) assets leased by the Company have impacted and may continue to negatively impact Ericsson’s financial condition and operating results.
Ericsson has a significant amount of these assets; for example, patents, customer relations, trademarks, software, PP&E and RoU.
Goodwill is the only intangible asset the Company has recognized to have an indefinite useful life. Other intangible assets are mainly amortized on a straight-line basis over their estimated useful lives, and the assets are reviewed for impairment whenever events such as product discontinuances, product dispositions or other changes in circumstances indicate that the carrying amount may not be fully recoverable. Those intangible assets not yet in use are tested for impairment annually.
Historically, the Company has recognized impairment charges mainly due to restructuring, which is usually limited, but occasionally significant. Additional impairment charges may be incurred in the future and could be significant due to various reasons, including strategy changes, restructuring actions or adverse market conditions that are either specific to Ericsson or the broader industries in which Ericsson operates, or more general in nature and that could have an adverse effect on Ericsson’s operating results and financial condition. For example, Ericsson recorded non-cash
impairment charges of SEK 31.9 billion in the third quarter of 2023 and SEK 11.4 billion in the second quarter of 2024, mainly related to goodwill and other intangible assets attributed due to Vonage. These impairments resulted from the significant drop in the market capitalization of Vonage’s publicly traded peers, increased interest rates, and an overall slowdown in Vonage’s core markets, as well as lower anticipated growth in certain Vonage businesses. The impairments were reported in segment Enterprise as items affecting comparability.
Negative deviations in actual cash flows compared to estimated cash flows as well as new estimates that indicate lower future cash flows might result in recognition of impairment charges. Other impairment indicators, such as the impact of increased interest rates, inflation, macroeconomic conditions, and other market events can also lead to the recognition of impairment charges.
Non-cash
impairment charges reduce the Company’s
non-restricted
equity and, consequently, impact dividend capacity. Estimates require management judgment as well as the definition of cash-generating units for impairment testing purposes. Other judgments might result in significantly different results and may differ from the actual financial condition in the future.
3 Risks related to legal and regulatory matters
3.1 Ericsson’s global operations, including those in high-risk jurisdictions, markets and businesses, expose the Company to a wide range of risks.
Ericsson conducts business throughout the world and is subject to the effects of general global economic conditions as well as the legal and regulatory environments unique to specific countries or regions, which can change rapidly. The Company has customers in more than 175 countries, with a significant proportion of Ericsson’s sales from emerging markets in the Asia Pacific region, Latin America, Eastern Europe, the Middle East and Africa. Ericsson’s extensive global operations, including in high-risk and/or developing jurisdictions and markets, subject the Company to additional risks on many fronts, including civil disturbances, acts of terrorism, acts of war, economic and geopolitical instability and conflict, misuse of technology, human rights violations, pandemics, the imposition of exchange controls, tariffs or other restrictions on trade, economies that are subject to significant fluctuations, nationalization of private assets or other governmental actions affecting the flow of goods and currency, changes to government policies on foreign investment, labor, health and safety issues, effects from changing climate, and difficulty of enforcing agreements and collecting receivables through local legal systems.
When Ericsson contracts with governments or government-affiliated entities, including on mission-critical, defense related or other sensitive or classified projects, it may be subject to additional legal and regulatory requirements and enhanced reputational risks. An increase in the volume of these projects may also expose Ericsson to higher levels of geopolitical risk as it seeks to manage relationships with government and military entities who may serve as the Company’s customers, partners and regulators. These types of projects may be subject to scrutiny and challenge by external stakeholders. Failure to adequately manage these risks could result in potential liability, and adverse financial and reputational consequences.
Ericsson reviews its geographic footprint on an ongoing basis and has in the past decided and may in the future decide to change its business model in or exit certain jurisdictions where it is deemed to be in the best interest of the Company. For example, Ericsson has withdrawn its operations in Russia. These exits can be time consuming and resource intensive and involve complex legal and regulatory proceedings that can take many years to resolve. There can be no assurance that Ericsson will be able to successfully manage the risks arising from its global footprint, which could result in adverse impacts on its business, financial condition and reputation.
3.2 Ericsson’s substantial international operations are subject to regulatory uncertainties that could adversely affect the Company. Compliance with existing or changed laws, rules or regulations may subject Ericsson to increased costs or reduced products and services demand and may adversely affect the Company.
Ericsson conducts business globally and is consequently exposed to a broad and rapidly evolving range of laws and regulations. Laws, regulations and other expectations are not uniform across jurisdictions, and may be inconsistently interpreted or applied, which can increase the complexity and costs of compliance as well as associated litigation or enforcement risks. The Company could experience penalties and adverse rulings in enforcement or other proceedings for non-compliance
with applicable laws, rules or regulations governing its business, which could have a material adverse effect on Ericsson and its customers, including its reputation, business, financial condition, operations, research and development, operating results, cash flows, prospects or its current or future customer relationships, including both private and government customers. Ericsson strives for compliance, but the burden of monitoring and maintaining compliance across global operations in a rapidly changing world and evolving industry is significant. There can be no assurance that Ericsson’s compliance policies and programs, including those developed in connection with the now-concluded
monitorship, will be effective. The Company has not been in compliance with all such laws, rules and regulations in the past and cannot assure that all past violations have been addressed or that additional violations will not occur in the future. Ericsson’s non-compliance
with laws, rules and regulations may also affect its customers’ compliance requirements and/or lead to actual or perceived breach of Ericsson’s contractual obligations to its customers resulting in contract claims and loss of revenue. It may also impact Ericsson’s ability to gain new customers.
Further changes in laws, rules, regulations or policies could subject Ericsson to liability, increased costs, or reduced products and services demand, market access restrictions, inability to deliver products of certain origin and have a material adverse effect on Ericsson, including its reputation, business, financial condition, operating results, cash flows or prospects.
Changes to laws, rules or regulations may adversely affect both Ericsson’s customers’ and the Company’s own operations. For example, regulations imposing more stringent, time-consuming or costly planning and zoning requirements or building approvals for radio base stations and other network infrastructure could adversely affect the timing and costs of network construction or expansion, and ultimately

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the commercial launch and success of these networks. Additionally, data protection and cybersecurity regulations could influence customers’ desires to invest in technology solutions that involve data processing. Compliance with these rapidly evolving regulations, both in its own operations and its customers’ operations, is time and resource intensive. Similarly, regulations focused on lowering consumer prices and regulations or rules on network neutrality could also affect communications service providers ability or willingness to invest in network infrastructure, which in turn could affect the sales of Ericsson’s systems and services. Additionally, delay in radio frequency spectrum allocation, and allocation between different types of usage may adversely affect communications service provider spending or force Ericsson to develop new products to be able to compete. Furthermore, the rapid development and deployment of tools that leverage AI is also causing governments to consider and enact regulation of AI, even for AI that does not pertain to personal data, which could influence development and compliance efforts.
Further, Ericsson develops many of its products and services based on existing laws, rules, regulations and technical standards. Changes to these existing laws and standards, or the implementation of new laws, rules, regulations, restrictions and technical standards relating to products and services not previously regulated, could adversely affect Ericsson’s development or supply efforts by increasing compliance costs and causing delay or disruptions. Demand for those products and services could also decline. Regulatory changes related to e.g., license fees, environment, health and safety, security, data localization, privacy (including the cross-border transfer of personal data for example between the EU and the US), and other regulatory areas may increase costs and restrict Ericsson’s operations or the operations of network communications service providers. Also, indirect impacts of such changes and changes to laws, rules or regulations in other fields, such as pricing regulations, could have an adverse impact on Ericsson, even though the specific laws, rules or regulations may not apply directly to the Company or its products.
Due to the strategic importance of the industry in which Ericsson operates, countries are increasingly focused on technology and infrastructure policy and regulations, and governments may impose new regulations with additional compliance obligations, particularly in areas such as cybersecurity and data privacy. Compliance with evolving regulatory requirements is resource-intensive and may require ongoing investments and operational adjustments. Furthermore, in certain markets in which Ericsson operates, there is a risk that national governments actively favor or establish local vendors or introduce requirements for local content in their respective markets at the expense of foreign competitors or introduce other requirements impacting how Ericsson can provide products and services to its customers. The implementation of such measures could adversely affect Ericsson’s net sales, market share and ability to purchase or supply critical products or components.
Compliance with applicable export control regulations and sanctions or other trade embargoes in force is paramount for the Company. Export control regulations, tariffs, sanctions or other forms of trade restrictions targeting countries in which Ericsson is active may result in a reduction of commitments in those countries, and may be further affected by changes in governments. As an example, an escalation of trade tensions between the US and China has resulted in additional trade restrictions including export controls, and increased tariffs, which if further developed could harm the Company’s ability to compete effectively in Chinese markets or with Chinese companies and negatively impact Ericsson’s operations in the country. The need to terminate activities as a result of further trade restrictions may also expose Ericsson to customer claims and other risks. Furthermore, the global geopolitical situation in parts of the world remains volatile and uncertain, and the level of export controls and sanctions is still relatively high from a historical perspective. This level could continue to increase, significantly impacting Ericsson’s operations. The most recent increase in export controls has particularly targeted China’s ability to develop advanced super computers and artificial intelligence, including the semiconductors needed for those operations. A universal element of the sanctions is the financial restrictions with respect to individuals and legal entities, but sanctions can also restrict certain exports and ultimately lead to a complete trade embargo towards a country.
Export control and sanctions laws, rules and regulations are complex, frequently changing and increasing in number. The Company has not been in compliance with all such export control and sanctions rules or regulations in the past and cannot assure that all past violations have been addressed or that additional violations will not occur in the future. Such violations could have material adverse effects on Ericsson, including its reputation, business, financial condition, operating results, cash flows, or prospects and could constitute a violation of the consent judgment with the U.S. Securities and Exchange Commission.
Ericsson’s business operations are complex, involving the development, production and delivery of telecommunications solutions to customers in a very large number of jurisdictions. Each jurisdiction has its own tax laws, rules and regulations subject to updates or changes in interpretation or enforcement, and the Company has to comply with the relevant laws, rules and regulations in each of these countries. These laws, rules and regulations involve income taxes and indirect taxes such as VAT and sales taxes as well as withholding taxes on domestic and cross border payments and social security charges related to Ericsson’s employees. Constant changes in the laws, rules or regulations and the interpretation thereof also creates further tax exposures. This results in complex tax issues and tax disputes that may lead to additional tax payment obligations. From time to time, Ericsson is subject to challenges from tax authorities that carry the risk of financial penalties regarding its approach to taxation and related matters, including transfer pricing and revenue recognition. Processes with tax authorities including routine audits, bilateral or mutual agreement procedures and others are complex and may take a number of years to resolve which can introduce financial and operational uncertainty. If resolved unfavorably, these matters can result in both monetary penalties and requirements to amend finance, accounting and other operational processes which could have a material adverse impact on the Company’s business. As a global company, Ericsson also faces the risk of being taxed for the same income in more than one jurisdiction (double taxation). This could have adverse effects on Ericsson, including its reputation, business, financial condition, operating results, cash flows, or prospects.
Ericsson cannot guarantee that it will not become the subject of product liability claims or be required to comply with future changed regulatory requirements. Ericsson may, in addition, be affected by regulatory or other restrictions imposed on the Company’s customers use of radio equipment that may have a material adverse effect on Ericsson’s business, operating results, financial condition, reputation and brand.
All of the above may have a material and potentially lasting adverse impact on Ericsson, including its reputation, business, including sales market share, market access, supply chain and R&D activities, financial condition, operating results, cash flows, or prospects.
3.3 Ericsson is subject to certain US, UK and other anti-corruption (including anti-bribery, anti-money-laundering, sanctions, terror finance and anti-terrorism) laws, rules and regulations and other regulatory requirements or conditions in other jurisdictions, or imposed as a result of foreign direct investment reviews and decisions, and may be subject to heightened scrutiny by governmental authorities.
Ericsson is, from time to time, involved in legal proceedings and regulatory investigations, and is subject to certain other regulatory requirements, conditions and agreements. If any of these lawsuits or legal proceedings are determined unfavorably against the Company or it is

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determined that the Company is not in compliance with any of these regulatory requirements, conditions or agreements, the Company could be required to pay substantial damages, fines and/or penalties, be subject to public scrutiny, negative reputational consequences, or become subject to additional enforcement actions, regulatory review and/or adverse decisions. Ericsson could face potential debarment from government contracting in the United States and elsewhere, reputational risk, as well as potential counterparty reluctance to continue business relationships. In addition, these ongoing matters and investigations require significant resources and costs for investigation, compliance and remediation that could lead to adverse financial and reputational consequences.
Additionally, due to the strategic nature of the industry in which Ericsson operates and its previously disclosed regulatory investigations, Ericsson is closely monitored by government authorities and may be subject to heightened scrutiny from regulators. As previously disclosed, Ericsson has resolved matters with government agencies through settlements, which increase regulatory scrutiny of its current and future compliance practices. This heightened scrutiny exposes Ericsson to an elevated risk of compliance audits, investigations and enforcement actions and any future perceived or actual non-compliance
with applicable laws and regulations could result in more significant penalties, restrictions on its operations, or reputational harm that may impact its business relationships and customer trust.
In connection with the acquisition of Vonage by Ericsson, and as a condition to CFIUS’s approval of the acquisition, Vonage, Ericsson and the U.S. Department of Justice and the U.S. Department of the Treasury, in their capacity as CFIUS monitoring agencies, entered into a National Security Agreement in July 2022, which imposes restrictions on access to certain types of sensitive data, equipment and systems. Vonage and Ericsson are engaged and cooperating with the CFIUS monitoring agencies in relation to ongoing compliance with the National Security Agreement restrictions, related remediation efforts to address concerns raised by the CFIUS monitoring agencies regarding such access, and the CFIUS monitoring agencies’ requests for information. The ongoing compliance efforts and related remediation have required changes to the Vonage business, including reduction and cessation of operations in certain jurisdictions. Further changes may be required which could adversely affect the Vonage business, including changes to business structure and additional compliance measures with associated costs. The CFIUS monitoring agencies review of integrations and connections of Ericsson and Vonage technologies could also increase time to market. Vonage and Ericsson continue to cooperate with the CFIUS monitoring agencies in investigating historical and ongoing compliance with the terms of the National Security Agreement. The ultimate outcome of these investigations remains uncertain. Violations of a CFIUS mitigation agreement, such as the National Security Agreement, can result in an enforcement action imposing monetary penalties or other remedies. CFIUS has increased its resources and focus on enforcement and has recently imposed major financial penalties for violations of mitigation agreements involving unauthorized access to sensitive data and failure to report such incidents promptly to CFIUS.
In February 2022, Ericsson publicly disclosed that an internal investigation in 2019 included a review of the conduct of Ericsson employees, vendors and suppliers in Iraq during the period between 2011 to 2019. The investigators could not determine the ultimate recipients of any payments, nor identify that any Ericsson employee was directly involved in financing terrorist organizations. The Company’s 2019 internal Iraq investigation did not conclude that Ericsson made or was responsible for any payments to any terrorist organization.
The Company continues to fully cooperate with the DOJ in its investigation into matters discussed in the 2019 internal Iraq investigation report and related topics concerning jurisdictions including Iraq, and the Company is providing additional documents and other information that continue to be requested by the DOJ. As additional information continues to be identified and evaluated in continued cooperation with the DOJ during its ongoing investigation, it is expected that there will not be any conclusive determinations on the outcome until the investigation is completed. The scope and duration of the investigation remains uncertain.
Ericsson is required to comply with anti-corruption and anti-bribery laws in the jurisdictions in which it operates, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and other similar laws in other countries in which the Company does business. As a result of doing business in foreign countries, including through channel partners and agents, Ericsson is exposed to risks of violating anti-corruption laws. As a company that operates in certain regulated sectors, Ericsson deals with both governments and state-owned business enterprises, the employees of which are often considered foreign officials for purposes of the U.S. Foreign Corrupt Practices Act and other applicable anti-bribery legislation. Some of the international locations in which Ericsson operates have developing legal systems and may have higher levels of corruption than more developed jurisdictions. Actual or alleged non-compliance
with anti-corruption laws and other laws governing the conduct of business with government entities and/ or officials (including local laws) could subject Ericsson to criminal and civil penalties and other remedial measures, which could have a material adverse effect on Ericsson, including its reputation, business, financial condition, operating results, cash flows or prospects. For additional information regarding certain of the legal proceedings and inquiries in which Ericsson is involved, see “Legal proceedings” in the Board of Directors’ Report.
3.4 Ericsson is involved in lawsuits and legal proceedings, which, if determined unfavorably, could require the Company to pay substantial damages, fines and/or penalties.
Ericsson is involved in legal proceedings in the ordinary course of its business. These proceedings include matters such as commercial and contractual disputes, intellectual property rights disputes, labor disputes and any government or authority inquiry or investigation, e.g., antitrust and tax, disputes. Legal proceedings can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular matter could have a material adverse effect on Ericsson’s business, operating results, financial condition and reputation. As a publicly listed company, Ericsson may be exposed to lawsuits in which plaintiffs allege that the Company or its officers have failed to comply with securities laws, stock market regulations or other laws, regulations or requirements. Whether or not there is merit to such claims, the time and costs incurred to defend the Company and its officers and the potential settlement or compensation to the plaintiffs could have significant impact on Ericsson’s reported results and reputation.
In addition, the Company is from time to time and may in the future be subject to additional inquiries, litigation or other proceedings or actions, regulatory or otherwise, arising in relation to the matters described above and related or other litigation and investigative matters. An unfavorable outcome of any such litigation or regulatory proceeding or action could have a material adverse effect on Ericsson’s business, financial condition and operating results.
For additional information regarding certain of the legal proceedings and inquiries in which Ericsson is involved, see “Legal proceedings” in the Board of Directors’ Report.
3.5 Ericsson is subject to a broad range of rapidly evolving privacy, security and data localization regulations, as well as corresponding contractual obligations, and may be subject to regulatory penalties and/or breach of contract claims for failure to comply.
Ericsson and certain of its third-party providers receive, store, handle, transmit, use and otherwise process proprietary information, including personal information, belonging to the Company’s business and information about actual and prospective customers, end users, employees

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and service providers (collectively, “Confidential Information”). More stringent privacy, security and data localization regulations are developing at a rapid pace in many countries and markets in which Ericsson operates, including the General Data Protection Regulation (EU/UK), and national privacy regimes in India, China and some states of the United States (such as the California Consumer Privacy Act and similar laws in other states). These regulations require subject entities to, among other things, notify individuals about how personal information is used and provide individuals certain rights with respect to such information, including rights to access, correct and delete such information and to opt-out
of certain uses and disclosures of such information. In addition, cybersecurity regulatory requirements are evolving globally, including regulations and laws related to cybersecurity incident notifications, supply chain security, secure development, and baseline cybersecurity requirements such as the Network and Information Security Directive 2 (EU), the Cyber Resilience Act (EU), and 2024 Telecommunications (telecom cyber security) Rules (India), applicable to parts of Ericsson’s internal operations, portfolio and customers’ operations.
Ericsson is also subject to contractual obligations to its customers and third parties relating to privacy, security and use of data generally, which, amongst other things, requires Ericsson to ensure appropriate security and limit the use of customer Confidential Information. While Ericsson strives to comply with applicable privacy, security and data localization regulations and its contractual obligations, the complexity, uncertainty, pace of implementation of new laws, challenges in applying the concepts to new technologies and contradictions in local and regional privacy, security and data localization regulations may mean that Ericsson is found to be non-compliant
with these requirements or its contractual obligations, and subject to penalties and breach of contract claims, along with potential damage to Ericsson’s brand and reputation. Ericsson continues to periodically review its privacy and cybersecurity compliance across its global operations to comply with these varied global and ever-changing requirements, which does and will continue to require significant investments and resources. For example, Ericsson is reviewing data management in connection with its customer support function and is in the process of identifying and implementing certain changes, for example, changes to data access and amendments to customer contracts and policies and procedures. Due to the diverse nature worldwide of privacy, security and data localization regulations, any single incidence of non-compliance,
or serious breach of confidentiality or disruption of secure operations, by Ericsson may lead to regulatory agencies in various jurisdictions levelling separate penalties or judgments against Ericsson. Due to the nature of Ericsson’s business, which involves telecommunications and critical infrastructure, and the amount of personal information of which Ericsson is the controller or processor, such an event could have far-ranging
consequences, such as orders to change its operations or cease processing personal information, even if it was accidental or caused by a third party outside of the control of Ericsson.
Consequences could include large fines, as well as significant damage claims and the loss of trust of customers, end users and employees, which may have material adverse effects on Ericsson’s business, reputation, financial condition and operating results and may require it to change its business practices and potentially the services, features, integrations and other capabilities of its offerings.
3.6 Ericsson may be found
non-compliant
with existing, new and emerging human rights and environmental due diligence regulations and may be subject to administrative penalties and/or civil liability.
The regulatory landscape addressing corporate conduct in relation to human rights and environmental impacts is rapidly evolving. New legislation, imposing more stringent due diligence requirements (for example, the US Uyghur Forced Labor Prevention Act, the Norwegian
Transparency Act, the UK Modern Slavery Act, France’s Duty of Vigilance Law and the German Supply Chain Due Diligence Law), has already entered into force and requires Ericsson to assess risks from a value chain perspective, including full supply chain perspective, beyond first-tier suppliers. Additionally, emerging legislation from the European Union (the Corporate Sustainability Due Diligence Directive and the Forced Labor Ban Regulation) will put additional significant requirements on Ericsson to adopt and refine additional mechanisms to identify, address, prevent and mitigate certain human rights and environmental risks in its operations and business relationships, and on Ericsson’s management to oversee these matters. Because of this existing and future regulation, Ericsson may be expected to engage in increasingly more detailed due diligence with respect to its third parties, such as customers, suppliers and employees, some of which may not have the controls and data necessary to assist Ericsson with its compliance. Due to the global reach of this legislation, an impact in any country of operation or where Ericsson engages with suppliers, customers or other third parties may lead to non-compliance
and thereby potential administrative penalties or civil or other liability or reputational harm. Moreover, similar to the US Uyghur Forced Labor Prevention Act, the upcoming EU Forced Labor Regulation, enable customs authorities to seize and destroy shipments that include components produced with forced labor, unless the company in question provides credible evidence of full supply chain due diligence efforts that prove the absence of forced labor. Such actions by law enforcement would have significant financial and reputational impacts on Ericsson’s operations and business relationships. In order to comply with the relevant legislation, Ericsson needs to increase supply chain transparency and knowledge of supplier base and material content. Ericsson might also need to shift its supply chains from high-risk countries, which could have adverse financial implications, including increasing the total costs associated with its businesses.
4 Risks related to cybersecurity matters
4.1 Vulnerabilities (and threat actors exploiting vulnerabilities), including in Ericsson’s products, services and operations may lead to compromise of identities, target of work force, misuse of accounts, network disruption, cybersecurity incidents, and material harm to Ericsson or Ericsson’s customers, any of which may have a material adverse effect on Ericsson’s business, operations, financial performance, customer and vendor relationships, reputation and brand, and may lead to significant penalties or litigation, or to regulatory investigations or actions.
Ericsson relies on IT systems, i.e., hardware, software, technology infrastructure and networks for both internal and external operations that are critical to its business. Ericsson develops, owns and manages some of these IT systems but also relies on third parties for a range of IT systems and related products and services, including but not limited to cloud computing services. Ericsson faces numerous and evolving cybersecurity risks, including from diverse threat actors, such as state-sponsored organizations, opportunistic hackers and hacktivists, as well as through diverse attack vectors, such as social engineering/ phishing, malware (including ransomware), malfeasance by insiders, human or technological error, and as a result of bugs, misconfigurations or exploited vulnerabilities in software or hardware.
Cyberattacks and security incidents are expected to accelerate in both frequency and impact as attacks are increasingly sophisticated and utilize tools and techniques that are designed to circumvent controls, avoid detection, and remove or obfuscate forensic evidence, which means that Ericsson may be unable to detect, investigate, contain or recover from future attacks or incidents in a timely or effective manner. For example, the presence of vulnerabilities in Ericsson’s products, services or operations, may not be detected during product development and operations, and may be leveraged by a threat actor

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to cause material harm to Ericsson or Ericsson’s customers. Moreover, certain threat groups, including those that are state-sponsored, are well funded and have access to significant resources and advanced expertise, including AI technologies, against which Ericsson may lack sufficient capabilities to detect or respond. Vulnerabilities in Ericsson’s products, solutions or services not detected and treated during product development or solution delivery may be exploited by a threat actor to cause harm to Ericsson’s customers, end users or Ericsson with potential societal or double material adverse effects. Vulnerabilities could be brought in through different stages of the product life cycle. As almost any modern software can contain open source and third-party components, so does software in networks, and unmitigated security exposures can put Ericsson customers at varying levels of risk and expose Ericsson to liabilities or loss of business.
Moreover, threat actors exploiting vulnerabilities in Ericsson’s IT systems, processes or personnel due to insufficient implementation of controls, such as lack of access management or use of more sophisticated attack techniques can result in security incidents that impact the confidentiality, availability or integrity of Ericsson’s IT systems, Confidential Information, personnel, products, services, or solutions. These incidents include data breaches, intrusions, espionage, sabotage, disruptive attacks utilizing malware (such as ransomware or other extortion-based tactics), exploitation of hardware or software vulnerabilities, bugs, hardware or software misconfigurations in Ericsson’s IT systems, data privacy infringements, leakage of Confidential Information, unauthorized or accidental usage or modification of data or accounts, fraud and general malfeasance.
Ericsson utilizes third parties to a large extent to whom the Company has outsourced significant aspects of Ericsson’s IT systems, product development, services, finance and other internal and external-facing operations. Events or incidents caused as a result of vulnerabilities in their operations or products could have a material adverse effect on Ericsson, Ericsson’s business, potentially disrupting operations, leaking valuable or sensitive information, personal data or damaging Ericsson’s products that have been installed in the Company’s customers’ networks. For example, in early 2024, a vulnerability concerning a third-party remote connectivity technology deployed by Ericsson, was publicly disclosed by the supplier. This prompted a thorough and rigorous evaluation of potential indications of compromise across Ericsson’s IT environment. A comprehensive analysis of all systems conclusively confirmed the absence of any evidence of compromise. Furthermore, Ericsson has acquired and continues to acquire companies that may have cybersecurity vulnerabilities and/or unsophisticated fraud detection, authentication controls or other security measures, which may expose the Company to significant cybersecurity, operational, and financial risks.
A cybersecurity incident in Ericsson’s operations or supply chain could have an adverse impact on the integrity of solutions or services provided by Ericsson as well as Ericsson’s ability to comply with legal, regulatory or contractual requirements. These incidents may include tampering with components, the inclusion of backdoors or implants, the unintentional inclusion of vulnerabilities in components or software, and cybersecurity incidents which prevent a supplier from being able to fulfil commitments to Ericsson.
Any cybersecurity incident including unintended use, abuse, misconfiguration, or unintended actions, involving Ericsson’s operations, supply chain, product development, services, third-party providers or installed product base, could cause severe harm to Ericsson.
Ericsson’s IT systems and storage and other business applications, and the systems, storage and other business applications maintained by the Company’s third-party providers, have been in the past, and are expected to be in the future, subject to cybersecurity incidents. Ericsson expects continued attempts to gain unauthorized access to breach Ericsson’s IT systems and/or Confidential Information, and other forms of malfeasance and disruptive attacks. In some cases, such incidents are difficult to anticipate or to detect immediately and the damage caused thereby. Ericsson also cannot guarantee that a material incident will not occur in the future.
If an actual or perceived breach of security occurs in Ericsson’s network or any of its third-party providers’ networks, Ericsson could incur significant costs, and the Company’s reputation could be harmed. While Ericsson works to safeguard Ericsson’s internal network systems and assess and validate the security of the Company’s third-party providers to mitigate these potential risks, including through security requirements and employee awareness and training, there is no assurance that such actions will be sufficient to prevent security incidents. Ericsson cannot guarantee that the Company’s cybersecurity program and processes will be fully implemented, complied with or effective in protecting Ericsson’s IT systems and Confidential Information. Any insurance that Ericsson carries may be partially or wholly insufficient to cover losses or costs associated with responding to and remediating any or all cybersecurity incidents that the Company may experience.
In addition, insiders may steal or monitor Confidential Information or disrupt networks related to Ericsson or its customers, through technological or non-technological
means. To gain strategic access or to steal specific information, competitors or governments may induce insiders or recruit employees who sell information or services for personal gain. Any insider incident could cause severe harm to Ericsson.
If Ericsson or customer identities are misused or compromised, it can be difficult to differentiate authorized parties undertaking normal account activities from the threat actor’s use of a compromised identity or credential. Identity and access management routines are required to access Ericsson’s customers’ networks, and any limitation of this capability would adversely impact Ericsson’s ability to offer services and products to Ericsson’s customers.
Furthermore, threat actors may target employees, or other members of Ericsson’s workforce, through technological and non-technological
means. End users remains one of the most common attack vectors for access to enterprises. With a diverse workforce of approximately 94,000 employees and 10,000 non-employees,
Ericsson is susceptible to risks of ransomware, disruption, extortion or information loss resulting from large scale attacks towards Ericsson’s employees, or society at large. Additionally, remote and hybrid working arrangements at Ericsson (and at many third-party providers) also increase this risk due to the challenges associated with managing remote computing assets and security vulnerabilities that are present in many non-corporate
and home networks.
The forgoing risks are increasing and rapidly evolving, and any of the above could result in a material adverse effect on Ericsson’s business, operations, financial performance, customer and vendor relationships, reputation and brand and result in financial penalties, litigation, regulatory investigations and other governmental actions.
4.2 Ericsson is incorporating AI technologies into certain products, services and processes, which may present operational and reputational risks.
Ericsson has incorporated and intends to continue to incorporate AI technologies into its products, services and processes. The market for such technologies is subject to rapid technological change, innovation, evolving industry standards, changing customer needs, requirements, and preferences. Ericsson’s success depends on its ability to continue to innovate and enhance existing products and services, expand offerings, and anticipate and respond to the rapidly changing landscape and develop and introduce new offerings that will keep pace with technological and competitive developments. As with many innovations, AI presents risks and challenges that could adversely impact Ericsson’s business. If Ericsson fails to keep pace with rapidly evolving technological developments in AI, its competitive position and business results may suffer. The introduction of these technologies, particularly generative AI, into internal processes and new and existing product and service offerings may result in new or expanded risks and

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liabilities, including enhanced governmental or regulatory scrutiny, litigation, compliance issues, ethical concerns, intellectual property, confidentiality or security risks, as well as other risks that could adversely affect Ericsson’s reputation, business, operating results and financial condition.
Ericsson may be unsuccessful in identifying or resolving
AI-related
ethical and legal issues before they arise. Regulation of AI technology is rapidly changing, complicating both compliance and development efforts.
AI-related
issues, deficiencies and/or failures could give rise to legal and/or regulatory action, including with respect to proposed legislation regulating AI in certain jurisdictions, such as the European Union, which evolves from time to time, and as a result of new applications of existing data protection regulation, which could damage Ericsson’s reputation or otherwise materially harm its business.
AI technologies can create accuracy issues, unintended biases, and discriminatory outcomes, or may create or rely on content that is inaccurate or flawed. If Ericsson fails to appropriately respond to this evolving landscape, or the recommendations, content, or analyses that AI applications produce are or are alleged to be deficient or inaccurate, Ericsson could be subjected to competitive harm, potential legal liability, and brand or reputational harm. The legal and regulatory landscape surrounding AI technologies is rapidly evolving and uncertain, including in the areas of intellectual property, cybersecurity, and privacy and data protection. For example, there is uncertainty around the validity and enforceability of intellectual property rights related to the use, development, and deployment of AI technologies. Compliance with new or changing laws, regulations or industry standards relating to AI may impose significant operational costs and may limit Ericsson’s ability to develop, deploy or use AI technologies. There can be no assurance that the measures Ericsson has taken to mitigate the potential risks related to AI will be sufficient. Any of the above could result in a material adverse effect on Ericsson’s reputation, business, operating results and financial condition.
5 Risks related to environmental, social and business conduct matters
5.1 Failure to comply with environmental, social and business conduct regulations and laws in applicable jurisdictions may expose Ericsson to significant penalties and other sanctions or liabilities.
Ericsson is subject to environmental, social and business conduct laws, rules and regulations as well as related requirements, which apply to Ericsson’s operations, facilities, products and services. Ericsson expects these laws, rules and regulations and the resources needed for complying with them to increase as governments impose new laws, rules, regulations and other requirements. Ericsson’s measures for managing compliance with these laws, rules, regulations and other requirements may not be effective at avoiding potential liabilities arising from Ericsson’s current, historical and future processes, operations and business relationships.
Ericsson has failed to comply with some of these laws, rules, regulations and other requirements in the past, and if it fails to comply in the future, the Company could be subject to significant penalties and other sanctions or liabilities that could have a material adverse effect on Ericsson. If suppliers do not adhere to the Code of Conduct for Business Partners and laws related to environmental, social and business conduct, this could also have a material adverse effect on Ericsson. Additionally, there is a risk that Ericsson may have to incur expenditures to cover environmental, occupational health and safety-liabilities to maintain compliance with current or future applicable laws and regulations or to undertake any necessary remediation. Future regulations or judgments, as well as any change in interpretation of existing laws, could have a significant adverse effect on Ericsson. These changing rules, regulations, and stakeholder expectations have resulted in, and are likely to result in, increased general and administrative expenses and increased management time and attention. For example, developing and acting on environmental, social and business conduct initiatives, and collecting, measuring, and disclosing environmental, social and business conduct information and metrics can be costly, difficult and time consuming and is subject to evolving disclosure standards. Failure to manage the foregoing risks could have an adverse impact on Ericsson’s business, operating results, financial condition, reputation and brand.
New environmental, health and safety laws, rules, regulations and standards are being developed, such as those related to climate change and the potential environmental impact resulting therefrom, that may affect the Company, its suppliers, and its customers. Such laws, rules, regulations and standards could cause Ericsson to incur additional direct costs for compliance, including costs associated with changes to manufacturing processes, or costs associated with the procurement of raw materials and components used in Ericsson’s products, as well as increased indirect costs resulting from its customers, suppliers or both incurring additional costs that are passed on to us. These costs may adversely impact the Company, including its reputation, business, financial condition, operating results, cash flows, or prospects. It is difficult to reasonably estimate the future impact of environmental matters, such as climate change and extreme weather events, including potential liabilities.
Additionally, the U.S. Securities Exchange Commission’s disclosure requirements regarding specified minerals (conflict minerals) could adversely affect the sourcing, availability and pricing of minerals used in the manufacture of certain of Ericsson’s products, which may have a material adverse effect on its business. In addition, since Ericsson’s supply chain is complex, the Company may not be able to sufficiently verify the origins for these minerals contained in its products through the due diligence procedures that Ericsson implements, which may harm its reputation and its business. Ericsson may also encounter challenges if customers request that all Ericsson’s product components be certified as “conflict-free”. Ericsson acknowledges that similar challenges exist for other mineral and metals, outside the scope of the U.S. Securities and Exchange Commission disclosure rule.
In addition, in April 2024, the Critical Raw Materials Act, which seeks to improve the EU’s access to a secure and sustainable supply of certain raw materials that are to be designated strategic or critical entered into force. The legislative initiatives under the Critical Raw Materials Act may impact Ericsson’s current supply chains in relation to the sourcing of certain materials, and such impact may therefore have an adverse effect on its business.
5.2 There is increasing scrutiny from stakeholders on environmental, social, and business conduct matters.
Investors, customers, policymakers and other stakeholders are increasingly attuned to companies’ management of climate change, human capital, and other environmental, social and business conduct matters. We engage in various initiatives to manage such matters and address stakeholder expectations; however, such initiatives can be costly and may not have the desired effect. For example, many of our initiatives leverage methodologies, standards, and data that are complex, at times reliant on third-parties, and continue to evolve. Moreover, stakeholders have different, and at times conflicting, expectations, and proponents and opponents of varying topics are increasingly resorting to activism, including litigation, to advance their perspectives. Addressing stakeholder expectations, including evolving legal requirements, entails costs, and any failure to successfully navigate such expectations, as well as evolving interpretations of any existing laws or regulations, may result in reputational harm, loss of customers or employees, regulatory or investor engagement, or other adverse impacts to our business.

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Forward-looking statements

This Annual Report includes forward-looking statements, including statements reflecting the Company’s current views relating to the growth of the market, future market conditions, future events, financial condition, and expected operational and financial performance, including, in particular the following:

–
Potential material additional liability resulting from past conduct, including allegations of past conduct that remains unresolved or unknown in multiple jurisdictions, including Iraq, which remains the subject of ongoing investigations by Ericsson and US governmental authorities.

–
Risks related to internal controls and governance, including the potential to incur material liability in connection with internal controls surrounding payments made to third parties in connection with past conduct in multiple jurisdictions, including Iraq, which remains the subject of ongoing investigations by Ericsson and US governmental authorities.

–
The risk that the ongoing investigations by Ericsson and US governmental authorities result in a conclusion by Ericsson or US governmental authorities that the Company’s past conduct included making or having responsibility for making payments to a terrorist organization or other improper payments, which could lead to material additional liability.

–
Risks related to our ongoing compliance with obligations under the National Security Agreement entered into in connection with Ericsson’s acquisition of Vonage Holdings Corp. (Vonage), which may adversely affect the Vonage business and subject the Company to additional liabilities.

–	Our goals, strategies, planning assumptions and operational or financial performance expectations.
–	Macroeconomic conditions, including inflationary pressures and effects on customer investments, market recovery and growth.
–	Ongoing geopolitical and trade uncertainty, including challenging global economic conditions, market trends and the imposition of tariffs and sanctions.
–	Continued growth of mobile communications, the success of our existing and targeted customer base, and our ability to maintain technology leadership.
–
Success in implementing key strategies, including improving profitability, capturing 5G market opportunities, capitalizing on network API and Enterprise opportunities, and expected benefits from restructuring activities.

–	Risks related to cybersecurity and privacy, security and data localization.
–	Industry trends, future characteristics and development of the markets in which we operate.
–	Risks of global operations, including legal and regulatory requirements and uncertainties, and unfavorable lawsuits and legal proceedings.
–	Our future liquidity, capital resources, capital expenditures, cost savings and profitability, and risks related to financial condition.
–	The expected demand for our existing and new products and services as well as plans to launch new products and services, including research and development expenditures.
–	Our ability to deliver on future plans and achieve future growth.
–	The expected operational or financial performance of strategic cooperation activities and joint ventures.
–
Risks related to acquisitions and divestments that may be disruptive and incur significant expenses, including our ability to successfully consummate such transactions, protect the value of acquisitions during integration, or achieve the value anticipated with an acquisition.

–	Trends related to our industry, including our regulatory environment, competition and customer structure.
–	Intense competition from existing competitors, and new entrants, including vendor consolidation.
–	Limited number of third-party suppliers, large, multi-year agreements with limited number of key customers, and operator consolidation.
–	Risks related to intellectual property, key employees, and unforeseen risks and disruptions due to natural or man-made events.
–	Risks related to environmental, social and business conduct.
–
Other factors included in our filings with the US Securities and Exchange Commission (the SEC), including the factors described throughout this report, included in the section Risk Factors, as updated by subsequent reports filed with the SEC.

The words “believe,” “expect,” “foresee,” “anticipate,” “assume,” “intend,” “likely,” “projects,” “may,” “could,” “plan,” “estimate,” “forecast,” “will,” “should,” “would,” “predict,” “aim,” “ambition,” “seek,” “potential,” “target,” “might,” “continue,” or, in each case, their negative or variations, and similar words or expressions are used to identify forward-looking statements. Any statement that refers to the Company’s strategy, future financial performance, expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Such statements are based on management’s expectations as of the date of this report, unless an earlier date is specified, including expectations based on third-party information and projections that management believes to be reputable.
We caution investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond our control that could cause actual results to differ materially and adversely from those expressed in, or implied or projected by, the forward-looking information and statements. Important factors that could affect whether and to what extent any of our forward-looking statements materialize include but are not limited to the factors described throughout this Annual Report, including in the section Risk factors. These forward-looking statements also represent our estimates, assumptions and expectations only as of the date that they were made, and to the extent they represent third-party data, we have not undertaken to independently verify such third-party data and do not intend to do so.
Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made in this Annual Report and in other documents we file from time to time with our regulators that disclose risks and uncertainties that

99	Financial Report 2024 | Forward-looking statements	Ericsson Annual Report on Form 20-F 2024

may affect our business. Unless specifically indicated otherwise, the forward-looking statements in this Annual Report do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this report. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this Annual Report, to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events, whether as a result of new information, future events or otherwise, except as required by applicable law or stock exchange regulation. This Annual Report includes websites or references to additional company reports. These are intended to provide inactive, textual references only.
The information on websites and contained in those reports is not part of this report and not incorporated by reference in this report.
This Annual Report contains statements based on hypothetical scenarios and assumptions as well as estimates that are subject to a high level of uncertainty, and these statements should not necessarily be viewed as being representative of current or actual risk or performance, or forecasts of expected risk or performance. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing and on internal controls and processes that continue to evolve. While certain matters discussed in this Annual Report may be significant, any significance should not be taken, or otherwise assumed, as necessarily rising to the level of materiality used for purposes of complying with Ericsson’s public company reporting obligations pursuant to the US federal securities laws and regulations, even if the report uses the words “material” or “materiality.”

100	Financial Report 2024 | Alternative performance measures	Ericsson Annual Report on Form 20-F 2024

Alternative performance measures

In this section, the Company presents its Alternative Performance Measures (APMs), which are not recognized measures of financial performance under IFRS. This section includes a reconciliation of the APM’s to the most directly reconcilable line items in the financial statements. The presentation of APMs has limitations as analytical tools and should not be considered in isolation or as a substitute for related financial measures prepared in accordance with IFRS.
APMs are presented to enhance an investor’s evaluation of ongoing operating results, to aid in forecasting future periods and to facilitate meaningful comparison of results between periods.
Management uses these APMs to, among other things, evaluate ongoing operations in relation to historical results, for internal planning and forecasting purposes and in the calculation of certain performance-based compensation. APMs should not be viewed as substitutes for income statement or cash flow items computed in accordance with IFRS.
Some of the APMs have been renamed and the use of “Adjusted” replaces “excluding restructuring charges.” This is a change in nomenclature only. The calculation methodology and reconciliation are the same.
The APMs presented in this report may differ from similarly titled measures used by other companies.

Adjusted working capital
SEK million	2024	2023	2022	2021	2020

Current assets	154,307	154,988	173,803	174,805	149,795

Current non-interest-bearing provisions and liabilities

Provisions, current	–8,204	–6,779	–7,629	–5,782	–7,580

Contract liabilities	–41,229	–34,416	–42,251	–32,834	–26,440

Trade payables	–30,173	–27,768	–38,437	–35,684	–31,988

Current tax liabilities 1)	–3,322	–3,561	–2,640	–2,917	–4,486

Other current liabilities 1)	–40,677	–36,985	–46,193	–37,921	–33,688

Adjusted working capital	30,702	45,479	36,653	59,667	45,613

1)	As from 2021 current tax liabilities is presented as a separate line item in the balance sheet and the comparison year 2020 has been updated accordingly.

Definition
Current assets less current
non-interest-bearing
provisions and liabilities (which include: current provisions, contract liabilities, trade payables, current tax liabilities and other current liabilities).
Reason to use
Due to the need to optimize cash generation to create value for Ericsson’s shareholders, management focuses on working capital and reducing lead times between orders booked and cash received.

Capital employed
SEK million	2024	2023	2022	2021	2020

Total assets	292,374	297,036	349,537	305,614	271,530

Non-interest-bearing provisions and liabilities

Provisions, non-current	3,511	4,927	3,959	3,722	2,886

Deferred tax liabilities	1,295	3,880	4,784	884	1,089

Other non-current liabilities	996	755	745	1,587	1,383

Provisions, current	8,204	6,779	7,629	5,782	7,580

Contract liabilities	41,229	34,416	42,251	32,834	26,440

Trade payables	30,173	27,768	38,437	35,684	31,988

Current tax liabilities 1)	3,322	3,561	2,640	2,917	4,486

Other current liabilities 1)	40,677	36,985	46,193	37,921	33,688

Capital employed	162,967	177,965	202,899	184,283	161,990

1)	As from 2021 current tax liabilities is presented as a separate line item in the balance sheet and the comparison year 2020 has been updated accordingly.

Definition
Total assets less
non-interest-bearing
provisions and liabilities (which includes
non-current
provisions, deferred tax liabilities, contract liabilities, other non-current
liabilities, current provisions, trade payables, current tax liabilities and other current liabilities).
Reason to use
Capital employed represents the value of the balance sheet assets that contributes to revenue and profit generation. It is also used in the calculation of return on capital employed.

101	Financial Report 2024 | Alternative performance measures	Ericsson Annual Report on Form 20-F 2024

Capital turnover
SEK million	2024	2023	2022	2021	2020

Net sales	247,880	263,351	271,546	232,314	232,390

Average capital employed

Capital employed at beginning of period	177,965	202,899	184,283	161,990	165,273

Capital employed at end of period	162,967	177,965	202,899	184,283	161,990

Average capital employed	170,466	190,432	193,591	173,137	163,632

Capital turnover (times)	1.5	1.4	1.4	1.3	1.4

Definition
Net sales divided by average capital employed (based on the amounts at January 1 and December 31).
Reason to use
Capital turnover indicates how effectively investment capital is used to generate revenues.

EBIT margin / Adjusted EBIT and Adjusted EBIT margin /
Adjusted EBIT and Adjusted EBIT margin excluding impairment of goodwill and intangible assets

SEK million	2024	2023	2022	2021	2020

EBIT (loss)	4,313	–20,326	27,020	31,780	27,808

Net sales	247,880	263,351	271,546	232,314	232,390

EBIT margin, %	1.7%	–7.7%	10.0%	13.7%	12.0%

Restructuring charges	5,012	6,521	399	549	1,306

Adjusted EBIT (loss)	9,325	–13,805	27,419	32,329	29,114

Adjusted EBIT margin, %	3.8%	–5.2%	10.1%	13.9%	12.5%

Impairment of goodwill and intangible assets	15,333	31,916	61	313	137

Adjusted EBIT excluding impairment of goodwill and intangible assets	24,658	18,111	27,480	32,642	29,251

Adjusted EBIT margin excl. impairment of goodwill and intangible assets, %	9.9%	6.9%	10.1%	14.1%	12.6%

Definition
EBIT: Earnings (loss) before financial items and income tax.
EBIT margin: EBIT as a percentage of net sales.
Adjusted EBIT: EBIT excluding restructuring charges.
Adjusted EBIT margin: Adjusted EBIT as a percentage of net sales.
Adjusted EBIT excluding impairment of goodwill and intangible assets: EBIT excluding restructuring charges and impairment of goodwill and intangible assets.
Adjusted EBIT margin excluding impairment of goodwill and intangible assets as a percentage of net sales.
Reason to use
EBIT margin shows the EBIT in percentage of net sales. EBIT margin is a key internal measure as the Company believes that it provides users of the financial statements with a better understanding of the Group’s short- and long-term financial performance. The Company’s view is that adjusted EBIT margin excluding impairment of goodwill and intangible assets gives a fair view of the profitability of the ongoing business.
The Company decided to change the adjusted EBIT excluding impairment of goodwill to also exclude the impairment of intangible assets. The comparison years have been updated accordingly.

EBITA and EBITA margin / Adjusted EBITA and Adjusted EBITA margin

SEK million	2024	2023	2022	2021	2020

Net income (loss)	374	–26,104	19,112	22,980	17,623

Income tax	2,215	2,785	5,497	6,270	9,589

Financial income and expenses, net	1,724	2,993	2,411	2,530	596

Amortizations and write-downs of acquired intangible assets	17,832	35,238	2,051	1,477	1,220

EBITA	22,145	14,912	29,071	33,257	29,028

Net sales	247,880	263,351	271,546	232,314	232,390

EBITA margin, %	8.9%	5.7%	10.7%	14.3%	12.5%

Restructuring charges	5,012	6,521	399	549	1,306

Adjusted EBITA	27,157	21,433	29,470	33,806	30,334

Adjusted EBITA margin, %	11.0%	8.1%	10.9%	14.6%	13.1%

Definition
EBITA: earnings (loss) before interest, income tax, amortizations and write-downs of acquired intangible assets (including goodwill).
EBITA margin: EBITA as a percentage of net sales.
Adjusted EBITA: EBITA excluding restructuring charges.
Adjusted EBITA margin: Adjusted EBITA as a percentage of net sales.
Reason to use
Amortizations and write-downs of intangible assets are normally non-cash
items in the income statement. EBITA margin % gives an indication of the financial performance without the impact from acquired companies. The Company’s view is that adjusted EBITA margin gives a fair view of the profitability of the ongoing business.

Additionally, Ericsson provides forward-looking targets for adjusted EBITA margin and Free cash flow before M&A as a percentage of net sales, which are non-IFRS
financial measures. Ericsson has not provided quantitative reconciliation of these targets to the most directly comparable IFRS measures because certain information needed to reconcile these non-IFRS
financial measures to the most comparable IFRS financial measures are dependent on specific items or impacts that are not yet determined, are subject to incarcerating and variability in timing and amount due to their nature, are outside of Ericsson’s control or cannot be predicted, including items and impacts such as currency exchange rate changes, acquisitions and disposals, and charges such as impairments or acquisition related charges. Accordingly, reconciliations of these non-IFRS
forward-looking financial measures to the most directly comparable IFRS financial measures are not available without unreasonable efforts. Such unavailable reconciling items could significantly impact our results of operations and financial condition.

102	Financial Report 2024 | Alternative performance measures	Ericsson Annual Report on Form 20-F 2024

Equity ratio

SEK million	2024	2023	2022	2021	2020

Total equity	92,983	97,408	133,304	107,099	85,177

Total assets	292,374	297,036	349,537	305,614	271,530

Equity ratio, %	31.8%	32.8%	38.1%	35.0%	31.4%

Definition
Equity expressed as a percentage of total assets.
Reason to use
This supports financial flexibility and independence to operate and manage variations in working capital needs as well as to capitalize on business opportunities.

Free cash flow before M&A/Free cash flow after M&A

SEK million	2024	2023	2022	2021	2020

Cash flow from operating activities	46,261	7,177	30,863	39,065	28,933

Net capital expenditures and other investments (excluding M&A)

Investments in property, plant and equipment	–2,340	–3,297	–4,477	–3,663	–4,493

Sales of property, plant and equipment	116	163	249	115	254

Product development	–1,300	–2,173	–1,720	–962	–817

Other investments 1)	–211	–97	–126	–131	801

Repayment of lease liabilities	–2,492	–2,857	–2,593	–2,368	–2,417

Free cash flow before M&A	40,034	–1,084	22,196	32,056	22,261

Acquisitions of subsidiaries and other operations	–397	–1,515	–51,995	–389	–9,657

Divestments of subsidiaries and other operations	86	–625	307	448	59

Free cash flow after M&A	39,723	–3,224	–29,492	32,115	12,663

Net sales	247,880	263,351	271,546	232,314	232,390

Free cash flow before M&A as percentage of net sales, %	16.2%	–0.4%	8.2%	13.8%	9.6%

1)
Other investments is part of the line item Other investing activities in the Consolidated cash flow statement. The differences are movements in other interest-bearing assets and the cash flow hedge reserve gain, which are not part of the definition of Free cash flow.

Definition
Free cash flow before M&A: Cash flow from operating activities less net capital expenditures, other investments and repayment of lease liabilities (excluding M&A).
Free cash flow after M&A: Cash flow from operating activities less net capital expenditures, other investments and repayment of lease liabilities.
Free cash flow before M&A as a percentage of net sales.
Reason to use
Free cash flow before M&A represents the cash that the Company generates after capital expenditures, other investments and repayment of lease liabilities. The Company believes that free cash flow before M&A is a good way of reflecting the cash flows generated by the Company that can be used to expand the business, invest in subsidiaries, pay dividends and reduce debt.
 Free cash flow after M&A represents the cash that the Company generates after capital expenditures, other investments, repayment of lease liabilities and acquisitions/divestments of subsidiaries. The Company believes that free cash flow after M&A is a good way of reflecting the cash flows generated by the Company that can be used to expand the business, pay dividends and reduce debt.
 Free cash flow before M&A as a percentage of net sales is used by the Company as one of the long-term targets, as it reflects the Company’s ability to convert net sales into free cash flow.

Gross cash

SEK million	2024	2023	2022	2021	2020

Cash and cash equivalents	43,885	35,190	38,349	54,050	43,612

Interest-bearing securities, current	12,546	9,584	8,736	12,932	6,820

Interest-bearing securities, non-current	19,440	9,931	9,164	30,626	21,613

Gross cash	75,871	54,705	56,249	97,608	72,045

Definition
Cash and cash equivalents plus interest-bearing securities (current and non-current).

Reason to use
Gross cash shows total available cash and interest-bearing securities and is a parameter for calculating the net cash position.

103	Financial Report 2024 | Alternative performance measures	Ericsson Annual Report on Form 20-F 2024

Gross margin / Adjusted gross income / Adjusted gross margin

SEK million	2024	2023	2022	2021	2020

Gross income	109,365	101,602	113,295	100,749	93,724

Net sales	247,880	263,351	271,546	232,314	232,390

Gross margin, %	44.1%	38.6%	41.7%	43.4%	40.3%

Restructuring charges included in cost of sales	2,046	2,802	195	273	725

Adjusted gross income	111,411	104,404	113,490	101,022	94,449

Adjusted gross margin,%	44.9%	39.6%	41.8%	43.5%	40.6%

Definition
Gross margin: Gross income as a percentage of net sales.
Adjusted gross income: Gross income excluding restructuring charges
Adjusted gross margin: Adjusted gross income as a percentage of net sales.
Reason to use
Gross margin shows the difference between net sales and cost of sales, in percentage of net sales. Gross margin is impacted by several factors such as business mix, service share, price development and cost reductions. Gross margin is an important internal measure, and this measure is also provided in the income statement as the Company believes that it provides users of the financial statements with a better understanding of the Group’s business development. The Company’s view is that gross margin excluding restructuring charges gives a fair view of the profitability of the ongoing business.

Net cash
SEK million	2024	2023	2022	2021	2020

Cash and cash equivalents	43,885	35,190	38,349	54,050	43,612

+ Interest-bearing securities, current	12,546	9,584	8,736	12,932	6,820

+ Interest-bearing securities, non-current	19,440	9,931	9,164	30,626	21,613

– Borrowings, current	6,137	17,655	5,984	9,590	7,942

– Borrowings, non-current	31,904	29,218	26,946	22,241	22,218

Net cash	37,830	7,832	23,319	65,777	41,885

Definition
Cash and cash equivalents plus interest-bearing securities (current and non-current)
less borrowings (current and
non-current).

Reason to use
A positive net cash position is one of the company’s capital targets. This creates financial flexibility and independence to operate and manage variations in working capital needs.

Return on capital employed

SEK million	2024	2023	2022	2021	2020

EBIT (loss)	4,313	–20,326	27,020	31,780	27,808

Average capital employed

Capital employed at beginning of period	177,965	202,899	184,283	161,990	165,273

Capital employed at end of period	162,967	177,965	202,899	184,283	161,990

Average capital employed	170,466	190,432	193,591	173,137	163,632

Return on capital employed, %	2.5%	–10.7%	14.0%	18.4%	17.0%

Definition
EBIT (loss) as a percentage of average capital employed (based on the amounts at January 1 and December 31).

Reason to use
Return on capital employed is a measure of the profitability after taking into account the amount of capital used. A higher return on capital employed indicates a more efficient use of capital.

104	Financial Report 2024 | Alternative performance measures	Ericsson Annual Report on Form 20-F 2024

Return on equity

SEK million	2024	2023	2022	2021	2020

Net income (loss) attributable to owners of the Parent Company	20	–26,446	18,724	22,694	17,483

Average stockholders’ equity

Stockholders’ equity, beginning of period	98,673	134,814	108,775	86,674	82,559

Stockholders’ equity, end of period	94,284	98,673	134,814	108,775	86,674

Average stockholders’ equity	96,479	116,744	121,795	97,725	84,617

Return on equity, %	0.0%	–22.7%	15.4%	23.2%	20.7%

Definition
Net income (loss) attributable to owners of the Parent Company as a percentage of average stockholders’ equity (based on the amounts on January 1 and December 31).
Reason to use
Return on equity is a measure of the profitability in relation to the book value of stockholders’ equity. Return on equity is a measure of how investments are used to generate earnings growth.

Sales growth adjusted for comparable units and currency

SEK million	2024	2023	2022	2021	2020

Net sales	247,880	263,351	271,546	232,314	232,390

Acquired/divested business	–	–9,048	–7,015	–1,201	–1,362

Net FX impact	3,277	–9,421	–25,968	11,607	7,796

Comparable net sales, excluding FX impact	251,157	244,882	238,563	242,720	238,824

Comparable net sales adjusted for acquired/divested business	263,351	271,373	232,314	232,390	227,132

Sales growth adjusted for comparable units and currency, %	–5%	–10%	3%	4%	5%

Definition
Sales growth adjusted for the impact of acquisitions and divestments as well as the effects of foreign currency fluctuations. Also named organic sales growth.
Reason to use
Ericsson’s presentation currency is in SEK while the total revenues are mainly in other currencies. Reported sales growth is dependent on fluctuations in SEK versus other currencies and in addition acquired or divested business can have an impact on reported net sales. Sales growth adjusted for comparable units and currency shows the underlying sales development without these impacts.

105	Financial Report 2024 | The Ericsson share	Ericsson Annual Report on Form 20-F 2024

The Ericsson share

Share trading
The Telefonaktiebolaget LM Ericsson (the Parent Company) Class A and Class B shares (Ericsson shares) are listed on Nasdaq Stockholm. In the United States, the Class B shares are listed on Nasdaq New York in the form of American Depositary Shares (ADS) evidenced by American Depositary Receipts (ADR) under the symbol ERIC. Each ADS represents one Class B share.
 In 2024, approximately 1.9 (2.1) billion Class B shares were traded on Nasdaq Stockholm and approximately 4.2 (2.5) billion ADS were traded in the United States (including Nasdaq New York). A total of 6.1 (4.6) billion Ericsson Class B shares were thus traded on the exchanges in Stockholm and in the United States. According to Nasdaq, trading volume in Ericsson shares decreased by approximately –12% on Nasdaq Stockholm and increased by approximately 71% in the United States when compared to 2023.
With the implementation of the MiFID directive in the EU, share trading became heavily fragmented across a large number of venues and trading categories. Trading on MTFs (multilateral trading facilities) and other venues gained market shares from stock exchanges such as Nasdaq Stockholm. In the last few years, following a series of merger and acquisitions among trading venues, trading has become more concentrated.
According to Nasdaq, total trading in Ericsson B shares on all venues combined has increased over the past five years from 9.0 billion shares in 2020 to 10.9 billion shares in 2024. Over the same period, trading of Ericsson ADS in the US has increased from 2.2 billion shares in 2020 to 4.2 billion shares in 2024.

Share trading on different market
places (B shares and ADS)

The Ericsson share

Share/ADS listings

Nasdaq Stockholm

Nasdaq New York

Share data

Total number of shares in issue	3,348,251,735

of which Class A shares, each carrying one vote 1)	261,755,983

of which Class B shares, each carrying one tenth of one vote 1)	3,086,495,752

Ericsson treasury shares, Class B	15,579,561

Quotient value	SEK 5.00

Market capitalization, December 31, 2024	SEK 301 billion

ICB (Industry Classification Benchmark)	9,500

1)	Both classes of shares have the same rights of participation in the net assets and earnings.

Ticker codes

Nasdaq Stockholm	ERIC A/ERIC B

Nasdaq New York	ERIC

Bloomberg Nasdaq Stockholm	ERICA:SS/ERICB:SS

Bloomberg Nasdaq	ERIC:US

Reuters Nasdaq Stockholm	ERICa.ST/ERICb.ST

Reuters Nasdaq	ERIC.O

Changes in number of shares and capital stock 2020–2024

		Number of shares	Share capital (SEK)
2020	December 31	3,334,151,735	16,670,758,678
2021	December 31	3,334,151,735	16,670,758,678
2022	December 31	3,334,151,735	16,670,758,678
2023	May 2, new issue (Class C shares, later converted to Class B shares) 1)	10,000,000	50,000,000
2023	December 31	3,344,151,735	16,720,758,678
2024	May 2, new issue (Class C shares, later converted to Class B shares) 2)	4,100,000	20,500,000
2024	December 31	3,348,251,735	16,741,258,678

1)
The Annual General Meeting 2023 resolved to issue 10,000,000 Class C shares for the Long-Term Variable Compensation Programs LTV II 2023, LTV 2022 and LTV 2021 for Ericsson’s Executive Team and other executives. In accordance with an authorization from the AGM, the Board of Directors resolved to repurchase the new issued shares, which were subsequently converted into Class B shares. The quotient value of the repurchased shares was SEK 5.00, totaling SEK 50 million, representing less than 0.3% of capital stock. The acquisition cost was approximately SEK 50.2 million.

2)
The Annual General Meeting 2024 resolved to issue 4.1 million Class C shares for the Long-Term Variable Compensation Program (LTV) I 2023 for Ericsson’s executive team and other executives. In accordance with an authorization from the Annual General Meeting, the Board of Directors resolved to repurchase the new issued shares, which were subsequently converted into Class B shares. The quotient value of the repurchased shares was SEK 5.00, totaling SEK 20.5 million, representing approximately 0.1% of capital stock, and the acquisition cost was SEK 20.7 million.

Share performance indicators

	2024	2023	2022	2021	2020
Earnings (loss) per share, diluted, SEK 1)	0.01	–7.94	5.62	6.81	5.26
Dividend per share, SEK 2)	2.85	2.70	2.70	2.50	2.00
Total shareholder return, %	47	8	–36	4	22
P/E ratio	14,962	–8	11	15	19

1)	Calculated on average number of shares outstanding, diluted.
2)	For 2024 as proposed by the Board of Directors.
For definitions of the financial terms used, including a description of alternative performance measure, see Glossary and Financial Terminology.

106	Financial Report 2024 | The Ericsson share	Ericsson Annual Report on Form 20-F 2024

Share and ADS prices

Principal trading market – Nasdaq Stockholm – share prices
The tables state the high and low share prices for the Class A and Class B shares as reported by Nasdaq Stockholm for the periods indicated. Trading on the exchange generally continues until 5:30 p.m. (CET) each business day. In addition to trading on the exchange, there is trading off the exchange and on alternative venues during trading hours and also after 5:30 p.m. (CET).
Nasdaq Stockholm publishes a daily Official Price List of Shares, which includes the volume of recorded transactions in each listed stock, together with the prices of the highest and lowest recorded trades of the day. The Official Price List of Shares reflects price and volume information for trades completed by the members.
Host market – Nasdaq New York – ADS prices
The tables state the high and low share prices quoted for the ADSs on Nasdaq New York for the periods indicated. The Nasdaq New York quotations represent prices between dealers, not including retail markups, markdowns or commissions, and do not necessarily represent actual transactions.
Share prices on Nasdaq Stockholm

SEK	2024	2023	2022	2021	2020
Class A at last day of trading	89.80	63.80	66.00	100.20	105.40
Class A high (Dec 9, 2024)	92.20	73.00	118.40	128.80	119.00
Class A low (Apr 17, 2024)	54.20	50.00	63.50	91.90	64.10
Class B at last day of trading	89.88	63.11	60.90	99.79	99.98
Class B high (Dec 9, 2024)	92.34	68.50	117.32	121.80	110.15
Class B low (Apr 17, 2024)	53.02	48.53	58.81	91.00	59.54
Source: Nasdaq Stockholm
Share prices on Nasdaq New York

USD	2024	2023	2022	2021	2020
ADS at last day of trading	8.08	6.30	5.84	10.87	11.95
ADS high (Oct 15, 2024)	8.62	6.43	12.78	15.32	12.20
ADS low (Apr 15, 2024)	4.77	4.33	5.16	9.93	6.15
Source: Nasdaq New York

Share prices on Nasdaq Stockholm and Nasdaq New York

	Nasdaq Stockholm				Nasdaq New York
	SEK per Class A share		SEK per Class B share		USD per ADS 1)
Period	High	Low	High	Low	High	Low

Annual high and low
2020	119.00	64.10	110.15	59.54	12.61	6.15
2021	128.80	91.90	121.80	91.00	15.32	9.93
2022	118.40	63.50	117.32	58.81	12.78	5.16
2023	73.00	50.00	68.50	48.53	6.43	4.33
2024	92.20	54.20	92.34	53.02	8.62	4.77

Quarterly high and low
2023 First Quarter	73.00	60.40	68.50	54.96	6.43	5.22
2023 Second Quarter	70.00	56.40	62.66	53.36	6.04	5.01
2023 Third Quarter	63.00	53.10	59.62	49.79	5.75	4.74
2023 Fourth Quarter	64.70	50.00	64.28	48.53	6.36	4.33
2024 First Quarter	67.00	55.20	65.33	54.88	6.28	5.20
2024 Second Quarter	67.30	54.20	67.10	53.02	6.34	4.77
2024 Third Quarter	80.30	65.00	79.04	64.58	7.83	6.12
2024 Fourth Quarter	92.20	75.00	92.34	74.72	8.62	7.31

Monthly high and low
August 2024	76.90	67.80	76.92	67.54	7.48	6.41
September 2024	80.30	72.70	79.04	74.20	7.83	7.16
October 2024	91.90	75.00	91.84	74.72	8.62	7.31
November 2024	91.00	86.70	91.22	86.68	8.52	7.91
December 2024	92.20	87.50	92.34	87.48	8.48	7.92
January 2024	98.00	83.90	97.68	83.24	8.90	7.55

1) One ADS = 1 Class B share.		Source: Nasdaq Stockholm and Nasdaq New York

107	Financial Report 2024 | The Ericsson share	Ericsson Annual Report on Form 20-F 2024

Shareholders

As of December 31, 2024, the Parent Company had 385,423 shareholders registered at Euroclear Sweden AB (the Central Securities Depository – CSD), of which 764 holders had a US address. According to information provided by the Company’s depositary bank, Deutsche Bank, there were 368,323,666 ADSs outstanding as of December 31, 2024, and 2,580 registered holders of such ADSs. A significant number of Ericsson ADSs are held by banks, brokers and/or nominees for the accounts of their customers. As of January 14, 2025, there was 211,276 accounts.
According to information known at
year-end
2024, approximately 87.4% of the Class A and Class B shares were owned by institutions, Swedish and other international institutions. The major shareholders do not have different voting rights than other shareholders holding the same classes of shares. As far as Ericsson knows, the Company is not directly or indirectly owned or controlled by another corporation, by any foreign government or by any other natural or legal person(s) separately or jointly.
The table below shows the total number of shares in the Parent Company owned by the Executive Team and Board members (including Deputy employee representatives as well as holdings by spouses, children who are minors and private company holdings, if applicable) as of December 31, 2024.
The Executive Team and Board members, ownership

	Number of Class A shares	Number of Class B shares	Voting rights, percent

The Executive Team and Board members (31 persons)	0	3,074,240	0.05%
For individual holdings, see Corporate Governance Report.
Geographical ownership breakdown of share capital
including retail shareholders and treasury shares
Percent of capital

Ownership breakdown by type of owner
Percentage of voting rights

Number of shares
1)

Holding	No. of shareholders	No. of A shares	No. of B shares	Percentage of share capital	Percentage of voting rights	Market value, MSEK

1–500	306,167	1,309,759	37,946,837	1.17%	0.89%	3,528

501–1,000	35,078	901,620	25,629,240	0.79%	0.61%	2,385

1,001–5,000	35,849	2,613,677	75,327,924	2.33%	1.78%	7,005

5,001–10,000	4,703	996,020	32,680,150	1.01%	0.75%	3,027

10,001–15,000	1,263	413,578	15,113,598	0.46%	0.34%	1,396

15,001–20,000	641	329,053	11,078,993	0.34%	0.25%	1,025

20,001–	1,721	255,192,276	2,888,245,909	93.88%	95.37%	282,512

Total, December 31, 2024 2)	385,423	261,755,983	3,086,495,752	100%	100%	300,920

1)	Source: Euroclear.
2)	Includes a nominee reporting discrepancy of 473,101 shares.
The following table shows share information as of December 31, 2024 with respect to the 15 largest shareholders ranked by voting rights as well as their percentage of voting rights as of December 31, 2024, 2023 and 2022.
Largest shareholders December 31, 2024 and percentage of voting rights December 31, 2024, 2023 and 2021

Identity of person or group 1)	Number of Class A shares	Of total Class A shares percent	Number of Class B shares	Of total Class B shares percent	Of total Class A+B shares percent	2024 Voting rights percent	2023 Voting rights percent	2022 Voting rights percent

Investor AB	120,762,803	46.14	190,729,738	6.18	9.30	24.52	23.75	23.79

AB Industrivärden	86,052,615	32.88	1,000,000	0.03	2.60	15.10	15.11	15.14

AMF Tjänstepension and AMF Fonder	20,650,000	7.89	78,880,448	2.56	2.97	5.00	4.52	4.87

Cevian Capital	339,228	0.13	152,218,174	4.93	4.56	2.73	2.73	2.72

BlackRock Institutional Trust Company, N.A.	0	0.00	137,197,058	4.45	4.10	2.41	2.42	2.41

Fidelity International	0	0.00	132,493,027	4.29	3.96	2.32	3.56	2.16

AFA Försäkring AB	11,555,100	4.41	1,626,884	0.05	0.39	2.05	2.09	2.14

Hotchkis and Wiley Capital Management, LLC	0	0.00	116,467,715	3.77	3.48	2.04	2.49	0.73

The Vanguard Group, Inc.	1,161,057	0.44	100,957,898	3.27	3.05	1.97	1.90	1.87

Swedbank Robur Fonder AB (EX Folksam)	7,877	0.00	93,457,085	3.03	2.79	1.64	1.88	1.75

Handelsbanken Kapitalförvaltning AB	20,307	0.01	66,229,076	2.15	1.98	1.16	1.12	1.06

Livförsäkringsbolaget Skandia, ömsesidigt	4,129,619	1.58	22,930,552	0.74	0.81	1.13	1.19	1.19

DNB Asset Management AS	13,157	0.01	60,046,808	1.95	1.79	1.06	1.86	0.58

Tredje AP Fonden	4,390,736	1.68	15,715,383	0.51	0.60	1.05	1.04	1.08

State Street Global Advisors (US)	2,583	0.00	53,101,226	1.72	1.59	0.93	0.94	0.95

Others	12,670,901	4.84	1,863,444,680	60.37	56.03	34.89	33.41	37.57

Total	261,755,983	100	3,086,495,752	100	100	100	100	100

1)	Source: Nasdaq.

108	Financial Report 2024 | The Ericsson share	Ericsson Annual Report on Form 20-F 2024

Share trend

In 2024, Ericsson’s total market capitalization increased by 42.6% to SEK 301 billion, from SEK 211 billion in 2023 (which represented an increase by 3.9% against 2022). In 2024, the index, OMX Stockholm 30, on Nasdaq Stockholm increased by 3.6%, the Nasdaq composite index increased by 28.6% and the S&P 500 Index increased by 23.3%.

109	Financial Report 2024 | Shareholder information	Ericsson Annual Report on Form 20-F 2024

Shareholder information

Telefonaktiebolaget LM Ericsson’s Annual General Meeting 2025 will be held on Tuesday, March 25, 2025 at 1 p.m. CET at Ericsson’s premises: Open Box, Grönlandsgatan 8, Kista/Stockholm, Sweden.
Shareholders are also able to exercise their voting rights by post before the meeting.
Information on registration and notice of participation, on how shareholders will be able to exercise their voting rights, and on proxies and assistants is found in the notice of the Annual General Meeting. Information is also available on the Company’s website www.ericsson.com.
Dividend proposal
The Board of Directors proposes to the Annual General Meeting a dividend to the shareholders of SEK 2.85 (2.70) per share for the financial year 2024, representing a total dividend of approximately SEK 9.5 (9.0) b. The dividend is proposed to be paid in two installments, SEK 1.43 per share with the record date March 27, 2025, and SEK 1.42 per share with the record date September 29, 2025. Should the Annual General Meeting decide in favor of the proposal, payment of the dividend is expected to be made on April 1, 2025, and on October 2, 2025.
Financial information from Ericsson
2024 Form
20-F
for the US market:
March, 2025
Interim Reports 2025:
Q1, April 15, 2025
Q2, July 15, 2025
Q3, October 14, 2025
Q4, January 23, 2026
Annual Report 2025:
February, 2025

110	Financial Report 2024 | Financial terminology	Ericsson Annual Report on Form 20-F 2024

Financial terminology
1)

Adjusted
Adjusted metrics are adjusted to exclude restructuring charges.
Adjusted working capital
Current assets less current
non-interest-
bearing provisions and liabilities (which include current provisions, contract liabilities, trade payables, current tax liabilities and other current liabilities).
CAPEX
Capital expenditures.
Capital employed
Total assets less
non-interest-bearing
provisions and liabilities (which includes
non-current
provisions, deferred tax liabilities, contract liabilities, other non-current
liabilities, current provisions, trade payables, current tax liabilities and other current liabilities).
Capital turnover
Net sales divided by average capital employed (based on the amounts at January 1 and December 31).
CGU
Cash generated unit.
Compound annual growth rate (CAGR)
The year-over-year growth rate over a specified period of time.
Days sales outstanding (DSO)
Trade receivables balance at quarter end divided by net sales in the quarter and multiplied by 90 days. If the amount of trade receivables is larger than last quarter’s sales, the excess amount is divided by net sales in the previous quarter and multiplied by 90 days, and total DSO are the 90 days of the most current quarter plus the additional days from the previous quarter.
Earnings (loss) per share (EPS basic)
Basic earnings (loss) per share: profit or loss attributable to stockholders of the Parent Company divided by the weighted average number of ordinary shares outstanding during the period.
Earnings (loss) per share diluted
(EPS diluted)
Earnings (loss) per share, using the weighted average number of shares outstanding adjusted for the effects of dilutive potential ordinary shares.
EBIT
Earnings (loss) before financial items and income tax.
EBIT margin
EBIT as a percentage of net sales.
EBITA
Earnings (loss) before interest, income tax, amortizations and write-downs of acquired intangible assets.
EBITA margin
EBITA as a percentage of net sales.
Equity ratio
Equity expressed as a percentage of total assets.
Financial income and expenses, net
Financial income, financial expenses, and net foreign exchange gains/losses. Also named as financial net.
Free cash flow after M&A
Cash flow from operating activities less net capital expenditures, other investments and repayment of lease liabilities.
Free cash flow before M&A
Cash flow from operating activities less net capital expenditures, other investments and repayment of lease liabilities (excluding M&A).
Gross cash
Cash and cash equivalents plus interest- bearing securities (current and non-current).
Gross margin
Gross income as a percentage of net sales.
Inventory turnover days (ITO days)
365 divided by inventory turnover, calculated as total cost of sales divided by the average inventories for the year (net of advances from customers).
M&A
Mergers and Acquisitions.
Net cash
Cash and cash equivalents plus interest- bearing securities (current and non-current)
less borrowings (current and
non-current).
OCI
Other comprehensive income.
OPEX
Operating expenses.
P/E ratio
The P/E ratio is calculated as the price of a Class B share at last day of trading divided by earnings per basic share.
Payable days
The average balance of trade payables at the beginning and at the end of the year divided by cost of sales for the year and multiplied by 365 days.
Return on capital employed
EBIT (loss) as a percentage of average capital employed (based on the amounts at January 1 and December 31).
Return on equity
Net income (loss) attributable to owners of the Parent Company as a percentage of average stockholders’ equity (based on the amounts at January 1 and December 31).
Sales growth adjusted for comparable units and currency
Sales growth adjusted for the impact of acquisitions and divestments as well as the effects of foreign currency fluctuations. Also named as organic sales growth.
SG&A
Selling, General and Administrative operating expenses.
Total shareholder return (TSR)
The increase or decrease in Class B share price during the period, including dividend, expressed as a percentage of the share price at the start of the period.
Value at Risk (VaR)
A statistical method for calculating the maximum potential loss that may occur with a given confidence level over a given time period.
Exchange rates
Exchange rates in consolidation

	January–December

	2024	2023

SEK/EUR
Average rate 1)	11.42	11.47
Closing rate	11.49	11.09

SEK/USD
Average rate 1)	10.51	10.62
Closing rate	10.99	10.01

1)	Average for the year for disclosure purpose only. Period income and expenses for each income statement are translated at period average exchange rates.

1)
For further information of certain financial terms, see Alternative performance measures on pages 100–104.

111	Financial Report 2024 | Glossary	Ericsson Annual Report on Form 20-F 2024

Glossary

4G/LTE
Fourth generation mobile systems, also known as LTE.
5G
The fifth generation of mobile systems. An evolution of 4G/LTE.
AI
Artificial Intelligence. The ability of a machine to perform tasks commonly associated with intelligent beings.
API
Applications Programming Interface. An API is a set of protocols and routines for building software applications, enabling communication and access to services or data of other software programs.
BSS
Business Support Systems, the
IT-systems
that a communications service provider uses to run its business operations towards customers. Together with operations support systems (OSS), they are used to support various services for both business processes and the network end-to-end.
Cloud
When data and applications reside in accessible data centers.
Cloud native
Cloud native is the software approach of building, deploying, and managing modern applications in cloud computing environments.
CO
2
e
The amount of a particular greenhouse gas, expressed as the amount of carbon dioxide that gives the same greenhouse effect.
Communications services provider
A communications services provider is a company or entity that offers various communication-related services, such as telecommunications, internet, and messaging services, to individuals, businesses, or other organizations.
Connectivity
The ability of mobile devices to establish and maintain a wireless link to a network, allowing for communication, data exchange, and access to internet services.
Core network
The mobile network’s core part, which offers numerous services to the end users who are interconnected by the access network. Its key function is to direct voice calls and route data traffic.
CPaaS
Communications Platform as a Service. A cloud-based solution that provides businesses with tools and APIs for integrating real-time communication capabilities, such as voice, video, and messaging, into their applications.
FWA
Fixed Wireless Access is a high-speed internet technology using wireless communication instead of cables.
IoT
Internet of things, interconnection of computing things enabling them to send and receive data.
IPR
Intellectual Property Rights, or specifically patents.
Latency
Latency refers to the time delay between when a device sends a request and when it receives a response from the network.
Managed services
Management of operator networks and/or hosting of their services.
Massive MIMO
Massive MIMO (Massive Multiple Input Multiple Output) is a wireless technology that uses a large number of antennas in the radio base station to simultaneously serve multiple users, significantly improving spectral efficiency, capacity, and reliability in cellular networks.
Mission Critical
A mission-critical network is a highly reliable and secure communication infrastructure essential for uninterrupted core operations, where any failure can cause significant disruption or harm.
Mobile broadband
Wireless high-speed internet access using the HSPA, LTE,
CDMA2000EV-DO
and 5G technologies.
Neutral Host
A neutral host is an independent infrastructure provider that enables multiple network operators to share access to a common set of facilities, such as cell towers or small cells, to improve coverage and capacity efficiently.
OSS
Operations Support Systems,
IT-systems
used by communications service providers to manage their networks. They support management functions such as network inventory, service provisioning, network configuration and fault management. Together with Business Support Systems (BSS), they are used to support various services for both business processes and the network end-to-end.
Private Cellular Networks
A private cellular network is a dedicated wireless communication system that uses cellular technology to provide secure, customized connectivity for a specific organization or location, independent of public mobile networks.
Programmable network
A flexible and adaptable communication infrastructure that allows network behavior to be dynamically modified and controlled through software, enabling rapid deployment of new services, protocols, and configurations.
RAN
Radio Access Network, consists of a large number of radio base stations that handsets and devices can connect to.
SASE
Secure Access Service Edge. It is a network architecture that combines network security functions with WAN capabilities to support the dynamic, secure access needs of organizations, often delivered as a cloud-based service.
SIM
A SIM (Subscriber Identity Module) is a card in mobile devices that stores subscriber information for network authentication.
Standalone Access (SA)
Refers to a deployment model where the 5G network operates independently of existing 4G infrastructure, utilizing its own 5G core network to fully enable advanced features and capabilities.
WAN
Wide Area Network. A WAN connects remote networks for communication and resource sharing.
WWAN
WWAN (Wireless Wide Area Network) is a type of wireless network that provides internet connectivity over a broad geographical area, typically using cellular technologies like 3G, 4G, or 5G to connect mobile devices.
XR (VR, AR and MR)
Extended Reality. A technology that includes virtual reality (VR), augmented reality (AR), and mixed reality (MR), enabling users to experience and interact with computer- generated simulations.

The terms “Ericsson”, “the Company”, “the Group”, “us”, “we”, and “our” all refer to Telefonaktiebolaget LM Ericsson and its subsidiaries.

Corporate Governance Report

Part of Ericsson Annual Report 2024

Annual Report 2024

Financial Report

Corporate Governance Report

Remuneration Report

ERICSSON

Part of Corporate Ericsson Annual Report Governance 2024 Report

Annual Report 2024 Financial Corporate Remuneration Report Governance Report Report

Corporate Governance Report 2024

This Corporate Governance Report is rendered as a separate report added to the Financial Report in accordance with the Annual Accounts Act
((SFS 1995:1554) Chapter 6, Sections 6 and 8) and the Swedish Corporate Governance Code.
The report has been reviewed by Ericsson’s auditor in accordance with the Annual Accounts Act.
A report from the auditor is appended hereto.

1	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Introduction and key 2024 governance updates
To be an industry leader, market and technology leadership needs to be combined with operational excellence, including in how Ericsson conducts its business. Ericsson believes that strong corporate governance leads to better decision-making, enhancing its competitiveness, improving its ability to effectively execute on its strategy and, ultimately, driving shareholder value.
Ericsson’s Corporate Governance
Ericsson is committed to maintaining the highest standards of corporate governance and has established a corporate governance framework that:
–	Empowers the business, enabling strategic execution and operational excellence.
–	Promotes and facilitates effective oversight across the organization by the Board of Directors (the Board), the President and CEO, and the Executive Team throughout all levels of the organization.
–	Facilitates high-quality decision-making with clear accountabilities at all levels.
–	Instils a robust approach to risk management to effectively identify, manage and mitigate risks and capture opportunities.
Ericsson prioritizes an
integrity-led
culture and ethics and compliance in everything it does, driving integrity into and across the organization. Ericsson’s governance framework guides its people while building on their strengths – fostering a culture of transparency, collaboration and open dialogue, sound and ethical business decisions, strong risk management, clear and consistent remediation of misconduct, and cross-functional coordination. Ericsson has implemented practices and procedures that establish clear rules of governance, ranging from matters requiring approval of the Company’s shareholders and its Board, to conflicts of interest policies and director and management duties and obligations. All of these support Ericsson in managing its business in line with its values: professionalism, respect, perseverance and integrity.
Key corporate governance actions in 2024
Ericsson’s intensive work on strengthening and simplifying its corporate governance practices continued throughout 2024 and was pursued in concert with further improvements to its Ethics and Compliance Program. In June 2024, Ericsson concluded its four-year compliance Monitorship. The role of the Monitor was to comprehensively review, assess, evaluate and test all aspects of Ericsson’s global anti-bribery and corruption compliance program and internal controls. The Monitor’s certification and the conclusion of the Monitor team’s work and term was an important milestone, but the work is by no means complete. Due to the breadth of Ericsson’s global organization and the industry in which it operates, ongoing vigilance is required as part of Ericsson’s continuous journey of embedding and improving its Ethics and Compliance Program. During 2024, Ericsson also continued its progress towards simplification and digitalization of processes, cross-functional collaboration, shared accountability and strong support for the Speak Up culture. These actions included:
–	Re-launching a refreshed and simplified Code of Business Ethics in early 2024.
–	Introducing improved and clarified Group governance, decision-making, contracting and operational excellence principles.
–
Continuing to leverage the successful implementation of the Material Group Risk Protocol and Business Risk Committee into the Group’s governance and risk management frameworks to support effective risk identification, mitigation and monitoring.

–
Continuing to embed various aspects of its compliance program into business operations, through a close partnership with the compliance function and stakeholders across the entire organization (as described further below in the Ethics and Compliance section).

–	Continuing to strengthen performance-management at all levels of the organization, while also implementing clear and consistent remediation measures where misconduct has occurred.
–
Continuing to update, streamline and clarify the Group’s key policies and other guidance documents, including those on contracting, compliance, allegation assessments, investigations and remediation, and human rights. This work will be ongoing through 2025.

Throughout 2024, to foster strong and clear governance and continue embedding operational excellence across the organization, Ericsson introduced a set of core governance pillars for the Group to complement the Material Group Risk Protocol and Code of Business Ethics. These pillars set principles and requirements to guide decision-making, risk management, business ethics, handling of priority contracts and how employees work together as an organization. Together with a set of key Group policies, the pillars form the foundation of the Group’s operations, and articulate the core rules, expectations and relevant standards (both internal and external) for Ericsson and its employees and facilitate high-quality decision-making, improved risk management and simplification across the Group.
 Ericsson believes that driving integrity into
day-to-day
decision-making requires constant focus to ensure that compliance processes and related controls are fit for their intended purpose and that they are tested and refined as appropriate. Looking ahead, as the business evolves, Ericsson will continue to work to improve its anti-corruption controls and further embed them into its operations and managerial decisions. At the same time, Ericsson will also continue rigorous testing of the Ethics and Compliance Program’s effectiveness, which includes clear expectations for management to understand and address testing results and process adherence within the areas of their responsibility, further strengthening the foundation for a well-embedded, self-sustaining Ethics and Compliance Program. As part of its prioritization of an integrity-led
culture and embedding the Ethics and Compliance Program across the entire, extensive global organization, Ericsson reviews its geographic footprint, including in high-risk and/or developing jurisdictions, on an ongoing basis and has in the past and may in the future decide to exit certain jurisdictions where it is deemed to be in the best interest of the company.
Shareholder engagement on governance topics
As part of Ericsson’s ongoing shareholder engagement, and in addition to the ordinary course communication between shareholders and Ericsson’s Investor Relations and management team throughout the year, during the first and fourth financial quarters of 2024, the Chair of Ericsson’s Board, Jan Carlson, and the Chair of the Audit and Compliance Committee, Eric Elzvik, had dialogues with shareholders and held Company-initiated substantive discussions with shareholders representing approximately 57% of shares outstanding. These are typically focused on a broad range of governance topics with the objective to understand and receive shareholder feedback and respond to questions. During 2024, the discussions centered on remuneration programs, board composition, and the thoughtful, multi-year transformation of the Company’s governance, culture and Ethics and Compliance Program, as well as sustainability and other topics. Shareholders communicated support for Ericsson’s overall executive remuneration philosophy, which includes an integrity-based component, the Audit and Compliance Committee’s strong oversight of the compliance function, and the frequent and in-depth
reporting on the effectiveness of the Ethics and Compliance Program to the Audit and Compliance Committee.
 Feedback from these discussions has informed Board and Committee discussions and responsiveness, including in the following areas:
–	Potential changes to long-term remuneration programs, including the proposed addition of three-year performance metrics to the 2025 Long Term Incentive

2	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

(LTV) plan to address shareholder feedback and facilitate further alignment of management incentives with long- term performance.
–	Board composition, including refreshing and maintaining key areas of expertise and breadth of qualifications, experience and background to facilitate effective oversight and strategic direction.
Shareholders have also appreciated the information and proactive engagement on key topics, including:
–	Significant improvements made to Ericsson’s governance framework, which includes enhanced Board and management oversight and strong, proactive risk management.
–	The effective integration of enhanced controls into Ericsson’s operations and decision-making.
–
Emphasis on driving continuous cultural change with a focus on embedding integrity into Ericsson’s ways of working, fostering a culture of transparency, collaboration and open dialogue, and supporting sound and ethical business decisions.

Governance structure and core values
Governance structure
Ericsson’s organizational governance structure is comprised of the following:

Under the Swedish Companies Act, Ericsson’s shareholders retain certain decision-making rights, including any matters that do not expressly fall within the exclusive competence of another corporate body. Shareholder decision-making rights include, among other things, the power to elect the Board of Directors, and approval of any amendments to the articles of association and certain corporate restructurings.
 The Board consists of members elected annually at the General Meeting, as well as employee representatives and their deputies (which the unions have the right to appoint under Swedish law). The Board is ultimately responsible for the organization of Ericsson and the management of Ericsson’s operations and is thus ultimately responsible for overseeing the Company’s strategy, organization and operations, and has established four Committees: (1) the Audit and Compliance Committee, (2) the Finance Committee, (3) the Remuneration Committee and (4) the Enterprise Business and Technology Committee.
 The President and CEO is appointed by the Board and is responsible for the day-today
management of the Group in accordance with the Swedish Companies Act, as well as in accordance with guidelines from the Board. The President and CEO updates the Board regularly on issues of importance to Ericsson, including matters of business development, results, financial position and liquidity.
 The President and CEO is supported by the Executive Team. The Executive Team consists of the President and CEO, the Chief Legal Officer, the Chief Financial Officer (CFO), the Chief Operating Officer, the Chief People Officer, the Chief Technology Officer, the Chief Marketing and Communications Officer, the Head of Group Operations, and the Heads of business areas and market areas.
 The members of the Executive Team, led by the President and CEO, are responsible for: (1) steering the Group and defining Group strategies and policies, driving the corporate strategy and establishing and maintaining the corporate culture, (2) Group-wide oversight and providing an effective framework for decision making and risk management (including through the implementation of effective governance, a strong compliance program and related internal controls), and (3) leading on operational excellence and performance management, optimizing competitiveness and realizing global synergies through efficient organization of the Group. The executive leaders set the tone for the entire organization by promoting high standards of performance and critical thinking, exemplifying collaboration and maintaining a holistic perspective for the entire organization.
 Ericsson’s organizational structure consists of central Group functions (including Finance, Legal Affairs and Compliance, Technology, People, Marketing and Corporate Relations, Support and Operations), together with five business areas and five geographical market areas. From March 15, 2025, there will be four geographical market areas.
 The corporate center of the Group plays a critical role in: (1) defining Group strategy, governance and policies, (2) driving the corporate strategy and establishing and maintaining the corporate culture, including being responsible for Group-wide oversight and ensuring an effective and cohesive framework for decision-making and risk management, (3) managing and executing on central corporate matters (including corporate governance, corporate and risk management controls, capital structure, financing and other corporate transactions, listing compliance and disclosure obligations), (4) Group financial management and reporting (including determining targets for operational units, allocating resources and monitoring market area and business area performance), and (5) providing value-adding, subject-matter expertise to further execute on strategic priorities (including on legal, mergers and acquisitions, finance, compliance, technology, communications, security, sustainability, health and safety, and people matters).
 Business areas are responsible for developing competitive,
product-led
business solutions, including both products and services and for investing in research and development for technology and cost leadership. Heads of business areas are also part of the Executive Team and are responsible for managing the business of their respective business area.
 Market areas are responsible for selling and delivering customer solutions and engaging with customers to establish leading positions, with a focus on strategically important markets. Heads of market areas are also part of the Executive Team and responsible for managing the business of their respective market area.
Ownership structure
As of December 31, 2024, the Parent Company had 385,423 registered shareholders, of which 373,815 were resident or located in Sweden (according to the share register kept by Euroclear Sweden AB). Swedish institutions held approximately 58.79% of the votes. The largest shareholders, as of December 31, 2024, were Investor AB with approximately 24.52% of the votes (9.3% of the shares), AB Industrivärden with approximately 15.1% of the votes (2.6% of the shares) and AMF Tjänstepension and AMF Fonder with approximately 5% of the votes (2.97% of the shares).
 A significant number of the shares held by foreign investors are nominee-registered, i.e., held of record by banks, brokers and/or nominees (acting on behalf of underlying shareholders). This means that the actual shareholder is not displayed in the share register kept by Euroclear Sweden AB or included in the shareholding statistics.
 Further information on Ericsson’s shareholders can be found in the chapter “The Ericsson Share” in the Financial Report.
Shares and voting rights
The share capital of the Parent Company consists of two classes of shares listed on Nasdaq Stockholm: A and B shares. Each Class A share carries one vote, and each Class B share carries one tenth of one vote. Class A and B shares entitle the holder to the same

3	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

proportion of assets and earnings and carry equal rights to dividends.
 The Parent Company may also issue Class C shares, which are converted into Class B shares to create treasury stock to finance and hedge long-term variable compensation programs resolved by the General Meeting of shareholders.
 In the US, the Ericsson Class B shares are listed on Nasdaq New York in the form of American Depositary Shares evidenced by American Depositary Receipts. Each American Depositary Share represents one Class B share.
 The members of the Board of Directors and the Executive Team have the same voting rights on shares as other shareholders holding the same class of shares.
Regulation
External rules
As a Swedish public limited liability company with securities traded on Nasdaq Stockholm as well as on Nasdaq New York, Ericsson is subject to a variety of rules that affect its governance. The primary external rules applicable to Ericsson’s governance include:
–	The Swedish Companies Act.
–	Applicable EU regulations.
–	The Swedish Corporate Governance Code.
–
The Nasdaq Stock Market Rules, including the Nasdaq Nordic Main Market Rules for Issuers of Shares and applicable Nasdaq New York corporate governance requirements (subject to certain exemptions principally reflecting mandatory Swedish legal requirements).

–	Applicable requirements of the US Securities and Exchange Commission.
Internal rules and policies
Ericsson’s articles of association and the work procedure for the Board of Directors (and its respective Committees) establish the foundation for Ericsson’s internal corporate governance, including its decision making.
 In addition, to promote compliance with legal and regulatory requirements and the high standards that Ericsson has set, Ericsson has established core governance pillars for the Group and has adopted a range of policies and procedures that include, among others:
–	The Code of Business Ethics.
–	The Code of Conduct for Business Partners.
–	Material Group Risk Protocol.
–	A set of core Group policies necessary to operate the Group’s business and satisfy its internal and relevant external standards. Each policy establishes the requirements and expectations for Ericsson and its employees.
Compliance with securities market regulations
Compliance with the Swedish Corporate Governance Code
The Swedish Corporate Governance Code is based on the principle of “comply or explain” and is published on the website of the Swedish Corporate Governance Board, which administers the Swedish Corporate Governance Code: https://bolagsstyrning.se/. Ericsson is committed to complying with best-practice corporate governance standards on a global level. Ericsson does not report any deviations from the rules of the Swedish Corporate Governance Code in 2024.
Compliance with applicable stock exchange rules
There has been no infringement by Ericsson of applicable stock exchange rules and no breach of good practice on the securities market reported by the disciplinary committee of Nasdaq Stockholm or the Swedish Securities Council in 2024.

Contact the Board of Directors	Annual General Meeting 2025

Telefonaktiebolaget LM Ericsson The Board of Directors Secretariat SE-164 83 Stockholm, Sweden	Ericsson’s Annual General Meeting 2025 is expected to be held on March 25, 2025.

boardsecretariat@ericsson.com	Further information is available on Ericsson’s website.

4	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Ethics and compliance
Ethics and Compliance Program
Ericsson continues to invest significant resources and efforts to strengthen its Ethics and Compliance Program, implementing and maintaining strong systems, controls and policies to effectively prevent and detect wrongdoing, including in the areas of ethics, anti-bribery and corruption, conflicts of interests, anti-money laundering and competition law. Importantly, as discussed above, this effort has been underpinned by work across the organization to transform the Company’s culture and enhanced governance frameworks and processes to strengthen Ericsson’s operations. In addition to protecting Ericsson’s best interests, the enhanced Ethics and Compliance Program has provided opportunities for further operational efficiencies, such as digitalized procedures and streamlined processes, which can increase productivity and reduce future operational costs.
 In early 2024, Ericsson adopted an enhanced and simplified Code of Business Ethics for the organization. The Code of Business Ethics sets out the Company’s expectations, principles and requirements for employees as they conduct business. It provides the framework for ethical decision-making, and guides employees in making decisions and managing risk as they engage with colleagues, customers, partners, owners, and other stakeholders. It supports Ericsson’s Speak Up culture and prohibits retaliation for raising compliance concerns in good faith. All employees are required to confirm their understanding of the Code of Business Ethics on a regular basis. The Code of Business Ethics sets the framework and standard for all employees to help ensure that the Company’s decisions and actions are ethical and that Ericsson is acting as a positive global force.
Integrated and Effective
Compliance Program
Since 2019, Ericsson has made significant investments to strengthen its Ethics and Compliance infrastructure, enhance its approach to governance and risk management and improve its corporate culture, overseen by the Board and the Executive Team. Ericsson’s anti-corruption compliance program and internal controls include typical compliance program hallmarks such as written policies, risk assessments, third party management, and promotion of ethical conduct by leadership. During 2023, led by the President and CEO and Executive Team, the Company drove its Business Critical Transformation initiative, which deployed cross-functional teams led by the business owners and supported by compliance and internal controls functions to help ensure compliance was fully embedded in the business, accessible to everyone, and working effectively in practice. Incorporating extensive training, monitoring, testing and continuous feedback, the Business Critical Transformation strengthened underlying business and functional processes, improving the overall effectiveness and sustainability of Ericsson’s Ethics and Compliance Program. Self-testing of the Ethics and Compliance Program’s effectiveness was conducted in close coordination with the independent Monitor related to the US Department of Justice resolution. In 2024, the Business Critical Transformation initiative was further embedded in the Company’s business operations and is now fully driven by the business owners, who continue to conduct self-testing using a risk-based approach. Continuous improvement is a cornerstone of the Ethics and Compliance Program and the Company’s management and Board are committed to continuing to embed the Ethics and Compliance Program in business operations so that it remains both effective and sustainable, and fit for its intended purpose as the business evolves.
 In June 2024, Ericsson concluded its four-year compliance Monitorship with an independent compliance Monitor who was appointed by the US Department of Justice in June of 2020 in connection with Ericsson’s 2019 Deferred Prosecution Agreement to resolve historical violations of the Foreign Corrupt Practices Act. The role of the Monitor was to comprehensively review, assess, evaluate, and test all aspects of Ericsson’s global anti-bribery and corruption compliance program and internal controls. The Monitor’s certification and the conclusion of the Monitor team’s work and term was an important milestone, but the work is by no means complete. Due to the breadth of Ericsson’s global organization and the industry in which it operates, ongoing vigilance is required as part of Ericsson’s continuous journey of embedding and improving its Ethics and Compliance Program. The work over the last several years has significantly strengthened Ericsson’s ability to identify and address actual and alleged misconduct as incidents arise and help ensure
Ericsson’s core values
The Company’s core values are the touchstones of its culture. They guide employees’ daily work, in how they relate to each other and the world around them and in the way the Company does business. As Ericsson executes its strategy, people are the foundation, embracing and carrying forward Ericsson’s core values of professionalism, perseverance, respect and integrity. At Ericsson, the satisfaction and well-being of employees is both consistent with its core values and a key element of its ability to compete and succeed in the future.

they are effectively remediated in a clear and consistent manner.
 To further reinforce accountability and compliance throughout the organization, all employees who are eligible for an STV pay-out
may be denied all or part the entitlement if they act in breach of Ericsson’s Code of Business Ethics. In addition, executives are subject to evaluation according to a set of pre-defined
integrity criteria, which includes compliance training, third-party management, allegation management and other items tied to the Company’s Ethics and Compliance program. Underperformance against these pre-defined
criteria can reduce STV
pay-out
by up to 100%.
 The Company has also continued to invest in digital capabilities to (i) enable employees, line managers and compliance professionals to work more efficiently, by more easily accessing compliance-relevant data, and (ii) simplify the Ethics and Compliance Program processes, in each case helping employees make integrity-driven decisions. The digital landscape continues to evolve, with exploration of AI and use of data analytics to further enhance management of anti-bribery and corruption risks.
Compliance reporting and investigations
The Company promotes transparency through the Ericsson Compliance Line, a dedicated communication channel for employees and external stakeholders to report any compliance concerns. The Ericsson Compliance Line is operated by a third party and is available 24/7, 365 days per year, and enables reporting from multiple countries in many languages, anonymously if chosen when permitted by law. Employees are expected to report concerns related to a violation of the Code of Business Ethics, including violations relating to corruption, fraud, accounting, internal controls, human rights matters, breach of law, or matters that could harm the business or reputation of Ericsson, its employees and shareholders. Where applicable, Ericsson employees and external

5	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

stakeholders have the option to report certain matters via local channels, which have been implemented in accordance with the European Union Directive on the protection of persons who report breaches of Union law.
 Ericsson’s Compliance Office and Investigations team is responsible for the overall compliance process, including assessing allegations of potential misconduct, appropriately investigating allegations of potential compliance violations, and ensuring appropriate remediation. The Head of Compliance Office and Investigations regularly reports on investigations to the Audit and Compliance Committee.
 The Company frequently publishes its Speak Up Newsletter, featuring anonymized examples of actual misconduct and resulting remediation, including corrective and disciplinary actions. The Speak Up Newsletter also includes short stories highlighting situations in which employees facing difficult choices choose to do the right thing, as well as lessons from enforcement actions against other companies. Progress in the Speak Up culture in recent years can be seen in the increased raising of compliance questions and potential concerns by Ericsson’s employees. The willingness by Ericsson’s employees to speak up is an essential safeguard to help ensure that the Company conducts business with integrity.
Sustainability and corporate responsibilities
The Board oversees Ericsson’s sustainability and corporate responsibility strategy, periodically receives reports on developments and performance of sustainability-related targets and approves the sustainability statements as part of the Annual Report. In addition to the principal oversight exercised by the Board, each of the Committees of the Board is involved in overseeing specific aspects of Ericsson’s sustainability and corporate responsibility strategy. The Audit and Compliance Committee oversees Ericsson’s Ethics and Compliance Program and whistleblower procedures, and it regularly receives updates on compliance-related matters from the Chief Legal Officer and the Head of Compliance Office and Investigations. The Audit and Compliance Committee also reviews the Group’s handling of information and cybersecurity and data privacy, as well as overseeing its sustainability and environmental, social and governance (ESG) reporting practices. The Finance Committee oversees the consideration of environmental sustainability in external funding through the application of the Green Financing Framework. As part of its role to prepare and propose rewards and compensation policies that attract and motivate senior management and align with the Company’s strategy, the Remuneration Committee considers the appropriate inclusion of environmental, social and business conduct criteria in variable compensation plans and monitors the performance of such criteria. Part of the Enterprise Business and Technology Committee’s role of monitoring the Company’s technology ecosystem, relationships and partnerships involves reviewing matters related to environmental sustainability, such as energy-related matters in Ericsson’s product portfolio. The Executive Team, led by the President and CEO, is responsible for approving Group-wide sustainability-related targets and regularly receives reports on the implementation of strategies and progress made on targets and milestones. Its members are also part of dedicated steering boards and committees that provide more frequent strategic guidance and oversight of sustainability and corporate responsibility-related matters.
Risk management
Risk management is an important element of strategic decision-making and value creation. Ericsson strives to capture the opportunities and threats relating to the Company’s strategic objectives. Ericsson’s risk management activities operate in tandem with the development and deployment of Ericsson’s business plans and operational strategies. The Company has made significant strides in recent years toward ensuring that strategic, external and internal risks are properly identified, assessed, internally reported, escalated, and effectively addressed. Establishing accountability for risk management at all levels of the organization is a key priority. Ericsson’s management emphasizes the importance of identifying and addressing risks in its decision-making at all levels and has integrated this in Ericsson’s relevant operational and functional processes. Ericsson strives to ensure that risk is appropriately assessed, transparently considered, and escalated within the organization as circumstances warrant.
 Ericsson’s Material Group Risk Protocol governs the analysis and escalation of material risk across the Group. The Business Risk Committee provides executive oversight and promotes accountability for potentially material risks. The Business Risk Committee is co-chaired
by the Chief Legal Officer and the CFO and serves as a fully-embedded risk escalation and oversight forum that has strengthened management’s decision-making and handling of risks. The Business Risk Committee process and Group-wide assessment of risk have enhanced Ericsson’s holistic insights into enterprise risk and have increased alignment and the ability to effectively address risks that impact various parts of the organization. In particular, the Business Risk Committee reviews risk matters with potential material impact (including risks that arise in “high risk” jurisdictions) and provides a management forum for monitoring and reviewing risks identified in the Enterprise Risk Management system. The framework establishes an enterprise-level baseline for transparency and risk oversight. Group-level Enterprise Risk Management activities are overseen by the Business Risk Committee, which reports relevant matters to the Board, of which the Audit and Compliance Committee has oversight responsibility for the Company’s risk management and its Enterprise Risk Management framework.
 Financial risk management is overseen by the Finance function. For further information on financial risk management, please see Notes to the consolidated financial statements – note F1 “Financial risk management” in the Financial Report.
 The Material Group Risk Protocol, the Business Risk Committee and Ericsson’s Enterprise Risk Management framework operate in a complementary manner to provide the Board and management with a consolidated view of Group risk.
 The Enterprise Risk Management framework is designed to promote a risk identification and management culture with bottom-up
identification and management of risks that present uncertainty in Ericsson’s ability to achieve its long- and short-term objectives.
 Each manager across the Group is charged with addressing risks within their respective area of responsibility. The Group Risk Management function drives Enterprise Risk Management strategy execution and Enterprise Risk Management operations at the Group level. The head of each central Group function, market area and business area oversees risk management of the respective unit and establishes and maintains processes to identify, assess and escalate risks with one or more enterprise risk managers within the unit.
 Ericsson’s Enterprise Risk Management process provides a system for assessment and mitigation of risks across the Group and for all roles with responsibilities for risk management activities. This process seeks to ensure that Group functions, market areas and business areas consider risk in relation to strategic objectives and decision-making, while ensuring escalation of material Group risks to the Business Risk Committee. The Company continues to bolster its transactional controls and data analytics, including increased due diligence and monitoring of third-party relationships. Ericsson has also expanded anti-corruption risk assessments to address country-specific compliance risks, developed a State-Owned Entities Map to identify public officials and state-owned customers, expanded on-the-ground,
in-country
compliance officers and increased personnel levels in both compliance and other gatekeeper functions.

6	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

 Risk assessment includes the maintenance of a global risk register with views for each unit, which has responsibility for escalating potentially material risks to the Business Risk Committee when appropriate. The Group Risk Management function maintains a consolidated risk register of enterprise-level risk.
 Risks within the scope of accountability for the Group function, market area and business area are identified in a bottom-up
risk identification process. The relevant business leadership team and other personnel in the unit, supported by the unit enterprise risk manager, identify and consider risks, including material Group-level risks. Material risks are then escalated to the Business Risk Committee in accordance with the Material Group Risk Protocol.
 Ericsson takes a holistic approach to risk management that covers the spectrum of probability and impact. Risk analysis classifies the probability of an identified risk and the impact across four dimensions: (1) financial, (2) strategic, (3) occupational health and safety, and (4) reputational. Each unit’s key risks are documented in the global risk register, based on risk ownership, alignment with managerial responsibility and functional responsibility.
 For all material risks in each unit’s risk register, management considers risk treatment options. These options may include risk responses or other actions, such as avoiding or accepting the risk, mitigating the probability or impact of the risk, transferring the risk management or potential impact to a third party, or increasing strategic business risk in order to pursue an opportunity. After implementation of the risk management plan, its effectiveness is assessed on an ongoing basis to facilitate corrective actions when appropriate.
 The Group Risk Management function monitors the efficiency and effectiveness of the Enterprise Risk Management framework. This is done with the help of a risk management tool and through self-assessments, as well as by providing assessment requirements regarding risk management to the ISO 9001 internal assessment process and following up on the internal assessment results. The Group Risk Management function also reviews internal and external audit results to address identified weaknesses as part of the continuous improvements of the Enterprise Risk Management framework.

 Effective communication is important to enable employees to share information, collaborate, and support each other in managing risks in the business. The Group Risk Management function works to create awareness and improve knowledge with respect to risk management issues across the Group. Ericsson has established a Group Risk Council to facilitate cross-group alignment and improvements of the Enterprise Risk Management framework, as well as of the management of actual risks, chaired by the Head of Group Risk Management, and in which enterprise risk managers from all market areas, business areas and Group function units participate.
 The Head of Group Risk Management consolidates and summarizes the risks reported to the Business Risk Committee on a quarterly and annual basis.
Cybersecurity
Cybersecurity risk management
and strategy
Every year Ericsson identifies and manages numerous cyber-attack attempts, vulnerabilities, and cybersecurity incidents. In 2024, Ericsson detected and resolved cybersecurity incidents effectively, as none were considered to be material. Ericsson faces certain ongoing risks from advanced threat actors that, if realized and not timely detected and mitigated, are reasonably likely to materially affect the Company, including its operations, strategy, results of operations, or financial condition. The strategic and sensitive nature of the information and telecommunications industry also heightens exposure to cyberattacks aimed at disrupting, damaging or infiltrating another’s critical infrastructure, network and systems and corporate espionage with respect to both technology and commercial matters, including in both cases from state-backed and criminal threat actors. See Risk Factor 4.1.

ERM Process map

7	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

 Ericsson has developed and implemented cybersecurity programs intended to protect the confidentiality, integrity, and availability of its critical systems and information as well as its products and services.
 Ericsson is globally certified to ISO/ECN 27001:2022 for Information Security Management Systems, which is integrated into the Group Management System and encompasses Ericsson’s security requirements, including for third parties, as well as practices to assess security posture and performance. Ericsson has a central threat intelligence team and multiple security risk managers responsible for assessing security threats and vulnerabilities and identifying cybersecurity risks, including third-party risks. Ericsson’s Cyber Defense Center works to monitor, detect, respond, and limit any cybersecurity attacks from expanding in severity or scale. The incident management team function is designed and staffed for continuous availability and includes security and computer forensics specialists responsible for escalating and investigating incidents. If needed, business continuity plans are in place to help recover from the effects of a cybersecurity incident. Internal adherence to frameworks and processes is achieved through quantitative and qualitative measurements, including regular external and internal audits, and regularly recurring training, including on security awareness.
 To secure Ericsson’s products and services, Ericsson’s Security Reliability Model mandates product and feature risk assessments, secure design, secure coding principles, use of analysis tools, and supply chain security requirements to avoid vulnerabilities. To mitigate security risks, Ericsson maintains a catalogue of externally developed components and code used in its products and thorough testing is performed to ensure high product quality. Training is provided to the workforce about the Security Reliability Model and its included tasks and activities. The Product Security Incident Response Team coordinates remediation for customers affected by vulnerabilities or security incidents in Ericsson products and actively monitors vulnerabilities in third-party software and alerts the relevant product development organization. Ericsson’s product development and lifecycle processes have been successfully audited to the GSMA Network Equipment Security Assurance Scheme since 2020. Several products are also externally evaluated against 3GPP Security Assurance Specification.
 Ericsson’s cybersecurity programs do not imply that it always meets all technical specifications or requirements at all times, but that the aforementioned frameworks help to identify, assess, and manage cybersecurity risks relevant to its business.
Cybersecurity governance
The Board considers cybersecurity risks as part of its risk oversight function and has delegated the specific oversight of cybersecurity risks to the Audit and Compliance Committee, which receives regular briefings from the Chief Security Officer on cybersecurity matters.
 Ericsson’s President and CEO sets the overall direction for cybersecurity by approving Ericsson’s Security Strategy and its Security Policy. In addition, the Executive Team regularly receives briefings on cybersecurity risks, posture, investments and strategy execution and has established the Group Enterprise Security and Privacy Board, which manages the oversight of enterprise security, including cybersecurity and privacy. The Chair of the Group Enterprise Security and the Privacy Board is the Chief Operating Officer, and the Group Enterprise Security and Privacy Board’s agenda is driven by the Chief Security Officer, Maj. Gen. (Ret) Fredrik Robertsson.
1)
The Group Enterprise Security and Privacy Board assembles executives and other senior business leaders a minimum of five times a year to review, recommend and endorse high-level security plans and monitor risks and security strategy execution.
 Ericsson’s cybersecurity program is under the direction of the Chief Security Officer, who is responsible for enterprise security and reports to the Chief Operating Officer. The Chief Technology Officer is responsible for Product Security and Privacy and has delegated the handling of security requirements, standards and architecture related to product development and product management to the Chief Product Security Officer, Mikko Karikytö.
2)
 The respective Group function, market area and business area head are responsible for the implementation of security controls into Ericsson’s business processes and operations, which is mandated by the Chief Security Officer, the Chief Technology Officer or the Chief Product Security Officer, or through local laws, regulations or customer requirements. The Chief Security Officer and the Chief Product Security Officer regularly receive briefings and reports from the business areas, market areas and relevant Group functions on identified cybersecurity risks, vulnerabilities, and posture.
General Meetings of shareholders
Decision-making at General Meetings
The decision-making rights of Ericsson’s shareholders are exercised at General Meetings of shareholders. Most resolutions at General Meetings are passed by a simple majority. However, the Swedish Companies Act requires qualified majorities in certain cases, for example, in the case of a resolution on amendments to the articles of association or a resolution to transfer treasury stock to employees participating in long-term variable compensation programs.
The Annual General Meeting of shareholders
The Annual General Meeting of shareholders is held in Kista, Stockholm. The date and venue for the meeting are announced on the Ericsson website no later than the time of release of the third quarter interim financial report in the preceding year.
 Shareholders who cannot participate in person may be represented by proxy. The Board of Directors may decide, in accordance with the articles of association, that the shareholders also shall be able to exercise their voting rights by post before the Annual General Meeting pursuant to the procedure stated in the Swedish Companies Act. Only shareholders registered in the share register have voting rights. Nominee-registered shareholders who wish to vote must request to be entered into the share register by the record date for the Annual General Meeting.
 The Annual General Meeting is held in Swedish and is simultaneously translated into English. Documentation provided by the Company is available in both Swedish and English.
 The Annual General Meeting gives attending shareholders the opportunity to raise questions relating to the operations of the Group. Normally, the majority of the members of the Board of Directors and the Executive Team are present to answer such questions.
 The external auditor is present at the Annual General Meeting.
Ericsson’s Annual General Meeting 2024
Including shareholders represented by proxy, 2,611 shareholders were represented at the Annual General Meeting held on April 3, 2024, representing approximately 74% of the votes.

1)
Maj. Gen. (Ret) Fredrik Robertsson serves as Ericsson’s Chief Security Officer and Head of Group Security. His diverse experience includes former roles at the Swedish Armed Forces Headquarters, such as Director of Plans, Chief Information Officer, and CISO, which included directing and developing the Swedish Armed Forces’ cyber capability and cyber defense. He holds a Master of Science degree in Political Science with a specialization in Security Studies. Additionally, Maj. Gen. (Ret) Robertsson has been an active member of the Swedish Contingencies Agency Cyber Security Council and serves as a board member for Sectra AB.

2)
Mikko Karikytö is Ericsson’s Chief Product Security Officer and Head of Product Security and was previously Head of Network Security and Head of Product Security Incident Response Team. Additionally, Mr. Karikytö is engaged in industry collaboration through organizations like ETIS (a collaboration community for the European Telecom industry), Forum of Incident Response and Security Teams, and EU Commission work groups. He has provided subject matter expertise for committee hearings of the UK parliament and the German Bundestag in connection with 5G security.

8	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

 The Annual General Meeting 2024 was held in Kista, Stockholm. The shareholders were also able to exercise their voting rights by post before the meeting. In addition to the shareholders, the meeting was attended by members of the Board of Directors, members of the Executive Team, members of the Nomination Committee and the external auditor.
 Decisions of the Annual General Meeting 2024 included:
–	Discharge of liability for the members of the Board and for the Company’s President and CEO for the financial year 2023.
–	Payment of a dividend of SEK 2.70 per share to be paid in two installments.
–	Re-election of Jan Carlson as Chair of the Board of Directors.
–
Re-election
of the following members of the Board of Directors: Jon Fredrik Baksaas, Jan Carlson, Carolina Dybeck Happe, Eric A. Elzvik, Börje Ekholm, Kristin S. Rinne, Jonas Synnergren, Jacob Wallenberg and Christy Wyatt.

–	New election of Karl Åberg as member of the Board of Directors.
–	Approval of Board of Directors’ fees, in accordance with the Nomination Committee’s proposal:
–	Chair: SEK 4,640,000 (previously SEK 4,500,000).
–	Other non-employee Board members: SEK 1,175,000 each (previously SEK 1,140,000).
–	Chair of the Audit and Compliance Committee: SEK 540,000 (previously SEK 495,000).
–	Other non-employee members of the Audit and Compliance Committee: SEK 310,000 each (previously SEK 285,000).
–	Chair of the Enterprise Business and Technology Committee: SEK 230,000 (previously SEK 210,000).
–	Other non-employee members of the Enterprise Business and Technology Committee: SEK 200,000 (previously SEK 185,000).
–	Chairs of the Finance Committee and the Remuneration Committee: SEK 220,000 each (previously SEK 210,000).
–	Other non-employee members of the Finance Committee and the Remuneration Committee: SEK 195,000 each (previously SEK 185,000).
–	Approval for part of the Board members’ fees to be paid in the form of synthetic shares.
–	Re-appointment of Deloitte AB as auditor for the period up until the end of the Annual General Meeting 2025 and approval of the auditor fee.
–	Implementation of the Long-Term Variable Compensation Program (LTV) 2024 for the Executive Team, including the President and CEO, and for Executives.
–
Approval of the transfer of treasury stock to employees and on an exchange, directed share issue, and authorization for the Board of Directors to decide on an acquisition offer for the previously resolved LTV program I 2023. The authorization has been exercised.

–	Approval of the transfer of treasury stock on an exchange for previously resolved LTV programs 2021, 2022 and II 2023.
The minutes and the detailed voting results of the resolutions from the Annual General Meeting 2024 are available on Ericsson’s website at
https://www.ericsson.com/sv/om-oss/corporate-

governance/shareholder- meetings/annual-general-meeting-2024.
Nomination Committee
The Nomination Committee is appointed each year in accordance with the Instruction for the Nomination Committee adopted by the Annual General Meeting. The Instruction for the Nomination Committee includes the tasks of the Nomination Committee and the procedures for appointing its members and applies until the Annual General Meeting resolves otherwise.
 Under the Instruction, the Nomination Committee shall consist of representatives of the four largest shareholders by voting power by the end of the month in which the Annual General Meeting was held, and the Chair of the Board of Directors.
 The Nomination Committee may also include additional members following a request by a shareholder. The request must be justified by changes in the shareholder’s ownership of shares and be received by the Nomination Committee no later than December 31 of each year. No fees are paid to the members of the Nomination Committee.

Contact the Nomination Committee Telefonaktiebolaget LM Ericsson The Nomination Committee c/o The Board of Directors Secretariat SE-164 83 Stockholm Sweden nomination.committee@ericsson.com
Proposals to the Nomination Committee

Shareholders may submit proposals to the Nomination Committee at any time, but should do so in due time before the Annual General Meeting to ensure that the proposals can be considered by the Nomination Committee. Further information is available on Ericsson’s website.

However, the Company shall bear reasonable expenses related to the assignment of the Nomination Committee.
Members of the Nomination Committee
The current Nomination Committee members are:
–	Johan Forssell (appointed by Investor AB), Chair of the Nomination Committee.
–	Helena Stjernholm (appointed by AB Industrivärden).
–	Anders Oscarsson (appointed by AMF Tjänstepension and AMF Fonder).
–	Christer Gardell (appointed by Cevian Capital).
–	Jan Carlson (the Chair of the Board of Directors).
The tasks of the Nomination Committee
The principal task of the Nomination Committee is to propose Board members for election by the Annual General Meeting. As a member of the Nomination Committee, the Chair of the Board of Directors fulfills an important role in keeping the Nomination Committee informed of the Company’s strategy and future challenges. Such insights are necessary for the Nomination Committee to be able to assess the competence and experience that is required by the Board. In addition, the Nomination Committee must consider independence rules applicable to the Board of Directors and its Committees.
 The Nomination Committee also makes the following proposals for resolution by the Annual General Meeting:
–	Remuneration to non-employee Board members elected by the Annual General Meeting and remuneration of the auditor.
–	Appointment of auditor, who is proposed in consultation with the Audit and Compliance Committee of the Board.
–	Election of Chair at the Annual General Meeting.
–	Changes to the Instruction for the Nomination Committee (if any).
Work of the Nomination Committee for
the Annual General Meeting 2025
The Nomination Committee started its work for the Annual General Meeting 2025 by reviewing the list of its duties under the Swedish Corporate Governance Code, including Swedish Corporate Governance Code, section 4.1 which sets out the required considerations for board composition, and the Instruction for the Nomination Committee and by setting a timeline for its work. Section 4.1 of the Swedish Corporate Governance Code requires that the board have a composition appropriate to the company’s operations, phase of development and other relevant circumstances, and elected members collectively exhibit diversity and breadth of qualifications, experience and background.

9	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

 To facilitate a thorough understanding of Ericsson’s business and strategy, both the Chair of the Board and the President and CEO presented their views to the Nomination Committee on the Company’s strategy and challenges.
 To ensure a board composition with appropriate breadth of qualifications, experience and background, consistent with the requirements of the Swedish Corporate Governance Code, the Nomination Committee analyzed the required competencies in the Board and has considered the results of the Board work evaluation led by the Chair of the Board. On this basis, the Nomination Committee sought to identify the most qualified candidates with the competence and experience required by Ericsson’s Board members and with a diversity of experience and background. The Nomination Committee considers areas where the Board composition could be improved and aims to propose a composition of Board members with complementing experiences and competencies to make it possible for the Board to contribute to the positive development of Ericsson. The Nomination Committee searches for potential Board member candidates with both a long-term and a short-term perspective and focuses on involving diverse perspectives into the Board work and considerations. The Nomination Committee also considers the need for periodic change and carefully assesses whether the proposed Board members have the capability to devote necessary time and care to the Board’s work.
 In 2024, the Committee met with the Chair of the Audit and Compliance Committee to acquaint itself with the assessments made by the Company and the Audit and Compliance Committee regarding the quality and efficiency of external auditor work. The Audit and Compliance Committee also provided its recommendations on external auditor and audit fees.
 As of February 20, 2025, the Nomination Committee has held five meetings.
 The complete proposals of the Nomination Committee were presented in connection with the notice convening the Annual General Meeting 2025.
Board of Directors
The Board of Directors is ultimately responsible for the organization of Ericsson and the management of Ericsson’s operations. The Board appoints the President and CEO, who is responsible for managing the day-to-day
operations in accordance with guidelines from the Board. The President and CEO updates the Board regularly on issues of importance to Ericsson, including business development, results, financial position and liquidity.
 Board members serve from the close of one Annual General Meeting to the close of the next but can serve any number of consecutive terms.
 The President and CEO may be elected as a Director of the Board (and Börje Ekholm is currently a Director) but may not be elected Chair of the Board under the Swedish Companies Act.
Conflicts of interest
Ericsson maintains rules and procedures regarding conflicts of interest. Members of the Board are required to promptly disclose any situations that may constitute a conflict of interest and are asked periodically to certify that they have disclosed any relevant situations. Board members are disqualified from participating in any decision regarding agreements between themselves and Ericsson. The same applies to agreements between Ericsson and any third party or legal entity in which the Board member has an interest that may be contrary to the interests of Ericsson.
 The Audit and Compliance Committee oversees the procedures for related-party transactions. The Audit and Compliance Committee has also implemented a pre-approval
process for
non-audit
services carried out by the external auditor.
Composition of the Board of Directors
The current Board of Directors consists of nine Board members elected by the shareholders at the Annual General Meeting 2024 for the period until the close of the Annual General Meeting 2025. Carolina Dybeck Happe resigned from the Board on September 23, 2024 following her appointment to a new role. The Board of Directors also consists of three employee representatives and three deputies, appointed by the trade unions for the same period.
 The Nomination Committee advised before the Annual General Meeting 2024 that it had applied the Swedish Corporate Governance Code, section 4.1, as a diversity policy. The current Board composition is the result of the work of the Nomination Committee prior to the Annual General Meeting 2024. The Board consists of Board members with appropriate qualifications, experiences from different cultural/geographic areas and competencies from different industry sectors. Following Carolina Dybeck Happe’s resignation from the Board of Directors, 25% of the shareholder-elected Board members, excluding the President and CEO, are women. As the Nomination Committee considers periodic refreshment of the Board, diversity is an important consideration, among others, including complementary expertise, experience and the ability to devote necessary time and care to the Board’s work in order to provide effective oversight.
Work procedure
In accordance with the Swedish Companies Act, the Board of Directors has adopted a work procedure for the Board and its Committees outlining rules for the distribution of tasks among the Board, its Committees and the President and CEO. This complements the rules in the Swedish Companies Act and in the articles of association of the Company. The work procedure is reviewed, evaluated and amended by the Board as required or appropriate, and is formally adopted by the Board at least once a year.
Independence
The Board of Directors and its Committees are subject to a variety of independence rules under applicable Swedish law, the Swedish Corporate Governance Code and applicable US securities laws, US Securities and Exchange Commission rules and the Nasdaq Stock Market Rules as a foreign private issuer. Ericsson can rely on exemptions from certain US and US Securities and Exchange Commission requirements and may decide to follow Swedish practices in lieu of some Nasdaq Stock Market independence rules.
 The composition of the Board of Directors meets all applicable independence criteria. The Nomination Committee concluded before the Annual General Meeting 2024 that, for purposes of the Swedish Corporate Governance Code, at least seven of the nominated Board members were independent from Ericsson, its senior management and its major shareholders. These were Jon Fredrik Baksaas, Jan Carlson, Carolina Dybeck Happe, Eric A. Elzvik, Kristin S. Rinne, Jonas Synnergren and Christy Wyatt.
 At Board meetings where the Board members meet in person, a session of only the non-executive
Directors is normally held, which gives the
non-executive
Directors the opportunity to have discussions without Ericsson management present.
Structure of the work of the Board
of Directors
The work of the Board follows an annual cycle. This enables the Board to appropriately address each of its duties and to keep strategy, risk assessment and value creation high on the agenda.
 As the Board is responsible for financial oversight, financial information is presented and evaluated at Board meetings. Furthermore, the Chair of each Committee reports on Committee work at Board meetings, and minutes from the Committee meetings are made available to all Board members.
 At Board meetings, the President and CEO reports on business and market developments as well as on the financial performance of the Group. Strategic issues and risks are also addressed at most Board meetings. The

10	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Board is regularly informed of developments in legal and regulatory matters of importance. Board and Committee meetings may, as appropriate, be held by way of telephone or video conference, and resolutions may be taken per capsulam.
The 2024 annual work cycle of the Board
In order to facilitate Group strategy development and its setting of fundamental priorities, the Board annually sets out and refreshes a framework agenda and priority areas of focus, oversight and engagement for the upcoming year to guide its work.
In addition to its oversight of Ericsson’s strategy, financial and business performance, core focus areas of the Board in 2024 included: (i) maintaining and strengthening technology leadership; (ii) geopolitics; (iii) global competitive landscape; (iv) talent management and succession planning; (v) continuing cultural transformation and maintaining the highest standards of corporate governance (including a focus on transparency, accountability and operating ethically); and (vi) effectively managing risk and overseeing operational effectiveness.
Strategy, key customer transactions, ethics and compliance, geopolitics and regulatory matters, are among the matters that have been in focus with the Board during the year. Compliance, strategy and risk management are always high on the Board’s agenda as well as sustainability and corporate responsibility, which are integrated into the strategy. The Board continuously monitors international developments and their possible impact on Ericsson.
The Board follows an annual work cycle to appropriately address its duties during the year as well as to facilitate alignment with the Company’s global processes to allow appropriate Board involvement and oversight at key points in the business and financial year. Throughout 2024, the Board held regular Board meetings, including those listed below, as well as extraordinary Board meetings as needed.
–	Fourth-quarter and full-year financial results meeting
Following the end of the calendar year, the Board held a meeting that focused on the financial results of the entire year 2023 and handled the fourth-quarter financial report.
–	Financial targets meeting
A Board meeting was held for the Board to address financial targets for 2024.
–	First interim report meeting
At the first interim report meeting, the Board addressed the interim financial report for the first quarter of the year.
–	Statutory Board meeting
A Board meeting was held in connection with the Annual General Meeting 2024. Members of each of the Board Committees were appointed and the Board resolved on signatory powers.
–	Second interim report meeting
At the second interim report meeting, the Board addressed the interim financial report for the second quarter of the year and the financial outlook.
–	Strategy meeting

A Board meeting was held for a detailed review of short-term and long-term strategies of the Group, including for each business area, with particular focus on the macroeconomic and geopolitical environment.

–	Third interim report meeting
At the third interim report meeting, the Board addressed the interim financial report for the third quarter of the year and the financial outlook.
Training
New Board members receive training tailored to their individual needs. Introductory training typically includes meetings with heads of business areas and Group functions, as well as training required by Nasdaq Stockholm on listing issues and insider rules.
The Board’s strategy discussions are usually combined with in depth sessions into issues of importance for the Group, including business area and market area deep-dive sessions. Board members’ knowledge in these fields is crucial to allow well-founded Board resolutions, and to allow the Company to take due advantage of the different competencies of the Board members. In 2024, Ericsson also began a series of training sessions for the Board on key sustainability topics for the Group.
Auditor involvement
At the Annual General Meeting 2024, Deloitte AB was reappointed external auditor.
The Board meets with Ericsson’s external auditor in closed sessions at least once a year to receive and consider the auditor’s observations. The auditor provides reports to management on the accounting and financial reporting of the Group.
The Audit and Compliance Committee also meets regularly with the auditor to receive and consider observations on the interim reports and the Annual Report. The auditor reports on whether the accounts and

The Board’s annual work cycle 2024

11	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

the general financial position of the Group are presented fairly in all material respects.
In addition, the Board reviews and assesses the process for financial reporting, as described on page 25 under Internal control over financial reporting. Combined with other steps taken internally, the Board’s and the auditor’s review of the interim and annual reports are deemed to give reasonable assurance of the effectiveness of the internal controls over financial reporting.
Work of the Board of Directors in 2024
In 2024, the Board held 13 meetings. For attendance at Board meetings, see the table on page 14. In addition to the Board meetings held as a part of the annual work cycle of the Board, the Board receives information updates in writing or in telephone or video conference meetings, as deemed appropriate.
Board work evaluation
A key objective of the Board work evaluation is to ensure that the Board is functioning effectively. This includes gaining an understanding of the issues that the Board thinks warrant greater focus, as well as determining areas where additional competence is needed within the Board and whether the Board composition is appropriate. The evaluation also serves as guidance for the work of the Nomination Committee.
Each year, the Chair of the Board initiates and leads the evaluation of the Board and Committee work and procedures. Evaluation tools include detailed questionnaires and discussions. The services of an external corporate advisory firm have been retained by the Company to assist in developing questionnaires, carrying out surveys and summarizing responses.
In 2024, Board members responded to a written questionnaire covering the Board’s work in general, as well as the work of the Chair of the Board, the Audit and Compliance Committee, the Finance Committee, the
Remuneration Committee and the Enterprise Business and Technology Committee. In addition, each Director responded to a questionnaire on the Director’s individual performance. As part of the evaluation process, the Chair of the Board also had individual discussions with each of the Board members. The results from the evaluations were presented to the Board and were thoroughly discussed. The Nomination Committee was informed of the results of the Board work evaluation.
Committees of the Board of Directors
The Board of Directors currently has four established Committees: the Audit and Compliance Committee, the Finance Committee, the Remuneration Committee and the Enterprise Business and Technology Committee. Members of each Committee are appointed following the Annual General Meeting for one-year
terms.
The Committees provide focused oversight on their relevant subject matter areas, as authorized by the Board, and review specific matters as appropriate prior to any resolutions made by the Board. Additionally, the Board may also, on occasion, resolve on an extended authorization for one or several Committee(s) to resolve on additional specific matters outside of the ordinary authorization. If deemed appropriate, the Board of Directors and each Committee may engage independent external expertise, either in general or with respect to specific matters.
The minutes from the Committee meetings are made available to all Board members and the Chair of each Committee reports on the work of their Committee at Board meetings.
Audit and Compliance Committee
On behalf of the Board, the Audit and Compliance Committee monitors:
–	The scope and correctness of the financial statements.
–	Compliance with legal and regulatory requirements.
–	Internal control over financial reporting.
–	Risk management.
–	The effectiveness, appropriateness and implementation of the Group’s compliance programs, including the Ethics and Compliance Program.
–	ESG reporting and performance.
–	Information security and data privacy matters.
The Audit and Compliance Committee also reviews the annual and interim financial reports and oversees the external audit process. In order to ensure the auditor’s independence, there are pre-approval
policies and procedures in place for audit and
non-audit
related services to be performed by the external auditor.
Pre-approval
authority may not be delegated to management.
Ericsson’s external auditor is appointed by the shareholders at the Annual General Meeting. The Audit and Compliance Committee is involved in the preparatory work for the Nomination Committee to propose external auditor and auditor fees for resolution by the Annual General Meeting. It also monitors the ongoing performance and independence of the auditor with the aim to avoid conflicts of interest.
The role of the Audit and Compliance Committee is to provide oversight. The Head of Ericsson’s internal audit function reports directly to the Audit and Compliance Committee. The Head of Ericsson´s internal audit function has in camera sessions with the Audit and Compliance Committee without the presence of any other members of management at least quarterly and has unrestricted access to the Audit and Compliance Committee in her discretion.
The Audit and Compliance Committee oversees matters relating to compliance risk and regularly receives reporting on compliance-related matters from the Chief Legal

Organization of the Committee Work
Number of Committee members as of December 31, 2024

Board of Directors 12 Board members

Audit and Compliance Committee
(4 Board members)

Oversight of financial reporting

Oversight of internal controls

Oversight of internal audit
and Oversight Compliance of the Group’s program Ethics

Oversight of risk management

Oversight of ESG reporting and
performance

Oversight of information security
and data privacy matters

Finance Committee (4 Board members) Finance strategy Funding plan	Remuneration Committee (4 Board members) Guidelines for remuneration to Group management Long-Term Variable Remuneration Executive remuneration	Enterprise Business and Technology Committee (4 Board members) Enterprise business and technology strategy and planning Technology ecosystem and partnerships Science direction

12	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Officer and the Head of Compliance Office and Investigations. The Chief Legal Officer has a direct reporting line to the Audit and Compliance Committee on compliance matters that fall outside the scope of the Ethics and Compliance Program, and on the holistic management of legal, compliance, ethical and associated reputational risks arising in the Company’s operations. In addition to reporting to the Chief Legal Officer, the Head of Compliance Office and Investigations has a further independent reporting line to the Audit and Compliance Committee on the areas of the Ethics and Compliance Program. The Head of Compliance Office and Investigations regularly reports to the Audit and Compliance Committee on the effective operation of the Ethics and Compliance Program, including on actual or suspected serious Code of Business Ethics violations, insights from investigations outcomes and remediation activities, the identification of patterns of failures, and emerging risks and challenges in the legal and regulatory environment. Such reports enable proper oversight over the identification of emerging risks or risk patterns and the adequacy of corresponding activities to prevent, detect and remediate such risks in an appropriately calibrated manner. In addition to the above, the Head of Compliance Office and Investigations has in camera sessions with the Audit and Compliance Committee, without the presence of any other members of management at least quarterly, and has unrestricted access to the President and CEO as well as to the Audit and Compliance Committee in her discretion, which can be used as an extraordinary reporting line to the Audit and Compliance Committee in the event she is impeded or obstructed in fulfilling her duties.
The Audit and Compliance Committee also oversees Ericsson’s process for reviewing transactions with related parties and Ericsson’s whistleblower procedures. Further, the Audit and Compliance Committee reviews the Group’s handling of information and cybersecurity as well as data privacy, and the Group’s ESG reporting and performance.
On an annual basis, the Audit and Compliance Committee receives training on topics of special relevance to the Audit and Compliance Committee, within areas such as finance, legal, compliance and security. During 2024, the Audit and Compliance Committee received training on several topics, including accounting principles and upcoming changes to relevant accounting standards, tax, governance, ESG reporting and compliance with sustainability-related regulation and matters relating to the Company’s assurance functions.
Members of the Audit and Compliance Committee
The Audit and Compliance Committee consists of four Board members appointed by the Board in connection with the Annual General Meeting 2024: Eric A. Elzvik (Chair), Jon Fredrik Baksaas, Annika Salomonsson (employee representative) and Jonas Synnergren.
The Board has appointed shareholder elected Board members with CFO or President and CEO experience to the Committee.
The composition of the Audit and Compliance Committee meets all applicable independence requirements, including the conditions for reliance on an exemption for employee representatives. The Board of Directors has determined that Eric A. Elzvik is an “audit committee financial expert,” as defined under the US Securities and Exchange Commission rules and regulations, and that he qualifies as financially sophisticated under the applicable Nasdaq listing rules and is familiar with the accounting practices of an international company, such as Ericsson.
Work of the Audit and Compliance Committee in 2024
The Audit and Compliance Committee held 11 meetings in 2024. Board members’ attendance is reflected in the table on page 14. During the year, the Audit and Compliance Committee reviewed the scope and results of external financial audits and the independence of the external auditor. Prior to publishing, the Audit and Compliance Committee also reviewed and discussed each interim report and the Annual Report with the external auditor. The Audit and Compliance Committee also monitored the external audit fees and approved non-audit
services performed by the external auditor in accordance with such policies and procedures.
The Audit and Compliance Committee approved the audit plan for the internal audit function, based on, among other things, the annual risk assessment and reviewed the reports of the internal audit function. The Audit and Compliance Committee also received and reviewed updates and reports to the Ericsson Compliance Line and from other internal reporting channels, including updates regarding on-going
investigations within the Group, as well as regular briefings from the Chief Security Officer on cybersecurity matters.
The Audit and Compliance Committee monitored the continued compliance with the Sarbanes-Oxley Act as well as the internal control and risk management process and monitored and evaluated the effectiveness and appropriateness of Ericsson’s Ethics and Compliance Program.
Finance Committee
The Finance Committee is responsible for preparing for resolution by the Board, matters related to the finance strategy, such as capital structure, capital targets, funding strategy and treasury operations.
Members of the Finance Committee
The Finance Committee consists of four Board members appointed by the Board in connection with the Annual General Meeting 2024: Jan Carlson (Chair), Karl Åberg, Ulf Rosenberg (employee representative) and Jacob Wallenberg. The Board has appointed shareholder elected Board members with extensive industrial and financial experience to the Committee.

Members of the Committees as of December 31, 2024

Members of the Committees of the Board of Directors

Audit and Compliance Committee Eric A. Elzvik (Chair) Jon Fredrik Baksaas Annika Salomonsson Jonas Synnergren	Finance Committee Jan Carlson (Chair) Karl Åberg Ulf Rosberg Jacob Wallenberg	Remuneration Committee Jan Carlson (Chair) Kristin S. Rinne Kjell-Åke Soting Jonas Synnergren	Enterprise Business and Technology Committee Jon Fredrik Baksaas (Chair) Kristin S. Rinne Ulf Rosberg Christy Wyatt

13	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Work of the Finance Committee in 2024
The Finance Committee held four meetings in 2024. Board members’ attendance is reflected in the table on page 14. During 2024, the Finance Committee assessed the Company’s financial strength and balancesheet and reviewed the finance strategy including capital structure, capital targets, rating strategy and treasury operations.
Remuneration Committee
The Remuneration Committee’s responsibilities include:
–	Preparing proposals for resolution by the Board on salary and other remuneration, including retirement compensation, for the President and CEO.
–	Preparing proposals for the Annual General Meeting on the guidelines for remuneration to the Executive Team.
–	Preparing proposals for the Annual General Meeting on the Long-Term Variable Compensation Program (LTV) and similar equity arrangements for consideration at the Annual General Meeting.
–	Approving proposals on salary and other remuneration, including retirement compensation, for the members of the Executive Team (other than the President and CEO).
–	Approving proposals on target levels for the short-term variable compensation (STV) for the members of the Executive Team (other than the President and CEO).
–	Approving pay-out of the STV for the members of the Executive Team (other than the President and CEO), based on achievements and performance.
In its work, the Remuneration Committee considers trends in remuneration, legislative changes, disclosure rules and the general global executive remuneration environment. It reviews salary survey data before preparing salary adjustment recommendations for the President and CEO for resolution by the Board and before approving any salary adjustments for the other members of the Executive Team.
Members of the Remuneration Committee
The Remuneration Committee appointed by the Board in connection with the Annual General Meeting 2024 consists of four Board members: Jan Carlson (Chair), Kristin S. Rinne, Kjell-Åke Soting (employee representative) and Jonas Synnergren. The Board has appointed shareholder elected Board members to the Committee with experiences from different markets of competence and experience relevant to the Group.
 During the year 2024, Peter Boreham from Mercer advised and assisted the Remuneration Committee as an independent advisor.
Work of the Remuneration Committee in 2024
The Remuneration Committee held 5 meetings in 2024. Director’s attendance is reflected in the table on page 14.
 The Remuneration Committee reviewed and prepared a proposal for LTV 2024 for the Executive Team, for resolution by the Board and further approval by the Annual General Meeting 2024. It further approved salaries and STV 2024 for the members of the Executive Team (other than the President and CEO), reviewed the vesting results for LTV 2021 and the result of the 2023 EBITA (Group operating income) performance condition for LTV 2023, and prepared proposals regarding remuneration to the President and CEO for resolution by the Board.
 It reviewed the alignment of Guidelines for remuneration to Group management in 2023 and resolved not to propose any changes. It also proposed the Remuneration Report 2023 to be approved by the Board and subsequently referred to the Annual General Meeting 2024 for adoption.
 For further information on fixed and variable remuneration, please see Notes to the consolidated financial statements – note G2 “Information regarding members of the Board of Directors and Group management” and note G3 “Share-based compensation” in the Financial Report and the Remuneration Report.
The Enterprise Business and Technology Committee
The responsibilities of the Enterprise Business and Technology Committee include:
–	Reviewing and preparing for consideration and/or resolution by the Board proposals on the enterprise business and technology matters of key importance to the Board of Directors.
–
Reviewing and preparing for consideration and/or resolution by the Board proposals for overall direction of the technology and industry strategy for the Group to ensure technology leadership and world class research and development.

–	Reviewing and preparing for consideration and/or resolution by the Board, matters related to science direction and influence on a geopolitical level.
Members of the Enterprise Business and Technology Committee
The Enterprise Business and Technology Committee consists of four Board members appointed by the Board in connection with the Annual General Meeting 2024: Jon Fredrik Baksaas (Chair), Kristin S. Rinne, Christy Wyatt and Ulf Rosberg (employee representative). The Board has appointed Board members to the Committee with extensive experience within technology.
Work of the Enterprise Business and Technology Committee in 2024
The Enterprise Business and Technology Committee held 4 meetings in 2024. Board members’ attendance is reflected in the table on page 14. The Enterprise Business and Technology Committee has, during the year, reviewed selected focus areas from technology, business and market perspectives:
–	Artificial Intelligence.
–	Product Security.
–	Ericsson Research and Development status and direction.
–	Cloud-based and Programmable networks.
–	Enterprise networking and security solutions.
–	Application programming interfaces (API) and network platforms.
Remuneration to Board Members
Remuneration to
non-employee
Board members is proposed by the Nomination Committee for resolution by the Annual General Meeting.
 The Annual General Meeting 2024 approved the Nomination Committee’s proposal for fees to non-employee
Board members for Board and Committee work. For further information on Board of Directors’ fees 2024, please refer to Notes to the consolidated financial statements – note G2 “Information regarding members of the Board of Directors and Group management” in the Financial Report.
 The shareholders at the Annual General Meeting 2024 also approved the Nomination Committee’s proposal that Board members may be paid part of their Board fee in the form of synthetic shares. A synthetic share gives the right to receive a future cash payment of an amount that corresponds to the market value of a Class B share in Ericsson at the time of payment. The Board members’ right to receive payment with regard to allocated synthetic shares occurs, as a general rule, after the publication of the Company’s year-end
financial statement during the fifth year following the General Meeting that resolved on the allocation of the synthetic shares. The purpose of paying part of the Board fee in the form of synthetic shares is to further align the Board members’ interests with shareholder interests. For further information on the terms and conditions of the synthetic shares, please refer to the notice convening the Annual General Meeting 2024 and to the minutes from the Annual General Meeting 2024, which are available at Ericsson’s website.

14	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Board members’ attendance and fees 2024

	Fees resolved by the Annual General Meeting 2024 1)			Number of Board/Committee meetings attended in 2024 2)

Board member	Board fees, SEK	3)	Committee fees, SEK	Board	4)	Audit and Compliance Committee	5)	Finance Committee	Remuneration Committee	6)	Enterprise Business and Technology Committee	Attendance, %	7)

Jan Carlson	4,640,000		440,000	13				4	5			100

Jacob Wallenberg	1,175,000		195,000	13				4				100

Jon Fredrik Baksaas	1,175,000		540,000	13		11					4	100

Carolina Dybeck Happe	1,175,000	8)	–	8								100

Börje Ekholm	–	9)	–	13								100

Eric A. Elzvik	1,175,000		540,000	12		11						96

Kristin S. Rinne	1,175,000		395,000	12					5		4	95

Helena Stjernholm	–	10)	–	2				1				100

Jonas Synnergren	1,175,000		505,000	13		11			5			100

Christy Wyatt	1,175,000		200,000	13							4	100

Karl Åberg	1,175,000	11)	195,000	11				3				100

Ulf Rosberg	51,750	12)	14,400	13				4			4	100

Kjell-Åke Soting	51,750	12)	21,600	13					5			100

Annika Salomonsson	51,750	12)	19,800	13		10						96

Loredana Roslund	51,750	12)		13								–

Frans Frejdestedt	51,750	12)		13								–

Stefan Wänstedt	51,750	12)	1,800	13		1						100
Total number of meetings				13		11		4	5		4	100

1)
For further information on fixed and variable remuneration, please see Notes to the consolidated financial statements – note G2 “Information regarding members of the Board of Directors and Group management” in the Financial Report.

2)
This table reflects the attendance of Board members who are formal members of the Committee at the relevant Committee meetings. Board and Committee meetings may, as appropriate, be held by way of telephone or video conference, and resolutions may be taken per capsulam.

3)	Non-employee Directors can choose to receive part of their Board fee (exclusive of Committee fees) in the form of synthetic shares.
4)	Excluding 10 resolutions taken per capsulam.
5)	Excluding 1 resolution taken per capsulam.
6)	Excluding 7 resolutions taken per capsulam.
7)	Board attendance in percentage based on the number of Board and Committee meetings the respective Director was eligible to attend.
8)	Resigned from the Board of Directors on September 23, 2024.
9)	Board member remuneration resolved by the Annual General Meeting is only for non-employee Directors elected by the shareholders.
10)	Resigned from the Board of Directors in connection with the Annual General Meeting held on April 3, 2024.
11)	Elected as member of the Board of Directors at the Annual General Meeting held on April 3, 2024.
12)
Employee representative Board members and their deputies are not entitled to a Board fee but instead get paid compensation in the amount of SEK 2,250 per attended Board meeting and SEK 1,800 per attended Committee meeting. In 2024, the Employee representative Board members and their deputies were paid compensation for their respective attendance at Board and Committee meetings and at per capsulam resolutions.

15	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Members of the Board of Directors
Board members elected by the Annual General Meeting 2024

Jan Carlson	Jacob Wallenberg	Jon Fredrik Baksaas

Chair of the Board of Directors since 2023, Chair of the Finance Committee and of the Remuneration Committee	Deputy Chair of the Board of Directors, Member of the Finance Committee	Chair of the Enterprise Business and Technology Committee, Member of the Audit and Compliance Committee

First elected	First elected	First elected
2017	2011	2017

Born	Born	Born
1960	1956	1954

Education	Education	Education
Master of Science degree in Engineering Physics and Electrical Engineering, Linköping University, Sweden.	Bachelor of Science in Economics and Master of Business Administration, Wharton School, University of Pennsylvania, US. Officer of the Reserve, Swedish Navy.	Master of Science in Economics (Siviløkonom), NHH Norwegian School of Economics and Business Administration, Norway.

Nationality	Nationality	Nationality
Sweden	Sweden	Norway

Board Chair	Board Chair	Board Chair
Autoliv Inc.	Investor AB and the Confederation of Swedish Enterprise	DNV Group AS

Board Vice Chair
FAM, Patricia Industries and Wallenberg Investments AB

Board Member	Board Member	Board Member
AB Volvo	The Knut and Alice Wallenberg Foundation	Svenska Handelsbanken AB and Scale Leap Capital I AS

Holdings in Ericsson	Holdings in Ericsson	Holdings in Ericsson
70,000 Class B shares 1) , 87,969 synthetic shares 2) and 132,538 call options 3)	427,703 Class B shares 1) and 41,653 synthetic shares 2)	27,768 synthetic shares 2)

Principal work experience and other information	Principal work experience and other information	Principal work experience and other information
Chair and President and CEO of Veoneer Inc. (2018-2022). President and CEO of Autoliv Inc. (2007–2018) and Chair of Autoliv Inc. since 2014. Previous positions within the Autoliv Group since 1999, including President Autoliv Europe, Vice President Engineering of Autoliv and President Autoliv Electronics. Previous positions include President of Saab Combitech and of Swedish Gate Array. Honorary Doctor at the Technical faculty of Linköping University.	Chair of the Board of Investor AB since 2005. President and CEO of SEB in 1997 and Chair of SEB’s Board of Directors (1998–2005). Executive Vice President and CFO of Investor AB (1990–1993). Honorary Chair of IBLAC (Mayor of Shanghai’s International Business Leaders Advisory Council) and member of the steering committee of the European Round Table of Industrialists, Deputy Chair of the Swedish-American Chamber of Commerce US, member of the International Advisory Board of the Atlantic Council, Washington DC, member of the International Business Council of the World Economic Forum, Trilateral Commission and the Advisory Board of Tsinghua University Management School.	President and CEO of Telenor Group (2002–2015). Previous positions within the Telenor Group since 1989, including Deputy CEO, CFO and CEO of TBK AS. Positions before Telenor include CFO of Aker AS, finance director of Stolt Nielsen Seaway AS and controller at Det Norske Veritas, Norway and Japan. Member of the GSMA Board (2008–2016) and Chair of the GSMA Board (2014–2016).

The Board memberships and holdings in Ericsson reported above are as of December 31, 2024.
1)	The number of shares and American Depositary Shares includes holdings by spouses, children who are minors and private company holdings., if applicable.
2)
Since 2008, the Annual General Meeting has each year resolved that part of the Board fee may be received in the form of synthetic shares. A synthetic share is a right to receive in the future a payment corresponding to the value of the Class B share in Ericsson at the time of payment. For further information, see page 14.

3)
Call options issued by Investor AB, each entitling the purchase of one Ericsson B share from Investor AB (further information is available in the Notes to the consolidated financial statements – note G3 “Share-based compensation” in the Financial Report).

16	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Börje Ekholm	Eric A. Elzvik	Kristin S. Rinne	Jonas Synnergren

President, CEO and Member of the Board	Chair of the Audit and Compliance Committee	Member of the Remuneration Committee and of the Enterprise Business and Technology Committee	Member of the Audit and Compliance Committee and of the Remuneration Committee

First elected	First elected	First elected	First elected
2006	2017	2016	2023

Born	Born	Born	Born
1963	1960	1954	1977

Education	Education	Education	Education
Master of Science in Electrical Engineering, KTH Royal Institute of Technology, Stockholm, Sweden. Master of Business Administration, INSEAD, France.	Master of Business Administration, Stockholm School of Economics, Sweden.	Bachelor of Arts, Washburn University, US.	Master of Science in Business and Economics, Stockholm School of Economics, Sweden.

Nationality	Nationality	Nationality	Nationality
Sweden and the US	Sweden and Switzerland	US	Sweden

Board Chair	Board Chair	Board Chair	Board Chair
Trimble Inc.	Global Connect Group and Deutsche Glasfaser Group	–	–

Board Member	Board Member	Board Member	Board Member
–	Landis+Gyr Group AG and AB Volvo	Synchronoss	Nordea Oyj

Holdings in Ericsson	Holdings in Ericsson	Holdings in Ericsson	Holdings in Ericsson
740,560 Class B shares 1) and 1,009,000 American Depositary Shares 1)	10,000 Class B shares 1) and 13,883 synthetic shares 2)	19,451 synthetic shares 2)	15,705 synthetic shares 2)

Principal work experience and other information	Principal work experience and other information	Principal work experience and other information	Principal work experience and other information
President and CEO of Telefon- aktiebolaget LM Ericsson since 2017. CEO of Patricia Industries, a division within Investor AB (2015–2017). President and CEO of Investor AB (2005–2015). Formerly Head of Investor Growth Capital Inc. and New Investments. Previous positions at Novare Kapital AB and McKinsey & Co Inc. Holds honorary Doctorate at KTH Royal Institute of Technology, Sweden. Since 2017, member of the Steering Committee of the World Economic Forum Digital Communication Governors. Member of the Board of the Swedish-American Chamber of Commerce New York.	CFO and member of the Group Executive Committee of ABB Ltd (2013–2017). Division CFO ABB Discrete Automation & Motion (2010–2012) and division CFO Automation Products Division (2006–2010). Previous positions within the ABB Group since 1984, including senior management positions within finance, M&A and new ventures. Currently, senior industrial advisor to EQT.	Previously Senior Vice President, Network Technology, Network Architecture and Planning, at AT&T (2007–2014). Chief Technology Officer of Cingular Wireless (2005– 2007) and VP Technology and New Product Development of Cingular Wireless (2000–2005). Previous positions within Southwestern Bell and SBC (1976–2000). Trustee of Washburn University Foundation. Member of the Advisory Board of Link Labs. Honorary Doctorate of Science, Washburn University.	Senior Partner at Cevian Capital AB since 2020. Various positions within Cevian Capital AB since 2007, including Head of Cevian’s Swedish office since 2012. Various positions at The Boston Consulting Group AB (2000–2006).

The Board memberships and holdings in Ericsson reported above are as of December 31, 2024.
1)	The number of shares reflects ownership as of December 31, 2024, and includes holdings by spouses, children who are minors and private company holdings, if applicable.
2)
Since 2008, the Annual General Meeting has each year resolved that part of the Board fee may be received in the form of synthetic shares. A synthetic share is a right to receive in the future a payment corresponding to the value of the Class B share in Ericsson at the time of payment. Please see page 14 for further information.

17	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Board members elected by the Annual General Meeting 2024, cont’d.

Christy Wyatt	Karl Åberg

Member of the Enterprise Business and Technology Committee	Member of the Finance Committee

First elected	First elected
2023	2024

Born	Born
1972	1979

Education	Education
Diploma, Scientific Computer Programming Technology, College of Geographic Sciences, Canada.	Master of Science in Economics and Business Administration from Stockholm School of Economics, Sweden.

Nationality	Nationality
Canada and the US	Sweden

Board Chair	Board Chair
–	–

Board Member	Board Member
Silicon Laboratories Inc. and Absolute Security	Alleima and Essity

Holdings in Ericsson	Holdings in Ericsson
15,705 synthetic shares 1)	–

Principal work experience and other information	Principal work experience and other information
President and CEO of privately held company, Absolute Security (formerly Absolute Software) since 2018. President and CEO of DTEX Systems (2016–2018). President and CEO (2013–2015) as well as Chair (2014–2015) of Good Technology (now BB). Global Head, Consumer eBusiness and Mobile Technology at Citigroup (2012). Various positions at Motorola (2005–2011), including SVP, Ecosystem and GM, Enterprise Business. Director, Developer Relations at Apple (2003–2005). Various positions at Palm (1999– 2003), at Sun Microsystems JavaSoft (1995–1999) and at Esri (1994–1995). Member of the Board in Quotient (2018–2022).	Deputy Chief Executive Officer, Head of the Investment Organization and the Finance Function at AB Industrivärden since 2023. Head of Investments and Analysis at AB Industrivärden since 2017. Partner and
Co-founder
at Zeres Capital Partners AB (2012– 2017). Partner at CapMan Public Market Fund (2012-2015). Investment Director at CapMan Public Market Fund (2009–2012). Various positions within Handelsbanken Capital Markets (2002–2008).

Helena Stjernholm resigned from the Board of Directors in connection with the Annual General Meeting 2024 on April 3, 2024.

Carolina Dybeck Happe resigned from the Board of Directors on September 23, 2024.

Börje Ekholm was the only Director who held an operational management position at Ericsson in 2024.

The Board memberships and holdings in Ericsson reported above are as of December 31, 2024.
1)
Since 2008, the Annual General Meeting has each year resolved that part of the Board fee may be received in the form of synthetic shares. A synthetic share is a right to receive in the future a payment corresponding to the value of the Class B share in Ericsson at the time of payment. For further information, see page 14.

18	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Board members and deputies appointed by the trade unions

Ulf Rosberg	Kjell-Åke Soting	Annika Salomonsson

Employee representative, Member of the Finance Committee and of the Enterprise Business and Technology Committee	Employee representative, Member of the Remuneration Committee	Employee representative, Member of the Audit and Compliance Committee

First appointed	First appointed	First appointed
2021	2016	2022

Born	Born	Born
1964	1963	1972

Appointed by	Appointed by	Appointed by
PTK	PTK	LO

Nationality	Nationality	Nationality
Sweden	Sweden	Sweden

Holdings in Ericsson	Holdings in Ericsson	Holdings in Ericsson
110 Class B shares 1)	10,291 Class B shares 1)	2,080 Class B shares 1)

Employed since	Employed since	Employed since
1985	1996	1997–2003 and since 2005.
Working as System Developer within research and development, Business Area Networks.	Working as Global SQA Manager within Business Area Networks.	Working as Verification Engineer.

Loredana Roslund	Frans Frejdestedt	Stefan Wänstedt

Employee representative – Deputy	Employee representative – Deputy	Employee representative – Deputy

First appointed	First appointed	First appointed
2017	2023	2023

Born	Born	Born
1967	1979	1964

Appointed by	Appointed by	Appointed by
PTK	PTK	LO

Nationality	Nationality	Nationality
Sweden	Sweden	Sweden

Holdings in Ericsson	Holdings in Ericsson	Holdings in Ericsson
2,421 Class B shares 1)	–	3,427 Class B shares 1)

Employed since	Employed since	Employed since
1994	2008	1999
Working as Project Manager within research and development, Business Area Networks.	Working as research and development manager within Business Area Cloud Software and Services.	Working as a Senior Researcher.

1)	The number of shares reflects ownership as of December 31, 2024, and includes holdings by spouses, children who are minors and private company holdings, if applicable.

19	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

The Ericsson Group Management System
To ensure transparency and consistency across the organization regarding operational expectations and requirements relating to governance, decision-making and risk management, among other things, Ericsson maintains the Ericsson Group Management System. Ericsson Group Management System ensures that selected International Organization for Standardization (ISO) standards and certifications are effectively maintained and that the Company’s operations are continually evaluated and improved.
 Ericsson Group Management System is founded on ISO 9001 (international standard for quality management systems) and is designed as a dynamic system to enable Ericsson to adapt to evolving demands and expectations, including new and changing regulation and legislation as well as customers’ and other stakeholders’ requirements.
 Ericsson business processes are a set of defined Group-wide processes integrated in Ericsson Group Management System. They describe how Ericsson delivers value to customers, proactively and on-demand.
Ericsson business processes offer capabilities to translate customer requirements into defined hardware, software, solutions, and services offered by Ericsson.
Management
The President and CEO and the Executive Team
The Executive Team members as of December 31, 2024 are presented on pages 20–24.
 Guidelines for remuneration to Group management were approved by the Annual General Meeting 2023 and are expected to remain in place until the Annual General Meeting 2027. For further information on fixed and variable remuneration, see the Remuneration Report and note G2, “Information regarding members of the Board of Directors and Group management” in the Financial report.

Organizational Structure

1)
Effective March 15, 2025, two new Market Areas will be created, Market Area Americas and Market Area Europe, Middle East & Africa, replacing Market Area North America, Market Area Europe and Latin America and Market Area Middle East and Africa.

20	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Members of the Executive Team

Börje Ekholm	Fredrik Jejdling	MajBritt Arfert	Yossi Cohen

President and Chief Executive Officer (CEO) (since 2017)	Executive Vice President, Business Area Networks (since 2017)	Senior Vice President, Chief People Officer (since 2017)	Senior Vice President Market Area North America (since February 2024)

Functions	Functions	Functions	Functions
President and CEO and Head of Segment Enterprise	Head of Business Area Networks and Head of Segment Networks	Head of Group Function People	Head of Market Area North America

Born	Born	Born	Born
1963	1969	1963	1971

Education	Education	Education	Education
Master of Science in Electrical Engineering, KTH Royal Institute of Technology, Sweden. Master of Business Administration, INSEAD, France.	Master of Science in Economics and Business Administration, Stockholm School of Economics, Sweden.	Bachelor of Human Resources, University of Gothenburg, Sweden.	Bachelor of Business Administration, University of West London. Diploma in Electronic Technical Engineering from Mosenson Elite academy, Israel.

Nationality	Nationality	Nationality	Nationality
Sweden and the US	Sweden	Sweden	Israel and the US

Board Member	Board Member	Board Member	Board Member
Telefonaktiebolaget LM Ericsson and Trimble Inc. (Chair)	Teknikföretagen and the Confederation of Swedish Enterprise	–	Cellular Telecommunications and Internet Association (CTIA)

Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)
740,560 Class B shares and 1,009,000 American Depositary Shares	129,869 Class B shares	74,478 Class B shares	–

Background	Background	Background	Background
CEO of Patricia Industries, a division within Investor AB (2015–2017). President and CEO of Investor AB (2005–2015). Formerly Head of Investor Growth Capital Inc. and New Investments. Previous positions at Novare Kapital AB and McKinsey & Co Inc. Since 2017, member of the Steering Committee of the World Economic Forum Digital Communication Governors. Member of the Board of the Swedish-American Chamber of Commerce New York.	Senior Vice President and Head of Business Unit Network Services (2016–2017). Has held a variety of positions in commercial operations and financials, including Head of Region
Sub-Saharan
	Africa, Head of Region India, and Head of Sales and Finance for Business Unit Global Services. Previous positions include senior positions with LUX Asia Pacific and Tele2 Group.	Acting Head of Group Function Human Resources (2016– 2017). Previously Head of Human Resources Ericsson Sweden (2015– 2016) and Vice President and Head of Human Resources Business Unit Support Solutions (2007–2015). Has held various senior global positions in Ericsson including Head of Human Resources Business Unit Broadband Networks, Head of Human Resources Microwave Systems as well as a position as Head of Human Resources and Internal Communications at Sony Ericsson Germany.	Head of Strategy, Technology, Marketing and Business Development of Ericsson North America. Previous management positions within Ericsson Business Area and Market Area organizations include Head of Customer Unit Verizon in the US, Global Head of Radio Sales and Business Management in Sweden, Head of Global Customer Unit Softbank based in Japan, Key Account Manager Bezeq Group and Chief Technology Officer for Ericsson Israel. Previous positions outside Ericsson include roles in telecommunication technology- centric startup, a mobile operator as well as a board position in MediaKind.

1)	The number of shares reflects ownership as of December 31, 2024, and includes holdings by spouses, children who are minors and private company holdings, if applicable.

21	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Members of the Executive Team, cont’d.

Scott Dresser	Erik Ekudden	Moti Gyamlani	Niklas Heuveldop

Senior Vice President, Chief Legal Officer, and secretary of the Board of Directors of Telefonaktiebolaget LM Ericsson (since 2022)	Senior Vice President, Chief Technology Officer (since 2018)	Senior Vice President, Group Function Global Operations (since 2022)	Senior Vice President, Business Area Global Communications Platform and CEO of Vonage (since February 2024). Member of the Executive Team since 2016.

Functions	Functions	Functions	Functions
Head of Group Function Legal Affairs and Compliance	Head of Group Function Technology	Head of Group Function Global Operations	Head of Business Area Global Communications Platform and CEO of Vonage

Born	Born	Born	Born
1967	1968	1973	1968

Education	Education	Education	Education
Juris Doctorate, Vanderbilt University Law School, Bachelor of Science Business Administration and Finance, University of New Hampshire, US.	Master of Science in Electrical Engineering, KTH Royal Institute of Technology, Sweden.	Master of Business Administration, Arizona State University, US, and Bachelor of Mechanical engineering, MIT, India.	Master of Science in Industrial Engineering and Management, Linköping Institute of Technology, Sweden.

Nationality	Nationality	Nationality	Nationality
US	Sweden	US	Sweden

Board Member	Board Member	Board Member	Board Member
BirdLife International, Cambridge UK: member of Advisory Board	ASSA ABLOY AB	–	The Swedish American Chamber of Commerce New York

Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)
–	53,320 Class B shares and 10,206 American Depositary Shares	180 Class B Shares	162,351 Class B shares and 15,131 American Depositary Shares

Background	Background	Background	Background
Previously Group General Counsel at VEON and General Counsel of Virgin Media. Has held senior leadership positions with BirdLife International, White Mountains Re and Conservation International. Started professional career in New York in private practice with law firms Lord Day & Lord and Morgan Lewis, and specialized in corporate law, governance, and M&A.	Group Chief Technology Officer and Head of Technology and Architecture within Group Function Technology and Emerging Business (2017–2018). Joined Ericsson in 1993 and has held various management positions in the Company, including Head of Technology Strategy, Chief Technology Officer Americas in Santa Clara US, and Head of Standardization and Industry. Member and vice chair of the Royal Swedish Academy of Engineering Sciences (IVA). Since 2020, member of the Broadband Commission for Sustainable Development. Member of TM Forum board since 2024.	Head of Group Sourcing (2019–2022). Previous position as Chief Procurement and Supply Chain Officer and Chief Cost Transformation Officer of Airtel (2012–2019). Leadership positions include Group Vice President Global Supply Chain and Sourcing at General Electric Power Conversion, Vice President Global Sourcing at Honeywell, and Executive Director at General Motors. Lived and worked in multiple countries and markets, including the US, France, Mexico, and India. Board advisor to Smart eMobility.	Head of Market Area North America (May 2017 until January 31, 2024), Chief Strategy Officer and Head of Group Function Technology and Emerging Business (2017–2018). Previous positions include Chief Customer Officer and Head of Group Function Sales (2016–2017) and senior leadership positions across Europe and the Americas, including Head of Global Customer Unit AT&T and Head of Market Unit Central America and Caribbean. Previous positions outside Ericsson include CEO of ServiceFactory and Chief Operating Officer of WaterCove Networks.

1)	The number of shares reflects ownership as of December 31, 2024, and includes holdings by spouses, children who are minors and private company holdings, if applicable.

22	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Members of the Executive Team, cont’d.

Chris Houghton	Jenny Lindqvist	Stella Medlicott	Lars Sandström

Senior Vice President, Chief Operating Officer, Business Area Technology and New Businesses (since 2023: member of the Executive Team since 2015)	Senior Vice President, Market Area Europe and Latin America (since 2023)	Senior Vice President, Chief Marketing and Communications Officer (since 2019)	Senior Vice President, Chief Financial Officer (since April 2024)

Functions	Functions	Functions	Functions
Head of Business Area Technology and New Businesses and Chief Operating Officer	Head of Market Area Europe and Latin America	Head of Group Function Marketing and Corporate Relations	Head of Group Function Finance

Born	Born	Born	Born
1966	1982	1969	1972

Education	Education	Education	Education
Bachelor of Law, Huddersfield Polytechnic, United Kingdom.	Master of Science in Business and Economics, Stockholm School of Economics, Sweden.	Bachelor of Arts (Hons) degree in Social Science, University of Lincoln (known at that time as University of Humberside), United Kingdom and Postgraduate Diploma in Marketing, Chartered Institute of Marketing, United Kingdom.	Master of Science in Business Administration, Halmstad University. Sweden.

Nationality	Nationality	Nationality	Nationality
United Kingdom and Sweden	Sweden	United Kingdom	Sweden

Board Member	Board Member	Board Member	Board Member
–	TechSverige	–	–

Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)
190,994 Class B shares	858 Class B shares	21,094 Class B shares	41,900 Class B shares

Background	Background	Background	Background
Head of Market Area North East Asia (2017–2024). Head of Region North East Asia (2015–2017). Has also previously held management positions within Ericsson, including Head of Region India, Head of Customer Unit UK and Ireland and various management positions within Ericsson in China, Hungary, India, Ireland, Japan, Sweden and the UK.	Head of Northern and Central Europe within Market Area Europe and Latin America. Previous management positions within Ericsson Business Area and Market Area organizations include Head of Global Customer Unit Telia Company, Head of Solution Line Intelligent Transport Systems, Key Account Manager Telenor, Managed Services Engagement Lead and Business Manager Multimedia. Previous positions outside Ericsson include roles in management consulting in France and Sweden, as well as in Pharmaceuticals in the Philippines.	Vice President of Marketing, Communications and Government Relations for Ericsson Market Area Europe and Latin America (2017–2019). Prior to joining Ericsson, Chief Marketing Officer at Red Bee Media, which was acquired by Ericsson in May 2014. Has over 25 years of marketing experience in major IT, telecoms and media companies including two years at Technicolor as VP Marketing and 10 years at Siemens Communications as Global VP Marketing.	Chief Financial Officer at Getinge (2017 –2024) and Senior Vice President Group reporting, Tax & Control at AB Volvo (2015–2017). Has held several senior positions within Scania such as Vice President Financial Services, Head of Group Financial reporting and Head of Group Reporting and Control. Chief Financial Officer Swedish Orphan Biovitrum AB (2010 –2012).

1)	The number of shares reflects ownership as of December 31, 2024, and includes holdings by spouses, children who are minors and private company holdings, if applicable.

23	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Members of the Executive Team, cont’d.

Andres Vicente	Per Narvinger	Patrick Johansson	Chafic Nassif

Senior Vice President, Market Area South East Asia, Oceania and India (since May 2024)	Senior Vice President, Business Area Cloud Software and Services (since 2022)	Senior Vice President, Market Area Middle East and Africa (since August 2024)	Senior Vice President, Market Area North East Asia (since February 2024)

Functions	Functions	Functions	Functions
Head of Market Area South East Asia, Oceania and India	Head of Business Area Cloud Software and Services and Head of Segment Cloud Software and Services	Head of Market Area Middle East and Africa	Head of Market Area North East Asia

Born	Born	Born	Born
1970	1974	1971	1981

Education	Education	Education	Education
A degree in Law, a Master of Business Administration from EOI Business School, Spain, and Manchester Business School, United Kingdom and completed the Commercial Excellence program at IMD Business School.	Master of Science in Electrical Engineering, KTH Royal Institute of Technology, Sweden.	Master of Business Administration/ Managerial Economics degree from the Gothenburg School of Business, Economics and Law at University of Gothenburg, Sweden	Master of Science in ICT Entrepreneurship and Master of Science Wireless Systems, KTH Royal Institute of Technology, Sweden.

Nationality	Nationality	Nationality	Nationality
Spain	Sweden	Sweden	Sweden

Board Member	Board Member	Board Member	Board Member
–	–	–	–

Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)	Holdings in Ericsson 1)
1,847 Class B shares	9,443 Class B shares	2,144 Class B shares	6,232 Class B shares

Background	Background	Background	Background
President of Ericsson Iberia (Spain and Portugal) and Global Head of the Telefónica account, where he strengthened partnerships with service providers and industry stakeholders and led business growth across Ericsson’s mobile and enterprise business.	Head of Product Area Networks, Business Unit Networks (2018– 2022). Head of Customer Unit Northern and Central Europe, Market Area Europe and Latin America (2017–2018). Has held a variety of senior management positions in Ericsson since 1997, spanning research and development line management, Head of Customer Solutions (Australia and Spain) and Product Management.	Vice President and Head of Business Control and Operations at Ericsson’s Business Area Cloud Software and Services. Global Head of Sales and Commercial Management for Business Area Networks, Head of Customer Unit Korea, as well as several executive Finance and Business roles.	Previously Head of Customer Unit North Latin America and Caribbean within Market Area Europe and Latin America with responsibility across 41 countries. Has held various senior positions in Ericsson spanning over four continents, including President and Board Member of Ericsson Taiwan, Key Account Manager in Germany, VP Business Development and Head of TV & Enterprise Segments for Global Customer Unit Vodafone based out of the UK, and Head of TV & Media Sales for EMEA. Prior to Ericsson, he held roles in consulting and business development in the technology industry in Sweden and the Nordics.

1)	The number of shares reflects ownership as of December 31, 2024, and includes holdings by spouses, children who are minors and private company holdings, if applicable.

24	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Members of the Executive Team, cont’d.

Åsa Tamsons

Changes in the Executive Team during 2024 and 2025
Effective April 1, 2024, Lars Sandström was appointed as Senior Vice President and Chief Financial Officer, replacing Carl Mellander, whose decision to leave Ericsson was announced in April 2023.

Effective May 1, 2024, Andres Vicente was appointed Head of Market Area South East Asia, Oceania and India and Senior Vice President, replacing Nunzio Mirtillo, whose decision to leave Ericsson was announced in October 2023.

Effective August 1, 2024, Patrick Johansson was appointed Head of Market Area Middle East and Africa and Senior Vice President, replacing Fadi Pharaon, whose decision to leave Ericsson was announced in May 2024.

Effective February 1, 2024, Niklas Heuveldop was appointed Head of Business Area Global Communications Platform and CEO of Vonage, replacing Rory Read, whose decision to leave Ericsson was announced in January 2024.

Effective February 1, 2024, Yossi Cohen was appointed Senior Vice President and Head of Market Area North America, replacing Niklas Heuveldop.

Effective February 26, 2024, Chafic Nassif was appointed Senior Vice President and Head of Market Area North East Asia, replacing Chris Houghton, who was appointed to Chief Operating Officer in November 2023.

Effective February 10, 2025, Charlotte Levert was appointed Senior Vice President and Chief People Officer, replacing MajBritt Arfert, whose decision to leave Ericsson was announced in October 2024.

Effective March 15, 2025, Per Narvinger will be appointed Executive Vice President and Head of Business Area Networks.

Effective March 15, 2025, Jenny Lindqvist will be appointed Senior Vice President and Head of Business Area Cloud Software and Services.

Effective March 15, 2025, Fredrik Jejdling will step down as Head of Business Area Networks and remain an executive advisor to the business until June 30, 2025.

Effective March 15, 2025, two new Market Areas will be created replacing Market Area North America, Market Area Europe and Latin America and Market Area Middle East and Africa. Market Area Americas will be headed by Yossi Cohen and Market Area Europe, Middle East & Africa will be headed by Patrick Johansson.

Senior Vice President, Business Area Enterprise Wireless Solutions and CEO of Cradlepoint (since 2023). Member of the Executive Team since 2018.
Functions
Head of Business Area Enterprise Wireless Solutions and CEO of Cradlepoint
Born
1981
Education
Master of Business Administration, Stockholm School of Economics, Sweden.
Nationality
Sweden
Board Member
CNH Industrial
Holdings in Ericsson 1 )
78,601 Class B shares
Background
Head of Business Area Technology and New Businesses (2018 until November 2023). IPR and Licensing (2018–2023), Group Strategy and M&A (2018 – 2020). Previously Partner at McKinsey & Company, serving high-tech and telecom-munications companies worldwide on growth strategies, digital and commercial transformations. Before joining Ericsson lived and worked in the US, Brazil, France, Sweden and Singapore.

1)	The number of shares reflects ownership as of December 31, 2024, and includes holdings by spouses, children who are minors and private company holdings, if applicable.

25	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Audits, assessments, and certification
The purpose of assurance activities, such as audits and assessments, is to determine the level of compliance and to provide valuable information for understanding, analyzing, and continually improving performance, to ensure that the Ericsson Group Management System is adequate and effective in managing Ericsson´s operations. Management monitors compliance with policies, directives, instructions, and processes through internal self-assessment activities within the respective units. This is complemented by internal and external audits and assessments.
 To ensure fulfilment of demands and requirements from customers and other stakeholders, Ericsson takes conscious decisions on certification. Certification means that Ericsson’s interpretation of standards or requirements is confirmed by a third party via an assessment activity.
 ISO certificates are issued by a third- party certification body proving that the system is efficient throughout the operations as well as compliant to the ISO standards in scope. Ericsson’s operations are currently certified to ISO 9001 (Quality), ISO 14001 (Environment), ISO 45001 (Health and Safety) and ISO 27001: :2022 (Information Security Management Systems)). Selected Ericsson units are also certified to TL 9000 (telecom-specific standard). Ericsson Group Management System is also assessed within the scope of the audit plan of Ericsson’s internal audit function (Corporate Audit).
 ISO and management system assessments were performed by DNV (Det Norske Veritas) in 2024. Internal audits are performed by the Company’s internal audit function, which reports to the Audit and Compliance Committee.
 With a risk-based approach, Ericsson conducts audits of suppliers to secure compliance with Ericsson’s Code of Conduct for Business Partners, including rules with which suppliers to the Group must comply. Ericsson’s external financial audits are performed by Deloitte AB.
 Different types of assurance as described above have differing scope and rationale. All assurance providers have defined and established accountabilities and responsibilities.
Auditor
According to the articles of association, the Parent Company shall have no less than one and no more than three registered public accounting firms as external independent auditor. Ericsson’s auditor is currently appointed each year at the Annual General Meeting for a one-year
mandate period. The auditor reports to the shareholders at General Meetings.
 The duties of the auditor include:
–	Updating the Board of Directors regarding the planning, scope and content of the annual audit work.
–
Reviewing the interim reports to assess that the financial statements are presented fairly in all material respects and providing review opinions over the interim reports for the third and fourth quarters and the year-end
financial statements.

–	Providing an audit opinion over the Annual Report.
–	Advising the Board of Directors of non-audit services performed, the consideration paid and other issues that determine the auditor’s independence.
Auditing work is carried out by the auditor continuously throughout the year. For further information on the contacts between the Board and the auditor, please see “Work of the Board of Directors” earlier in this Corporate Governance Report.
Current auditor
Deloitte AB was reappointed auditor at the Annual General Meeting 2024 for a period of one year, i.e., until the close of the Annual General Meeting 2025. Deloitte AB has appointed Thomas Strömberg, Authorized Public Accountant, to serve as auditor in charge.
Fees to the auditor
Ericsson paid the fees (including expenses) for audit-related and other services listed in the table in note H5, “Fees to auditors” in the Financial Report.
Internal Control Over Financial Reporting
This section has been prepared in accordance with the Annual Accounts Act and the Swedish Corporate Governance Code and is limited to internal control over financial reporting.
 Since Ericsson is listed in the US, the requirements outlined in the Sarbanes-Oxley Act apply, subject to certain exceptions. These regulate the establishment and maintenance of internal control over financial reporting as well as management’s assessment of the effectiveness of the controls.
 In order to support high-quality reporting and to meet the requirements of the Sarbanes-Oxley Act, the Company has implemented detailed documented controls and testing, and reporting procedures based on the internationally established 2013 Committee of Sponsoring Organizations of the Treadway Commission framework for internal control issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s internal control report, according to the Sarbanes-Oxley Act, will be included in Ericsson’s Annual Report on Form
20-F
and filed with the US Securities and Exchange Commission.
 Ericsson has integrated risk management and internal control over financial reporting into its business processes. As defined in the Committee of Sponsoring Organizations of the Treadway Commission framework, internal control is an aggregation of components such as a control environment, risk assessment, control activities, information and communication and monitoring.
 The control framework is updated regularly to reflect items such as relevant changes in processes, tools usage, outcome of risk assessments and changes in legislation. Continuous enhancements strengthen and risk-adapt the design of the controls and the efficiency of the internal control over financial reporting. The scope of the enhancements covers both business process controls and IT controls.
Control environment
The Company’s internal control structure is based on the division of tasks between the Board of Directors, its Committees and the President and CEO. The Company has implemented a management system that is based on:
–	Steering documents, such as policies and directives, and the Code of Business Ethics.
–	A strong corporate culture.
–	The Company’s organization and mode of operations, with well-defined roles and responsibilities and delegations of authority.
–	Several well-defined Group-wide processes for planning, operations and support.
The most essential parts of the control environment relative to financial reporting are included in steering documents and processes for accounting and financial reporting. These steering documents are updated regularly to include, among other things, changes to laws and regulations, including financial reporting standards and listing IFRS
®
Accounting Standards as issued by the International Accounting Standards Board (IASB) and the Sarbanes-Oxley Act.
 Relevant business processes include specific controls to be performed to ensure high-quality financial reports. The management of each reporting legal entity, market area and business area is supported by finance functions in the execution of controls related to transactions and reporting. The finance functions are organized in Financial Control units and a Global Finance Services unit and/or a Shared Services unit, each supporting a number of legal entities within a geographical area or business processes. A financial controller function is also established at the Group level, reporting to the CFO. For larger acquisitions, the main finance functions and the control execution of the acquired entity remain at the entity and enter into close collaboration with the Group finance functions.

26	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Risk assessment
Risks of material misstatements in the financial reporting may exist in relation to recognition and measurement of assets, liabilities, revenue and cost or insufficient disclosure. Other risks related to financial reporting include fraud, loss or embezzlement of assets and undue favorable treatment of counter-parties at the expense of the Company.
 Policies and directives regarding accounting and financial reporting cover areas of particular significance to support correct, complete and timely accounting, reporting and disclosure.
 Identified types of risks are mitigated through well-defined business processes with integrated risk management activities, segregation of duties and appropriate delegation of authority. This requires specific approval of material transactions and ensures adequate asset management.
Control activities
The Company’s business processes include financial controls regarding the approval and accounting of business transactions. In the financial closing and reporting process there are controls regarding recognition, measurement, and disclosure. These include the application of critical accounting policies and estimates, in individual subsidiaries as well as in the consolidated accounts.
 Regular analyses of the financial results for each subsidiary, market area and business area cover the significant elements of assets, liabilities, revenues, costs and cash flow. Together with further analysis of the consolidated financial statements performed at Group level, these procedures are designed to ensure financial reports without material errors.
 For external financial reporting purposes, the Disclosure Committee performs additional control procedures to review whether the disclosure requirements are fulfilled.
 The Company has implemented controls to ensure that financial reports are prepared in accordance with its internal accounting and reporting policies and IFRS, as well as with the relevant listing regulations. It maintains detailed documentation on internal controls related to the accounting and financial reporting. It also keeps records on the monitoring of the execution and results of such controls. This allows the President and CEO and the CFO to assess the effectiveness of the controls in a way that is compliant with the Sarbanes-Oxley Act.
 Entity-wide controls, focusing on the control environment and compliance with financial reporting policies and directives, are implemented at the Group level and in the subsidiaries or operational units. Detailed process controls and documentation of controls performed are also implemented in the significant subsidiaries or operational units covering these subsidiaries, covering the items with significant materiality and risk. In order to secure compliance, governance and risk management in the areas of legal entity accounting and taxation, as well as securing funding and equity levels, the Company operates through Financial Control and Global Finance Services units/Shared services units, covering subsidiaries in each geographical area.
 Based on a common IT platform, a common chart of accounts and common master data, the Financial Control and Global Finance Services unit/Shared services unit perform accounting and financial reporting services for most subsidiaries.
Information and communication
The Company’s information and communication channels support complete, correct and timely financial reporting by making all relevant internal process instructions and policies accessible to all the employees concerned. Regular updates and briefing documents regarding changes in accounting policies, reporting and disclosure requirements are also supplied.
 Subsidiaries and operating units prepare regular financial and management reports for internal steering groups and Company management. These include analysis and comments on financial performance and risks. The Board of Directors receives financial reports monthly. Ericsson has established a whistleblower tool, the Ericsson Compliance Line, that can be used for the reporting of alleged violations that are conducted by Group or local management, and relate to corruption, questionable accounting, deficiencies in the internal control of accounting or auditing matters, or otherwise seriously affect vital interests of the Group or personal health, safety and other concerns.
Disclosure policies
Ericsson’s financial reporting and disclosure policies follow IFRS and aim to ensure transparent, relevant and consistent communication with equity and debt investors on a timely, fair and equal basis. This will support a fair market value for Ericsson securities. Ericsson wants current and potential investors to have a good understanding of how the Company works, including operational performance, prospects and potential risks.
 To achieve these objectives, financial reporting and disclosure must be:
–	Transparent – enhancing understanding of the financial drivers and operational performance of the business, building trust and credibility.
–	Consistent – comparable in scope and level of detail to facilitate comparison between reporting periods.
–	Simple – to support the understanding of the business operations and performance, and to avoid misinterpretations.
–	Relevant – with focus on what is relevant to Ericsson’s stakeholders or required by regulation or listing agreements, to avoid information overload.
–	Timely – with regularly scheduled disclosures as well as ad-hoc information, such as press releases on important events, performed in a timely manner.
–	Fair and equal – where all material information is published via press releases to ensure that the whole investor community receives the information at the same time.
–	Complete – free from material errors and a reflection of best practice – disclosures compliant with applicable financial reporting standards and listing requirements and in line with industry norms.
Ericsson’s website includes information about the Group, including an archive of annual and interim financial reports and access to recent news.
Disclosure controls and procedures
Ericsson has controls and procedures in place to support timely disclosure in accordance with applicable laws and regulations, including the (EU) Market Abuse Regulation, the US Securities Exchange Act of 1934, as amended, and Nasdaq Stockholm and Nasdaq New York. These procedures also require that such information is provided to management, including the President and CEO and the CFO, so timely decisions can be made regarding the required disclosures.
 The Disclosure Committee assists management in fulfilling their responsibility regarding disclosures made to the shareholders and the investment community. One of the main tasks of the committee is to monitor the integrity and effectiveness of the disclosure controls and procedures. The Disclosure Committee comprises members with various expertise including representation from the segments.
 Ericsson also has an Insider Committee, which makes assessments relating to the disclosure of Inside Information. The Insider Committee comprises the Chief Legal Officer, the CFO and the Chief Marketing and Communications Officer.
 Ericsson has investments in certain entities that the Company does not control or manage. With respect to such entities, disclosure controls and procedures are substantially more limited than those maintained with respect to subsidiaries.
 Controls and procedures, no matter how well designed and operated, can only provide reasonable assurance of achieving the desired control objectives. Ericsson’s President and CEO and the CFO evaluated the Company’s disclosure controls and procedures and concluded that they were effective at a reasonable assurance level as of December 31, 2024.

27	Corporate Governance Report 2024	Ericsson Annual Report on Form 20-F 2024

Monitoring
The Company’s process for financial reporting is reviewed annually by management. This forms a basis for evaluating the internal management system and internal steering documents to ensure that they cover all significant areas and risks related to financial reporting. The management of the Financial Control unit and Global Finance Services unit/Shared services unit (and of the companies handled outside Financial Control and Global Finance Services unit/Shared services unit) continuously monitor accounting quality through a set of performance indicators. Compliance with policies and directives is monitored through annual self-assessments and representation letters from company heads and company controllers in subsidiaries as well as in business areas and market areas.
 The Company’s financial performance is also reviewed at Board meetings. The Committees of the Board fulfill important monitoring functions regarding remuneration, loans, investments, customer finance, cash management, financial reporting and internal control. The Audit and Compliance
Committee and the Board of Directors review all interim and annual financial reports before they are released to the market. The Company’s internal audit function reports directly to the Audit and Compliance Committee. The Audit and Compliance Committee also receives regular reports from the external auditor. The Audit and Compliance Committee follows up on any actions taken to improve or modify controls.

Board of Directors
Stockholm, February 26, 2025
Telefonaktiebolaget LM Ericsson (publ)
Org. no. 556016-0680

Remuneration Report

Part of
Ericsson
Annual Report
2024

Annual Report 2024

Financial Report

Corporate Governance Report

Remuneration Report

ERICSSON

Remuneration Report 2024

The report has been prepared in accordance with Chapter 8, Sections 53a and 53b of the Swedish Companies Act (2005:551) and the Rules on Remuneration of the Board and Executive Management and on Incentive Programmes (January 1, 2021) administered by the Swedish Stock Market Self-Regulation Committee. Information required by Chapter 5, Sections 40–44 of the Annual Accounts Act (1995:1554) is included in note G1–G4 in the Financial Report. Information on the work of the Remuneration Committee in 2024 can be found in the Corporate Governance Report.

1	Remuneration Report 2024	Ericsson Annual Report on Form 20-F 2024

Remuneration Report 2024
Introduction

This report provides an overview of Ericsson’s remuneration philosophy and practices and describes the Guidelines for Remuneration to Group Management (the “Guidelines”), adopted at the Annual General Meeting in 2023. The report contains information on the total remuneration, including fixed and variable remuneration, of Ericsson’s President and CEO and Executive Vice President. The report has been prepared in accordance with the Swedish Companies Act and the Rules on Remuneration of the Board and Executive Management and on Incentive Programmes.
 Further information on executive remuneration is available (Employees and personnel costs) in the Annual Report 2024. Information on the work of the Remuneration Committee in 2024 is set out in the Corporate Governance Report available in the Annual Report 2024.
 Remuneration of the Board of Directors is not included in this report. Board remuneration is resolved annually by the Annual General Meeting and disclosed in the Financial Report for 2024.
Driving growth and value through Ericsson’s remuneration practices
The Company’s remuneration practices are designed to align with Ericsson’s strategic objectives and the long-term interests of shareholders. They enable the Company to attract, retain, and motivate individuals with diverse backgrounds, skills, and abilities, fairly reward exceptional performance, and further strengthen Ericsson’s culture.
 To ensure that the remuneration packages are competitive, a rigorous evaluation of total remuneration is conducted annually with independent support. Each remuneration element at target level is thoroughly benchmarked against the respective local markets and companies with which we compete for talent.
 Ericsson’s Guidelines, remuneration philosophy and practices are firmly grounded in principles of global competitiveness, fairness, transparency, and performance. In 2024, there was no deviation from the Guidelines.
 The Guidelines can be found in the Financial Report 2024.
Key remuneration highlights of 2024
In 2024, the Remuneration Committee and the Board of Directors made a number of key decisions:
–	In response to investor feedback, the 2024 remuneration package for the President and

CEO was enhanced to include a short-term incentive component. From January 1, 2024, the variable compensation for the President and CEO consists of a 50% target opportunity for short-term variable (STV) pay and a 150% target opportunity for long-term variable (LTV) pay, totalling a target opportunity equal to 200% of the annual base pay. This represents a small increase compared to 2023, where the total variable pay at target opportunity was 190% of the annual base salary. The updated remuneration package is aligned with the typical structure of CEO packages in the market and follows Ericsson’s Guidelines.

–
The STV 2024 plan for the President and CEO resulted in a SEK 15,036,644 payment, as performance was 159.97% against all target performance measures (80% of maximum). The STV plan for the Executive Vice President resulted in a SEK 7,774,514 payment, as performance was 167.55% against all target performance measures (84% of maximum).

–
The performance condition for the Group Operating Income (EBITA
1
)) for the LTV 2024 program was assessed at 132.82% of the target (66% of maximum). The performance condition for the Group’s 2024 reduction of CO
2
1
) for the LTV 2024 program was assessed at 200% of the target (100% of maximum). The other performance conditions for the LTV 2024 will be measured at the end of 2026.

–
The achievement for the LTV 2022 program was at 92.72% of the target (46% of maximum). This resulted from Company performance over the performance period January 1, 2022, through December 31, 2024 against the 2022 LTV Group Operating Income (EBIT
1
)) target and group Environmental, Social and Governance (ESG) targets, reduction of CO
2
and increase of women leaders. The elements of the plan linked to
3-year
absolute and relative total shareholder return (TSR) did not vest.

Proposed changes to remuneration in 2025
The Remuneration Committee and the Board have resolved to propose a 2025 LTV remuneration program to the Annual General Meeting (AGM) 2025.
 In response to investor feedback, the Remuneration Committee and the Board re-evaluated
the LTV programs and changes in LTV performance metrics. The main purpose of the proposed changes of LTV 2025 is to further amplify the long-term focus of the Executive Team and Executives (positions reporting to members of the Executive Team) to ensure it is in line with the long-term interests of shareholders and strengthens Ericsson’s commitment to long-term sustainability and responsible business practices. The following three-year performance metrics for the 2025 LTV program will be proposed to Annual General Meeting 2025:
–
Group Profitability (45% Weight): Group Profitability in LTV 2025 will be determined by a three-year EBITA target, calculated as the average of the achievement of three annual pre-set
EBITA targets. This approach accounts for the fact that Ericsson’s business is highly cyclical, with a very concentrated customer base, which has historically led to significant volatility in earnings year over year. A multiannual profitability target based on three-year average would allow the Board of Directors to more accurately account for industry dynamics impacting Ericsson’s business, while continuing to focus on long-term performance
.

–
Total Shareholder Return (TSR) (45% Weight): Total Shareholder Return (TSR) in LTV 2025 will be determined by performance targets based on Absolute and Relative TSR. Relative TSR (RTSR, weight 20%) in previous LTV plans, measures Ericsson class B share performance versus performance a defined peer group of companies over a three-year period. For RTSR in LTV 2025, given a lack of relevant listed competitors, the Board has proposed the peer group be replaced by a broader stock index with focus on European companies (STOXX EUROPE 600). This further increases the quality and relevance in the plan by establishing a broad comparison group with geographical consistency. Absolute TSR (ATSR, weight 25%) is measured as the compound annual growth rate of Ericsson class B shares, including dividends, over a three-year period, which is consistent with previous LTV plans.

–
Sustainability and Corporate Responsibility (10% Weight): The metrics for Group Sustainability and Corporate Responsibility are proposed to be determined by a three-year target to increase the proportion of women in leadership positions (weight 5%) and a three-year CO
2
emissions reduction target (weight 5%). The CO
2
emissions reduction target is calculated as the average of three annual preset targets, which enables more accurate and rigorous target setting.

1)
For definitions of incentive targets see section for STV and LTV respectively.

2	Remuneration Report 2024	Ericsson Annual Report on Form 20-F 2024

Total remuneration 2024

Guidelines
The current Guidelines were approved by the Annual General Meeting 2023. The Guidelines are intended to remain in place for four years until the Annual General Meeting 2027.
 The Guidelines are aligned with Ericsson’s culture and values and reflect our commitment to high ethics, integrity, and compliance—core values that drive our long-term success. Approved by the Annual General Meeting, these guidelines align rewards with ethical behavior, accountability, and performance, ensuring our compensation practices uphold our commitment to responsible business. This alignment strengthens trust with stakeholders and enables us to create lasting value for customers, employees, investors, and communities.
 The Guidelines have been designed to support the strategy and ensure the long-term interests of the Company are realized, while maintaining consistency with Ericsson’s philosophy and practices, emphasizing competitiveness, fairness, transparency, and performance.
 The main objectives of the Guidelines are to:
–	Attract and retain highly competent, performing, and motivated people who have the ability, experience, and skill to deliver on the Ericsson strategy.
–	Encourage behaviors consistent with Ericsson’s culture and core values.
–	Ensure fairness in reward by delivering total remuneration that is appropriate but not excessive, and clearly explained.
–	Have a total compensation mix of fixed pay, variable pay and benefits that is competitive.
–	Have variable remuneration that aligns employees with clear and relevant targets, reinforces their performance and enables flexible remuneration costs for Ericsson.
Implementation of the Guidelines has enabled the Company to offer attractive and globally competitive total remuneration to the Executive Team.
Total remuneration earned in 2024
Fixed salary, Pension and Benefits
Fixed salary includes monthly paid base salary not subject to performance metrics during the year. Pensions represent pension contribution paid as a multiple of fixed salary during the year. Benefits includes amounts paid to assist employees e.g., company car, taxation or other benefits.
Short-term variable remuneration
Annual short-term variable remuneration (STV) is paid through cash-based programs that are earned solely based on the Company’s financial performance against preset targets. The information presented for 2024 covers the financial year 2024 and the information for 2023 and 2022 covers the financial years 2023 and 2022, respectively.
Long-term variable remuneration
Annual long-term variable remuneration (LTV) is in the form of share-based programs that are earned based on the Company’s financial performance targets, total shareholder returns targets and targets for social and environmental achievements over a three-year performance period against preset goals. The information presented for 2024 includes information on the LTV 2022, the performance period that was completed at the end of fiscal year 2024. Information presented for 2023 and 2022 includes information on LTV 2021 and LTV 2020 that were completed at the end of fiscal year 2023 and 2022, respectively.

Remuneration earned in 2024

Performance outcome in 2024

3	Remuneration Report 2024	Ericsson Annual Report on Form 20-F 2024

Overview of the total remuneration to the President and CEO and Executive Vice President
The table below sets out the total remuneration in SEK between 2022 and 2024 for Ericsson’s President and CEO and Executive Vice President. These figures represent their total remuneration, regardless of whether it is paid through the Company or by another Group company
9)
.

1)	For further information about other benefits, see table regarding the implementation of fixed remuneration, pension and other benefits for the President and CEO and the Executive Vice President.
2)	Amounts represent cash payment in lieu of pension (for the President and CEO) or pension premium (for the Executive Vice President) paid during the financial year.
3)
The amounts represent STV earned during the financial year and paid in the following year, i.e., for 2024, the amounts represent STV 2024, for 2023, the amounts represent STV 2023 and for 2022, the amounts represent STV 2022.

4)
Amounts represent LTVs for which all performance periods expired during the fiscal year. For 2024, the amounts represent LTV 2022, for 2023, the amounts represent LTV 2021 and for 2022, the amounts represent LTV 2020. For LTV 2020, LTV 2021 and LTV 2022, the amounts are calculated based on the number of Performance Shares that will vest at the end of the vesting period multiplied by the volume weighted average of the last five trading days of each financial year.

5)
Amounts represent additional discretionary arrangements approved by the Remuneration Committee or the Board of Directors and entered into during the financial year. The amount is included under other benefits in Note G2 in the Financial Report.

6)	The amounts represent the sum of fixed remuneration, variable remuneration, additional agreements, and pension.
7)	The ratios represent the sum of fixed remuneration and pension divided by total remuneration.
8)	The ratios represent the sum of variable remuneration and additional agreements divided by total remuneration.
9)
All remuneration for the President and CEO is paid from Telefonaktiebolaget LM Ericsson. All remuneration for the Executive Vice President is paid from Ericsson AB except multiannual variable remuneration which is paid from Telefonaktiebolaget LM Ericsson.

4	Remuneration Report 2024	Ericsson Annual Report on Form 20-F 2024

Fixed remuneration
Implementation of fixed remuneration, pension and other benefits for the President and CEO and the Executive Vice President
The table below shows the implementation of fixed remuneration, other benefits and pension for the President and CEO and the Executive Vice President.

Fixed salary	Other benefits	Pension

Purpose and link to strategy	Purpose and link to strategy	Purpose and link to strategy
Attract and retain the executive talent required to implement Ericsson’s strategy.	Attract and retain the executive talent required to implement Ericsson’s strategy.	Provide long-term financial security and planning for retirement by offering competitive pension solutions that are in line with local market practice.
Deliver part of the annual compensation in a predictable format.	Deliver part of the annual compensation in a predictable format.
The fixed salary level for 2024 is considered appropriate in relation to the responsibility of being the President and CEO or Executive Vice President (EVP) of a leading global provider of Information and Communication Technologies (ICT) solutions, compared to the remuneration packages for the similar positions of comparable international companies.

Arrangement in brief	Arrangement in brief	Arrangement in brief

Salaries are normally reviewed to be effective in January, taking into account:	Benefits are aligned with competitive market practices in the individual’s country of	The pension plans follow competitive practices in the individual’s home country.
– Ericsson’s overall business performance.	employment.	The pension plans for the President and CEO and the EVP are defined contribution plans.
– The business performance of the unit that the employee manages.
 The benefits amount to a maximum of 10% of the annual fixed salary for members of the Executive Team in Sweden.
 Members of the Executive Team are entitled
to a company car or equivalent cash remuneration and other benefits as other employees in country of employment.

– Employee performance over time.
– External economic conditions.
– The scope and complexity of the position.
– External market salary data.
– Pay and conditions of other employees in countries considered relevant to the role.
– When determining fixed salaries, the impact on total remuneration must also be taken into account.

Implementation during the financial year ending December 31, 2024	Implementation during the financial year ending December 31, 2024	Implementation during the financial year ending December 31, 2024

President and CEO:	President and CEO:	President and CEO:
Fixed annual salary of SEK 18,799,636 represents no change since 2023.	Börje Ekholm is a resident of the US, and he is eligible for health insurance in the US and tax advice regarding his tax return. President and CEO other benefits to the value of SEK 584,168.
Börje Ekholm receives a cash payment instead
of a defined contribution pension, as it is not
possible to enroll him in the Swedish defined
contribution pension plan (ITP1) as he is a
resident in the US. The cash payment is treated
as salary for tax and social security purposes.
According to his employment contract, the
pension supplement shall include an additional
premium on top of the fixed annual salary to
take into account an assumed achieved
target level of STV. Amount paid in 2024:

Executive Vice President: Fixed annual salary of SEK 9,280,189 represents no change since 2023.

Executive Vice President:
Other benefits to the value of SEK 150,239.

SEK 10,151,804.

Executive Vice President:
Fredrik Jejdling participates in the ITP1 defined contribution plan. He is also entitled to supplementary pension contribution at 30% of base salary parts exceeding the cap in the pension plan (ITP1). Amount paid in 2024: SEK 2,754,775.

5	Remuneration Report 2024	Ericsson Annual Report on Form 20-F 2024

Variable remuneration

Ericsson believes that, where possible, variable remuneration should form an integral part of total remuneration. The aim is to link performance and pay by reconciling the employees’ interests with Ericsson’s strategic business objectives and sustainable long-term and relevant unit performance.
 All variable remuneration programs have defined maximum grant and vesting levels.
 The short-term variable remuneration depends on a combination of performance of the Company at the Group level and the relevant unit of the employee, while the long-term variable remuneration depends on Ericsson’s performance at the Group level.
Ethics, Integrity, and Compliance in Variable remuneration
To further drive accountability throughout the organization and support the integration of ethics and compliance into all aspects of its business, the Company has the right to unilaterally decide to withhold all or part of such awards for a participant in respect of years in which the participant has violated Ericsson’s Code of Business Ethics. The Company also has the right to unilaterally decide to demand repayment, in whole or in part, of awards relating to years in which a participant has violated Ericsson’s Code of Business Ethics. In 2024, 84 employees had their STV/LTV payments fully reduced, and 7 employees had their STV/LTV payments partially reduced. For ET members and the President and CEO, no claw-back or reduction of remuneration has been made during 2024. In addition, the Executive Team and
Executives are subject to evaluation according to a set of
pre-defined
integrity criteria, which relate to compliance training, third-party management, allegation management and other items tied to the Company’s Ethics and Compliance Program. Underperformance against these pre-defined
criteria can reduce STV
pay-out
by up to 100%.
Short-term variable remuneration (STV)
Annual STV remuneration is earned through cash-based programs based solely on financial performance against preset targets. The business objectives are aligned with the annual business plan approved by the Board of Directors, which in turn is based on the Company’s long-term strategy. Ericsson strives for industry-leading operating margins and return on investment, as well as good cash generation, and therefore the starting point is to have a financial profitability target, which is a measure of operating profitability net of capital costs.
 The financial profitability targets are defined for the Executive Team:
–	As a combination of Group level and Business Area level targets for Group Functions and Business Area managers.
–	As a combination of Group level and Market Area level targets for Market Area managers.
The Remuneration Committee evaluates and approves all STV targets set for all members of the Executive Team and the Board of Directors decides the STV targets for the President and CEO. These targets are broken down into unit-related targets across the Group, where applicable. The Remuneration Committee monitors the appropriateness and fairness of the target levels for the Group, Business Areas and Market Areas throughout the performance year and has the power to revise them if they are no longer relevant, or if they no longer contribute to shareholder value. The 2024 weighting for the President and CEO is made up of 25% Economic Profit for the Group and 25% for each of the business areas. The 2024 weighting for the Executive Vice President is made up of 25% Economic Profit for the Group and 75% Economic Profit for Business Area Networks.
 The tables below describe the STV 2024 outcome for the President and CEO and Executive Vice President, which is determined by evaluating performance against the applicable financial metrics.
Definition of targets used in STV
Group Economic Profit
Group EBITA excluding restructuring charges, less cost of capital on invested capital (invested capital: total assets less non-interest-bearing
provisions, liabilities, and
non-operational
cash).
Business Area (BA) Economic Profit
BA contribution excluding restructuring charges and amortization, minus cost of capital on BA working capital.

Börje Ekholm, President and CEO
For the President and CEO, the target level is 50% of the fixed salary, and the maximum is 100% of the fixed salary

		Threshold level, BSEK	Target level, BSEK	Maximum level, BSEK	Outcome, % of target

Performance measures	Weighing	SEK outcome at threshold performance	SEK outcome at target performance	SEK outcome at maximum performance	SEK actual performance outcome

Group Economic Profit	25%	–2.7	4.3	11.3	151.59%
		0	2,349,955	4,699,909	3,562,275

Economic Profit Business Area Networks	25%	12.7	18.5	24.1	172.87%
		0	2,349,955	4,699,909	4,062,397

Economic Profit Business Area Cloud Software and Services	25%	0.2	1.5	2.9	195.56%
		0	2,349,955	4,699,909	4,595,491

Economic Profit Business Area Enterprise	25%	–5.4	–4.1	–2.3	119.85%
		0	2,349,954	4,699,909	2,816,480
Total	100%	0	9,399,818	18,799,636	15,036,644
Fredrik Jejdling, Executive Vice President
For the Executive Vice President the target level is 50% of the fixed salary, and the maximum is 100% of the fixed salary

		Threshold level, BSEK	Target level, BSEK	Maximum level, BSEK	Outcome, % of target

Performance measures	Weighing	SEK outcome at threshold performance	SEK outcome at target performance	SEK outcome at maximum performance	SEK actual performance outcome

Group Economic Profit	25%	–2.7	4.3	11.3	151.59%
		0	1,160,024	2,320,047	1,758,470

Economic Profit Business Area Networks	75%	12.7	18.5	24.1	172.87%
		0	3,480,071	6,960,142	6,016,045
Total	100%	0	4,640,095	9,280,189	7,774,514

6	Remuneration Report 2024	Ericsson Annual Report on Form 20-F 2024

Long-term variable remuneration (LTV)

The current LTV programs have been designed to encourage long-term commitment and value creation in line with Ericsson’s long-term strategic goals and shareholders’ interests. They form part of an overall remuneration package and normally extend over at least three years. They include distinct performance criteria as compared to the STV program. As these are variable remuneration programs, it is not possible to predict the outcome when they are launched, and the remuneration earned depends on long-term personal execution of responsibilities, the Company’s performance, share price performance, and relevant ESG performance against preset goals over a three-year performance period.
 The LTV programs implemented at Ericsson consist of share-based remuneration for members of the Executive Team and Executives. The objective of the LTV programs is to encourage the building of a significant shareholding, in order to create a common ownership interest between the Executive Team, Executives and shareholders, and attract, retain and motivate executives in a competitive market through performance-based and share-based incentives. Awards under LTV remuneration programs (Performance Share Awards) are made free of charge and entitle participants, subject to the achievement of certain performance targets, to receive a number of shares free of charge after the expiry of a three-year vesting period for each program. Performance Share Awards are earned upon the achievement of challenging performance conditions, which are defined for each year’s program at the time of its launch. The portion of the LTV Performance Share Awards that will potentially vest will be determined at the end of the relevant performance period based on whether the predefined criteria for the applicable year’s LTV program have been met, with the performance period being one to three years. It is a general requirement that the participants remain employed for three years from the date of grant of the Performance Share Awards in order to be eligible to receive the outcome. Provided that the performance conditions have been met during the performance period and the participant has continued to be employed (except in exceptional circumstances) during the vesting period, shares will be awarded as soon as possible after the vesting period has expired. When deciding on the final achievement level of the Performance Share Awards, the Board of Directors considers whether the level is reasonable in light of the Company’s financial performance and position, stock market conditions and other circumstances. Otherwise, the Board of Directors reserves the right to reduce the level of outputs to a lower level deemed appropriate.
 The Board may, at any time up to the last day of the vesting period, reduce (including cancel) the number of shares to which the Performance Share Awards are entitled, to the extent deemed appropriate in view of:
–	the Company’s financial performance and position,
–	stock market conditions, and/or
–	such other circumstances and reasons as the Board of Directors considers relevant.
To comply with legal and regulatory trading restrictions, Ericsson may choose to temporarily restrict trading in its shares by board members, the Executive Team, or the Company as a prudential measure.
 The details of each of the ongoing long-term variable remuneration programs at Ericsson, including the programs for other employees, are described in the notes to the consolidated financial statements – note G3 “Share-based compensation”, in the Financial Report.
Descriptions of targets used in LTV
EBITA (from LTV I and LTV II 2023)
Earnings (loss) before interest, taxes, amortizations and excluding write-downs of acquired intangible assets and restructuring charges.
EBIT (until LTV 2022)
Earnings (loss) before interest, taxes, and excluding write-downs of acquired intangible assets and restructuring charges.
Absolute Total Shareholder Return (ATSR)
Compound annual growth rate (CAGR) of Ericsson B class share including dividends.
Relative Total Shareholder Return (RTSR)
Ericsson class B share performance compared to share performance for a peer group consisting of 11 peer companies.
ESG Sustainability and Corporate
Responsibility (from LTV 2022)
Incorporating Environmental, Social, and Governance (ESG) criteria into variable remuneration aligns leadership incentives with Ericsson’s sustainability and corporate responsibility objectives. The Board believes this approach serves the long-term interests of shareholders and other stakeholders by supporting the Company in meeting customer expectations, driving business performance and operational efficiency.
–
The reduction of greenhouse gas (GHG) emissions from Ericsson’s own operations and employees’ business travel is a key target. This initiative positions the company to capitalize on the transition to a low-carbon
economy while supporting customers in reducing the overall environmental footprint of operating mobile networks.

–
Increasing the percentage of women in leadership roles at Ericsson through merit-based people management drives both talent attraction and retention, while fostering innovation. Inclusive leadership contributes to broad organizational health and equal opportunities for all.

Long-term variable remuneration
program 2024 (LTV 2024)
LTV 2024 was approved at the Annual General Meeting 2024 and covers all members of the Executive Team, including the President and CEO, Executive Vice President and other Executives. Participants were awarded Performance Shares on May 17, 2024. The Performance Share Awards granted to the President and CEO and the Executive Vice President are summarized in the table on page 7.

7	Remuneration Report 2024	Ericsson Annual Report on Form 20-F 2024

Award information, long-term variable remuneration 2024 (LTV 2024) program

Participants	Allocation value 1)	Allocation value as a percentage of annual basic salary 2)	Number of Performance Shares granted 3)	Percentage of the award to which performance conditions apply 4)	Maximum number of Performance Shares that can be earned 5)

Börje Ekholm	28,199,455	150%	467,730	100%	935,460

Fredrik Jejdling	5,568,113	60%	92,355	100%	184,710

1)	Represents the allocated amount in SEK.
2)	The figures represent basic amounts as a percentage of annual basic salary at the date of award.
3)
Calculated as the respective grant value divided by the volume weighted average price of Ericsson’s
B-shares
on Nasdaq Stockholm during the five trading days immediately following the publication of the Company’s fourth quarter report for 2023.

4)
All Performance Shares are subject to challenging performance conditions. These are measured over pre-defined
performance periods spanning one to three years. Performance conditions for LTV 2024 are: (1) Group operating income EBITA (weighted at 45%) measured over the period January 1, 2024 to December 31, 2024, (2) absolute TSR performance (weighted 25%) in the range 6%–14% annual growth rate, (3) relative TSR performance (weighted 20%) of Ericsson’s
B-share,
ranked
6-2
against 11 peers, (4) reduction of CO2 emissions (weighted 5%) and (5) increased percentage of women leaders (weighted 5%) within the Company. Absolute TSR, Relative TSR, reduction of CO2 emissions and increased percentage of women leaders are measured over the period January 1, 2024 to December 31, 2026. Details of how performance conditions will be calculated and measured are set out in the minutes of the 2024 Annual General Meeting under item 16.

5)	The maximum number of shares that can be allotted will result in a dilution of approximately 0.1% of the total number of outstanding shares. The effect on key ratios is marginal.
LTV 2022 performance outcome
The outcome of LTV 2022, with performance periods ending on December 31, 2024, is summarized in the table below.

Program	Target 2)	Conditions	Weight	Performance period	Possible outcome (Linear distribution)	Outcome	Target achievement level

LTV 2022	Group Operating income (EBIT) 2022	Range (billion SEK) 24.1–34.1	45%	Jan 1, 2022– Dec 31, 2022	0%–200%	SEK 32.2 billion	162.76% 1)

LTV 2022	Absolute TSR	Range 6%–14%	25%	Jan 1, 2022– Dec 31, 2024	0%–200%	0.54%	0% 2)

LTV 2022	Relative TSR	Ericsson’s ranking 6–2	20%	Jan 1, 2022– Dec 31, 2024	0%–200%	10 out of 12	0% 2)

LTV 2022	Reduction of CO2e	Range of CO2 emissions (ktonne) 265–200	5%	Jan 1, 2022– Dec 31, 2024	0%–200%	201.3 ktonne CO2	189.52%

LTV 2022	Female managers	Percentage of female managers Range: 22%–24%	5%	Jan 1, 2022– Dec 31, 2024	0%–200%	24.15%	200%
Total			100%		0%–200%		92.72%

1)
As announced in the 2022 Annual Report, the Board decided that the target achievement level for the performance condition for the Group’s 2022 operating income was 162.76% for the part of the Performance Share Awards based on an outcome of the Group’s 2022 operating income.

2)
The Board of Directors decided that the target achievement level for the performance conditions of absolute TSR and relative TSR amounted to 0% and 0% respectively, based on the achievements of 1.62% absolute TSR and ranking 9.92 for relative TSR, resulting in an overall achieved target achievement level of 92.72% for LTV 2022.

8	Remuneration Report 2024	Ericsson Annual Report on Form 20-F 2024

Long-term variable remuneration (LTV) to the President and CEO and the Executive Vice President
The table below sets out relevant information of LTV 2019, 2020, 2021, 2022, 2023 and 2024 with regards to the President and CEO and the Executive Vice President.
Börje Ekholm, President and CEO

	Main conditions for share-based plans									Information concerning the reported financial year

Program	Target (weight)	Date of award 2)	Perfor- mance period 3)	End date of the per- formance period 4)	End date of vesting period 5)	Performance share awards granted No. of shares (SEK)	6)	Maximum number of performance shares that can be awarded No. of shares (SEK)	7)	Balance at beginning of the year No. of shares (SEK)	8)	Performance share awards earned during the year No. of shares (SEK)	9)	Performance share awards still subject to performance conditions No. of shares (SEK)	10)	Performance share awards paid in shares during the year No. of shares (SEK)	11)	Balance at year-end, performance shares earned but not paid No. of shares (SEK)	12)

LTV 2024	Group	17/5/2024	1 year	31/12/2024	17/5/2027	210,477		420,954				279,555						279,555

	Operating income (EBITA) (45%)					(12,689,658)		(25,379,317)				(24,894,373)						(24,894,373)

	TSR	17/5/2024	3 years	31/12/2026	17/5/2027	210,479		420,958						420,958

	performance conditions (45%) 1)					(12,689,779)		(25,379,558)						(37,486,310)

	ESG targets	17/5/2024	3 years	31/12/2026	17/5/2027	46,774		93,548				15,528		78,020				15,528
	(10%)					(2,820,004)		(5,640,009)				(1,382,768)		(6,947,681)				(1,382,768)
LTV 2023	Group	18/5/2023	1 year	31/12/2023	18/5/2026	268,297		536,594		0								0

	Operating income (EBITA) (45%)					(16,073,673)		(32,147,346)		(0)								(0)

	TSR	18/5/2023	3 years	31/12/2025	18/5/2026	268,297		536,594						536,594

	performance conditions (45%) 1)					(16,073,673)		(32,147,346)						(47,783,696)

	ESG targets	18/5/2023	3 years	31/12/2025	18/5/2026	59,622		119,244		19,172		19,794		79,656				38,966
	(10%)					(3,571,954)		(7,143,908)		(1,204,577)		(1,762,656)		(7,093,367)				(3,469,922)
LTV 2022	Group	18/5/2022	1 year	31/12/2022	18/5/2025	137,994		275,988		224,599								224,599

	Operating income (EBIT) (45%)					(15,605,741)		(31,211,483)		(14,111,555)								(20,000,541)

	TSR	18/5/2022	3 years	31/12/2024	18/5/2025	137,991		275,982				0						0

	performance conditions (45%) 1)					(15,605,402)		(31,210,804)				(0)						(0)

	ESG targets	18/5/2022	3 years	31/12/2024	18/5/2025	30,664		61,328				59,721						59,721
	(10%)					(3,467,792)		(6,935,584)				(5,318,155)						(5,318,155)
LTV 2021	Group	3/5/2021	1 year	31/12/2021	3/5/2024	154,161		308,322		308,322						308,322

	Operating income (EBIT) (50%)					(16,834,381)		(33,668,762)		(19,371,871)						(17,456,461)

	TSR	3/5/2021	3 years	31/12/2023	3/5/2024	154,162		308,324
	performance conditions (50%) 1)					(16,834,490)		(33,668,981)
LTV 2020 13)	Group	1/4/2020	1 year	31/12/2020	1/4/2023	194,830		389,660		389,660						389,660
	Operating income (EBIT) (50%)					(15,188,947)		(30,377,894)		(24,482,338)						(21,719,734)
	TSR	1/4/2020	3 years	31/12/2022	1/4/2023	194,830		389,660
	performance conditions (50%)					(15,188,947)		(30,377,894)
LTV 2019 13)	Group	18/5/2019	1 year	31/12/2019	18/5/2022	146,087		292,174		292,174						292,174
	Operating income (EBIT) (50%)					(13,808,143)		(27,616,286)		(18,357,292)						(16,285,843)

	TSR	18/5/2019	3 years	31/12/2021	18/5/2022	146,087		292,174		76,974						76,974
	performance conditions (50%)					(13,808,143)		(27,616,286)		(4,836,276)						(4,290,548)
Total										1,310,901		374,598		1,115,228		1,067,130		618,369
										(82,363,910)		(33,357,952)		(99,311,053)		(59,752,586)		(55,065,759)

1)	TSR performance conditions include both absolute and relative performance conditions for each program.
2)	The date of award represents the date on which the award was made.
3)	Performance period represents the period over which the performance conditions are measured.
4)	The end date of the performance period represents the date on which the performance period ends.
5)	The Vesting Period End Date represents the date on which any Performance Shares will vest and entitle participants to receive shares.
6)	The figures represent the original number of Performance Share Awards granted. Values in SEK represent the corresponding value on the date of award.
7)	The figures represent the maximum number of Performance Share Awards that can be earned for each performance condition. Values in SEK represent the corresponding value on the date of award.
8)
The figures represent the balance at the beginning of the applicable year, which includes Performance Share Awards earned for prior years that have not yet been awarded. Values in SEK are calculated as the number of vested Performance Share awards multiplied by the volume weighted average share price for the last five trading days of the previous financial year.

9)
The figures represent the number of Performance Share Awards earned that had a performance period that expired during the financial year. Values in SEK are calculated as the number of Performance Share Awards earned multiplied by the volume weighted average share price for the last five trading days of the financial year.

10)
The figures represent the maximum number of outstanding Performance Shares that are still subject to an ongoing performance period. Values in SEK are calculated as the number of outstanding Performance Shares still subject to a performance period multiplied by the volume weighted average share price for the last five trading days of the financial year.

11)
The figures represent the number of Performance Share Awards that had a vesting period expiring during the financial year and that entitled the participant to receive shares free of charge. Values in SEK represent the fair value of shares granted to the participant at the end of the vesting period.

12)
The figures represent the balance at the end of the year, which includes Performance Share Awards earned during the financial year as well as previous Performance Share Awards earned but not forfeited. Values in SEK are calculated as the number of Performance Share Awards earned multiplied by the volume weighted average share price for the last five trading days of the financial year.

13)	LTV 2019 and 2020 (which expired in 2022 and 2023, respectively) vested during Q1 2024.

9	Remuneration Report 2024	Ericsson Annual Report on Form 20-F 2024

Long-term variable remuneration (LTV) to the President and CEO and to the Executive Vice President, cont’d.

Fredrik Jejdling, Executive Vice President

	Main conditions for share-based plans									Information concerning the reported financial year

Program	Target (weight)	Date of award 2)	Perfor- mance period 3)	End date of the per- formance period 4)	End date of vesting period 5)	Performance share awards granted No. of shares (SEK)	6)	Maximum number of performance shares that can be awarded No. of shares (SEK)	7)	Balance at beginning of the year No. of shares (SEK)	8)	Performance share awards earned during the year No. of shares (SEK)	9)	Performance share awards still subject to performance conditions No. of shares (SEK)	10)	Performance share awards paid in shares during the year No. of shares (SEK)	11)	Balance at year-end, performance shares earned but not paid No. of shares (SEK	12) )

LTV 2024	Group	17/5/2024	1 year	31/12/2024	17/5/2027	41,559		83,118				55,198						55,198
	Operating income (EBITA) (45%)					(2,505,592)		(5,011,184)				(4,915,382)						(4,915,382)
	TSR	17/5/2024	3 years	31/12/2026	17/5/2027	41,560		83,120						83,120
	performance conditions (45%) 1)					(2,505,652)		(5,011,305)						(7,401,836)

	ESG targets	17/5/2024	3 years	31/12/2026	17/5/2027	9,236		18,472)				3,066		15,406				3,066
	(10%)					(556,838)		(1,113,677)				(273,027)		(1,371,904)				(273,027)

LTV 2023	Group	18/5/2023	1 year	31/12/2023	18/5/2026	34,852		69,704				0						0
	Operating income (EBITA) (45%)					(2,087,983)		(4,175,966)				(0)						(0)

	TSR	18/5/2023	3 years	31/12/2025	18/5/2026	34,853		69,706						69,706
	performance conditions (45%) 1)					(2,088,043)		(4,176,086)						(6,207,319)

	ESG targets	18/5/2023	3 years	31/12/2025	18/5/2026	7,746		15,492		2,491		2,572		10,348				5,063
	(10%)					(464,062)		(928,125)		(156,510)		(229,037)		(921,489)				(450,860)

LTV 2022	Group	18/5/2022	1 year	31/12/2022	18/5/2025	17,257		34,514		28,087								28,087
	Operating income (EBIT) (45%)					(1,951,594)		(3,903,188)		(1,764,706)								(2,501,147)

	TSR	18/5/2022	3 years	31/12/2024	18/5/2025	17,255		34,510				0						0
	performance conditions (45%) 1)					(1,951,368)		(3,902,736)				(0)						(0)

	ESG targets	18/5/2022	3 years	31/12/2024	18/5/2025	3,834		7,668				7,467						7,467
	(10%)					(433,587)		(867,174)				(664,936)						(664,936)

LTV 2021	Group	3/5/2021	1 year	31/12/2021	3/5/2024	19,092		38,184		38,184						38,184

	Operating income (EBIT) (50%)					(2,084,846)		(4,169,693)		(2,399,101)						(2,161,886)

	TSR	3/5/2021	3 years	31/12/2023	3/5/2024	19,092		38,184
	performance conditions (50%) 1)					(2,084,846)		(4,169,693)

LTV 2020 13)	Group	1/4/2020	1 year	12/31/2020	1/4/2023	22,262		44,524		44,524						44,524

	Operating income (EBIT) (50%)					(1,735,546)		(3,471,091)		(2,797,443)						(2,481,778)

	TSR	1/4/2020	3 years	12/31/2022	1/4/2023	22,263		44,526
	performance criteria (50%)					(1,735,623)		(3,471,247)

LTV 2019 13)	Group	18/5/2019	1 year	31/12/2019	18/5/2022	16,321		32,642		32,642						32,642
	Operating income (EBIT) (50%)					(1,542,661)		(3,085,322)		(2,050,897)						(1,819,472)

	TSR	18/5/2019	3 years	31/12/2021	18/5/2022	16,322		32,644		8,600						8,600
	performance criteria (50%)					(1,542,755)		(3,085,511)		(540,338)						(479,366)
Total										154,528		68,303		178,580		123,950		98,881
										(9,708,994)		(6,082,382)		(15,902,549)		(6,942,503)		(8,805,353)

1)	TSR performance conditions include both absolute and relative performance conditions for each program.
2)	The date of award represents the date on which the award was made.
3)	Performance period represents the period over which the performance conditions are measured.
4)	The end date of the performance period represents the date on which the performance period ends.
5)	The Vesting Period End Date represents the date on which any Performance Shares will vest and entitle participants to receive shares.
6)	The figures represent the original number of Performance Share Awards granted. Values in SEK represent the corresponding value on the date of award.
7)	The figures represent the maximum number of Performance Share Awards that can be earned for each performance condition. Values in SEK represent the corresponding value on the date of award.
8)
The figures represent the balance at the beginning of the applicable year, which includes Performance Share Awards earned for prior years that have not yet been awarded. Values in SEK are calculated as the number of vested Performance Share awards multiplied by the volume weighted average share price for the last five trading days of the previous financial year.

9)
The figures represent the number of Performance Share Awards earned that had a performance period that expired during the financial year. Values in SEK are calculated as the number of Performance Share Units earned multiplied by the volume weighted average share price for the last five trading days of the financial year.

10)
The figures represent the maximum number of outstanding Performance Shares that are still subject to an ongoing performance period. Values in SEK are calculated as the number of outstanding Performance Shares still subject to a performance period multiplied by the volume weighted average share price for the last five trading days of the financial year.

11)
The figures represent the number of Performance Share Awards that had a vesting period expiring during the financial year and that entitled the participant to receive shares free of charge. Values in SEK represent the fair value of shares granted to the participant at the end of the vesting period.

12)
The figures represent the balance at the end of the year, which includes Performance Share Awards earned during the financial year as well as previous Performance Share Awards earned but not forfeited.
Values in SEK are calculated as the number of Performance Share Awards earned multiplied by the volume weighted average share price for the last five trading days of the financial year.

13)	LTV 2019 and 2020 (which expired in 2022 and 2023, respectively) vested during Q1 2024.

10	Remuneration Report 2024	Ericsson Annual Report on Form 20-F 2024

Information on guidelines for shareholdings by Executive Team

The Board has adopted the following shareholding guidelines to apply to current and future members of the Executive Team as of January 1, 2019, to encourage management to build and maintain a shareholding to create a common ownership interest between the Company’s shareholders and the members of the Executive Team:
–	The President and CEO must build up and maintain a shareholding equivalent to at least 200% of the annual fixed salary.
–	Other members of the Executive Team must build up and maintain a shareholding equivalent to at least 75% of their respective annual fixed salary.
At the time these shareholding guidelines were adopted, the members of the Executive Team at that time were provided with the opportunity to build up the required shareholding over a period of six years starting from January 1, 2019. Employees promoted or appointed to the Executive Team since January 1, 2019 are expected to meet the shareholding requirement on the anniversary date five years after they are granted their first Performance Shares under the LTV Plans. If an Executive Team member is subject to changes in responsibilities e.g., via promotion or relocation, he/she will be expected to meet the higher shareholding requirement after completing one full LTV plan cycle (grant to vesting) under his/ her new terms in addition to the regular required periods. If an Executive Team member is subject to changed responsibilities by being appointed to President and CEO, he/she will be expected to meet the higher shareholding requirement on the fifth anniversary following the receiving of their first LTV grant under the position as President and CEO.
 The Board of Directors considers the following for the purpose of meeting the shareholding requirement:
–	Holdings of Ericsson Class B shares held or acquired by the Executive Team member.
–	Vested but unexercised options (value calculated after tax and after utilization costs).
–
Share rights held by the member of the Executive Team, for which performance and/ or employment conditions have been met, but which must be held for a certain period of time (value calculated after tax).

–	Shares, synthetic shares, or options that are subject to performance conditions and continued employment, but which have not vested, should not be counted under the shareholding guidelines.
The shareholding requirement is fulfilled for Executive Team members with the requirement date as of December 31, 2024 (six years after January
1, 2019). These Executive Team members are Börje Ekholm, Fredrik Jejdling, Niklas Heuveldop, Chris Houghton, Erik Ekudden, Åsa Tamsons and MajBritt Arfert. For other Executive Team members, the requirements date will follow in future years, according to the shareholdings guidelines.
 The Remuneration Committee shall monitor compliance with the shareholding guidelines and regularly report to the Board of Directors and inform the members of the Executive Team on the extent to which the shareholding guidelines have been complied with.
 The holdings of each of the members of the Executive Team are disclosed in the Corporate Governance Report and in the table below.

Holdings in Ericsson by Executive Team members

Executive Team members	Class B shares 1)	American Depositary Shares 1)

Börje Ekholm	740,560	1,009,000

Fredrik Jejdling	129,869	–

MajBritt Arfert	74,478	–

Yossi Cohen	–	–

Scott Dresser	–	–

Erik Ekudden	53,320	10,206

Moti Gyamlani	180	–

Niklas Heuveldop	162,351	15,131

Chris Houghton	190,994	–

Jenny Lindqvist	858	–

Stella Medlicott	21,094	–

Lars Sandström	41,900	–

Andres Vicente	1,847	–

Per Narvinger	9,443	–

Patrick Johansson	2,144	–

Chafic Nassif	6,232	–

Åsa Tamsons	78,601	–

1)	The number of shares and American Depositary Shares includes holdings by spouses, children who are minors and private company holdings, if applicable.

11	Remuneration Report 2024	Ericsson Annual Report on Form 20-F 2024

Comparative information on changes in remuneration
and the Company’s performance
Comparison table of the change in remuneration and the Company’s performance over the last five financial years reported

Ericsson’s performance

Remuneration to the President and CEO and to the Executive Vice President		Börje Ekholm President and CEO	Fredrik Jejdling Executive Vice President	Average remuneration of employees converted to full-time equivalents 3)	Group operating income (EBIT) SEK million	Group Net Sales SEK million	Share price at December 31 for the financial year

2024 (% change)	Fixed remuneration 1)	21,110,497 (3.74%)	10,142,173 (–0.4%)	1,070,395 (5.32%)	4,313 (121.2%)	247,880 (–5.87%)	89.88 (42.42%)
	Variable remuneration 2)	32,814,582	3,951,260 (–36.79%)	89,147 (–49.43%)

2023 (% change)	Fixed remuneration 1)	20,348,855 (5%)	10,182,837 (5%)	1,016,295 (5%)	–20,326 (–175.23%)	263,351 (–3.02%)	63.11 (3.63%)
	Variable remuneration 2)	–	6,251,115 (–6%)	176,279 (–24%)

2022 (% change)	Fixed remuneration 1)	19,290,595 (3%)	9,666,757 (6%)	966,031 (8.5%)	27,020 (10%)	271,546 (17%)	60.9 (–38.97%)
	Variable remuneration2)		6,671,595 (–54%)	230,928 (–22%)

2021 (% change)	Fixed remuneration 1)	18,764,547 (1%)	9,144,067 (15%)	889,538 (13%)	31,780 (14%)	232,314 (–0.03%)	99.79 (2.20%)
	Variable remuneration 2)	88,782,271 (22%)	14,626,469 (122%)	295,139 (–1%)

2020	Fixed remuneration 1)	18,498,002	7,948,081	790,295	27,808 (163%)	232,390 (2.28%)	97.64 (19.72%)
	Variable remuneration 2)	72,507,054	6,595,909	299,589

1)	Fixed remuneration includes fixed salary and other benefits.
2)
Variable remuneration for the President and CEO and to the Executive Vice President includes applicable STV and LTV. For the Company’s employees, variable remuneration includes short-term and long-term variable remuneration. For the sake of comparison, variable remuneration represents figures paid during the financial year. This is because performance reviews and long-term variable remuneration programs for other employees with performance periods expiring in fiscal year 2024 have not yet been completed.

3)	Employees of Telefonaktiebolaget LM Ericsson, excluding the President and CEO and other members of the Executive Team employed by the Company.
Stockholm, February 26, 2025
Board of Directors
Telefonaktiebolaget LM Ericsson (publ)
Reg. no. 556016-0680

12	Financial Report 2024	Ericsson Annual Report on Form 20-F 2024

Signatures
The registrant hereby certifies that it meets all of the requirements for filing on Form
20-F
and that it has duly caused and authorized
the undersigned to sign this Annual Report on its behalf.
TELEFONAKTIEBOLAGET LM ERICSSON
March 11, 2025

By:	/s/ Stefan Salentin

Stefan Salentin
Head of Group Controlling and External Reporting

By:	/s/ Lars Sandström

Lars Sandström
Senior Vice President and Chief Financial Officer